Published Transaction CUSIP Number: 71639UAC7

Revolving Facility CUSIP Number: 71639UAD5

ABL CREDIT AND GUARANTY AGREEMENT

dated as of April 13, 2021,

among

PETIQ HOLDINGS, LLC,

PETIQ, LLC,

CERTAIN SUBSIDIARIES OF PETIQ HOLDINGS, LLC,

as Guarantor Subsidiaries,

THE LENDERS PARTY HERETO

and

KEYBANK NATIONAL ASSOCIATION,

as Administrative Agent and Collateral Agent

KEYBANC CAPITAL MARKETS INC.

as Joint Lead Arranger and Sole Bookrunner

THE HUNTINGTON NATIONAL BANK
as Joint Lead Arranger

$125,000,000 Senior Secured ABL Credit Facility

TABLE OF CONTENTS

Page

SECTION 1. DEFINITIONS AND INTERPRETATION1

1.1.Definitions1

1.2.Accounting Terms; Certain Calculations79

1.3.Interpretation, Etc82

1.4.Currency Translation83

1.5.Classification of Loans and Borrowings83

1.6.Timing of Payment or Performance83

1.7.Rounding83

1.8.Cashless Rollovers84

1.9.Divisions84

1.10.Co-Borrowers84

SECTION 2. LOANS AND LETTERS OF CREDIT85

2.1.Revolving Loans85

2.2.Protective Advances87

2.3.Letters of Credit88

2.4.Pro Rata Shares; Obligations Several; Availability of Funds98

2.5.Use of Proceeds99

2.6.Evidence of Debt; Register; Notes99

2.7.Interest on Loans and Letter of Credit Disbursements100

2.8.Conversion/Continuation101

2.9.Default Interest102

2.10.Fees102

2.11.Repayment of Loans103

2.12.Voluntary Prepayments/Commitment Reductions103

2.13.Mandatory Prepayments104

2.14.[Reserved]105

2.15.General Provisions Regarding Payments105

2.16.Ratable Sharing108

2.17.Making or Maintaining Eurodollar Rate Loans109

2.18.Increased Costs; Capital Adequacy and Liquidity113

2.19.Taxes; Withholding, Etc114

2.20.Obligation to Mitigate118

2.21.Defaulting Lenders118

2.22.Replacement and Termination of Lenders121

2.23.Incremental Revolving Facilities122

2.24.Extension/Modification Offers125

2.25.Refinancing Facilities127

2.26.Swing Line Loans128

SECTION 3. CONDITIONS PRECEDENT129

3.1.Closing Date129

3.2.Each Credit Extension131

SECTION 4. REPRESENTATIONS AND WARRANTIES132

4.1.Organization; Requisite Power and Authority; Qualification132

4.2.Equity Interests and Ownership132

4.3.Due Authorization132

4.4.No Conflict132

4.5.Governmental Approvals133

4.6.Binding Obligation133

4.7.Historical Financial Statements; Projections133

4.8.No Material Adverse Change133

4.9.Adverse Proceedings133

4.10.Payment of Taxes133

4.11.Properties134

4.12.Environmental Matters134

4.13.No Defaults134

4.14.Governmental Regulation135

4.15.Federal Reserve Regulations135

4.16.Employee Matters135

4.17.Employee Benefit Plans135

4.18.Solvency136

4.19.Compliance with Laws136

4.20.Disclosure136

4.21.Collateral Matters136

4.22.Insurance137

4.23.Sanctioned Persons; Anti-Corruption Laws; PATRIOT Act137

4.24.Borrowing Base Certificate138

SECTION 5. AFFIRMATIVE COVENANTS138

5.1.Financial Statements and Other Reports138

5.2.Existence142

5.3.Payment of Taxes143

5.4.Maintenance of Properties143

5.5.Insurance143

5.6.Books and Records; Inspections144

5.7.Field Examinations and Inventory Appraisals144

5.8.Compliance with Laws145

5.9.Environmental Matters145

5.10.Subsidiaries146

5.11.Material Real Estate Assets146

5.12.Further Assurances146

5.13.Cash Management146

5.14.Post-Closing Matters148

SECTION 6. NEGATIVE COVENANTS149

6.1.Indebtedness149

6.2.Liens153

6.3.No Further Negative Pledges156

6.4.Restricted Payments; Certain Payments of Indebtedness157

6.5.Restrictions on Subsidiary Distributions160

6.6.Investments161

6.7.Fixed Charge Coverage Ratio166

6.8.Fundamental Changes; Disposition of Assets; Equity Interests of Subsidiaries166

6.9.Sales and Leasebacks170

6.10.Transactions with Affiliates170

6.11.Conduct of Business171

6.12.Hedge Agreements171

6.13.Amendments or Waivers of Organizational Documents and Certain Agreements172

6.14.Fiscal Year172

SECTION 7. GUARANTEE172

7.1.Guarantee of the Obligations172

7.2.Indemnity by Holdings and the Borrower; Contribution by the Guarantors172

7.3.Liability of Guarantors Absolute173

7.4.Waivers by the Guarantors175

7.5.Guarantors’ Rights of Subrogation, Contribution, Etc175

7.6.Continuing Guarantee176

7.7.Authority of the Guarantors or the Borrower176

7.8.Financial Condition of the Credit Parties176

7.9.Bankruptcy, Etc177

7.10.Keepwell177

SECTION 8. EVENTS OF DEFAULT178

8.1.Events of Default178

SECTION 9. AGENTS180

9.1.Appointment of Agents180

9.2.Powers and Duties181

9.3.General Immunity181

9.4.Acts in Individual Capacity184

9.5.Lenders’ and Issuing Banks’ Representations, Warranties and Acknowledgments184

9.6.Right to Indemnity185

9.7.Successor Administrative Agent and Collateral Agent185

9.8.Collateral Documents and Obligations Guarantee186

9.9.Withholding Taxes189

9.10.Administrative Agent May File Bankruptcy Disclosure and Proofs of Claim189

9.11.Certain ERISA Matters190

9.12.Erroneous Payments191

SECTION 10. MISCELLANEOUS193

10.1.Notices193

10.2.Expenses195

10.3.Indemnity196

10.4.Set-Off197

10.5.Amendments and Waivers197

10.6.Successors and Assigns; Participations201

10.7.Independence of Covenants207

10.8.Survival of Representations, Warranties and Agreements207

10.9.No Waiver; Remedies Cumulative208

10.10.Marshalling; Payments Set Aside208

10.11.Severability208

10.12.Independent Nature of Lenders’ Rights208

10.13.Headings209

10.14.APPLICABLE LAW209

10.15.CONSENT TO JURISDICTION209

10.16.WAIVER OF JURY TRIAL209

10.17.Confidentiality210

10.18.Usury Savings Clause211

10.19.Counterparts211

10.20.Effectiveness; Entire Agreement211

10.21.PATRIOT Act212

10.22.Electronic Execution of Assignments212

10.23.No Fiduciary Duty212

10.24.ABL Intercreditor Agreement212

10.25.Acknowledgement and Consent to Bail-In of Affected Financial Institutions213

10.26.Acknowledgement Regarding Any Supported QFCs214

SCHEDULES:	2.1	Commitments
	2.3	Existing Letters of Credit
	4.2	Equity Interests and Ownership
	4.22	Insurance
	5.1	Borrowing Base Reports
	5.14	Post-Closing Matters
	6.1	Indebtedness
	6.2	Liens
	6.3	Negative Pledges
	6.5	Restrictions on Subsidiary Distributions
	6.6	Investments
	6.10	Affiliate Transactions
	10.1	Notices

EXHIBITS:	A	ABL Intercreditor Agreement
	B	Assignment Agreement
	C	Borrowing Base Certificate
	D	Compliance Certificate
	E	Conversion/Continuation Notice
	F	Counterpart Agreement
	G-1	Funding Notice
	G-2	Issuance Notice
	H	Intercompany Indebtedness Subordination Agreement
	I	Pledge and Security Agreement
	J	Solvency Certificate
	K	Supplemental Collateral Questionnaire
	L-1	Form of US Tax Certificate for Non-US Lenders that are not Partnerships for US Federal Income Tax Purposes
	L-2	Form of US Tax Certificate for Non-US Lenders that are Partnerships for US Federal Income Tax Purposes
	L-3	Form of US Tax Certificate for Non-US Participants that are not Partnerships for US Federal Income Tax Purposes
	L-4	Form of US Tax Certificate for Non-US Participants that are Partnerships for US Federal Income Tax Purposes

ABL CREDIT AND GUARANTY AGREEMENT dated as of April 13, 2021, among PETIQ HOLDINGS, LLC, a Delaware limited liability company (“Holdings”), PETIQ, LLC, an Idaho limited liability company (the “Borrower”), CERTAIN SUBSIDIARIES OF HOLDINGS party hereto, as Guarantor Subsidiaries, the LENDERS party hereto and KEYBANK NATIONAL ASSOCIATION (“KeyBank”), as Administrative Agent and Collateral Agent.

The Lenders have agreed, on the terms and conditions set forth herein, to extend a senior secured asset-based revolving credit facility to the Borrower consisting of Revolving Commitments in an aggregate initial amount of $125,000,000.

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree as follows:

SECTION 1.DEFINITIONS AND INTERPRETATION
1.1.Definitions. As used in this Agreement (including the recitals hereto), the following terms have the meanings specified below:
“ABL Intercreditor Agreement” means the ABL Intercreditor Agreement in substantially the form set forth as Exhibit A, with such changes therefrom as are contemplated or permitted by Section 10.24.
“ABL Priority Collateral” as defined in the ABL Intercreditor Agreement.
“Account” as defined in Article 9 of the UCC as in effect from time to time in the State of New York.
“Account Debtor” means any Person obligated on an Account.
“Acquired Borrowing Base Assets” as defined in the definition of the term “Borrowing Base”.
“Acquired EBITDA” means, with respect to any Pro Forma Entity for any period, the amount for such period of Consolidated Adjusted EBITDA of such Pro Forma Entity (determined as if references to Holdings, the Borrower and the other Restricted Subsidiaries in the definition of “Consolidated Adjusted EBITDA” (and in the component financial definitions used therein) were references to such Pro Forma Entity and its Subsidiaries that will become Restricted Subsidiaries upon the acquisition of such Pro Forma Entity), all as determined on a consolidated basis in accordance with GAAP for such Pro Forma Entity.
“Acquired Entity or Business” as defined in the definition of the term “Consolidated Adjusted EBITDA”.
“Acquisition” means the purchase or other acquisition (in one transaction or a series of transactions, including pursuant to any merger or consolidation) of a majority of the issued and outstanding Equity Interests in, or all or substantially all the assets of (or all or substantially all the assets constituting a business unit, division, product line or line of business of), any Person (or, if such acquisition is of less than a majority of the Equity Interests of any Person, such acquisition increases Holdings’, the Borrower’s or another Restricted Subsidiary’s ownership in such Person and such Person is, after giving effect to such acquisition, a Subsidiary).

“Acquisition Consideration” means, with respect to any Acquisition, (a) the purchase consideration for such Acquisition, whether paid in Cash or other property (valued at the fair value thereof, as determined in good faith by a Financial Officer of the Borrower), but excluding any component thereof consisting of Equity Interests in Holdings or any Parent (other than any Disqualified Equity Interests), and whether payable at or prior to the consummation of such Acquisition or deferred for payment at any future time, whether or not any such future payment is subject to the occurrence of any contingency, and including any earnouts and other agreements to make any payment the amount of which is, or the terms of payment of which are, in any respect subject to or contingent upon the revenues, income, cash flow or profits (or the like) of the Person or assets acquired, provided that any such future payment that is subject to a contingency shall be considered Acquisition Consideration only to the extent of the reserve, if any, required under GAAP to be established by Holdings, the Borrower or any other Restricted Subsidiary in respect thereof at the time of the consummation of such Acquisition, and (b) the aggregate amount of Indebtedness assumed by Holdings, the Borrower or any other Restricted Subsidiary in connection with such Acquisition.
“Adjusted Eurodollar Rate” means, for any Interest Period for a Eurodollar Rate Loan, the rate per annum equal to the quotient obtained by dividing (a) the rate of interest determined by the Administrative Agent in accordance with its usual procedures (which determination shall be conclusive absent manifest error) to be the USD LIBOR rate as published by Thomson Reuters or Bloomberg (or, in the event that such rate from Thomson Reuters or Bloomberg shall cease to be available, the rate of interest determined by the Administrative Agent from any other similar company or service that provides rate quotations comparable to those currently provided by Thomson Reuters or Bloomberg) for deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period in Dollars, determined as of approximately 11:00 a.m. (London, England time) on such Interest Rate Determination Date, by (b) an amount equal to 1.00 minus the Applicable Reserve Requirement; provided that, notwithstanding the foregoing, if at any time, the Adjusted Eurodollar Rate, as determined above, is less than zero percent, it shall be deemed to be zero percent for all purposes of this Agreement.
“Administrative Agent” means KeyBank, in its capacity as administrative agent for the Lenders hereunder and under the other Credit Documents, and its successors in such capacity as provided in Section 9.
“Adverse Proceeding” means any action, suit, proceeding, hearing or investigation, in each case whether administrative, judicial or otherwise, by or before any Governmental Authority or any arbitrator, that is pending or, to the knowledge of Holdings or the Borrower, threatened in writing against or affecting Holdings, the Borrower or any other Restricted Subsidiary or any property of Holdings, the Borrower or any other Restricted Subsidiary.
“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.
“Affected Lender” as defined in Section 2.17(b).
“Affected Loans” as defined in Section 2.17(b).
“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by or under common Control with the Person specified.
“Agent” means each of the Administrative Agent and the Collateral Agent.

“Aggregate Amounts Due” as defined in Section 2.16.
“Aggregate Payments” as defined in Section 7.2(b).
“Agreement” means this ABL Credit and Guaranty Agreement dated as of April 13, 2021.
“Anti-Corruption Laws” as defined in Section 4.23.
“Applicable Commitment Fee Rate” means, on any day, with respect to the commitment fees payable hereunder at any time, the applicable rate per annum set forth below, based upon the Quarterly Average Facility Utilization as set forth below.
Category	Quarterly Average Facility Utilization	Applicable Commitment Fee Rate
Category 1	≥ 50%	0.25%
Category 2	< 50%	0.35%

The Applicable Commitment Fee Rate (a) shall be the applicable rate per annum set forth in Category 2 above through and including the last day of the month in which the Administrative Agent receives a Compliance Certificate pursuant to Section 5.1(d) for the first full Fiscal Quarter after the Closing Date, and (b) thereafter, shall be determined upon the delivery of each subsequent Compliance Certificate, with any changes to the Applicable Commitment Fee Rate resulting from a change in Quarterly Average Facility Utilization becoming effective on the first day of the month following the Administrative Agent’s receipt of a Compliance Certificate pursuant to Section 5.1(d).

“Applicable Margin” means, on any day, with respect to any Base Rate Loan or Eurodollar Rate Loan, the applicable rate per annum set forth below under the caption “Applicable Margin for Base Rate Loans” or “Applicable Margin for Eurodollar Rate Loans”, as the case may be, based upon the Quarterly Average Excess Availability as set forth below.

Category	Quarterly Average Excess Availability	Applicable Margin for Base Rate Loans	Applicable Margin for Eurodollar Rate Loans
Category 1	≥ 66.7%	0.00%	1.25%
Category 2	≥ 33.3% but < 66.7%	0.00%	1.50%
Category 3	< 33.3%	0.00%	1.75%

The Applicable Margin (a) shall be the applicable rate per annum set forth in Category 2 above through and including the last day of the month in which the Administrative Agent receives a Compliance Certificate pursuant to Section 5.1(d) for the first full Fiscal Quarter after the Closing Date, and (b) thereafter, shall be determined upon the delivery of each subsequent Compliance Certificate, with any changes to the

Applicable Margin resulting from a change in Quarterly Average Excess Availability becoming effective on the first day of the month following the Administrative Agent’s receipt of a Compliance Certificate pursuant to Section 5.1(d); provided that the Applicable Margin shall be deemed to be the applicable rate per annum set forth in Category 3 above if the Borrower shall have failed to timely deliver any Borrowing Base Certificate or Compliance Certificate required to have been delivered by it hereunder until the first Business Day after the delivery of such Borrowing Base Certificate or Compliance Certificate (and thereafter the Applicable Margin shall be determined in accordance with the other provisions hereof). If any Borrowing Base Certificate or Compliance Certificate shall prove to have been inaccurate, at any time that this Agreement is in effect and any Loans or Commitments are outstanding hereunder and provided such inaccuracy is discovered within one year after the date on which the applicable Borrowing Base Certificate or Compliance Certificate was delivered, and such inaccuracy shall have resulted in the payment of interest or letter of credit fees hereunder at rates lower than those that were in fact applicable for any period had there been no such inaccuracy, then (x) the Borrower shall promptly deliver to the Administrative Agent a corrected Borrowing Base Certificate or Compliance Certificate, as applicable, for the applicable period and (y) the Borrower shall promptly pay to the Administrative Agent, for distribution to the Lenders at such time, the accrued interest and letter of credit fees that should have been paid but was not paid as a result of such inaccuracy; provided that payment of interest or letter of credit fees at rates lower than those that were in effect applicable as a result of such inaccuracy shall not in any event be deemed retroactively to be an Event of Default pursuant to Section 8.1(a), and such amount payable shall be calculated without giving effect to any additional interest payable on overdue amounts under Section 2.9 if paid promptly on demand. Nothing in this paragraph shall limit the rights of the Administrative Agent or any Lender under Section 2.9 or 8.

“Applicable Reserve Requirement” means, at any time, for any Eurodollar Rate Loan, the maximum rate, expressed as a decimal, at which reserves (including any basic, marginal, special, supplemental, emergency or other reserves) are required to be maintained by member banks of the United States Federal Reserve System against “Eurocurrency liabilities” (as such term is defined in Regulation D) under regulations issued from time to time by the Board of Governors or other applicable banking regulator. Without limiting the effect of the foregoing, the Applicable Reserve Requirement shall reflect any other reserves required to be maintained by such member banks with respect to (a) any category of liabilities that includes deposits by reference to which the applicable Adjusted Eurodollar Rate or any other interest rate for a Loan is to be determined or (b) any category of extensions of credit or other assets that includes Eurodollar Rate Loans. A Eurodollar Rate Loan shall be deemed to constitute Eurocurrency liabilities and as such shall be deemed subject to reserve requirements without the benefit of credits for proration, exceptions or offsets that may be available from time to time to the applicable Lender. The rate of interest on Eurodollar Rate Loans shall be adjusted automatically on and as of the effective date of any change in the Applicable Reserve Requirement.
“Approved Electronic Communications” means any notice, demand, communication, information, document or other material that any Credit Party provides to any Agent that is distributed to any Agent, any Lender or any Issuing Bank by means of electronic communications pursuant to Section 10.1(b).
“Arrangers” means (a) KBCM in its capacity as a joint lead arranger and sole bookrunner for the credit facility initially established under this Agreement, and (b) and The Huntington National Bank, in its capacity as a joint lead arranger for the credit facility initially established under this Agreement.
“Assignment Agreement” means an Assignment and Assumption Agreement substantially in the form of Exhibit B or any other form approved by the Administrative Agent and the Borrower.

“Assignment Effective Date” as defined in Section 10.6(b).
“Authorized Officer” means, with respect to any Person, any Financial Officer of such Person, chief executive officer, president, vice president (or the equivalent thereof) or general counsel of such Person; provided that, when such term is used in reference to any document executed by, or a certification of, an Authorized Officer, the secretary, assistant secretary or other Authorized Officer of such Person shall have delivered an incumbency certificate to the Administrative Agent as to the authority of such individual.
“Available Basket Amount” means, as of any date, the sum of:
(a)the greater of (i) $33,000,000 and (ii) 35% of Consolidated Adjusted EBITDA for the then most recently ended Test Period, plus
(b)[reserved], plus
(c)100% of the aggregate net cash proceeds received by Holdings after the Closing Date from the issuance and sale of its Equity Interests, excluding (i) any such issuance or sale to any Subsidiary, (ii) any issuance of directors’ qualifying shares or of other Equity Interests that are required to be held by specified Persons under applicable law, (iii) any issuance or sale of Equity Interests referred to in the proviso to Section 6.6(j)(i) and (iv) any issuance or sale of Disqualified Equity Interests, plus
(d)the aggregate principal amount of Indebtedness or Disqualified Equity Interests of Holdings, the Borrower or any other Restricted Subsidiary issued after the Closing Date (other than Indebtedness or Disqualified Equity Interests issued to Holdings, the Borrower or any other Subsidiary) that have been converted into or exchanged for Equity Interests (other than Disqualified Equity Interests) in Holdings (or into or for any Equity Interests in any Parent), together with the fair market value of any Cash Equivalents and the fair market value (as determined in good faith by the Borrower) of any assets in each case received by Holdings, the Borrower or any other Restricted Subsidiary upon such exchange or conversion, plus
(e)the aggregate amount of Returns as of such date in respect of any Acquisition or other Investments made (or deemed made pursuant to the definition of the term “Unrestricted Subsidiary”) using the Available Basket Amount, plus
(f)in the event any Unrestricted Subsidiary has been designated as a Restricted Subsidiary, or has been merged or consolidated with Holdings, the Borrower or another Restricted Subsidiary (where the surviving entity in such merger or consolidation is Holdings, the Borrower or another Restricted Subsidiary), or transfers or conveys all or substantially all of its assets to, or is liquidated into, Holdings, the Borrower or another Restricted Subsidiary, on or prior to such date, the lesser of (i) the amount of all Investments made using the Available Basket Amount in such Unrestricted Subsidiary (including any such Investment deemed made pursuant to the definition of the term “Unrestricted Subsidiary”), net of the aggregate amount, if any, by which the Available Basket Amount shall have been increased prior to such time in respect of such Investments pursuant to clause (e) above, and (ii) the fair value of such Unrestricted Subsidiary (as determined in good faith by an Authorized Officer of the Borrower) at the time it is designated as a Restricted Subsidiary or the time of such merger, consolidation, transfer, conveyance or liquidation, as applicable, plus

(g)the Declined Term Mandatory Prepayment Retained Amount as of such date, minus
(h)the portion of the Available Basket Amount previously utilized pursuant to Section 6.4(a)(x), 6.4(b)(v) or 6.6(r), with the utilization pursuant to Section 6.6(r) for any Acquisition being the Acquisition Consideration in respect thereof and the utilization pursuant to Section 6.6(r) for any other Investment (or any deemed Investment in respect of any designation of an Unrestricted Subsidiary) being the amount thereof as of the date the applicable Investment is made, determined in accordance with the definition of “Investment” (or the definition of “Unrestricted Subsidiary”).
“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, any tenor for such Benchmark or payment period for interest calculated with reference to such Benchmark, as applicable, that is or may be used for determining the length of an Interest Period pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 2.17(a)(ii)(E).
“Backstopped Letter of Credit” as defined in Section 2.3(a).
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.
“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).
“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy”.
“Base Rate” means, for any day, the rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 1⁄2 of 1% per annum and (c) the Adjusted Eurodollar Rate that would be applicable to a Eurodollar Rate Loan with an Interest Period of one month commencing on such day plus 1% (or, if such day is not a Business Day, such rate as calculated on the most recent Business Day). Any change in the Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted Eurodollar Rate shall be effective immediately from and after such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted Eurodollar Rate, as the case may be.  If the Base Rate is being used as an alternate rate pursuant to Section 2.17 (for the avoidance of doubt, only until the Benchmark Replacement has been determined pursuant to Section 2.17), then the Base Rate shall be the greater of clauses (a) and (b) and shall be determined without reference to clause (c).
“Base Rate Borrowing” means a Borrowing comprised of Base Rate Loans.
“Base Rate Loan” means a Loan bearing interest at a rate determined by reference to the Base Rate.

“Benchmark” means, initially, the Eurodollar Rate; provided that if a Benchmark Transition Event, a Term SOFR Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date have occurred with respect to the Eurocurrency Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.17(a)(ii)(A) or (B).
“Benchmark Replacement” means, for any Available Tenor, one of the alternatives listed in clauses (a) through (c) below that has been mutually selected by the Administrative Agent and the Borrower, provided that in the case of clauses (a) and (b), it can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:
(a)the sum of (i) Term SOFR and (ii) the related Benchmark Replacement Adjustment;
(b)the sum of (i) Daily Simple SOFR and (ii) the related Benchmark Replacement Adjustment;
(c)the sum of: (i) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (A) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (B) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for dollar-denominated syndicated credit facilities at such time and (ii) the related Benchmark Replacement Adjustment;
provided that, in the case of clause (a), such Unadjusted Benchmark Replacement is displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion; provided further that, notwithstanding anything to the contrary in this Agreement or in any other Credit Document, upon the occurrence of a Term SOFR Transition Event, and the delivery of a Term SOFR Notice, on the applicable Benchmark Replacement Date the “Benchmark Replacement” shall revert to and shall be deemed to be the sum of (i) Term SOFR and (ii) the related Benchmark Replacement Adjustment, as set forth in clause (a) of this definition (subject to the first proviso above).
If the Benchmark Replacement as determined pursuant to clause (a), (b) or (c) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Credit Documents.
“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement:
(a)for purposes of clauses (a) and (b) of the definition of “Benchmark Replacement,” the first alternative set forth in the order below that can be determined by the Administrative Agent:
(i)the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set for such Interest Period that has been selected or recommended by the Relevant Governmental Body for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for the applicable Corresponding Tenor;

(ii)the spread adjustment (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set for such Interest Period that would apply to the fallback rate for a derivative transaction referencing the ISDA Definitions to be effective upon an index cessation event with respect to such Benchmark for the applicable Corresponding Tenor; and
(b)for purposes of clause (c) of the definition of “Benchmark Replacement,” the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities;
provided that, in the case of clause (a) above, such adjustment is displayed on a screen or other information service that publishes such Benchmark Replacement Adjustment from time to time as selected by the Administrative Agent in its reasonable discretion.
“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Adjusted Eurodollar Rate”, the definition of “Base Rate”, the definition of “Business Day”, the definition of “Interest Period”, timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent and the Borrower decide may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Administrative Agent and the Borrower decide is reasonably necessary in connection with the administration of this Agreement and the other Credit Documents).
“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:
(a)in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof);
(b)in the case of clause (c) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein;

(c)in the case of a Term SOFR Transition Event, the date that is 30 days after the date a Term SOFR Notice is provided to the Lenders and the Borrower pursuant to Section 2.17(a)(ii)(B);
(d)in the case of an Early Opt-in Election, the sixth Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, so long as the Administrative Agent has not received, by 5:00 p.m. (New York City time) on the fifth Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, written notice of objection to such Early Opt-in Election from Lenders comprising the Requisite Lenders;
For the avoidance of doubt, (x) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (y) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:
(a)a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);
(b)a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Board of Governors, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or
(c)a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer representative.
For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clauses (a) or (b) of that definition has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Credit Document in accordance with Section 2.17(a)(ii) and (y) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Credit Document in accordance with Section 2.17(a)(ii).
“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.
“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.
“Benefit Plan” means (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Internal Revenue Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Internal Revenue Code) the assets of any such “employee benefit plan” or “plan”.
“Board of Governors” means the Board of Governors of the United States Federal Reserve System.
“Boehringer” means Boehringer Ingelheim Animal Health USA Inc., together with its Affiliates.
“Boehringer Products” means products supplied by Boehringer to the Credit Parties from time to time, including accessions thereto, and any such product that has been returned or repossessed, and all proceeds from the sale thereof.
“Boehringer Subordination Agreement” means the Lien Subordination Agreement dated as of the Closing Date among the Collateral Agent, Jefferies, in its capacity as collateral agent under the Term Credit Agreement, and Boehringer Ingelheim Animal Health USA Inc., and acknowledged and agreed to by certain of the Credit Parties.
“Borrower” as defined in the preamble hereto.
“Borrowing” means (a) Revolving Loans of the same Type made, converted or continued on the same date and, in the case of Eurodollar Rate Loans, as to which a single Interest Period is in effect, (b) a Swing Line Loan or (c) a Protective Advance.

“Borrowing Base” means, at any time, an amount equal to:

(a)the sum of (i) the product of (A) 90% multiplied by (B) Eligible Investment Grade Accounts of the Credit Parties at such time, and (ii) the product of (A) 85% multiplied by (B) Eligible Other Accounts of the Credit Parties at such time; plus

(b)the product of (i) 85% multiplied by (ii) the Net Orderly Liquidation Value of the Cost of the Eligible On-Hand Inventory of the Credit Parties at such time; plus

(c)the product of (i) 85% multiplied by (ii) the Net Orderly Liquidation Value of the Cost of the Eligible In-Transit Inventory of the Credit Parties at such time; plus

(d)at the option of the Borrower, 100% of Qualified Cash; minus

(e)without duplication, Reserves.

The Borrowing Base at any time shall be determined by reference to the most recent Borrowing Base Certificate delivered to the Administrative Agent pursuant to Section 5.1(l)(i) or pursuant to the definition of the term “Unrestricted Subsidiary” or Section 6.8(b)(xi) (or, prior to the first such delivery, the Borrowing Base Certificate referred to in Section 3.1(i)) and Reserves established in accordance with this definition.

Notwithstanding the foregoing, (a) in the event that as of the Closing Date, the Administrative Agent has not received a completed field examination conducted by or on behalf of the Administrative Agent, for the period of up to 90 days after the Closing Date (or such later date as may be agreed to by the Administrative Agent), the Borrowing Base shall be based on the Existing Field Examination, and in the event that a current field examination in form reasonably satisfactory to the Administrative Agent is not completed within 90 days after the Closing Date (or other later date to which the Administrative Agent agrees), clause (a) of the Borrowing Base shall be deemed to be $0 as of the 90th day (or such later date agreed to by the Administrative Agent) following the Closing Date, and (b) Eligible Accounts and Eligible Inventory acquired after the Closing Date pursuant to the purchase or other acquisition of property and assets or businesses of any Person or of assets constituting a business unit, a line of business or division of such Person or Equity Interests in a Person (collectively, “Acquired Borrowing Base Assets”) shall be included in the Borrowing Base prior to Administrative Agent receiving a completed field examination or Inventory appraisal conducted by or on behalf of the Administrative Agent in respect of such Accounts and Inventory showing results reasonably satisfactory to it for a period of up to 90 days after the acquisition thereof (or such longer period as the Administrative Agent shall reasonably agree to in writing); provided, that until such completed field examination or Inventory appraisal is received, the Acquired Borrowing Base Assets shall not exceed 20% of the Borrowing Base.  In connection with any such purchase or other acquisition, the Borrower may request that the Administrative Agent undertake a field examination or Inventory appraisal in respect of such Acquired Borrowing Base Assets and, upon such request, the Administrative Agent shall use commercially reasonable efforts to commence such field examination or Inventory appraisal within 90 days (which shall be at the expense of the Borrower and shall not be considered to be any limitation on field examinations and Inventory appraisals at the expense of the Borrower provided in Section 5.7).

The Administrative Agent will have the right to modify eligibility criteria (if the effect thereof is to reduce the Borrowing Base then in effect) and establish and modify Reserves, in each case in its Permitted Discretion, and any modified eligibility criteria or newly-established or modified Reserves shall become effective (a) if a Specified Event of Default shall have occurred and be continuing at such time or any modification to any Reserve results solely by virtue of mathematical calculations of the amount of the Reserve in accordance with the methodology of calculation previously disclosed and utilized, concurrently with the Administrative Agent provides written notice thereof to the Borrower, or (b) otherwise, on the fifth Business Day after the Administrative Agent provides written notice thereof to the Borrower (each such notice shall include a description in reasonable detail of the basis for such determination); provided that (i) during the five Business Day period referenced in clause (b), the Borrower will not be able to borrow against such Reserves, (ii) the Administrative Agent shall be available during such period to discuss any such proposed modification or Reserve with the Borrower and, without limiting the right of the Administrative Agent to modify eligibility criteria or to establish or modify Reserves in its Permitted Discretion, the Borrower may take such action as may be required so that the circumstances, conditions, events or contingencies that are the basis for such modification or such Reserve no longer exist, in a manner and to the extent satisfactory to the Administrative Agent in its Permitted Discretion, (iii) any standard of eligibility or Reserve established or modified by the Administrative Agent shall bear a reasonable relationship to circumstances, conditions, events or contingencies that are the basis for such standards of eligibility or Reserve, as reasonably determined, without duplication, by the Administrative Agent in good faith, and shall not duplicate eligibility criteria contained in the definitions of “Eligible Accounts”, “Eligible Inventory”, “Eligible In-Transit Inventory” or “Eligible On-Hand Inventory, and (iv) the circumstances, conditions, events or contingencies existing or arising prior to the Closing Date and, in each case, disclosed in writing in the Initial ABL Inventory Appraisal or which the Administrative Agent had actual knowledge of prior the Closing Date shall not be the basis for any such establishment or modification after the Closing Date unless such establishment or modification is based on a material and adverse change in any such circumstance, condition, event or contingency after the Closing Date, provided that the Administrative Agent may establish and modify a Rent Reserve or a Reserve with respect to a third party warehouse or other bailee location in accordance with the express provisions hereof, notwithstanding that no such Reserve shall have been established on the Closing Date.

“Borrowing Base Certificate” means a Borrowing Base Certificate, substantially in the form of Exhibit C (with such changes thereto as may be reasonably required by the Administrative Agent from time to time to reflect the components of, or Reserves against, the Borrowing Base as provided for hereunder), together will all attachments and supporting documentation contemplated thereby, signed and certified as accurate and complete by a Financial Officer of the Borrower.

“Borrowing Base Reporting Date” means (a) the last day of each calendar month or (b) during any Weekly Reporting Period, the last day of each week.

“Business Day” means any day other than a Saturday or Sunday, a day that is a legal holiday under the laws of the State of New York or a day on which banking institutions located in such State are authorized or required by law to remain closed; provided that, with respect to all notices, determinations, fundings and payments in connection with the Adjusted Eurodollar Rate or any Eurodollar Rate Loan, such day is also a day for trading by and between banks in Dollar deposits in the London interbank market.
“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person in conformity with GAAP, subject to Section 1.2(a). The amount of such obligations shall be the capitalized amount thereof determined in conformity with GAAP, subject to Section 1.2(a), and the final maturity of such obligations shall be the date of the last payment due under such lease (or other arrangement) before such lease (or other arrangement) may be terminated by the lessee without payment of a premium or penalty. For purposes of Section 6.2, a Capital Lease Obligation shall be deemed to be secured by a Lien on the property being leased and such property shall be deemed to be owned by the lessee.
“Cash” means money, currency or a credit balance in any demand or deposit account.
“Cash Collateral Account” means one or more commercial Deposit Accounts designated as a “cash collateral account” and maintained by one or more Credit Parties with the Administrative Agent, without liability by the Administrative Agent or the Lenders to pay interest thereon, from which account the Administrative Agent, on behalf of the Lenders, shall have the exclusive right, during the existence of an Event of Default or Cash Dominion Period, to withdraw funds until all Obligations (excluding contingent obligations as to which no claim has been made and the Specified Hedge Obligations and Specified Cash Management Services Obligations) have been paid in full, all Commitments have terminated and no Letter of Credit shall be outstanding.
“Cash Collateralize” means, with respect to any Obligation, to provide and pledge (as a first priority perfected security interest) Cash or Cash Equivalents in Dollars, at a location and pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and the applicable Issuing Bank. The term “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such collateral and other credit support.
“Cash Dominion Period” means each period (a) commencing on the date that Specified Excess Availability is less than the greater of (i) $9,000,000 and (ii) 10% of the Line Cap for five consecutive Business Days and continuing until the first day thereafter on which Specified Excess Availability shall have been equal to or in excess of the greater of (i) $9,000,000 and (ii) 10% of the Line Cap for at least 20 consecutive calendar days or (b) commencing on any day when a Specified Event of Default shall have occurred and continuing until the first day thereafter on which no Specified Event of Default shall exist.
“Cash Equivalents” means, as at any date of determination, any of the following: (a) marketable securities (i) issued or directly and unconditionally guaranteed as to interest and principal by the United States of America or (ii) issued by any agency of the United States of America, in each case maturing within two years after such date; (b) marketable direct obligations issued by any State of the United States of America or the District of Columbia or any political subdivision of any such State or District or any public instrumentality thereof, in each case maturing within two years after such date and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s; (c) commercial paper maturing no more than 270 days from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s; (d) certificates of deposit or bankers’ acceptances maturing within one year after such date and issued or accepted by any Lender or by any commercial bank organized under the laws of the United States of America, any State thereof or the District of Columbia that (i) is at least “adequately capitalized” (as defined in the regulations of its primary Federal banking regulator) and (ii) has Tier 1 capital (as defined in such regulations) of not less than $1,000,000,000; (e) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution described in clause (d) above; (f) shares of any money market mutual fund that (i) has substantially all its assets invested continuously in the types of investments referred to in clauses (a) through (d) above, (ii) has net assets of not less than $5,000,000,000 and (iii) has the highest rating obtainable from either S&P or Moody’s; (g) in the case of any Foreign Subsidiary, other short-term investments that are analogous to the foregoing, are of comparable credit quality and are customarily used by companies in the jurisdiction of such Foreign Subsidiary for cash management purposes; and (h) marketable corporate bonds for which an active trading market exists and price quotations are available, in each case maturing within two years after such date and issued by Persons that are not Affiliates of the Borrower and where such Persons (i) in the case of any such bonds maturing more than 12 months from the date of the acquisition thereof, have a long-term credit rating of at least AA- from S&P or Aa3 from Moody’s or (ii) in the case of any such bonds maturing less than or equal to 12 months from the date of the acquisition thereof, have a long-term credit rating of at least A+ from S&P or A1 from Moody’s, provided that the portfolio of any such bonds included as Cash Equivalents at any time shall have a weighted average maturity of not more than 360 days.
“Cash Management Services” means cash management and related services provided to Holdings, the Borrower or any other Restricted Subsidiary, including treasury, depository, return items, overdraft, controlled disbursement, cash sweeps, zero balance arrangements, merchant stored value cards,

e-payables, electronic funds transfer, interstate depository network and automatic clearing house transfer (including the Automated Clearing House processing of electronic funds transfers through the direct Federal Reserve Fedline system) services and credit cards, credit card processing services, debit cards, stored value cards and commercial cards (including so-called “purchase cards”, “procurement cards” or “p-cards”) arrangements.
“Cash Management Services Provider” means any Person that (a) is, or was on the Closing Date, an Agent, an Arranger or any Affiliate of any of the foregoing, whether or not such Person shall have been an Agent, an Arranger or any Affiliate of any of the foregoing at the time the applicable agreement in respect of Cash Management Services was entered into, (b) is a counterparty to an agreement in respect of Cash Management Services in effect on the Closing Date and is a Lender or an Affiliate of a Lender as of the Closing Date or (c) becomes a counterparty after the Closing Date to an agreement in respect of Cash Management Services at a time when such Person is a Lender or an Affiliate of a Lender.
“CFC” means (a) any Person that is a “controlled foreign corporation” (within the meaning of Section 957), but only if a “United States person” (within the meaning of Section 7701(a)(30)) that is an Affiliate of a Credit Party is, with respect to such Person, a “United States shareholder” (within the meaning of Section 951(b)) described in Section 951(a)(1); and (b) each Subsidiary of any Person described in clause (a). For purposes of this definition, all Section references are to the Internal Revenue Code.
“CFC Holding Company” means each Domestic Subsidiary that is treated as a partnership or a disregarded entity for United States federal income tax purposes and that has no material assets other than assets that consist (directly or indirectly through disregarded entities or partnerships) of Equity Interests or indebtedness (as determined for United States tax purposes) in one or more CFCs or CFC Holding Companies.
“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any rule, regulation, treaty or other law, (b) any change in any rule, regulation, treaty or other law or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that, notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, promulgated or issued.

“Change of Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Exchange Act and the rules of the SEC thereunder) (other than the Parent Company) of Equity Interests in Holdings representing more than 35% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests in Holdings, (b) the Borrower ceasing to be a direct or indirect wholly-owned Subsidiary of Holdings or (c) the occurrence of any “change of control” (or similar event, however denominated) under and as defined in the Term Credit Agreement or any credit agreement, indenture or other agreement or instrument evidencing or governing the rights of the holders of any other Material Indebtedness of Holdings, the Borrower or any other Restricted Subsidiary.

“Chewy Account Debtor” means Chewy, Inc. or any of its Affiliates.

“Claiming Guarantor” as defined in Section 7.2(b).
“Class”, when used in reference to (a) any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans, Swing Line Loans or Protective Advances, (b) any Commitment, refers to whether such Commitment is a Revolving Commitment or any other Class of Commitments created pursuant to Section 2.24, 2.25 or 2.26 and (c) any Lender, refers  to whether such Lender has  a Loan or Commitment  of a particular Class. Additional Classes of Loans, Borrowings, Commitments and Lenders may be created pursuant to Sections 2.24, 2.25 and 2.26.
“Class Limitation” means the requirement that the Revolving Commitments and any additional Classes of revolving commitments established hereunder in effect at any one time shall not represent more than three separate Classes.
“Clinic Launch Expenses and Losses” means, for any period and without duplication, costs, charges, expenses and losses incurred or accrued by Holdings, the Borrower and the other Restricted Subsidiaries on a consolidated basis during such period in connection with clinics, wellness centers and regional and district offices (including amounts attributable to “pre-opening activities” related to the roll-out thereof) that have been open for less than 18 full calendar months (calculated in a manner substantially consistent with the manner in which the Parent Company has historically reported same-store consolidated EBITDA in its quarterly earnings releases).
“Closing Date” means the date on which the conditions specified in Section 3.1 have been satisfied (or waived in accordance with Section 10.5).
“Closing Date Refinancing” means (a) the payment and discharge of the principal of and interest accrued on all outstanding Indebtedness and all other amounts outstanding or accrued, including all prepayment premium, if any, under the Existing Indebtedness Agreements, the termination of the commitments thereunder and the cancellation or termination of all letters of credit outstanding thereunder and (b) the termination and release of all Guarantees and Liens supporting or securing any of the Indebtedness or other obligations referred to in the foregoing clause (a) or created under the documentation governing any such Indebtedness.
“Co-Borrower” as defined in Section 1.10(a).
“Co-Borrower Effective Date” as defined in Section 1.10(a).
“Collateral” means, collectively, all of the property (including Equity Interests) on which Liens are purported to be granted pursuant to the Collateral Documents as security for the Obligations.
“Collateral Access Agreement” means any landlord waiver, warehouseman or bailee letter or other agreement, in form and substance reasonably satisfactory to the Collateral Agent (including with respect to waiver or subordination of rights of and claims by such Persons with respect to such Inventory), between the Collateral Agent and any landlord for any leased real property where any Inventory is located or any third party warehouser or other bailee having the possession of any Inventory.
“Collateral Agent” means KeyBank, in its capacity as collateral agent for the Secured Parties under the Credit Documents, and its successors in such capacity as provided in Section 9.
“Collateral and Guarantee Requirement” means, at any time, the requirement that:

(a)the Collateral Agent shall have received from Holdings, the Borrower and each other Designated Subsidiary either (i) a counterpart of this Agreement duly executed and delivered on behalf of such Person or (ii) in the case of any Person that becomes a Designated Subsidiary after the Closing Date, a Counterpart Agreement duly executed and delivered on behalf of such Person;
(b)the Collateral Agent shall have received from Holdings, the Borrower and each Designated Subsidiary (i) either (A) a counterpart of the Pledge and Security Agreement duly executed and delivered on behalf of such Person or (B) in the case of any Person that becomes a Designated Subsidiary after the Closing Date, a supplement to the Pledge and Security Agreement, in the form specified therein, duly executed and delivered on behalf of such Person and (ii) a joinder or acknowledgment of the ABL Intercreditor Agreement (if then in effect), in the form specified therein, duly executed and delivered on behalf of such Person;
(c)in the case of any Person that becomes a Designated Subsidiary after the Closing Date, the Administrative Agent shall have received, to the extent reasonably requested by the Administrative Agent, documents, opinion of counsel (if such Designated Subsidiary is a Material Subsidiary) and certificates with respect to such Designated Subsidiary of the type referred to in Sections 3.1(b), 3.1(e), 3.1(g) and 3.1(n);
(d)all Equity Interests owned by or on behalf of any Credit Party shall have been pledged pursuant to the Pledge and Security Agreement (provided that the Credit Parties shall not be required to pledge (i) more than 65% of the outstanding voting Equity Interests in any CFC or CFC Holding Company or (ii) Equity Interests constituting Excluded Property) and the Collateral Agent shall, to the extent required by the Pledge and Security Agreement, have received certificates or other instruments representing all such Equity Interests, together with undated stock powers or other instruments of transfer with respect thereto endorsed in blank;
(e)(i) all Indebtedness owed by any Credit Party to any Restricted Subsidiary that is not a Credit Party shall be subordinated to the Obligations pursuant to the Intercompany Indebtedness Subordination Agreement and (ii) (A) all Indebtedness of any Person (other than Holdings, the Borrower or any other Restricted Subsidiary) that is owing to any Credit Party that is evidenced by a promissory note shall have been pledged pursuant to the Pledge and Security Agreement, and (B) with respect to any promissory notes described in clause (A) above in a principal amount of $5,000,000 or more, the Collateral Agent shall have received all such promissory notes, together with undated instruments of transfer with respect thereto endorsed in blank;
(f)all instruments and documents, including UCC financing statements, required by applicable law or reasonably requested by the Collateral Agent to be filed, registered or recorded to create the Liens intended to be created by the Collateral Documents and to perfect such Liens to the extent required by, and with the priority required by, the Collateral Documents shall have been filed, registered or recorded or delivered to the Collateral Agent for filing, registration or recording;
(g)the Collateral Agent shall have received (i) a Mortgage with respect to each Material Real Estate Asset, if any, duly executed and delivered by the record owner of such Material Real Estate Asset (and in the event any Material Real Estate Asset subject to a Mortgage pursuant to this definition is located in a jurisdiction that imposes mortgage recording taxes or any similar taxes, fees or charges, the amount secured by such Mortgage shall be limited to the fair market value of such Material Real Estate Asset (as determined in good faith by the Borrower)), (ii) a fully paid policy or policies of title insurance or a marked up commitment or signed pro forma therefor issued by a nationally recognized title insurance company insuring the Lien of each Mortgage as a valid and enforceable Lien on the Material Real Estate Asset described therein, free of any other Liens other than Permitted Liens, which policies shall be in form and substance reasonably satisfactory to the Collateral Agent, together with such endorsements, coinsurance and reinsurance as the Collateral Agent may reasonably request, (iii) a completed Flood Certificate with respect to each Material Real Estate Asset, which Flood Certificate shall be addressed to the Collateral Agent and shall otherwise comply with the Flood Program and if the Flood Certificate with respect to any Material Real Estate Asset indicates any “Building” (as defined in 12 CFR Chapter III, Section 339.2) included as part of such Material Real Estate Asset is located in a Flood Zone, (x) a written acknowledgement from the applicable Credit Party of receipt of written notification from the Collateral Agent as to the existence of such Material Real Estate Asset and as to whether the community in which such Material Real Estate Asset is located is participating in the Flood Program and (y) if such Material Real Estate Asset is located in a community that participates in the Flood Program, evidence that the applicable Credit Party has obtained a policy of flood insurance that is in compliance with all applicable requirements of the Flood Program and other applicable law (including as to the amount of insurance coverage required thereunder), provided that the foregoing requirements of this clause (iii) shall be completed (and copies of such Flood Certificate and, if applicable, such acknowledgement and evidence of flood insurance shall have been made available to the Lenders) at least 20 Business Days prior to the execution and delivery of a Mortgage with respect to such Material Real Estate Asset and (iv) such surveys, abstracts, appraisals, legal opinions and other documents as the Collateral Agent may reasonably request with respect to any such Mortgage or Material Real Estate Asset; and
(h)with respect to each deposit account maintained by any Credit Party with any depository bank (other than (i) any deposit account that constitutes Excluded Property, (ii) to the extent the ABL Intercreditor Agreement is in effect, accounts designated by the Borrower to solely contain identifiable proceeds of assets of constituting Collateral that is Term Priority Collateral and (iii) deposit accounts the daily balance in which does not at any time exceed $2,500,000 for any such account or $5,000,000 for all such accounts), the Collateral Agent shall have received a counterpart, duly executed and delivered by the applicable Credit Party and such depositary bank of a Control Agreement.
Notwithstanding anything herein to the contrary, the foregoing definition shall not require the creation or perfection of pledges of or security interests in, or the obtaining of title insurance, surveys, legal opinions, consents, approvals or other deliverables with respect to, any particular assets of the Credit Parties, or the provisions of an Obligations Guarantee by Holdings or any Restricted Subsidiary, if and for so long as the Collateral Agent and the Borrower reasonably agree that the cost (including adverse tax consequences) of creating or perfecting such pledges or security interests in such assets, or obtaining such deliverables (including the cost of obtaining flood insurance, if required) shall be excessive in view of the benefits to be obtained by the Lenders therefrom.
The Collateral Agent may grant extensions of time (including after the expiration of any relevant period, which extensions shall apply retroactively) for the creation and perfection of security interests in or the obtaining of title insurance, legal opinions, consents, approvals or other deliverables with respect to particular assets or the provision of any Obligations Guarantee by Holdings or any Restricted Subsidiary (including extensions beyond the Closing Date or in connection with assets acquired, or Restricted Subsidiaries formed or acquired, after the Closing Date).
Notwithstanding the foregoing provisions of this definition or anything in this Agreement or any other Credit Document to the contrary:

(27)Liens required to be granted from time to time pursuant to the Collateral and Guarantee Requirement shall be subject to exceptions and limitations set forth in the Collateral Documents and, to the extent appropriate in the applicable jurisdiction, as agreed between the Administrative Agent and the Borrower;
(a)the Collateral and Guarantee Requirement shall not apply to any of the following assets (collectively, the “Excluded Property”; each capitalized term used in this clause (bb) but not defined in this Agreement having the meaning given to it in the Pledge and Security Agreement): (i) the Headquarters Property, any Leasehold Property and any Real Estate Asset that is not a Material Real Estate Asset, (ii) any motor vehicles and other assets subject to certificates of title, except to the extent perfection of a security interest therein may be accomplished by the filing of UCC financing statements or an equivalent thereof in appropriate form in the applicable jurisdiction, (iii) any Commercial Tort Claim as to which the amount that the applicable Credit Party reasonably expects to recover thereunder is less than $7,000,000, (iv) (A) any assets if, for so long as and to the extent a security interest may not be granted in such assets as a matter of applicable law and (B) any lease, license, contract or other agreement or any rights or interests thereunder if, for so long as and to the extent the grant of a security interest therein would (x) constitute or result in (1) the unenforceability of any right, title or interest of the applicable Credit Party in or (2) a breach or termination pursuant to the terms of, or a default under, such lease, license, contract or other agreement or (y) require a consent, approval, license or authorization not obtained from a Governmental Authority or third party, except, in each case under this clause (iv) to the extent that such law or the terms in such lease, license, contract or other agreement providing for such prohibition, breach, right of termination or default or requiring such consent, approval, license or authorization is ineffective under the UCC or other applicable law, provided that this clause (iv) shall not exclude Proceeds thereof and Accounts and Payment Intangibles arising therefrom the assignment of which is expressly deemed effective under the UCC, (v) any property subject to a Lien securing purchase money obligation or Capital Lease Obligation (or any Refinancing Indebtedness in respect thereof) if, for so long and to the extent the grant of a security interest therein would constitute or result in a breach or a default under the related agreements, except, in each case under this clause (v), to the extent that such breach or default is ineffective under the UCC or other applicable law, provided that this clause (v) shall apply only if such Lien and such purchase money obligation or Capital Lease Obligation are permitted hereunder, (vi) any licenses or state or local franchises, charters and authorizations of a Governmental Authority if, for so long as and to the extent the grant of a security interest therein is prohibited or restricted by applicable law, except, in each case under this clause (vi), to the extent that such prohibition or restriction is ineffective under the UCC or other applicable law, provided that this clause (vi) shall not exclude Proceeds thereof and Accounts and Payment Intangibles arising therefrom the assignment of which is expressly deemed effective under the UCC, (vii) Equity Interests (A) in any Person that is not a wholly owned Restricted Subsidiary if, for so long as and to the extent the Organizational Documents of such Person or any related joint venture, shareholders’ or similar agreement prohibits or restricts such pledge without the consent of any Person other than Holdings, the Borrower or any other Subsidiary (it being understood that no Credit Party shall be required to seek the consent of third parties thereunder), (B) in any Person that is not a Subsidiary to the extent such Equity Interests have been pledged in connection with any Indebtedness of such Person (but only to the extent that such Equity Interests remain pledged in connection with such Indebtedness), (C) constituting Margin Stock or (D) in any not-for-profit Subsidiary, any captive insurance Subsidiary, any special purpose securitization vehicle (or similar entity) (including any Receivables Subsidiary) and any Unrestricted Subsidiary, (viii) any “intent to use” trademark application for which a statement of use has not been filed with the United States Patent and Trademark Office, but only to the extent that, and for so long as, the grant of a security interest therein would invalidate such trademark application, (ix) any assets to the extent the grant of a security interest in such assets would result in material adverse tax consequences to Holdings, the Borrower and the other Restricted Subsidiaries (or any direct or indirect equityholders of Holdings), as reasonably determined by the Borrower in consultation with the Collateral Agent, (x) Letter-of-Credit Rights, except to the extent constituting a Supporting Obligation of other Collateral as to which perfection of a security interest therein may be accomplished solely by the filing of a UCC financing statement in the applicable jurisdiction (it being understood that no actions shall be required to perfect a security interest in a Letter-of-Credit Rights, other than the filing of a UCC financing statement), (xi) any Deposit Account (A) that is a disbursement account the funds in which are used solely for the payment of salaries and wages, workers’ compensation, taxes, employee benefits and similar expenses, (B) the funds in which consist solely of funds held by any Credit Party in  trust  for  any  director, officer or  employee  of Holdings,  the  Borrower  or  any  of  the other Subsidiaries or any employee benefit plan maintained by Holdings,  the  Borrower  or any of the other Subsidiaries, (C) that is a zero balance account and (D) the funds in which consist solely of cash earnest money deposits or funds deposited under escrow or similar arrangements in connection with any letter of intent or purchase agreement for an Acquisition or any other Investment permitted hereunder, and (xii) any other assets as to which the Administrative Agent and the Borrower shall have reasonably agreed in writing that the cost of obtaining or perfecting a Lien thereon would be excessive in relation to the benefit that would be afforded to the Lenders thereby, in each case of this clause (bb) other than any Proceeds, substitutions or replacements of the foregoing (unless such Proceeds, substitutions or replacements themselves would constitute assets described in clauses (i) through (xii) above); provided, in each case, that (I) except with respect to any assets as to which the Administrative Agent and the Borrower shall have reasonably agreed in writing, such assets shall constitute Excluded Property only if they are not subject to any Lien securing any Permitted Term Indebtedness (other than Permitted Non-Credit Party Indebtedness) and (II) no Account or Inventory that at any time is included in the Borrowing Base (or reported to be included in the Borrowing Base in any Borrowing Base Certificate or other calculation of the Borrowing Base delivered by the Borrower hereunder) shall constitute Excluded Property;
(b)except with respect to (i) Equity Interests represented by certificates or instruments, together with undated stock powers or other instruments of transfer with respect thereto endorsed in blank, to the extent required by clause (d) of the first paragraph of this definition, (ii) Indebtedness represented or evidenced by certificates or instruments to the extent required by clause (e) of the first paragraph of this definition and (iii) deposit accounts to the extent required by clause (h) of the first paragraph of this definition, perfection by possession or “control” shall not be required with respect to any Collateral (including Letter-of-Credit Rights, Chattel Paper and promissory notes or other evidences of Indebtedness owned by a Credit Party and constituting Collateral);
(c)except to the extent required by clause (h) of the first paragraph of this definition, no Credit Party shall be required to obtain any control agreement with respect to any deposit account, securities account, commodities account or contract;
(d)no Credit Party shall be required to obtain any landlord waivers, estoppels, collateral access agreements or similar third party agreements;
(e)no Credit Party shall be required to provide any notice or obtain the consent of any Governmental Authority under the Federal Assignment of Claims Act or analogous state laws;
(f)no Credit Party shall be required to enter into any source code escrow arrangement or be obligated to register intellectual property;

(g)no Collateral Documents governed under the laws of any jurisdiction outside of the United States, and no actions in any jurisdiction outside of the United States or that are necessary to create or perfect any security interest in assets located or titled outside of the United States, shall be required; and
(h)no Credit Party shall be required to deliver to the Collateral Agent any certificates or instruments representing or evidencing, or any stock powers or other instruments of transfer in respect of, Equity Interests in any Subsidiary that is not a Material Subsidiary.
“Collateral Documents” means the Pledge and Security Agreement, the Mortgages, the Intellectual Property Security Agreements, the Collateral Access Agreements, the Control Agreements and all other instruments, documents and agreements delivered by or on behalf of any Credit Party pursuant to this Agreement or any of the other Credit Documents in order to grant to, or perfect in favor of, the Collateral Agent, for the benefit of the Secured Parties, a Lien on any property of such Credit Party as security for the Obligations.
“Collateral Questionnaire” means the Collateral Questionnaire delivered by the Borrower pursuant to Section 3.1(g).
“Collection” means any payment made to any Credit Party from an Account Debtor or customer of any Credit Party including Cash, checks, drafts and any other form of payment.
“Commitment” means a Revolving Commitment or any other Class created pursuant to Section 2.24, 2.25 or 2.26.
“Commodity Exchange Act” means the Commodity Exchange Act (7 USC. 1 § 1 et seq.).
“Compliance Certificate” means a Compliance Certificate substantially in the form of Exhibit D or any other form approved by the Administrative Agent and the Borrower.
“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.
“Consolidated Adjusted EBITDA” means, for any period:
(a)Consolidated Net Income for such period; plus
(b)an amount which, in the determination of Consolidated Net Income for such period, has been deducted (or, in the case of amounts pursuant to clauses (xvii), (xviii), (xxii) and (xxiii) below, not already included in Consolidated Net Income) for, without duplication:
(i)total interest expense determined in conformity with GAAP (including items excluded from the definition of “Consolidated Interest Expense” pursuant to clauses (a) through (l) thereof), for such period,
(ii)provision for taxes based on income, revenues, profits or capital, including federal, foreign, state, local, franchise, property, excise and similar taxes and foreign withholding taxes paid or accrued during such period, including (A) penalties and interest related to such taxes or arising from any tax examinations, (B) pursuant to any tax sharing arrangement or as the result of any Permitted Tax Distribution and (C) in respect of repatriated funds, for such period,

(iii)total depreciation expense and total amortization expense for such period,
(iv)extraordinary, unusual or nonrecurring charges, expenses or losses for such period,
(v)any charges, expenses or losses for such period attributable to disposed, abandoned or discontinued operations,
(vi)any after-tax losses attributable to any Disposition of assets by Holdings, the Borrower or any other Restricted Subsidiary, other than Dispositions of inventory and other Dispositions in the ordinary course of business,
(vii)non-cash charges, expenses or losses for such period, including (A) the excess of GAAP rent expense over actual cash rent paid during such period due to the use of straight line rent for GAAP purposes, (B) impairment charges and reserves and any other write-down or write-off of assets, (C) any non-cash increase in expenses resulting from the revaluation of inventory (including any impact of changes to inventory valuation policy methods), (D) losses recognized in respect of postretirement benefits as a result of the application of FASB Accounting Standard Codification 715, (E) non-cash fair value adjustments of Investments, (F) non-cash compensation expense and (G) the non-cash impact of accounting changes or restatements, but excluding (1) any such non-cash charge, expense or loss to the extent that it represents an amortization of a prepaid cash expense that was paid and not expensed in a prior period or write-down or write-off or reserves with respect to accounts receivable (including any addition to bad debt reserves or bad debt expense) or inventory and (2) any noncash charge, expense or loss to the extent it represents an accrual of or a reserve for cash expenditures in any future period, provided that, at the option of the Borrower, notwithstanding the exclusion in this clause (2) any such noncash charge, expense or loss may be added back in determining Consolidated Adjusted EBITDA for the period in which it is recognized, so long as any cash expenditure made on account thereof in any future period is deducted pursuant to clause (d) of this definition,
(viii)charges, expenses or losses (A) resulting from any employee benefit plan, any pension or other employee benefit plan, other non-cash compensation or the grant of stock and stock options or other equity and equity based interests pursuant to a written plan or agreement (including expenses arising from the grant of stock and stock options prior to the Closing Date) or the treatment of such options or other equity and equity based interests under variable plan accounting, for such period, and (B) incurred in connection with the rollover, acceleration or payout of Equity Interests held by management of Holdings, any Parent, the Borrower or any other Restricted Subsidiary for such period;
(ix)the amount of any contingent payments in connection with the licensing of intellectual property rights or other assets;
(x)the amount of fees, indemnities and expenses paid or reimbursed in respect of directors and any meetings of directors, including directors of Holdings or any Parent;
(xi)the amount of any fees, costs, charges, expenses, losses or discounts incurred or accrued in connection with sales of receivables and related assets in connection with any Permitted Securitization;
(xii)any net pension or other post-employment benefit costs representing amortization of unrecognized prior service costs, actuarial losses, including amortization of such amounts arising in prior periods, amortization of the unrecognized net obligation (and loss or cost) existing at the date of initial application of FASB Accounting Standard Codification 715, and any other items of a similar nature;
(xiii)any impairment charge or asset write-off pursuant to FASB Statement No. 144;
(xiv)expenses incurred in connection with business interruption insurance;
(xv)all charges, expenses or losses associated with, and the payment of, any actual or prospective legal settlement, fine, judgment or order;
(xvi)expenses, charges, costs, accruals, reserves and losses related to operating expense reductions, restructurings, integrations, platform consolidations and migrations, transitions, insourcing initiatives, operating improvements, Cost Savings Initiatives and other business optimization initiatives, actions or events (including, without limitation, those related to the start-up, pre-opening, opening, closure, reconfiguration and/or consolidation of distribution centers, operations, offices and facilities (including future lease commitments, lease breakage and vacant facilities) and relocation and reallocation of employees, equipment and other assets and resources); new product design, development and introductions (including intellectual property development); strategic initiatives; project start-up costs (including entry into new market/channels, new service offerings, new platforms or new contracts); curtailments or modifications to pension and post-retirement employee benefit plans (including excess pension charges and any settlement of pension liabilities); exiting, winding down or termination of lines of business; costs related to customer disputes, distribution networks or sales channels; the implementation, replacement, development or upgrade of operational, reporting and information technology systems and technology initiatives; contract termination, retention, recruiting, severance, signing, consulting and transition services arrangements; systems establishment costs; systems, facilities or equipment conversion costs; expenses attributable to the implementation of Cost Savings Initiatives; costs associated with tax projects/audits, expenses relating to any decommissioning or reconfiguration of fixed assets for alternative uses and costs consisting of professional consulting or other fees for such period;
(xvii)the “run rate” amount of net cost savings, operating expense reductions, other operating improvements and synergies projected by the Borrower in good faith to be realized (calculated on a pro forma basis as though such items had been realized on the first day of the applicable Test Period) as a result of actions taken or to be taken in connection with any Pro Forma Event, net of the amount of actual benefits realized during such period that are otherwise included in the calculation of Consolidated Adjusted EBITDA from such actions, provided that (A) such cost savings, operating expense reductions, other operating improvements and synergies are reasonably identifiable, factually supportable and reasonably anticipated to be realized within 24 months after the consummation of such Pro Forma Event, as determined in good faith by the Borrower, (B) no cost savings, operating expense reductions, operating improvements and synergies shall be added pursuant to this clause (xvii) to the extent duplicative of any items otherwise added in calculating Consolidated Adjusted EBITDA, whether pursuant to the requirements of Section 1.2(b) or otherwise, for such period, (C) projected (and not yet realized) amounts may no longer be added in calculating Consolidated Adjusted EBITDA pursuant to this clause (xvii) after 24 months after the consummation of such Pro Forma Event and (D) the total amount added in calculating Consolidated Adjusted EBITDA for any period pursuant to this clause (xvii) shall in no event exceed 25% of Consolidated Adjusted EBITDA for such period (after giving effect to this clause (xvii);

(xviii)Clinic Launch Expenses and Losses;
(xix)adjustments calculated in accordance with Regulation S-X;
(xx)expenses, charges, costs, accruals, reserves and losses attributable to any clinic, wellness center and regional and district office that was closed, consolidated or otherwise terminated services or ceased operations during such period;
(xxi)(A) fees, costs and expenses incurred in connection with the Transactions during such period and (B) transaction fees and expenses incurred, or amortization thereof, during such period in connection with, to the extent permitted hereunder, any Acquisition or other Investment, any Disposition (other than in the ordinary course of business), any Insurance/Condemnation Event, any incurrence of Indebtedness, any issuance of Equity Interests or any amendments or waivers of the Credit Documents or any agreements or instruments relating to any other Indebtedness permitted hereunder, in each case, whether or not consummated (including the effects of expensing all transaction-related expenses in accordance with FASB Accounting Standard Codification 805 and gains or losses associated with FASB Accounting Standard Codification 460);
(xxii)charges, expenses, losses and lost profits for such period to the extent indemnified or insured by a third party, including expenses covered by indemnification provisions in connection with any Acquisition or Disposition permitted by this Agreement and lost profits covered by business interruption insurance, in each case, to extent that coverage has not been denied and only so long as such amounts are either actually reimbursed to Holdings, the Borrower or any other Restricted Subsidiary during such period or the Borrower has made a good faith determination that there exists reasonable evidence that such amounts will be reimbursed to Holdings, the Borrower or any other Restricted Subsidiary within 12 months after the related amount is first added to Consolidated Adjusted EBITDA pursuant to this clause (xxii);
(xxiii)cash receipts (or any netting arrangements resulting in reduced cash expenses) during such period not included in Consolidated Adjusted EBITDA in any prior period to the extent non-cash gains relating to such receipts were deducted in the calculation of Consolidated Adjusted EBITDA pursuant to clause (c) below for any prior period and not added back;
(xxiv)net losses during such period (A) resulting from fair value accounting required by FASB Accounting Standard Codification 815, (B) relating to mark-to-market of amounts denominated in foreign currencies resulting from the application of FASB Accounting Standard Codification 830 or (C) attributable to foreign currency translation;
(xxv)any losses for such period attributable to early extinguishment of Indebtedness or obligations under any Hedge Agreement or other derivative instrument;
(xxvi)cash expenses relating to contingent or deferred payments in connection with any Acquisition or other Investment permitted hereunder (including earn-outs, non-compete payments, consulting payments and similar obligations) and any adjustments thereof and any purchase price adjustments for such period; and
(xxvii)any income (or loss) attributable to non-controlling interests in any non-wholly owned Restricted Subsidiary; minus

(c)an amount which, in the determination of Consolidated Net Income for such period, has been included for, without duplication:
(i)all extraordinary, unusual or nonrecurring gains and items of income during such period;
(ii)any gains or income attributable to disposed, abandoned or discontinued operations;
(iii)any after-tax gains attributable to any Disposition of assets by Holdings, the Borrower or any other Restricted Subsidiary, other than Dispositions of inventory and other Dispositions in the ordinary course of business;
(iv)any non-cash gains or income (other than the accrual of revenue in the ordinary course) during such period, but excluding any such items in respect of which cash was received in a prior period or will be received in a future period;
(v)net gains during such period (A) resulting from fair value accounting required by FASB Accounting Standard Codification 815, (B) relating to mark-to-market of amounts denominated in foreign currencies resulting from the application of FASB Accounting Standard Codification 830 or (C) attributable to foreign currency translation; and
(vi)any gains for such period attributable to early extinguishment of Indebtedness or obligations under any Hedge Agreement or other derivative instrument; minus
(d)to the extent not deducted in Consolidated Net Income during such period, all cash payments made during such period on account of non-cash charges that were added back in calculating Consolidated Adjusted EBITDA for a prior period in reliance on the proviso to clause (b)(vii) above;

provided that

(I) there shall be included in determining Consolidated Adjusted EBITDA for any period, without duplication, the Acquired EBITDA of any Person, property, business or asset acquired by Holdings, the Borrower or any other Restricted Subsidiary during such period (other than any Unrestricted Subsidiary) whether such acquisition occurred before or after the Closing Date to the extent not subsequently Disposed of (but not including the Acquired EBITDA of any related Person, property, business or assets to the extent not so acquired) (each such Person, property, business or asset acquired, including pursuant to a transaction consummated prior to the Closing Date, and not subsequently so disposed of, an “Acquired Entity or Business”), and the Acquired EBITDA of any Unrestricted Subsidiary that is converted into a Restricted Subsidiary during such period (each, a “Converted Restricted Subsidiary”), in each case based on the Acquired EBITDA of such Pro Forma Entity for such period (including the portion thereof occurring prior to such acquisition or conversion) determined on a historical Pro Forma Basis; and

(II)there shall be excluded in determining Consolidated Adjusted EBITDA for any period the Disposed EBITDA of any Person, property, business or asset (other than any Unrestricted Subsidiary) Disposed of, closed or classified as discontinued operations by Holdings, the Borrower or any other Restricted Subsidiary during such period (but if such operations are classified as discontinued due to the fact that they are subject to an agreement to dispose of such operations, only when and to the extent such operations are actually Disposed of) (each such Person, property, business or asset so sold, transferred or otherwise disposed of, closed or classified, a “Sold Entity or Business”), and the Disposed EBITDA of

any Restricted Subsidiary that is converted into an Unrestricted Subsidiary during such period (each, a “Converted Unrestricted Subsidiary”), in each case based on the Disposed EBITDA of such Sold Entity or Business or Converted Unrestricted Subsidiary for such period (including the portion thereof occurring prior to such sale, transfer, disposition, closure, classification or conversion) determined on a historical Pro Forma Basis.

Notwithstanding anything herein to the contrary, Consolidated Adjusted EBITDA (before giving effect to any pro forma adjustments or other adjustments contemplated in the definitions of Pro Forma Basis, Pro Forma Compliance and Pro Forma Effect) shall be deemed to be $18,766,000 for the Fiscal Quarter ended March 31, 2020, $34,902,000 for the Fiscal Quarter ended June 30, 2020, $16,909,000 for the Fiscal Quarter ended September 30, 2020 and $13,017,000 for the Fiscal Quarter ended December 31, 2020.

“Consolidated Capital Expenditures” means, for any period, the aggregate of all expenditures made by Holdings, the Borrower and the other Restricted Subsidiaries during such period that are required to be included in “purchase of property, plant and equipment” or similar items on a consolidated statement of cash flows, or that are otherwise required to be capitalized on a consolidated balance sheet, of Holdings, the Borrower and the other Restricted Subsidiaries for such period prepared in conformity with GAAP; provided that Consolidated Capital Expenditures shall not include any expenditures that constitute an Acquisition or other Investment permitted under Section 6.6.

“Consolidated First Lien Net Debt” means, on any date, (a) the sum of (i) the aggregate principal amount of Consolidated Total Debt outstanding as of such date that is secured by a Lien on any Collateral that does not rank junior to the Lien on the Collateral securing the Obligations plus (ii) without duplication, the aggregate principal amount of Permitted Pari Passu Secured Term Indebtedness outstanding as of such date, minus (b) the aggregate amount of Unrestricted Cash as of such date (but disregarding the proceeds of Indebtedness that is incurred on such date).

“Consolidated Fixed Charges” means, for any period, the sum, without duplication, of (a) Consolidated Interest Expense for such period, (b) the aggregate amount of scheduled principal payments made in Cash during such period in respect of Consolidated Total Debt of Holdings, the Borrower and the other Restricted Subsidiaries (other than any such payments made by Holdings, the Borrower or any other Restricted Subsidiary to Holdings, the Borrower or any other Restricted Subsidiary) and (c) solely for purposes of calculating the Fixed Charge Coverage Ratio for making Restricted Payments in reliance on Section 6.4(a)(xi), the amount of Restricted Payments made pursuant to 6.4(a)(xi) in Cash during such period.
“Consolidated Interest Expense” means cash interest expense (including that attributable to Capital Lease Obligations), net of cash interest income of Holdings, the Borrower and the other Restricted Subsidiaries with respect to all outstanding Indebtedness of Holdings, the Borrower and the other Restricted Subsidiaries, including all commissions, discounts and other cash fees and expenses owed with respect to letters of credit and bankers’ acceptance financing and net costs (less net cash payments in connection therewith) under Hedge Agreements, but excluding, for the avoidance of doubt, (a) amortization of original issue discount resulting from the issuance of Indebtedness at less than par, amortization of deferred financing costs, debt issuance costs, commissions, fees and expenses and any other amounts of non-cash interest expense and any capitalized interest, whether paid or accrued (including as a result of the effects of purchase accounting or pushdown accounting), (b) non-cash interest expense attributable to the movement of the mark-to-market valuation of obligations under Hedge Agreements or other derivative instruments pursuant to FASB Accounting Standard Codification 815, (c) any one-time cash costs associated with breakage in respect of Hedge Agreements for interest rates, (d) commissions, discounts, yield and other fees and charges (including any interest expense) incurred in connection with any Permitted Securitization, (e) all non-recurring interest expense or “additional interest” for failure to timely comply with registration rights obligations, (f) any interest expense attributable to the exercise of appraisal rights and the settlement of any claims or actions (whether actual, contingent or potential) with respect thereto and with respect to the Transactions or any other Investment, all as calculated on a consolidated basis in accordance with GAAP, (g) any payments with respect to make-whole premiums or other breakage costs of any Indebtedness, including any Indebtedness issued in connection with the Transactions, (h) penalties and interest relating to taxes, (i) accretion or accrual of discounted liabilities not constituting Indebtedness, (j) any interest expense attributable to Holdings or any Parent resulting from push down accounting, (k) any expense resulting from the discounting of Indebtedness in connection with the application of recapitalization or purchase accounting and (l) expensing of bridge, arrangement, structuring, commitment or other financing fees.
“Consolidated Net Income” means, for any period, the net income (or loss) of Holdings, the Borrower and the other Subsidiaries for such period, determined on a consolidated basis in conformity with GAAP, provided that (a) any net income (or loss) of any Person (including any Unrestricted Subsidiary or any Person accounted for by the equity method of accounting) that is not Holdings, the Borrower or another Restricted Subsidiary shall be excluded, except to the extent of the amount of Cash and Cash Equivalents (or of other assets, but only to the extent of Cash and Cash Equivalents received during the same accounting period as such distribution of such assets as a result of a conversion of such assets into Cash or Cash Equivalents) actually distributed during such period by any such Person to Holdings, the Borrower or another Restricted Subsidiary as a dividend or similar distribution (and except that the provisions of this clause (a) will not apply to the extent inclusion of such net income (or loss) of such Person is required for any calculation of Consolidated Adjusted EBITDA on a Pro Forma Basis), (b) the net income (or loss) of any Person accrued prior to the date it becomes a Restricted Subsidiary or is merged or consolidated with or into Holdings, the Borrower or any other Restricted Subsidiary shall be excluded (except to the extent inclusion of such net income (or loss) of such Person is required for any calculation of Consolidated Adjusted EBITDA on a Pro Forma Basis), (c) the cumulative effect of a change in accounting principles during such period shall be excluded and (d) the accounting effects during such period of adjustments to inventory, property and equipment, goodwill and other intangible assets and deferred revenue required or permitted by GAAP (including the effects of such adjustments pushed down to Holdings, the Borrower and the other Restricted Subsidiaries), and all other impacts of the application of purchase accounting, as a result of any Acquisition shall be excluded.
“Consolidated Secured Net Debt” means, as of any date, (a) the aggregate principal amount of Consolidated Total Debt as of such date that is secured by a Lien on any Collateral, minus (b) the aggregate amount of Unrestricted Cash as of such date (but disregarding the proceeds of Indebtedness that is incurred on such date).
“Consolidated Total Assets” means, as of any date, the consolidated total assets of Holdings, the Borrower and the other Restricted Subsidiaries as set forth on the consolidated balance sheet of Holdings as of the last day of the applicable Test Period prepared in conformity with GAAP (but excluding all amounts attributable to Unrestricted Subsidiaries); provided that prior to the first delivery of financial statements pursuant to Section 5.1(a) or 5.1(b), determinations under this definition shall be made based on the Historical Financial Statements.
“Consolidated Total Debt” means, as of any date, the aggregate principal amount of Indebtedness of Holdings, the Borrower and the other Restricted Subsidiaries outstanding as of such date, in the amount that would be reflected on a balance sheet prepared as of such date on a consolidated basis in conformity with GAAP (but without giving effect to any accounting principle that results in the amount of any such Indebtedness (other than zero coupon Indebtedness) as reflected on such balance sheet to be below the stated principal amount of such Indebtedness), consisting solely of Indebtedness for borrowed money, obligations evidenced by bonds, debentures, notes or similar instruments, Capital Lease Obligations and purchase money Indebtedness; provided that Permitted Securitizations shall not constitute Indebtedness of the type included in “Consolidated Total Debt”.
“Consolidated Total Net Debt” means, as of any date, (a) the aggregate principal amount of Consolidated Total Debt as of such date, minus (b) the aggregate amount of Unrestricted Cash as of such date (but disregarding the proceeds of Indebtedness that is incurred on such date).
“Contractual Obligation” means, with respect to any Person, any provision of any Security issued by such Person or any indenture, mortgage, deed of trust, contract, undertaking or other agreement or instrument to which such Person is a party or by which such Person or any of its properties is bound or to which such Person or any of its properties is subject.
“Control” means, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies, or the dismissal or appointment of the management, of such Person, whether through the ownership of Securities, by contract or otherwise. The words “Controlling”, “Controlled by” and “under common Control with” have correlative meanings.
“Control Agreement” means, with respect to any lockbox, deposit account or securities account maintained by any Credit Party, an irrevocable lockbox agreement or other control agreement in form and substance reasonably satisfactory to the Collateral Agent, duly executed and delivered by such Credit Party and the depositary bank that maintains such lockbox or the depositary bank or the securities intermediary with which such account is maintained, as applicable.
“Controlled Accounts” means any deposit account or securities account maintained by any Credit Party (a) with the Collateral Agent or (b) that are subject to a control agreement in form and substance reasonably satisfactory to the Collateral Agent, duly executed and delivered by such Credit Party and the depositary bank that maintains such lockbox or the depositary bank or the securities intermediary with which such account is maintained, as applicable.
“Controlled Disbursement Account” means a commercial Deposit Account designated “controlled disbursement account” and maintained by one or more Credit Parties with the Administrative Agent, without liability by the Administrative Agent to pay interest thereon.
“Conversion/Continuation Date” means the effective date of a continuation or conversion, as the case may be, as set forth in the applicable Conversion/Continuation Notice.
“Conversion/Continuation Notice” means a Conversion/Continuation Notice substantially in the form of Exhibit E or any other form approved by the Administrative Agent and the Borrower.
“Converted Restricted Subsidiary” as defined in the definition of the term “Consolidated Adjusted EBITDA”.
“Converted Unrestricted Subsidiary” as defined in the definition of the term “Consolidated Adjusted EBITDA”.

“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.
“Cost” means, with respect to any Eligible Inventory, the standard cost as reported on the Borrower’s or any other Credit Party’s stock ledger from time to time computed in good faith in the manner consistent with the Current Appraisal.
“Cost Saving Initiative” means any restructurings, operating improvements, cost savings initiatives and other similar transactions or initiatives of Holdings, the Borrower or any other Restricted Subsidiary.
“Counterpart Agreement” means a Counterpart Agreement substantially in the form of Exhibit F or any other form approved by the Administrative Agent and the Borrower.
“Covenant Period” as defined in Section 6.7.
“Credit Date” means the date of any Credit Extension, including the Closing Date.
“Credit Document” means each of this Agreement, the Collateral Documents, the Counterpart Agreements, the Extension/Modification Agreements, the Incremental Facility Agreements, the Refinancing Facility Agreements, the ABL Intercreditor Agreement, any agreement designating an additional Issuing Bank as contemplated by Section 2.3(i) and, except for purposes of Section 10.5, the Notes, if any, and any documents or certificates executed by the Borrower in favor of any Issuing Bank relating to Letters of Credit (including any fee letter relating to the fees payable to such Issuing Bank pursuant to Section 2.10(b)).
“Credit Extension” means the making of a Loan or the issuance, amendment (if increasing the face amount thereof) or extension of a Letter of Credit.
“Credit Parties” means Holdings, the Borrower and the Guarantor Subsidiaries.
“Current Appraisal” means, at any time, the then most recent Inventory appraisal report received by the Administrative Agent in accordance with this Agreement.  As of the Closing Date, the final Inventory appraisal report (including the supplements thereto) that is referred to in the definition of “Initial ABL Inventory Appraisal” constitutes the Current Appraisal.
“Daily Simple SOFR” means, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by the Administrative Agent in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for syndicated business loans; provided that if the Administrative Agent decides that any such convention is not administratively feasible for the Administrative Agent, then the Administrative Agent may establish another convention in its reasonable discretion.
“Debtor Relief Laws” means the Bankruptcy Code and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, arrangement (including under corporate statutes), rearrangement, receivership, insolvency, reorganization or similar debtor relief laws of the United States of America or other applicable jurisdictions from time to time in effect.

“Declined Term Mandatory Prepayment Retained Amount” means any portion of the amount of any mandatory prepayment of Permitted Term Indebtedness attributable to the net proceeds of asset sales and insurance/condemnation events involving Term Priority Collateral or “excess cash flow” required pursuant the Permitted Term Indebtedness Documents that has been declined by the lenders or other holders of such Permitted Term Indebtedness in accordance with the applicable Permitted Term Indebtedness Documents, but only to the extent retained by the Borrower in accordance with the applicable Permitted Term Indebtedness Documents.
“Default” means a condition or event that, after notice or lapse of time or both, would constitute an Event of Default.
“Defaulting Lender” means, subject to Section 2.21(b), any Lender that (a) has failed (i) to fund all or any portion of its Revolving Loans within two Business Days of the date such Loans were required to be funded hereunder, unless such Lender notifies the Administrative Agent and the Borrower in good faith in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (which conditions precedent, together with the applicable Default, if any, shall be specifically identified in such writing) has not been satisfied, or (ii) to pay to the Administrative Agent, the Collateral Agent, any Issuing Bank, the Swing Line Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit, Swing Line Loans or Protective Advances) within two Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent, any Issuing Bank or the Swing Line Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Revolving Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with the applicable Default, if any, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower) or (d) is, or a direct or indirect parent company of such Lender is (i) the subject of a Bail-In Action, (ii) insolvent, or is generally unable to pay its debts as they become due, or admits in writing its inability to pay its debts as they become due, or makes a general assignment for the benefit of its creditors or (iii) the subject of a proceeding under any Debtor Relief Laws, or a receiver, trustee, conservator, intervenor or sequestrator or the like (including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in a like capacity with respect to such Lender) has been appointed for such Lender or its direct or indirect parent company, or such Lender or its direct or indirect parent company has taken any action in furtherance of or indicating its consent to or acquiescence in any such proceeding or appointment; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in such Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.
“Designated Subsidiary” means each Restricted Subsidiary other than (a) any Subsidiary that is not a wholly owned Subsidiary, (b) any Subsidiary that is a CFC or a CFC Holding Company, (c) unless otherwise agreed by the Borrower, any Subsidiary that is not a Material Subsidiary, (d) any Subsidiary that is prohibited or restricted by applicable law or, in the case of any Person that becomes a Subsidiary after the Closing Date, any Contractual Obligation in effect at the time such Person becomes a

Subsidiary (and not entered into in contemplation of or in connection with such Person becoming a Subsidiary) from providing an Obligations Guarantee (including any such prohibition or restriction arising from any requirement to obtain the consent of any Governmental Authority or any third party under such contract or other agreement), (e) any captive insurance company, (f) any not-for-profit Subsidiary, (g) any special purpose entity, including any Receivables Subsidiary, or (h) any Subsidiary where the provision of an Obligations Guarantee by such Subsidiary would result in material adverse tax consequences to Holdings, the Borrower and the other Restricted Subsidiaries, or any Parent, as reasonably determined by the Borrower in consultation with the Administrative Agent; provided that no Subsidiary shall be excluded pursuant to any of the foregoing clauses of this definition if such Subsidiary shall be an obligor (including pursuant to a Guarantee) under any Permitted Term Indebtedness (other than Permitted Non-Credit Party Indebtedness).
“Dilution Factors” means, without duplication, with respect to any period, the aggregate amount of all deductions, credit memos, returns, adjustments, allowances, bad debt write-offs and other non-cash credits (including all volume discounts, trade discounts and rebates) that are recorded to reduce Eligible Investment Grade Accounts or Eligible Other Accounts, as the case may be, of the Credit Parties in a manner consistent with current and historical accounting practices of the Credit Parties.
“Dilution Ratio” means, at any time, (a) with respect to Investment Grade Eligible Accounts, the amount (expressed as a percentage) equal to (i) the aggregate amount of the applicable Dilution Factors in respect of the Eligible Investment Grade Accounts of the Credit Parties for the 12 most recently ended fiscal months divided by (ii) total gross invoices of the Eligible Investment Grade Accounts of the Credit Parties for such 12 most recently ended fiscal months, or (b) with respect to Other Eligible Accounts, the amount (expressed as a percentage) equal to (i) the aggregate amount of the applicable Dilution Factors in respect of the Eligible Other Accounts of the Credit Parties for the 12 most recently ended fiscal months divided by (ii) total gross invoices of the Eligible Other Accounts of the Credit Parties for such 12 most recently ended fiscal months.
“Dilution Reserve” means, at any time, (a) with respect to Investment Grade Eligible Accounts, the product of (i) the number of full percentage points resulting from the excess of (A) the applicable Dilution Ratio at such time over (B) 2.50%, multiplied by (ii) the aggregate amount of Investment Grade Eligible Accounts at such time, and (b) with respect to Other Eligible Accounts, the product of (i) the number of full percentage points resulting from the excess of (A) the applicable Dilution Ratio at such time over (B) 5.00%, multiplied by (ii) the aggregate amount of Other Eligible Accounts at such time.
“Disposed EBITDA” means, with respect to any Sold Entity or Business or Converted Unrestricted Subsidiary for any period, the amount for such period of Consolidated Adjusted EBITDA of such Sold Entity or Business or Converted Unrestricted Subsidiary (determined as if references to Holdings, the Borrower and the other Restricted Subsidiaries in the definition of “Consolidated Adjusted EBITDA” (and in the component financial definitions used therein) were references to such Sold Entity or Business and its subsidiaries or to such Converted Unrestricted Subsidiary).
“Disposition” means any sale, transfer, lease or other disposition (including any sale or issuance of Equity Interests in a Restricted Subsidiary) of any property by any Person, including any sale, transfer or other disposition, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith. “Dispose” has the meaning correlative thereto.
“Disqualified Equity Interest” means, with respect to any Person, any Equity Interest in such Person that, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable, either mandatorily or at the option of the holder thereof), or upon the occurrence of any event or condition, (a) matures or is mandatorily redeemable (other than solely for Equity Interests in such Person that are not Disqualified Equity Interests and Cash in lieu of fractional shares of such Equity Interests), whether pursuant to a sinking fund obligation or otherwise, (b) is redeemable at the option of the holder thereof (other than solely for Equity Interests in such Person that do not constitute Disqualified Equity Interests and Cash in lieu of fractional shares of such Equity Interests), in whole or in part, or is required to be repurchased by Holdings, the Borrower or any other Restricted Subsidiary, in whole or in part, at the option of the holder thereof or (c) is or becomes convertible into or exchangeable for, either mandatorily or at the option of the holder thereof, Indebtedness or any other Equity Interests (other than solely for Equity Interests in such Person that do not constitute Disqualified Equity Interests and Cash in lieu of fractional shares of such Equity Interests), in each case, prior to the date that is 91 days after the latest Maturity Date (determined as of the date of issuance thereof or, in the case of any such Equity Interests outstanding on the date hereof, the date hereof), except, in the case of clauses (a) and (b), as a result of a “change of control” or “asset sale”, so long as any rights of the holders thereof upon the occurrence of such a change of control or asset sale event are subject to the prior payment in full of all Obligations described in clause (a) of the definition of the term “Obligations”, the cancellation or expiration of all Letters of Credit and the termination of the Commitments; provided that an Equity Interest in any Person that is issued to any employee or to any plan for the benefit of employees or by any such plan to such employees shall not constitute a Disqualified Equity Interest solely because it may be required to be repurchased by such Person or any of its Subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability.
“Disqualified Institution” means (a) certain Persons that have been identified by name by the Borrower in writing to KBCM on or prior to February 23, 2021, (b) such competitors of Holdings, the Borrower and the other Subsidiaries as have been identified by name in writing by the Borrower to the Administrative Agent prior to the Closing Date or from time to time thereafter, (c) Affiliates of any such Person identified pursuant to clause (a) above (i) that have been identified by name in writing by the Borrower to the Administrative Agent prior to the Closing Date or from time to time thereafter or (ii) where such Affiliate’s relationship to such Person is readily apparent on its face from the name of such Affiliate, and (d) Affiliates of any such Person identified pursuant to clause (b) above (i) that have been identified by name in writing by the Borrower to the Administrative Agent prior to the Closing Date or from time to time thereafter or (ii) where such Affiliate’s relationship to such Person is readily apparent on its face from the name of such Affiliate, in each case under this clause (d), other than any such Affiliate that is a bank, financial institution or bona fide debt fund or investment vehicle that is engaged in the making, purchasing, holding or otherwise investing in commercial loans or similar extensions of credit in the ordinary course of business and for which no personnel involved with the relevant competitor (A) make investment decisions or (B) have access to non-public information relating to Holdings, the Borrower or any other Subsidiary). Upon the written request of any Lender in connection with any prospective assignment or participation, the Administrative Agent shall make the list of Disqualified Institutions that have been so identified by name pursuant to this definition available on a confidential basis to such Lender (but such list shall not be posted generally to Lenders). It is understood and agreed that any identification by the Borrower pursuant to this definition after the Closing Date shall not apply retroactively to disqualify any assignment or participation to any Person that shall have become a Lender or a participant prior thereto (but that no further assignments or delegations to, or sales of participations by, may be made to any such Person thereafter).
“Dollars” and the sign “$” mean the lawful money of the United States of America.
“Domestic Subsidiary” means any Subsidiary organized under the laws of the United States of America, any State thereof or the District of Columbia.

“Drawing Document” means any Letter of Credit or other document presented for purposes of drawing under any Letter of Credit.
“Early Opt-in Election” means, if the then-current Benchmark is the Eurodollar Rate, the occurrence of:
(a)a notification by the Administrative Agent to (or the request by the Borrower to the Administrative Agent to notify) each of the other parties hereto, in consultation with the Borrower, that at least five currently outstanding Dollar-denominated syndicated credit facilities at such time contain (as a result of amendment or as originally executed) a SOFR-based rate (including SOFR, a Term SOFR or any other rate based upon SOFR) as a benchmark rate (and such syndicated credit facilities are identified in such notice and are publicly available for review), and
(b)the joint election by the Administrative Agent and the Borrower to trigger a fallback from the Eurocurrency Rate and the provision by the Administrative Agent of written notice of such election to the Lenders.
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country that is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country that is a parent of an institution described in clause (a) above or (c) any financial institution established in an EEA Member Country that is a subsidiary of an institution described in clause (a) or (b) above and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein and Norway.
“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Eligible Accounts” means, at any time, the Accounts owned by the Credit Parties at such time, other than any Account to which (or to any portion of which) any of the exclusionary criteria set forth below applies. Without limiting the right of the Administrative Agent to modify the eligibility criteria in its Permitted Discretion as expressly set forth herein, Eligible Accounts shall not include any Account of any Credit Party:
(a)that (i) is not subject to a valid and perfected first priority Lien in favor of the Collateral Agent created under the Collateral Documents or (ii) is not owned by such Credit Party free and clear of all Liens and of all rights of any other Person, except (A) Liens in favor of the Collateral Agent created under the Collateral Documents, (B) Permitted Encumbrances arising as a matter of law that do not secure Indebtedness for borrowed money and do not have priority over the Lien in favor of the Collateral Agent created under the Collateral Documents and (C) any Lien permitted under Section 6.2(h);
(b)(i) that does not arise from the sale of goods or the performance of services by such Credit Party in the ordinary course of its business and (ii) that arises under any transitional services agreement entered into in connection with any Disposition or in respect of any settlement of litigation or a similar proceeding);

(c)that is not evidenced by an invoice or other documentation reasonably satisfactory to the Administrative Agent (with the Administrative Agent agreeing that it will reasonably consider any form thereof proposed by an Account Debtor) that has been sent to the Account Debtor;
(d)(i) for which the goods giving rise to such Account have not been shipped to the Account Debtor or upon which such Credit Party's right to receive payment is contingent upon the provision of any service or the fulfillment of any further obligation on the part of such Credit Party or (ii) if such Account represents a progress billing consisting of an invoice for goods sold or used or services rendered pursuant to a contract under which the Account Debtor’s obligation to pay that invoice is subject to such Credit Party's completion of further performance under such contract or is subject to the equitable lien of a surety bond issuer;
(e)(i) that arises with respect to goods that are delivered on a bill-and-hold, sale on approval, sale-and-return, consignment, guaranteed sale or any other repurchase or return basis by reason of which the payment by the Account Debtor is or may be conditional or (ii) represent credit card sales or cash-on-delivery sales;
(f)that is payable in any currency other than Dollars;
(g)as to which such Credit Party is not able to bring suit or otherwise enforce its remedies against the Account Debtor through judicial process;
(h)that is the obligation of any Credit Party or any Affiliate of a Credit Party or any director, officer, other employee or equity holder of any Credit Party or any such Affiliate, or by any Person that has any common officer or director with any Credit Party (other than any Person that would not be an Affiliate but for a common officer or director);
(i)that is the obligation of an Account Debtor that is a Governmental Authority, unless, in the case of any Governmental Authority of the United States of America, any State thereof or the District of Columbia, the Administrative Agent, in its Permitted Discretion, has agreed to the contrary in writing and such Credit Party, if necessary or desirable, has complied with respect to such obligation with the Federal Assignment of Claims Act of 1940, or any applicable State, county or municipal law restricting assignment thereof or perfection of Lien thereon;
(j)that is the obligation of an Account Debtor organized under the laws of any jurisdiction other than the United States of America, any State thereof, the District of Columbia or Canada;
(k)that is the obligation of an Account Debtor that is a Sanctioned Person;
(l)to the extent that any defense, counterclaim, setoff or dispute has been asserted as to such Account (but any portion of such Account net of the amount of such defense, counterclaim, setoff or dispute shall not be excluded as an Eligible Account pursuant to this clause);
(m)to the extent that such Credit Party or any Affiliate thereof is liable for goods sold or services rendered by the Account Debtor or any Affiliate thereof to such Credit Party or any Affiliate thereof, or such Credit Party or any Affiliate thereof is otherwise monetarily obligated to the Account Debtor or any Affiliate thereof (whether contingently or otherwise, and including any such obligation in respect of any security or deposit provided by the Account Debtor or any Affiliate thereof to such Credit Party or any Affiliate thereof), but only to the extent of the potential defense, counterclaim or setoff;
(n)to the extent such Account is evidenced by a judgment, or any promissory note, instrument or chattel paper;
(o)such Account is not paid within the earlier of 60 days following its due date or 90 days (or 120 days with respect to Investment Grade Account Debtors and Chewy Account Debtors) following its original invoice date (it being understood in each case that “original invoice date” shall be deemed to be the original invoice date of the first invoice in the case of any Account invoiced more than once (including where any Account was partially paid and such Credit Party created a new receivable for the unpaid portion of such Account));
(p)any Account Debtor obligated on such Account suspends business, makes a general assignment for the benefit of creditors or fails to pay its debts generally as they come due or is assigned by the applicable Credit Party to “prepaid” status;
(q)a petition is filed by or against any Account Debtor obligated on such Account under any Debtor Relief Law;
(r)any check or other instrument of payment with respect to such Account has been returned uncollected for any reason;
(s)that is the obligation of an Account Debtor if 50% or more of all Accounts owing by such Account Debtor and its Affiliates are ineligible pursuant to clause (o) above;
(t)to the extent that such Account, together with all other Accounts owing by such Account Debtor and its Affiliates, as of any date of determination exceed:
(i)in the case of any Investment Grade Account Debtor, 40% of all Eligible Accounts (but only to the extent of such excess);
(ii)in the case of any Chewy Account Debtor, 40% of all Eligible Accounts (but only to the extent of such excess); and
(iii)in the case of any other Account Debtor, 25% of all Eligible Accounts (but only to the extent of such excess);
(u)with respect to any Account of any Walmart Account Debtor, as to which any material covenant, representation or warranty contained in any supplier agreement with the applicable Walmart Account Debtor with respect to such Account has been breached by the applicable Credit Party; or
(v)as to which any of the representations or warranties in the Credit Documents with respect to such Account are untrue in any material respect.
In determining the amount of an Eligible Account, the face amount of an Account shall be reduced by, to the extent not reflected as a reduction in such face amount, unless the Administrative Agent, in its Permitted Discretion, agrees otherwise and without duplication (whether of the exclusionary criteria set forth in the definition of Eligible Accounts or of any Reserve) (i) the amount of all accrued and actual discounts, warranty and other claims, returns, credits or credits pending, promotional program allowances, price adjustments, finance charges, third party commissions and other allowances (including any amount that such Credit Party may be obligated to rebate to an Account Debtor pursuant to the terms of any agreement or understanding (written or oral)) and (ii) the aggregate amount of all Cash and Cash Equivalents received in respect of such Account but not yet applied by such Credit Party to reduce the amount of such Account.
“Eligible Assignee” means (a) any Lender, any Affiliate of any Lender and any Related Fund (any two or more Related Funds of any Lender being treated as a single Eligible Assignee for all purposes hereof) and (b) any commercial bank, insurance company, investment or mutual fund or other Person that is an “accredited investor” (as defined in Regulation D under the Securities Act) and that extends credit or buys loans in the ordinary course of business; provided that in no event shall any natural person (or any holding company, investment vehicle or trust for, or owned or operated for the primary benefit of, a natural person), any Defaulting Lender, any Disqualified Institution, Holdings, the Borrower, any other Subsidiary or any other Affiliate of Holdings be an Eligible Assignee.

“Eligible In-Transit Inventory” means Inventory owned by a Credit Party that would be Eligible Inventory but for the application of clauses (f) and (i) of the definition thereof and that constitutes finished goods to be sold by a Credit Party in the ordinary course of business but at the time of determination is in transit (i) between a domestic distribution center, warehouse, shipping center, plant, factory, or other similar location of the Credit Parties and another such domestic location of the Credit Parties or (ii) from a veterinary facility to a domestic distribution center, warehouse, shipping center, plant, factory, or other similar location of the Credit Parties; provided that Eligible In-Transit Inventory shall exclude all Eligible On-Hand Finished Goods Inventory and any Eligible Inventory not located in the continental United States, provided, further that no Eligible Inventory shall be Eligible In-Transit Inventory unless it (i) has been in-transit for less than 30 days and (ii) has been fully paid for at the time of shipment to or by any Credit Party.

“Eligible Inventory” means, at any time, the Inventory owned by the Credit Parties at such time, other than any Inventory to which any of the exclusionary criteria set forth below applies. Without limiting the right of the Administrative Agent to modify the eligibility criteria in its Permitted Discretion as expressly set forth herein, Eligible Inventory shall not include any Inventory of any Credit Party that:
(a)(i) is not subject to a valid and perfected first priority Lien in favor of the Collateral Agent created under the Collateral Documents or (ii) is not owned by such Credit Party free and clear of all Liens and of all rights of any other Person, except (A) Liens in favor of the Collateral Agent created under the Collateral Documents, (B) Permitted Encumbrances arising as a matter of law that do not secure Indebtedness for borrowed money and do not have priority over the Lien in favor of the Collateral Agent created under the Collateral Documents, (C) in the case of Inventory referred to in clause (d) or (f) below, the Lien thereon of the landlord or the warehouseman or other bailee, as the case may be, if a Rent Reserve or another Reserve has been established with respect to such Lien on such Inventory and (D) any Lien permitted under Section 6.2(h);
(b)is not located at a location in the United States of America;
(c)the salability of such Inventory is subject to a license agreement that has expired, terminated or otherwise ceased to be in full force and effect;
(d)is located on real property leased by a Credit Party, unless (i) the applicable landlord has executed and delivered to the Administrative Agent a Collateral Access Agreement with respect to such location or (ii) the Administrative Agent has established a Rent Reserve; provided that, prior to the date that is 60 days after the Closing Date (or such later date as may be agreed to by the Administrative Agent), with respect to any Inventory held at any location reasonably agreed between the Borrower and the Administrative Agent prior to the Closing Date, such Inventory shall not be deemed to be ineligible solely as a result of this clause (d);
(e)is located on real property owned by a Credit Party subject to a mortgage (or a similar Lien) in favor of a Person other than the Collateral Agent (or the administrative agent, collateral agent or a similar representative in respect of any Permitted Term Indebtedness), unless (i) a mortgagee waiver has been delivered to the Administrative Agent in form and substance reasonably satisfactory to it or (ii) an appropriate Reserve has been established by the Administrative Agent in its Permitted Discretion;
(f)(i) is located in a third party warehouse or is otherwise in the possession of a warehouseman, repairman, mechanic, shipper, freight forwarder, customs broker or other bailee or (ii) is located at a or is otherwise in the possession of a third party processor, unless (A) such warehouseman repairman, mechanic, shipper, freight forwarder, customs broker or other bailee has executed and delivered to the Administrative Agent a Collateral Access Agreement with respect to such Inventory or (B) an appropriate Reserve has been established by the Administrative Agent in its Permitted Discretion;
(g)(i) is on consignment to any consignee, subject to bailment or lease, or not otherwise owned by a Credit Party or (ii) it has been shipped to a customer, regardless of whether such shipment is on a consignment basis;
(h)is to be returned to the vendor or marked for return to the vendor;
(i)is located at any site if the aggregate book value of Inventory at such location is less than $100,000;
(j)(i) is not in good and saleable condition, (ii) is not, in the Administrative Agent’s Permitted Discretion, readily marketable in its current form, or (iii) is used, vintage, imperfects, damaged, defective, shopworn, seconds, returns, marked for return, subject to recall, sub-assembly categories, damages locations, not found, in production or unmerchantable;
(k)consists of supplies used or consumed in a Credit Party’s business or spare parts, maintenance parts, accessories, display items, prototypes, packaging or shipping materials, literature materials, display items or sample inventory, customer supplied parts or Inventory or replacement parts;
(l)consists of goods that have been returned or rejected by any customer;
(m)consists of (i) Hazardous Materials or Inventory that can be transported or sold only with Governmental Authorizations that are not readily available, (ii) Goods that do not conform in all material respects to all standards imposed by any applicable Governmental Authority;
(n)is expiring or has an expiry date within the next six months;
(o)contains or bears any Intellectual Property rights of any Person other than such Credit Party (including any Intellectual Property licensed to the Borrower or any Subsidiary) unless the Administrative Agent is reasonably satisfied that it may sell or otherwise dispose of such Inventory without (i) infringing the rights of such other Person, violating any Contract Obligation with such other Person or  (iii) incurring any obligation or liability with respect to payment of royalties, other than royalties that would be incurred as a result of sale of such Inventory if such Inventory were sold by a Credit Party and as to which an appropriate Reserve shall have been established by the Administrative Agent;
(p)is not covered by casualty insurance as required by the provisions of this Agreement: or
(q)as to which any of the representations or warranties in the Credit Documents with respect to such Inventory are untrue in any material respect.
“Eligible Investment Grade Accounts” means, as of any date of determination, the aggregate amount of all Accounts owned by the Credit Parties that satisfy the criteria set forth in the definition of “Eligible Accounts” and, in addition, the Account Debtor is an Investment Grade Account Debtor and the Borrower has elected, in its sole discretion, to treat such Accounts as “Eligible Investment Grade Accounts”.
“Eligible On-Hand Inventory” means, as of any date of determination, Eligible Inventory consisting of finished goods to be sold by a Credit Party in the ordinary course of business, which at such time, is located at a warehouse, distribution center, factory or plant (excluding all Eligible In-Transit Inventory).
“Eligible Other Accounts” means, as of any date of determination, the aggregate amount of all Accounts owned by the Credit Parties that satisfy the criteria set forth in the definition of “Eligible Accounts” (other than any Eligible Investment Grade Accounts).
“Employee Benefit Plan” means any “employee benefit plan”, as defined in Section 3(3) of ERISA, that is sponsored, maintained or contributed to by, or required to be contributed to by, Holdings, the Borrower or any other Restricted Subsidiary.
“Environmental Claim” means any investigation, written notice or demand, claim, action, suit, proceeding, abatement order or other order or directive (conditional or otherwise) by any Governmental Authority or by or on behalf of any other Person, arising (a) pursuant to or in connection with any actual or alleged violation of, or liability under, any Environmental Law, (b) in connection with any presence or Release of any Hazardous Material or any actual or alleged Hazardous Materials Activity or (c) in connection with any actual or alleged damage, injury, threat or harm to the health and safety of any Person or to natural resources or the environment.
“Environmental Laws” means all applicable laws (including common law), statutes, ordinances, orders, rules, regulations, codes, decrees, directives, judgments, Governmental Authorizations or any other requirements of, or binding agreements with, Governmental Authorities relating to (a) pollution or protection of the environment and natural resources, (b) the generation, use, storage, transportation, recycling or disposal, including the arrangement for recycling or disposal, or Release of, or exposure to, Hazardous Materials or (c) occupational safety and health or industrial hygiene, each with respect to the protection of human health from exposure to Hazardous Materials.
“Equity Interests” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), including partnership interests and membership interests, and any and all warrants, rights or options to purchase or acquire any of the foregoing (other than, prior to the date of such conversion, Indebtedness that is convertible into any such Equity Interests).
“ERISA” means the Employee Retirement Income Security Act of 1974.
“ERISA Affiliate” means, with respect to any Person, (a) any corporation that is a member of a controlled group of corporations within the meaning of Section 414(b) of the Internal Revenue Code of which such Person is a member, (b) any trade or business (whether or not incorporated) that is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Internal Revenue Code of which such Person is a member and (c) for purposes of provisions relating to Section 412 of the Internal Revenue Code, any member of an affiliated service group within the meaning of Section 414(m) or 414(o) of the Internal Revenue Code of which such Person, any corporation described in clause (a) above or any trade or business described in clause (b) above is a member.
“ERISA Event” means (a) a “reportable event” within the meaning of Section 4043(c) of ERISA and the regulations issued thereunder with respect to any Pension Plan (excluding those for which the provision for notice to the PBGC is waived), (b) the failure of Holdings, the Borrower, any other Restricted Subsidiary or any of their respective ERISA Affiliates to meet the minimum funding standard of Section 412 of the Internal Revenue Code or Section 302 of ERISA with respect to any Pension Plan, (c) the filing pursuant to Section 412(c) of the Internal Revenue Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Pension Plan, (d) the failure to make by its due date a required installment under Section 430(j) of the Internal Revenue Code with respect to any Pension Plan or the failure of Holdings, the Borrower, any other Restricted Subsidiary or any of their respective ERISA Affiliates to make any required contribution to a Multiemployer Plan (unless any such failures are corrected by the final due date for the plan year for which such failures occurred), (e) the provision by the administrator of any Pension Plan pursuant to Section 4041(a)(2) of ERISA of a written notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA, (f) the withdrawal by Holdings, the Borrower, any other Restricted Subsidiary or any of their respective ERISA Affiliates from any Pension Plan with two or more contributing sponsors or the termination of any such Pension Plan resulting in liability to Holdings, the Borrower, any other Restricted Subsidiary or any of their respective Affiliates pursuant to Section 4063 or 4064 of ERISA, (g) the institution by the PBGC of proceedings to terminate any Pension Plan, or the occurrence of any condition or event that could reasonably be expected to constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan, (h) the imposition of liability on Holdings, the Borrower, any other Restricted Subsidiary or any of their respective ERISA Affiliates pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA, (i) the withdrawal of Holdings, the Borrower, any other Restricted Subsidiary or any of their respective ERISA Affiliates in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any potential liability therefor, (j) the receipt by Holdings, the Borrower, any other Restricted Subsidiary or any of their respective ERISA Affiliates of notice from any Multiemployer Plan (i) that such Multiemployer Plan is in insolvency pursuant to 4245 of ERISA, (ii) that such Multiemployer Plan is in “endangered” or “critical” status (within the meaning of Section 432 of the Internal Revenue Code or Section 305 of ERISA) or (iii) that such Multiemployer Plan intends to terminate or has terminated under Section 4041A or 4042 of ERISA, (k) the occurrence of an act or omission that could reasonably be expected to give rise to the imposition on Holdings, the Borrower or any other Restricted Subsidiary of fines, penalties, taxes or related charges under Chapter 43 of the Internal Revenue Code in respect of any Employee Benefit Plan, (l) the occurrence of an act or omission that could reasonably be expected to give rise to the imposition on Holdings, the Borrower, any other Restricted Subsidiary of fines, penalties, taxes or related charges under Section 409, Section 502(c), 502(i) or 502(l), or Section 4071 of ERISA in respect of any Employee Benefit Plan, (m) the assertion of a claim (other than routine claims for benefits) against any Pension Plan or the assets thereof, or against Holdings, the Borrower, any other Restricted Subsidiary or any of their respective ERISA Affiliates in connection with any Pension Plan, (n) a written determination that any Pension Plan is, or is reasonably expected to be, in “at risk” status (as defined in Section 430(i)(4) of the Internal Revenue Code or Section 303(i)(4) of ERISA) with respect to any plan year, (o) the imposition of a Lien pursuant to Section 430(k) of the Internal Revenue Code or ERISA or (p) the occurrence of a non-exempt “prohibited transaction” (as defined in Section 4975 of the Internal Revenue Code or Section 406 of ERISA).
“Erroneous Payment” as defined in Section 9.12(a).
“Erroneous Payment Deficiency Assignment” as defined in Section 9.12(d).
“Erroneous Payment Impacted Class” as defined in Section 9.12(d).
“Erroneous Payment Return Deficiency” as defined in Section 9.12(d).
“Erroneous Payment Subrogation Rights” as defined in Section 9.12(d).
“Escrow Account” means a deposit or securities account of an Escrow Subsidiary established by it at a financial institution (any such financial institution, an “Escrow Agent”) and that contains solely Escrow Funds with respect to Escrow Indebtedness issued by such Escrow Subsidiary.
“Escrow Account Documents” means the agreement(s) governing an Escrow Account and any other documents entered in order to grant to the applicable Escrow Agent (or its designee) Liens on the Escrow Funds on deposit in or credited to such Escrow Account.
“Escrow Agent” as defined in the definition of the term “Escrow Account”.
“Escrow Funds” means the sum of (a) the net proceeds of any Escrow Indebtedness, (b) an amount equal to (i) all interest that could accrue on such Escrow Indebtedness from and including the date of incurrence thereof to and including the date of any potential “special mandatory redemption” (or similar repayment obligation) to occur if the proceeds of such Escrow Indebtedness are not released from the applicable Escrow Account, plus (ii) the amount of any original issue discount on such Escrow Indebtedness, plus (iii) all fees and expenses that are incurred in connection with the incurrence of such Escrow Indebtedness and all fees, expenses or other amounts (for the avoidance of doubt, other than principal) payable in connection with any “special mandatory redemption” (or similar repayment obligation) applicable to such Escrow Indebtedness, and (c) any income, proceeds or products of the foregoing, in each case, so long as each of the foregoing is on deposit in an Escrow Account.
“Escrow Indebtedness” means any Indebtedness of an Escrow Subsidiary incurred after the Closing Date, but only so long as (a) all the net proceeds of such Indebtedness are deposited into an Escrow Account upon the incurrence thereof and, in the event such proceeds are not released from such Escrow Account, such proceeds are required, pursuant to the terms of the definitive documents evidencing or governing such Indebtedness, to be applied to redeem or otherwise discharge or satisfy such Indebtedness pursuant to a “special mandatory redemption” provision (or other similar provision) and (b) such Indebtedness is not Guaranteed by any Person other than an Escrow Subsidiary.
“Escrow Indebtedness Documents” means, with respect to any Escrow Indebtedness, (a) the definitive documents evidencing or governing the rights of the holders of such Escrow Indebtedness,

(b) the Escrow Account Documents relating to such Escrow Indebtedness and (c) any other documents entered into by the applicable Escrow Subsidiary in connection with such Escrow Indebtedness.
“Escrow Subsidiary” means a newly formed Subsidiary that (a) shall have been identified to the Administrative Agent as such promptly following its formation and (b) does not hold or have any assets or liabilities other than any Escrow Indebtedness, any Escrow Funds, any Escrow Accounts and such Subsidiary’s rights and obligations under any Escrow Indebtedness Documents.
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.
“Eurodollar Rate Borrowing” means a Borrowing comprised of Eurodollar Rate Loans.
“Eurodollar Rate Loan” means a Loan bearing interest at a rate determined by reference to the Adjusted Eurodollar Rate.
“Event of Default” means any condition or event set forth in Section 8.1.
“Excess Availability” means, at any time, an amount equal to (a) the lesser of (i) the Maximum Credit and (ii) the Borrowing Base then in effect minus (b) the Total Utilization of Revolving Commitments.
“Exchange Act” means the United States Securities Exchange Act of 1934.
“Excluded Property” as defined in the definition of the term “Collateral and Guarantee Requirement”.
“Excluded Swap Obligation” means, with respect to any Guarantor at any time, any obligation (a “Swap Obligation”) to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act, if, and to the extent that, all or a portion of the guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any guarantee thereof) is illegal at such time under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act at the time such guarantee or grant of a security interest becomes effective with respect to such related Swap Obligation
“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, United States federal withholding Taxes imposed (or that would be imposed) on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment requested by the Borrower under Section 2.22) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.19, amounts with respect to such

Taxes were payable either to such Lender’s assignor immediately before such Lender acquired the applicable interest in such Loan or Commitment or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.19(g) and (d) any United States federal withholding Taxes imposed under FATCA.
“Existing Field Examination” means the final field examination report prepared by LCG Advisors on behalf of East West Bank in connection with the Existing Indebtedness Agreements and delivered to the Administrative Agent prior to the Closing Date.
“Existing Holdings Mirror Indebtedness” means Indebtedness evidenced by the Convertible Promissory Note dated as of May 19, 2020 issued by Holdings in favor of the Parent Company in an aggregate principal amount equal to $143,750,000 and outstanding on the Closing Date.
“Existing Indebtedness Agreements” means (a) the Amended and Restated Credit Agreement dated as of January 17, 2018 among the Borrower, as borrower and borrower representative, the other credit parties party thereto, the lenders party thereto and East West Bank, as administrative agent, letter of credit issuer and swingline lender, (b) the Amended and Restated Term Loan Credit Agreement dated as of July 8, 2019 among the Borrower, as borrower, the lenders party thereto and Ares Capital Corporation, as administrative agent, and (c) the VIP Indebtedness Agreements, in each case, as amended, supplemented or otherwise modified and in effect immediately prior to the Closing Date.
“Existing Letter of Credit” means each letter of credit previously issued by any Issuing Bank for the account of Holdings, the Borrower or any other Restricted Subsidiary that is outstanding on the Closing Date and listed on Schedule 2.3.
“Existing Revolving Borrowings” as defined in Section 2.23(e)(i).
“Extended/Modified Commitments” as defined in the definition of the term “Extension/Modification Permitted Amendment”.
“Extended/Modified Loans” as defined in the definition of the term “Extension/Modification Permitted Amendment”.
“Extending/Modifying Lenders” as defined in Section 2.24(a).
“Extension/Modification Agreement” means an Extension/Modification Agreement, in form and substance reasonably satisfactory to the Administrative Agent and the Borrower, among the Borrower, the Administrative Agent and one or more Extending/Modifying Lenders, effecting one or more Extension/Modification Permitted Amendments and such other amendments hereto and to the other Credit Documents as are contemplated by Section 2.24.
“Extension/Modification Offer” as defined in Section 2.24(a).
“Extension/Modification Permitted Amendment” means an amendment to this Agreement and the other Credit Documents, effected in connection with an Extension/Modification Offer pursuant to Section 2.24, providing for (a) an extension of the Maturity Date and/or (b) an increase or decrease in the interest margins, benchmark rate floors, fixed interest rates or fees, in each case, applicable to the Loans and/or Commitments of the Extending/Modifying Revolving Lenders of the applicable Extension/Modification Request Class (such Loans or Commitments being referred to as the

“Extended/Modified Loans” or “Extended/Modified Commitments”, as applicable) and, in connection therewith:
(a)an increase in the fees payable to, or the inclusion of new fees to be payable to, the Extending/Modifying Lenders in respect of such Extension/Modification Offer or their Extended/Modified Commitments, and/or
(b)an addition of any covenants applicable to Holdings, the Borrower and/or the other Restricted Subsidiaries, provided that to the extent such covenants are not consistent with those applicable to the Loans or Commitments of the applicable Extension/Modification Request Class, such differences shall be reasonably satisfactory to the Administrative Agent (except for covenants (i) beneficial to the Lenders where this Agreement is amended to include such covenants for the benefit of all Lenders or (ii) applicable only to periods after the latest Maturity Date in effect at the time of effectiveness of the applicable Extension/Modification Agreement).
“Extension/Modification Request Class” as defined in Section 2.24(a).
“Facility” means any real property (including all buildings, fixtures or other improvements located thereon) now, hereafter or heretofore owned, leased, operated or used by Holdings, the Borrower or any other Restricted Subsidiary or any of their respective predecessors or Affiliates.
“Fair Share” as defined in Section 7.2(b).
“Fair Share Contribution Amount” as defined in Section 7.2(b).
“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code, and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Internal Revenue Code.
“Federal Funds Effective Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Effective Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Effective Rate for such day shall be the average rate charged to the Administrative Agent on such day on such transactions as shall be determined by the Administrative Agent, provided that, notwithstanding the foregoing, the Federal Funds Effective Rate shall at no time be less than zero.
“FILO Class” as defined in Section 2.23(f).
“Financial Covenant” means the covenant set forth in Section 6.7.
“Financial Officer” means, with respect to any Person, any individual holding the position of chief financial officer, treasurer or corporate controller of such Person; provided that, when such term is used in reference to any document executed by, or a certification of, a Financial Officer, the secretary, assistant secretary or other Authorized Officer of such Person shall have delivered an incumbency certificate to the Administrative Agent as to the authority of such individual.
“Financial Officer Certification” means, (a) with respect to any consolidated financial statements of the Borrower, a certificate of a Financial Officer of the Borrower stating that such financial statements present fairly, in all material respects, the consolidated financial position of Holdings and its Subsidiaries as of the dates indicated and the consolidated results of their operations and their cash flows for the periods indicated in conformity with GAAP applied on a consistent basis (except as otherwise disclosed in such financial statements), subject to changes resulting from audit and normal year-end adjustments and the absence of certain footnotes, and (b) with respect to any Unrestricted Subsidiary Reconciliation Statement, a certificate of a Financial Officer of the Borrower stating that such reconciliation statement accurately reflects all adjustments necessary to treat the Unrestricted Subsidiaries as if they were not consolidated with Holdings and to otherwise eliminate all accounts of the Unrestricted Subsidiaries and reflects no other adjustment from the related GAAP financial statement (except as otherwise disclosed in such reconciliation statement).
“First Lien Net Leverage Ratio” means, as of any date, the ratio of (a) Consolidated First Lien Net Debt as of such date to (b) Consolidated Adjusted EBITDA for the Test Period most recently ended on or prior to such date.
“Fiscal Quarter” means a fiscal quarter of any Fiscal Year.
“Fiscal Year” means the fiscal year of Holdings, the Borrower and the other Subsidiaries ending on December 31 of each calendar year.
“Fixed Amounts” as defined in Section 1.2(c).
“Fixed Charge Coverage Ratio” means the ratio, as of the last day of any Test Period, of (a) (i) Consolidated Adjusted EBITDA for such Test Period minus (ii) Consolidated Capital Expenditures for such Test Period paid or payable in Cash by Holdings, the Borrower and the other Restricted Subsidiaries (excluding (A) any portion thereof financed with the net cash proceeds of any incurrence of Long-Term Indebtedness (other than Loans or loans under other revolving credit facilities), any Disposition of assets constituting all or substantially all of the assets of a business unit, division, product line or line of business of Holdings, the Borrower and the other Restricted Subsidiaries, or any insurance/condemnation event, (B) any Capital Expenditures to the extent that (1) any property, plant or equipment was exchanged for credit against the purchase price of the property, plant or equipment that is the subject of such Capital Expenditure, in each case in the ordinary course of business, or (2) the proceeds of any Disposition of any property, plant or equipment were applied promptly after the receipt thereof to the purchase price of the property, plant or equipment that is the subject of such Capital Expenditure, and such acquired assets constitute similar replacement property of such disposed assets and (C) any Capital Expenditure made in the period commencing on the Closing Date and ending on the last day of the eighteenth full month ended after the Closing Date to the extent paid for from up to $20,000,000 of cash on hand of the Credit Parties as of the Closing Date), minus (iii) taxes based on income, revenues, profits or capital, including federal, foreign, state, local, franchise, excise and similar taxes paid in Cash by Holdings, the Borrower and the other Restricted Subsidiaries during such Test Period, to (b) Consolidated Fixed Charges for such Test Period.
“Flood Certificate” means a life of loan “Standard Flood Hazard Determination Form” of the Federal Emergency Management Agency.

“Flood Hazard Property” means any Real Estate Asset subject to a Mortgage or required pursuant to the terms hereof to become subject to a Mortgage in favor of the Collateral Agent, for the benefit of the Secured Parties, and located in an area designated by the Federal Emergency Management Agency as having special flood or mud slide hazards.
“Flood Program” means the National Flood Insurance Program created by the US Congress pursuant to (a) the National Flood Insurance Act of 1968, (b) the Flood Disaster Protection Act of 1973, (c) the National Flood Insurance Reform Act of 1994, (d) the Flood Insurance Reform Act of 2004 and (e) the Biggert-Waters Flood Insurance Reform Act of 2012, and any regulations promulgated thereunder or any successor statutes.
“Flood Zone” means areas having special flood hazards as described in the National Flood Insurance Act of 1968, as now or hereafter in effect or any successor statute thereto.
“Floor” means the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to the Eurodollar Rate.
“Foreign Lender” means a Lender that is not a US Person.
“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.
“Fronting Exposure” means, at any time there is a Revolving Lender that is a Defaulting Lender, (a) with respect to any Issuing Bank, such Defaulting Lender’s applicable Pro Rata Share of the Letter of Credit Usage attributable to Letters of Credit issued by such Issuing Bank, other than any portion of such Pro Rata Share that (i) shall have been funded by such Defaulting Lender pursuant to Section 2.3(e) or (ii) has been reallocated to other Revolving Lenders in accordance with Section 2.21(a)(iii) or Cash Collateralized in accordance with the terms hereof, (b) with respect to the Swing Line Lender, such Defaulting Lender’s applicable Pro Rata Share of the aggregate principal amount of the Swing Line Loans outstanding at such time, other than any portion of such Pro Rata Share that (i) shall have been funded by such Defaulting Lender pursuant to Section 2.26(c) or (ii) has been reallocated to other Revolving Lenders in accordance with Section 2.21(a)(iii) or Cash Collateralized in accordance with the terms hereof, and (c)  with respect to the Administrative Agent, such Defaulting Lender’s applicable Pro Rata Share of the aggregate principal amount of the Protective Advances outstanding at such time, other than any portion of such Pro Rata Share that (i) shall have been funded by such Defaulting Lender pursuant to Section 2.2(b) or (ii) has been reallocated to other Revolving Lenders in accordance with Section 2.21(a)(iii) or Cash Collateralized in accordance with the terms hereof.
“Funding Notice” means a notice substantially in the form of Exhibit G-1 or any other form approved by the Administrative Agent and the Borrower.
“GAAP” means, at any time, subject to Section 1.2(a), United States generally accepted accounting principles as in effect at such time, applied in accordance with the consistency requirements thereof.
“Goods” as defined in Article 9 of the UCC as in effect from time to time in the State of New York.

“Governmental Act” means any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or Governmental Authority.
“Governmental Authority” means any federal, state, municipal, national, supranational or other government, governmental department, commission, board, bureau, court, agency or instrumentality or political subdivision thereof or any entity, officer or examiner exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case whether associated with the United States of America, any State thereof or the District of Columbia or a foreign entity or government (including any supra-national body exercising such powers or functions, such as the European Union or the European Central Bank).
“Governmental Authorization” means any permit, license, registration, approval, exemption, authorization, plan, directive, binding agreement, consent order or consent decree made to, or issued, promulgated or entered into by or with, any Governmental Authority.
“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, Securities or services for the purpose of assuring the owner of such Indebtedness of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness; provided that the term “Guarantee” shall not include (i) endorsements for collection or deposit in the ordinary course of business or (ii) reasonable indemnity obligations entered into in connection with any Acquisition or any Disposition permitted hereunder (other than any such obligations with respect to Indebtedness). The amount, as of any date of determination, of any Guarantee shall be the principal amount outstanding on such date of Indebtedness guaranteed thereby (or, in the case of (A) any Guarantee the terms of which limit the monetary exposure of the guarantor or (B) any Guarantee of an obligation that does not have a principal amount, the maximum monetary exposure as of such date of the guarantor under such Guarantee (as determined, in the case of clause (A), pursuant to such terms or, in the case of clause (B), in good faith by a Financial Officer of the Borrower)).
“Guarantor Subsidiary” means each Restricted Subsidiary that is a party hereto as a “Guarantor Subsidiary” and a party to the Pledge and Security Agreement as a “Grantor” thereunder (it being understood, for the avoidance of doubt, that no Subsidiary that is excluded from being a Designated Subsidiary shall be required to be a Guarantor Subsidiary). Unless the context requires otherwise, the term “Guarantor Subsidiary” shall include the Borrower.
“Guarantors” means Holdings and each Guarantor Subsidiary; provided that, for purposes of Section 7, the term “Guarantors” shall also include the Borrower solely for purposes of the Guarantee of Obligations of the other Credit Parties pursuant to Section 7.
“Hazardous Materials” means any chemical, material, waste or substance that is prohibited, limited or regulated by or pursuant to any Environmental Law, and any petroleum products, distillates or byproducts and all other hydrocarbons, radon, asbestos or asbestos-containing materials, urea formaldehyde foam insulation, polychlorinated biphenyls, chlorofluorocarbons and all other ozone-depleting substances, and heavy metals.

“Hazardous Materials Activity” means any activity, event or occurrence involving any Hazardous Materials, including the generation, use, storage, transportation, recycling or disposal, including the arrangement for recycling or disposal, or Release of, or exposure to, or presence of, any Hazardous Materials, and any treatment, abatement, removal, remediation, corrective action or response action with respect to any of the foregoing.
“Headquarters Property” means the Real Estate Asset owned by the Borrower and located at 230 E. Riverside Drive, Eagle, Idaho 83616, including any parcels adjacent thereto acquired after the Closing Date (and all improvements and fixtures attached to any of the foregoing).
“Hedge Agreement” means any agreement with respect to any swap, forward, future or derivative transaction, or any option or similar agreement, involving, or settled by reference to, one or more rates, currencies, commodities, prices of equity or debt securities or instruments, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value, or any similar transaction or combination of the foregoing transactions; provided that no phantom stock, stock option, stock appreciation right or similar plan or right providing for payments only on account of services provided by current or former directors, officers, employees or consultants of Holdings, the Borrower or any other Subsidiaries shall be a Hedge Agreement.
“Hedge Provider” means any Person that (a) is, or was on the Closing Date, an Agent, an Arranger or any Affiliate of any of the foregoing, whether or not such Person shall have been an Agent, an Arranger or any Affiliate of any of the foregoing at the time the applicable Hedge Agreement was entered into, (b) is a counterparty to a Hedge Agreement in effect on the Closing Date and is a Lender or an Affiliate of a Lender as of the Closing Date or (c) becomes a counterparty after the Closing Date to a Hedge Agreement at a time when such Person is a Lender or an Affiliate of a Lender.
“Highest Lawful Rate” means the maximum lawful interest rate, if any, that at any time or from time to time may be contracted for, charged or received under the laws applicable to any Lender that are presently in effect or, to the extent allowed by law, under such applicable laws that may hereafter be in effect and that allow a higher maximum nonusurious interest rate than applicable laws now allow.
“Historical Financial Statements” means the audited consolidated balance sheet and related audited statements of (loss) income, stockholders’ equity and cash flows, in each case prepared in conformity with GAAP, of Holdings and its consolidated Subsidiaries for the Fiscal Year ended December 31, 2020.
“Holdings” as defined in the preamble hereto; provided that Holdings may merge, amalgamate or consolidate with or into, or Dispose of substantially all of its assets to, any other Person that is a Parent so long as (a) Holdings shall be the continuing or surviving Person or (b) if the Person formed by or surviving any such merger, amalgamation, consolidation or disposition is not Holdings (any such Person, “Successor Holdings”), (i) Successor Holdings shall directly own 100% of the Equity Interests of the Borrower, (ii) Successor Holdings shall be an entity organized under the laws of the United States, any State thereof or the District of Columbia, (iii) Successor Holdings shall expressly assume all the obligations of Holdings under this Agreement and the other Credit Documents (and the other Credit Parties shall expressly reconfirm their Obligations under the Credit Documents) pursuant to an agreement or agreements in form and substance reasonably satisfactory to the Administrative Agent, (iv)(A) all Equity Interests of the Borrower and substantially all of the other assets of Holdings shall be contributed or otherwise transferred, directly or indirectly, to Successor Holdings and pledged to secure the Obligations and (B) all Equity Interests and all other assets of the Borrower and the Guarantor Subsidiaries that constituted Collateral prior to such substitution shall remain Collateral and shall remain subject to Liens thereon securing the Obligations that are valid and enforceable to the same extent as such Liens were valid and enforceable prior to such substitution, and (v) the Administrative Agent shall have received at least five Business Days’ prior written notice (or such shorter period as the Administrative Agent may agree in its reasonable discretion) of the proposed transaction and Holdings, Successor Holdings and the Borrower shall promptly and in any event at least three Business Days’ prior to the consummation of the transaction provide all information any Lender or any Agent may reasonably request to satisfy its “know your customer”, Beneficial Ownership Certification and other similar requirements necessary for such Person to comply with its internal compliance and regulatory requirements with respect to the proposed Successor Holdings; provided further that if the foregoing requirements are satisfied, Successor Holdings will succeed to, and be substituted for, Holdings under this Agreement and the other Credit Documents.
“Incremental Facility Agreement” means an Incremental Facility Agreement, in form and substance reasonably satisfactory to the Administrative Agent and the Borrower, among the Borrower, the Administrative Agent and one or more Incremental Lenders, establishing Incremental Revolving Commitments of any Class, specifying the purposes for which the proceeds of the Loans made pursuant thereto will be used and effecting such other amendments hereto and to the other Credit Documents as are contemplated by Section 2.23.
"Incremental Revolving Commitment" means, with respect to any Lender, the commitment, if any, of such Lender, established pursuant to an Incremental Facility Agreement and Section 2.23, to make Revolving Loans and to acquire participations in Letters of Credit, Swing Line Loans and Protective Advances hereunder, expressed as an amount representing the maximum aggregate permitted amount of such Lender's Revolving Exposure under such Incremental Facility Agreement.
"Incremental Revolving Lender" means a Lender with an Incremental Revolving Commitment.
“Incremental Term Amount” means, as of any date of determination, an amount equal to:
(a)(i) the sum of (A) the greater of (1) $83,000,000 and (2) 100% of Consolidated Adjusted EBITDA for the Test Period most recently ended on or prior to such date (determined after giving Pro Forma Effect to the incurrence of Indebtedness with respect to which the Incremental Amount is being determined and the use of proceeds thereof), plus (B) the aggregate principal amount of Permitted Pari Passu Secured Term Indebtedness that is voluntarily prepaid or, to the extent of Cash spent, repurchased by the Borrower pursuant to the Permitted Term Indebtedness Documents, in each case, prior to such date and to the extent not financed with the proceeds of any Long-Term Indebtedness (other than revolving credit Indebtedness), minus (ii) the sum of (A) the aggregate outstanding principal amount of Permitted Pari Passu Secured Term Indebtedness (or, to the extent established but not yet funded, the aggregate amount of commitments to make Permitted Pari Passu Secured Term Indebtedness in effect) that shall have been established prior to such date in reliance on this clause (a), and (B) the aggregate outstanding principal amount of any Permitted Term Indebtedness that shall have been incurred prior to such date in reliance on this clause (a) (the amounts available on such date under this clause (a) being referred to as the “Unrestricted Incremental Term Amount”), plus
(b)an additional amount so long as, in the case of this clause (b), after giving Pro Forma Effect to the incurrence of Indebtedness with respect to which the Incremental Term Amount is being determined and the use of proceeds thereof (but without netting the Cash proceeds of such Indebtedness and any other Indebtedness incurred substantially concurrently therewith), and assuming, solely for purposes of this determination, that the entire amount of commitments to make Permitted Term Indebtedness in effect with respect to which the Incremental Term Amount is being determined are fully funded as loans, the Specified Permitted Term Indebtedness Ratio Requirement has been satisfied (the amounts available on such date under this clause (b) being referred to as the “Incurrence-Based Incremental Term Amount”);

provided that (I) if, for purposes of determining capacity under clause (b) above, Pro Forma Effect is given to the entire committed amount of any Indebtedness with respect to which the Incremental Term Amount is being determined, such committed amount may thereafter be borrowed and reborrowed, in whole or in part, from time to time, without any further testing under this definition (provided that such committed amount shall, solely for purposes of calculating availability under clause (b) above, at all times thereafter be deemed to be fully funded as Indebtedness for borrowed money), (II) in the case of any Permitted Term Indebtedness established or incurred concurrently in reliance on the Unrestricted Incremental Term Amount and in reliance on clause (b) above, the amount of such Permitted Term Indebtedness established or incurred in reliance on the Unrestricted Incremental Term Amount shall be disregarded for purposes of calculating any ratio under the Specified Permitted Term Indebtedness Ratio Requirement under clause (b) above, (III) in the case of any Permitted Term Indebtedness established or incurred in reliance on clause (b) above, any Loans incurred concurrently therewith or any other Indebtedness incurred concurrently therewith pursuant to and in accordance with any clause of Section 6.1 that does not require observance of the First Lien Net Leverage Ratio, the Secured Net Leverage Ratio or the Total Net Leverage Ratio shall be disregarded for purposes of calculating any ratio under the Specified Permitted Term Indebtedness Ratio Requirement under clause (b) above, (IV) in the case of any Permitted Term Indebtedness established or incurred in reliance on clause (b) above, to the extent the proceeds thereof are intended to be applied to finance a Limited Conditionality Transaction, at the election of the Borrower, Pro Forma Compliance with the Specified Permitted Term Indebtedness Ratio Requirement may be tested in accordance with the provisions of Section 1.2(e), (V) any portion of any Permitted Term Indebtedness established or incurred in reliance on clause (a) above shall be reclassified as provided in Section 1.2(d), and (VI) any Permitted Term Indebtedness may be established or incurred in reliance on clause (a) or (b) above regardless of whether there is capacity under any such other clause above, or may be established or incurred in reliance in part on clause (a) or (b) above and in part on any such other clause above, all as determined by the Borrower in its sole discretion, provided that absent an election by the Borrower, to the extent that the applicable requirements have been satisfied, such incurrence shall be deemed to have been made pursuant to clause (b) above.

“incur” means to create, incur, assume or, in the case of any Indebtedness, otherwise become liable with respect to such Indebtedness.
“Incurrence-Based Amounts” as defined in Section 1.2(c).
“Indebtedness” means, with respect to any Person, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person (excluding trade accounts payable incurred in the ordinary course of business), (d) all obligations of such Person in respect of deferred purchase price of property or services (excluding (i) current accounts payable incurred in the ordinary course of business, (ii) deferred compensation payable to directors, officers or employees of such Person or any of its Subsidiaries and (iii) any purchase price adjustment or earnout obligation incurred in connection with any Acquisition until such obligation (A) becomes fixed and determined and (B) has not been paid within 30 days after becoming due and payable, (e) all Capital Lease Obligations of such Person, (f) the maximum aggregate amount (determined after giving effect to any prior drawings or reductions that have been reimbursed) of all letters of credit and letters of guaranty in respect of which such Person is an account party, (g) the principal component of all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, (h) all Indebtedness of others secured by any Lien on any property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed by such Person, valued, as of any date of determination, at the lesser of (i) the principal amount of such Indebtedness and (ii) the fair value of such property (as determined in good faith by such Person), (i) all Guarantees by such Person of Indebtedness of others and (j) all Disqualified Equity Interests in such Person, valued, as of the date of determination, at the greater of (i) the maximum aggregate amount that would be payable upon maturity, redemption, repayment or repurchase thereof (or of Disqualified Equity Interests or Indebtedness into which such Disqualified Equity Interests are convertible or exchangeable) and (ii) the maximum liquidation preference of such Disqualified Equity Interests.
The Indebtedness of any Person (A) shall include the Indebtedness of any other Person (including any partnership in which such Person is a general partner and any unincorporated joint venture in which such Person is a joint venturer) to the extent such Person is liable therefor under applicable law or any agreement or instrument as a result of such Person’s ownership interest in or other relationship with such other Person, (1) except to the extent the terms of such Indebtedness provide that such Person is not liable therefor and (2) only to the extent the relevant Indebtedness is of the type that would be included in the calculation of Consolidated Total Net Debt, (B) shall exclude (1) trade related letters of credit issued in the ordinary course of business and Guarantees incurred in the ordinary course of business in respect of obligations of or to (other than obligations for borrowed money) suppliers, customers, franchisees, lessors, licensees, sublicensees or distribution partners, (2) prepaid or deferred revenue, (3) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the seller of such asset, (4) any obligations attributable to the exercise of appraisal rights and the settlement of any claims or actions (whether actual, contingent or potential) with respect thereto, (5) Indebtedness of any Parent appearing on the balance sheet of Holdings or the Borrower solely by reason of push down accounting under GAAP, (6) accrued expenses and royalties, (7) asset retirement obligations and other pension related obligations (including pensions and retiree medical care) that are not overdue by more than 60 days, and (8) any non-compete or consulting obligations incurred in connection with an Acquisition or other Investment permitted hereunder (including any Acquisition or Investment consummated prior to the Closing Date), and (C) in the case of Holdings, Borrower and the other Restricted Subsidiaries, shall exclude all intercompany Indebtedness having a term not exceeding 364 days (inclusive of any roll-over or extensions of terms) and made in the ordinary course of business.
“Indemnified Liabilities” means any and all liabilities, obligations, losses, damages (including natural resource damages), penalties, claims (including Environmental Claims), actions, judgments, suits, costs (including the costs of any investigation, study, sampling, or testing of any Hazardous Materials and any Hazardous Materials Activity), reasonable and documented out-of-pocket expenses and disbursements of any kind or nature whatsoever (including the reasonable and documented out-of-pocket fees, expenses and other charges of counsel and consultants for the Indemnitees in connection with any investigative, administrative or judicial proceeding or hearing commenced or threatened by any Person (including by any Credit Party or any Affiliate thereof), whether or not any such Indemnitee shall be designated as a party or a potential party thereto (but limited, in the case of any one such proceeding or hearing, to fees, expenses and other charges of one firm of primary counsel and one firm of local counsel in each applicable jurisdiction for all the Indemnitees (and, if any Indemnitee shall have advised the Borrower that there is an actual or reasonably perceived conflict of interest, one additional firm of primary counsel and one additional firm of local counsel in each applicable jurisdiction for each group of affected Indemnitees that are similarly situated), and any fees or expenses incurred by the Indemnitees in enforcing this indemnity), whether direct, indirect, special, consequential or otherwise and whether based on any federal, state or foreign laws, statutes, rules or regulations (including securities and commercial laws, statutes, rules or regulations and Environmental Laws), on common law or equitable causes of action or on contract or otherwise, that may be imposed on, incurred by or asserted against any such Indemnitee, in any manner relating to or arising out of (a) this Agreement or the other Credit Documents or the transactions contemplated hereby or thereby (including the Lenders’ agreement to make Credit Extensions, the issuance, amendment, extension or renewal of any Letter of Credit by any Issuing Bank (including the failure of any Issuing Bank to honor a drawing under any Letter of Credit as a result of any Governmental Act), the syndication of the credit facilities provided for herein or the use or intended use of the proceeds thereof, any amendments, waivers or consents with respect to any provision of this Agreement or any of the other Credit Documents, or any enforcement of any of the Credit Documents (including any sale of, collection from, or other realization upon any of the Collateral or the enforcement of the Obligations Guarantee)), (b) any commitment letter, engagement letter, fee letter or other letter or agreement delivered by any Agent, any Arranger, any Issuing Bank or any Lender to the Borrower, or any Affiliate thereof, in connection with the arrangement of the credit facilities provided for herein or in connection with the transactions contemplated by this Agreement or (c) any Environmental Claim or any Hazardous Materials Activity directly or indirectly relating to or arising from any past or present activity, operation, land ownership, or practice of Holdings, the Borrower or any other Subsidiary; provided that none of the foregoing shall include any Taxes, other than Taxes that represent liabilities, obligations, losses, damages, penalties, claims, costs, expenses or disbursements relating to or arising from any non-Tax action, judgment, suit or claim.
“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Credit Party under any Credit Document and (b) to the extent not otherwise described in clause (a), Other Taxes.
“Indemnitee” as defined in Section 10.3(a).
“Initial ABL Inventory Appraisal” means the final Inventory appraisal report (including the supplements thereto) prepared by Gordon Bros. with respect to the ABL Priority Collateral that is owned by the Credit Parties and delivered to the Administrative Agent prior to the Closing Date.
“Insurance/Condemnation Event” means any casualty or other insured damage to, or any taking under the power of eminent domain or by condemnation or similar proceeding of, or any Disposition under a threat of such taking of, all or any part of any assets of Holdings, the Borrower or any other Restricted Subsidiary.
“Intellectual Property” as defined in the Pledge and Security Agreement.
“Intellectual Property Security Agreements” as defined in the Pledge and Security Agreement.
“Intercompany Indebtedness Subordination Agreement” means an Intercompany Indebtedness Subordination Agreement substantially in the form of Exhibit H or any other form approved by the Administrative Agent and the Borrower.
“Interest Payment Date” means (a) with respect to any Base Rate Loan (other than a Swing Line Loan or Protective Advance), the last Business Day of March, June, September and December of each year, commencing on the first such date to occur after the Closing Date, (b) with respect to any Eurodollar Rate Loan, the last day of each Interest Period applicable to such Loan and, in the case of any such Loan with an Interest Period of longer than three months’ duration, each date that is three months, or an integral multiple thereof, after the commencement of such Interest Period, (c) with respect to any Swing Line Loan, the date that such Loan is required to be repaid and (d) with respect to any Protective Advance, the date that such Protective Advance is required to be repaid.
“Interest Period” means, with respect to any Eurodollar Rate Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one month, three months or six months thereafter (or, in the case of any Eurodollar Rate Borrowing of any Class, such other period thereafter as shall have been consented to by each Lender of such Class), as selected by the Borrower in the applicable Funding Notice or Conversion/Continuation Notice; provided that (a) if an Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless no succeeding Business Day occurs in such month, in which case such Interest Period shall end on the immediately preceding Business Day, (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (c) below, end on the last Business Day of the last calendar month of such Interest Period and (c) notwithstanding anything to the contrary in this Agreement, no Interest Period for a Eurodollar Rate Borrowing of any Class may extend beyond the Maturity Date for Borrowings of such Class. For purposes hereof, the date of a Eurodollar Rate Borrowing shall initially be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.
“Interest Rate Determination Date” means, with respect to any Interest Period, the date that is two Business Days prior to the first day of such Interest Period.
“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended.
“Inventory” as defined in Article 9 of the UCC as in effect from time to time in the State of New York.
“Investment” means, with respect to a specified Person, any Equity Interests, evidences of Indebtedness or other Securities (including any option, warrant or other right to acquire any of the foregoing) of, or any capital contribution or loans or advances (other than advances made in the ordinary course of business that would be recorded as accounts receivable on the balance sheet of the specified Person prepared in conformity with GAAP) to, Guarantees of any Indebtedness of (including any such Guarantees arising as a result of the specified Person being a co-maker of any note or other instrument or a joint and several co-applicant with respect to any letter of credit or letter of guaranty), or any investment in the form of a transfer of property for consideration that is less than the fair value thereof (as determined in good faith by a Financial Officer of the Borrower) to, any other Person that are held or made by the specified Person (excluding, in the case of the Borrower and the other Restricted Subsidiaries, intercompany loans, advances or Indebtedness having a term not exceeding 364 days (inclusive of any roll-over or extension of terms) and made in the ordinary course of business). The amount, as of any date of determination, of (a) any Investment in the form of a loan or an advance shall be the aggregate principal amount thereof made on or prior to such date of determination, minus the amount, as of such date of determination, of any Returns with respect thereto, but without any adjustment for write-downs or write-offs (including as a result of forgiveness of any portion thereof) with respect to such loan or advance after the date thereof, (b) any Investment in the form of a Guarantee shall be determined in accordance with the definition of the term “Guarantee”, (c) any Investment in the form of a purchase or other acquisition for value of any Equity Interests, evidences of Indebtedness or other Securities of any Person shall be the fair value (as determined in good faith by a Financial Officer of the Borrower) of the consideration therefor (including any Indebtedness assumed in connection therewith), plus the fair value (as so determined) of all additions, as of such date of determination, thereto, and minus the amount, as of such date of determination, of any Returns with respect thereto, but without any other adjustment for increases or decreases in value of, or write-ups, write-downs or write-offs with respect to, such Investment after the time of such Investment and (d) any Investment (other than any Investment referred to in clause (a), (b) or (c) above) in the form of a transfer of Equity Interests or other property by the investor to the investee, including any such transfer in the form of a capital contribution, shall be the fair value (as determined in good faith by a Financial Officer of the Borrower) of such Equity Interests or other property as of the time of such transfer (less, in the case of any investment in the form of transfer of property for consideration that is less than the fair value thereof, the fair value (as so determined) of such consideration as of the time of the transfer), minus the amount, as of such date of determination, of any Returns with respect thereto, but without any other adjustment for increases or decreases in value of, or write-ups, write-downs or write-offs with respect to, such Investment after the time of such transfer.
“Investment Grade Account Debtor” means, as of any date of determination, (a) any Walmart Account Debtor, (b) any other Account Debtor that, as of such date, has a corporate family rating equal to or higher than Baa3 (or the equivalent) from Moody’s or has a corporate credit rating equal to or higher than BBB- (or the equivalent) from S&P, or (c) any other Account Debtor that is not rated by Moody’s or S&P but for purposes of this Agreement has otherwise been designated in writing as “investment grade” by the Administrative Agent in its Permitted Discretion.
“IRS” means the United States Internal Revenue Service.
“ISDA Definitions” means the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time by the International Swaps and Derivatives Association, Inc. or such successor thereto.
“ISP” means, with respect to any Letter of Credit, the "International Standby Practices 1998" published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).
“Issuance Notice” means an Issuance Notice substantially in the form of Exhibit G-2 or any other form approved by the Administrative Agent and the Borrower.
“Issuing Bank” means (a) KeyBank and (b) any other Lender (or an Affiliate thereof) that shall have become an Issuing Bank as provided herein, other than any such Person that shall have ceased to be an Issuing Bank as provided herein, each in its capacity as an issuer of Letters of Credit hereunder. Each Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate (it being agreed that such Issuing Bank shall, or shall cause such Affiliate to, comply with the requirements of Section 2.4 with respect to such Letters of Credit).
“Jefferies” means Jefferies Finance LLC.
“Junior Indebtedness” means (a) any Indebtedness secured by a Lien on the Collateral that is junior to the Liens on the Collateral securing the Obligations (other than Indebtedness permitted pursuant to Section 6.1(j)), (b) any unsecured Indebtedness (including, without limitation, any Qualified Holdings Mirror Indebtedness) or (c) any Subordinated Indebtedness; provided that any Indebtedness owing to Holdings, the Borrower or any other Restricted Subsidiary shall not be Junior Indebtedness.

“KBCM” means KeyBanc Capital Markets Inc.
“Leasehold Property” means, as of any time of determination, any leasehold interest then owned by any Credit Party in any leased real property.
“Lender” means each Person listed on the signature pages hereto as a Lender, and any other Person that shall have become a party hereto in accordance with the terms hereof pursuant to an Assignment Agreement, an Incremental Facility Agreement or a Refinancing Facility Agreement, other than any such Person that shall have ceased to be a party hereto pursuant to an Assignment Agreement.  Unless the context otherwise requires, the term “Lender” includes the Swing Line Lender and, with respect to the Protective Advances, the Administrative Agent.
“Letter of Credit” means a letter of credit issued or to be issued by any Issuing Bank pursuant to this Agreement and any Existing Letter of Credit, in each case other than any Letter of Credit that ceases to be a “Letter of Credit” outstanding hereunder pursuant to Section 10.8.
“Letter of Credit Indemnified Costs” as defined in Section 2.3(k).
“Letter of Credit Sublimit” means $15,000,000; provided that the Letter of Credit Sublimit may be increased at any time by the written agreement of the Borrower, the Administrative Agent and each Issuing Bank that will commit to issue Letters of Credit under this Agreement.
“Letter of Credit Usage” means, at any time, the sum of (a) the maximum aggregate amount that is, or at any time thereafter pursuant to the terms thereof may become, available for drawing under all Letters of Credit outstanding at such time (regardless of whether any conditions for drawing could then be met) and (b) the aggregate amount of all drawings under Letters of Credit honored by the Issuing Banks and not theretofore reimbursed by or on behalf of the Borrower. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.
“Lien” means any lien, mortgage, pledge, assignment, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, and any lease or license in the nature thereof) and any option, trust or other preferential arrangement having the practical effect of any of the foregoing.
“Limited Conditionality Transaction” means (a) any Acquisition or Investment (other than an intercompany Investment), including by way of merger, amalgamation or consolidation, (b) any Disposition or (c) any prepayment, redemption, repurchase, defeasance or similar repayment of Indebtedness with respect to which an irrevocable notice of prepayment or redemption is required.
“Line Cap” means, at any time, the lesser of (a) the Maximum Credit at such and (b) the Borrowing Base then in effect.
“Loan” means a Revolving Loan, a Swing Line Loan or a Protective Advance.
“Lockbox” as defined in Section 5.13(a).

“Long-Term Indebtedness” means any Indebtedness that, in conformity with GAAP, constitutes (or, when incurred, constituted) a long-term liability.
“Majority in Interest”, when used in reference to Lenders of any Class, means, at any time, Lenders having Revolving Exposures and unused Revolving Commitments of such Class representing more than 50% of the Revolving Exposures and unused Revolving Commitments of all the Lenders of such Class at such time. For purposes of this definition, the amount of Revolving Exposures and unused Revolving Commitments of any Class shall be determined by excluding the Revolving Exposure and unused Revolving Commitment of such Class of any Defaulting Lender.
“Margin Stock” as defined in Regulation U.
“Master Agreement” means that Master Agreement entered into between the Borrower and one or more other Credit Parties and the Administrative Agent in connection with the cash management services undertaken by the Administrative Agent on behalf of the Credit Parties.
“Material Adverse Effect” means a material adverse effect on (a) the business, financial condition or results of operations of Holdings, the Borrower and the other Restricted Subsidiaries taken as a whole, (b) the ability of the Credit Parties (taken as a whole) to perform their payment obligations under the Credit Documents or (c) the rights and remedies of the Agents and the Lenders under the Credit Documents.
“Material Indebtedness” means any Permitted Term Indebtedness and any other Indebtedness (other than the Loans and Guarantees under the Credit Documents), or obligations in respect of one or more Hedge Agreements, of any one or more of Holdings, the Borrower and the other Restricted Subsidiaries in an aggregate principal amount in excess of the Threshold Amount. In the case of any Material Indebtedness that is a Guarantee of any other Indebtedness, each reference to “Material Indebtedness” shall be deemed to include a reference to such Guaranteed Indebtedness. For purposes of determining Material Indebtedness, (i) the “principal amount” of the obligations of Holdings, the Borrower or any other Restricted Subsidiary in respect of any Hedge Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that Holdings, the Borrower or such Restricted Subsidiary would be required to pay if such Hedge Agreement were terminated at such time and (ii) the principal amount of any Permitted Securitization shall be determined as set forth in the definition of such term.
“Material Real Estate Asset” means each Real Estate Asset located in the United States acquired by any Credit Party after the Closing Date (or owned by any Person that becomes a Credit Party after the Closing Date and located in the United States) that, together with the improvements thereon and all contiguous and all related parcels and the improvements thereon, has a fair value of $7,000,000 or more (as determined in good faith by an Authorized Officer of the Borrower), in each case, as of the time of acquisition of such Real Estate Asset by such Credit Party or as of the time such Person becomes a Credit Party, as applicable.
“Material Subsidiary” means the Borrower and each other Restricted Subsidiary (a) the total assets of which (determined on a consolidated basis for such Restricted Subsidiary and its Restricted Subsidiaries, but excluding all amounts attributable to Unrestricted Subsidiaries) equal 5.0% or more of the Consolidated Total Assets or (b) the consolidated revenues of which (determined on a consolidated basis for such Restricted Subsidiary and its Restricted Subsidiaries) equal 5.0% or more of the consolidated revenues of Holdings, the Borrower and the other Restricted Subsidiaries, in each case as of the last day of the most recently ended Test Period; provided that if at the end of or for any Test Period the combined consolidated total assets or combined consolidated revenues of all Restricted Subsidiaries that under clauses (a) and (b) above would not constitute Material Subsidiaries would, but for this proviso, exceed 10.0% of the Consolidated Total Assets or 10.0% of the consolidated revenues of Holdings, the Borrower and the other Restricted Subsidiaries, then one or more of such excluded Restricted Subsidiaries shall for all purposes of this Agreement be deemed to be Material Subsidiaries in descending order based on the amounts (determined on a consolidated basis for such Restricted Subsidiary and its Restricted Subsidiaries) of their total assets or revenues, as the case may be, until such excess shall have been eliminated. At all times prior to the first delivery of financial statements pursuant to Section 5.1(a) or 5.1(b), determinations under this definition shall be made based on the Historical Financial Statements.
“Maturity Date” means the Revolving Maturity Date or the scheduled “maturity date” with respect to any Class of Loans established pursuant to Section 2.25 or 2.26, as the context requires.
“Maximum Credit” means, at any time, the sum of the Revolving Commitments of all the Lenders in effect at such time. The Maximum Credit as of the Closing Date is $125,000,000.
“Moody’s” means Moody’s Investors Service, Inc., or any successor to its rating agency business.
“Mortgage” means a mortgage, deed of trust, assignment of leases and rents or other security document granting a Lien on any Material Real Estate Asset in favor of the Collateral Agent, for the benefit of the Secured Parties, as security for the Obligations. Each Mortgage shall be in form and substance reasonably satisfactory to the Collateral Agent.
“Multiemployer Plan” means any Employee Benefit Plan that is a “multiemployer plan” as defined in Section 3(37) of ERISA to which the Borrower, any other Restricted Subsidiary or any of their respective ERISA Affiliates makes or is obligated to make contributions.
“Net Orderly Liquidation Value” means, with respect to Inventory of any Credit Party, the orderly liquidation value thereof, net of all costs of liquidation thereof, as based upon the Current Appraisal and expressed as a percentage of Cost of such Inventory.
“Non-Credit Party Permitted Acquisition” means a Permitted Acquisition made in reliance on Section 6.6(k) that is an acquisition (a) of assets by any Restricted Subsidiary that is not a Guarantor Subsidiary (and such Restricted Subsidiary does not become a Guarantor Subsidiary within the time period permitted pursuant to Section 5.10) or (b) of Equity Interests in any Person that does not become a Guarantor Subsidiary within the time period required by Section 5.10.
“Non-Credit Party Permitted Acquisition Amount” means, as of any date of determination, an amount equal to (a) the greater of (i) $83,000,000 and (ii) 100% of Consolidated Adjusted EBITDA for the then most recently ended Test Period, minus (b) the amount of Acquisition Consideration paid in respect of any Non-Credit Party Permitted Acquisition consummated on or prior to such date; provided that, in the case of clause (b), if the relevant Person acquired in any Non-Credit Party Permitted Acquisition subsequently becomes a Guarantor Subsidiary or if the relevant assets acquired in any Non-Credit Party Acquisition are subsequently transferred to a Guarantor Subsidiary, the Non-Credit Party Permitted Acquisition Amount shall be increased by the amount by which it was reduced pursuant to this clause (b) at the time such Person or assets were acquired.
“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Note” means a promissory note issued to any Lender pursuant to Section 2.6(c).
“Obligations” means (a) all obligations of every nature of each Credit Party under this Agreement and the other Credit Documents, whether for principal, interest (including default interest accruing pursuant to Section 2.9 and interest (including such default interest) that would continue to accrue pursuant to Credit Documents on any such obligation after the commencement of any proceeding under any Debtor Relief Law with respect to any Credit Party, whether or not such interest is allowed or allowable against such Credit Party in any such proceeding), reimbursement of amounts drawn under Letters of Credit, fees (including commitment fees), reimbursement of expenses, indemnification, Erroneous Payment Subrogation Rights or otherwise, (b) all Specified Hedge Obligations, excluding, with respect to any Guarantor, Excluded Swap Obligations with respect to such Guarantor, and (c) all Specified Cash Management Services Obligations.
“Obligations Guarantee” means the Guarantee of the Obligations created under Section 7.
“OFAC” means the United States Treasury Department Office of Foreign Assets Control.
“Organizational Documents” means (a) with respect to any corporation or company, its certificate or articles of incorporation, organization or association, as amended, and its bylaws, as amended, (b) with respect to any limited partnership, its certificate or declaration of limited partnership, as amended, and its partnership agreement, as amended, (c) with respect to any general partnership, its partnership agreement, as amended, and (d) with respect to any limited liability company, its certificate of formation or articles of organization, as amended, and its operating agreement, as amended, and in the case of any Foreign Subsidiary, any analogous organizational documents. In the event any term or condition of this Agreement or any other Credit Document requires any Organizational Document to be certified by a secretary of state or similar governmental official, the reference to any such “Organizational Document” shall only be to a document of a type customarily certified by such governmental official.
“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising solely from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Credit Document, or sold or assigned an interest in any Loan or Credit Document).
“Other Taxes” means any and all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, this Agreement or any other Credit Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.22).
“Parent” means any direct or indirect parent company of Holdings.
“Parent Company” means PetIQ, Inc., a Delaware corporation.

“Parent Company Capital Markets Indebtedness” means any debt securities of the Parent Company issued after the Closing Date.

“Parent Company Convertible Notes” means the 4.00% Convertible Senior Notes due 2026 issued by the Parent Company on May 19, 2020 and outstanding on the Closing Date in an aggregate principal amount equal to $143,750,000.
“Parent Company Joinder” as defined in the definition of the term “Permitted Term Indebtedness”.
“Participant Register” as defined in Section 10.6(g)(i).
“PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (Title III of Pub. L. 107-56).
“Payment Condition Transaction” means the incurrence of any Indebtedness, the incurrence of any Lien, the making of any Investment or other Acquisition, the designation of a Subsidiary as an Unrestricted Subsidiary, the making of any Restricted Payment or Restricted Debt Payment that, in each case, is permitted under this Agreement subject to satisfaction of the Payment Conditions.
“Payment Conditions” means, at any time of determination with respect to any Payment Condition Transaction, the requirement that:
(a)in the case of the incurrence of any Indebtedness in reliance on Section 6.1(y), the making of any Permitted Non-Credit Party Acquisition in reliance on Section 6.6(k), the making of any Acquisition or Investment in reliance on 6.6(v) or the designation of any Restricted Subsidiary as an Unrestricted Subsidiary in reliance on any clause of Section 6.6 (other than 6.6(u)), (i) no Specified Event of Default shall have occurred and be continuing or would arise as a result of such Payment Condition Transaction, and (ii) after giving Pro Forma Effect to such Payment Condition Transaction, (A) the average daily Specified Excess Availability Percentage during the 20-day period ending on the date of such Payment Condition Transaction shall be not less than 12.5%, (B) the Specified Excess Availability Percentage on the date of such Payment Condition Transaction shall be not less than 12.5% and (C) unless after giving Pro Forma Effect to such Payment Condition Transaction, (1) the average daily Specified Excess Availability Percentage during the 20-day period ending on the date of such Payment Condition Transaction shall be not less than 15% and (2) the Specified Excess Availability Percentage on the date of such Payment Condition Transaction shall not be less than 15%, the Fixed Charge Coverage Ratio as of the last day of the most recently ended Test Period (regardless whether a Covenant Period has occurred and is continuing) shall be not less than 1.00 to 1.00; or
(b)in the case of the incurrence of any Lien in reliance on Section 6.2(x), the making of any Restricted Payment in reliance on Section 6.4(a)(xi) or the making of any Restricted Debt Prepayment in reliance on Section 6.4(b)(vii), (i) no Specified Event of Default shall have occurred and be continuing or would arise as a result of such Payment Condition Transaction, and (ii) after giving Pro Forma Effect to such Payment Condition Transaction, (A) the average daily Specified Excess Availability Percentage during the 20-day period ending on the date of such Payment Condition Transaction shall be not less than 15.0%, (B) the Specified Excess Availability Percentage on the date of such Payment Condition Transaction shall be not less than 15% and (C) unless after giving Pro Forma Effect to such Payment Condition Transaction, (1) the average daily Specified Excess Availability Percentage during the 20-day period ending on the date of such Payment Condition Transaction shall be not less than 17.5% and (2) the Specified Excess Availability Percentage on the date of such Payment Condition Transaction shall not be less than 17.5%, the Fixed Charge Coverage Ratio as of the last day of the most recently ended Test Period

(regardless whether a Covenant Period has occurred and is continuing) shall be not less than 1.00 to 1.00.
“Payment Recipient” as defined in Section 9.12(a).
“PBGC” means the Pension Benefit Guaranty Corporation.
“Pension Plan” means any Employee Benefit Plan, other than a Multiemployer Plan, that is subject to Section 412 of the Internal Revenue Code or is covered by Title IV of ERISA.
“Permitted Acquisition” means any Acquisition by Holdings, the Borrower or any other Restricted Subsidiary; provided that:
(a)immediately after giving effect thereto, no Event of Default shall have occurred and be continuing or would result therefrom;
(b)(i) in the case of any Acquisition of Equity Interests in a Person, each of such Person and its Subsidiaries will become a Restricted Subsidiary (or will be merged or consolidated with or into the Borrower or any other Restricted Subsidiary, with the continuing or surviving Person being the Borrower (in the case of any such transaction involving the Borrower) or another Restricted Subsidiary) and (ii) in the case of any Acquisition of other assets, such assets will be owned by Holdings, the Borrower or another Restricted Subsidiary;
(c)all actions required to be taken with respect to such Person or such assets, as the case may be, in order to satisfy the requirements set forth in clauses (a), (b) and (c) of the definition of the term “Collateral and Guarantee Requirement” (subject to the discretion of the Collateral Agent set forth in such definition) shall have been taken (or arrangements for the taking of such actions satisfactory to the Collateral Agent shall have been made) (it being understood that all other requirements set forth in such definition that are applicable to such Acquisition shall be required to be satisfied in accordance with (and within the time periods provided in) Sections 5.10 and 5.11); and
(d)the business of any such acquired Person, or such acquired assets, as the case may be, constitutes a business permitted by Section 6.11.
“Permitted Discretion” means a determination made by the Administrative Agent in the exercise of its reasonable credit judgment (from the perspective of a secured asset-based lender) and in accordance with customary business practices for comparable secured asset-based lending transactions.
“Permitted Encumbrances” means:
(a)Liens imposed by law for Taxes or other governmental charges that (i) are not overdue by more than 30 days or are being contested in good faith in compliance with Section 5.3, if adequate reserves with respect thereto are maintained by the applicable Person in conformity with GAAP or (ii) are not required to be paid pursuant to Section 5.3;
(b)carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, construction contractors’ and other like Liens imposed by law (other than any Lien imposed pursuant to Section 430(k) of the Internal Revenue Code or Section 303(k) of ERISA or a violation of Section 436 of the Internal Revenue Code) arising in the ordinary course of business and securing obligations (i)

that are not overdue by more than 30 days or are being contested in compliance with Section 5.3 if adequate reserves with respect thereto are maintained by the applicable Person in conformity with GAAP or (ii) with respect to which the failure to make payment, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect;
(c)pledges and deposits made (i) in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws (other than any Lien imposed pursuant to Section 430(k) of the Internal Revenue Code or Section 303(k) of ERISA or a violation of Section 436 of the Internal Revenue Code) and (ii) in respect of letters of credit, bank guarantees or similar instruments issued for the account of Holdings, the Borrower or any other Restricted Subsidiary in the ordinary course of business supporting obligations of the type set forth in clause (i) above;
(d)pledges and deposits made (i) in the ordinary course of business to secure the performance of bids, trade contracts (other than for payment of Indebtedness), leases (other than capital leases), statutory obligations (other than any Lien imposed pursuant to Section 430(k) of the Internal Revenue Code or Section 303(k) of ERISA or a violation of Section 436 of the Internal Revenue Code), surety and appeal bonds, performance bonds, completion guarantees and other obligations of a like nature (including those to secure health, safety and environmental obligations) and (ii) in respect of letters of credit, bank guarantees or similar instruments issued for the account of Holdings, the Borrower or any other Restricted Subsidiary in the ordinary course of business supporting obligations of the type set forth in clause (i) above;
(e)judgment liens in respect of judgments that do not constitute an Event of Default under Section 8.1(h);
(f)any pledge or deposit securing any settlement of litigation;
(g)(i) easements, zoning restrictions, rights-of-way, encroachments, protrusions and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of Holdings, the Borrower and the other Restricted Subsidiaries, taken as a whole, or (ii) any other matters on title that are reasonably acceptable to the Collateral Agent;
(h)Liens disclosed in any title insurance policy with respect to any Real Estate Asset subject to a Mortgage or required pursuant to the terms hereof to become subject to a Mortgage and any replacement, extension or renewal thereof; provided that no such replacement, extension or renewal Lien shall cover any property other than the property that was subject to such Lien prior to such replacement, extension or renewal (and additions thereto, improvements thereon and the proceeds thereof);
(i)any zoning or similar law or right reserved to or vested in any Governmental Authority to control or regulate the use of any real property that does not materially interfere with the ordinary conduct of the business of Holdings, the Borrower and the other Restricted Subsidiaries, taken as a whole;
(j)(i) Liens securing obligations (other than obligations representing Indebtedness for borrowed money) under operating, reciprocal easement or similar agreements entered into in the ordinary course of business, or (ii) Liens not securing Indebtedness for borrowed money that are granted in the ordinary course of business and customary in the operation of the business of Holdings, the Borrower and any of the other Restricted Subsidiaries;
(k)(i) leases, licenses, subleases or sublicenses granted to others in the ordinary course of business (and other agreements pursuant to which Holdings, the Borrower or any other Restricted Subsidiary has granted rights to end users to access and use Holdings’, the Borrower’s or any other Restricted Subsidiary’s products, technologies or services) which do not secure any Indebtedness, and which do not materially interfere with the ordinary conduct of business of Holdings, the Borrower and the other Restricted Subsidiaries, taken as a whole, or (ii) ground leases in respect of real property on which facilities owned or leased by Holdings, the Borrower or any other Restricted Subsidiary are located;
(l)banker’s liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with depository institutions; provided that such deposit accounts or funds are not established or deposited for the purpose of providing collateral for any Indebtedness and are not subject to restrictions on access by Holdings, the Borrower or any other Restricted Subsidiary in excess of those required by applicable banking regulations;
(m)Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;
(n)Liens of a collection bank arising under Section 4-208 or 4-210 of the Uniform Commercial Code on the items in the course of collection;
(o)Liens arising by virtue of precautionary UCC financing statement filings (or similar filings under applicable law) regarding operating leases entered into by the Borrower and the other Restricted Subsidiaries in the ordinary course of business;
(p)Liens representing any interest or title of a lessor or sublessor, or a lessee or sublessee, in the property subject to any lease (other than any capital lease) permitted by this Agreement (and all encumbrances and other matters affecting such interest or title);
(q)Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;
(r)(i) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods in the ordinary course of business and bailment arrangements entered into in the ordinary course of business (excluding any general inventory financing) and permitted by this Agreement, or (ii) Liens arising by operation of law under Article 2 of the Uniform Commercial Code (and any similar provision of any other requirement of law) in favor of a seller or buyer of goods;
(s)Liens that are customary contractual rights of set-off;
(t)Liens on specific items of inventory or other goods and proceeds thereof securing obligations in respect of documentary letters of credit issued to facilitate the purchase, shipment or storage of such inventory or such other goods;

(u)deposits of Cash with the owner or lessor of premises leased and operated by Holdings, the Borrower or any other Restricted Subsidiary to secure the performance of its obligations under the lease for such premises, in each case in the ordinary course of business; and
(v)[reserved]; and
(w)Liens on Cash and Cash Equivalents deposited with a trustee or a similar Person to defease or to satisfy and discharge any Indebtedness, provided that such defeasance or satisfaction and discharge is permitted hereunder;

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness for borrowed money, other than Liens referred to in clauses (c), (d), (t) or (w).

“Permitted Junior Lien Secured Term Indebtedness” means any secured Indebtedness of Holdings, the Borrower and/or any Guarantor Subsidiary in the form of one or more series of senior secured notes, bonds, debentures or loans, and the Guarantees thereof by any Credit Party that (a) is secured by Liens on all or a portion of the Collateral and (b) is secured by second priority Liens on all or a portion of the Term Priority Collateral (but senior in Lien priority to the Liens of the Collateral Agent created under the Collateral Documents on the Term Priority Collateral).
“Permitted Lien” means any Lien permitted by Section 6.2.
“Permitted Non-Credit Party Indebtedness” means any Indebtedness of a Restricted Subsidiary that is not a Guarantor Subsidiary in the form of one or more series of senior secured or unsecured notes, bonds, loans or debentures or subordinated secured or unsecured notes, bonds, loans or debentures; provided that (a) such Indebtedness is not Guaranteed by any Person that is a Credit Party and (b) such Indebtedness is not secured by any assets constituting Collateral.
“Permitted Non-Credit Party Indebtedness Amount” means, as of any date of determination, the greater of (a) $62,000,000 and (b) 75% of Consolidated Adjusted EBITDA for the then most recently ended Test Period.
“Permitted Pari Passu Secured Term Indebtedness” means any secured Indebtedness of Holdings, the Borrower and/or any Guarantor Subsidiary in the form of one or more series of senior secured notes, bonds, debentures or loans, and the Guarantees thereof by any Credit Party that (a) is secured by Liens on all or a portion of the Collateral and (b) is secured by first priority Liens on all or a portion of the Term Priority Collateral. As of the Closing Date, the Indebtedness under the Term Credit Agreement shall constitute “Permitted Pari Passu Secured Term Indebtedness”.
“Permitted Securitization” means any receivables financing program providing for (a) the sale, transfer or conveyance of trade receivables by Holdings, the Borrower or any other Subsidiary to a Receivables Subsidiary in a transaction or series of transactions purporting to be sales, and (b) the sale, transfer or conveyance of, or granting a Lien in, such trade receivables by a Receivables Subsidiary to any other Person, in each case under clause (a) or (b) above, without any recourse to Holdings, the Borrower and the other Subsidiaries (other than the Receivables Subsidiaries), whether pursuant to a Guarantee or otherwise, other than customary representations, warranties, covenants, indemnities and servicing obligations that are usual and customary for securitization transactions involving trade receivables. The “amount” or “principal amount” of any Permitted Securitization shall be deemed at any time to be (i) in the case of any Permitted Securitization where the sale, transfer or conveyance referred to in clause (a) above is funded by the incurrence of Indebtedness or other Securities that are to receive payments from, or that represent interests in, the cash flow derived from the applicable trade receivables, the aggregate principal or stated amount of such Indebtedness or other Securities (or, if there shall be no such principal or stated amount, the uncollected amount of the trade receivable sold, transferred or conveyed pursuant to such Permitted Securitization, net of any such trade receivable that have been written off as uncollectible), and (ii) in the case of any Permitted Securitization involving a direct sale, transfer or conveyance by a Receivables Subsidiary to one or more investors or purchasers, the uncollected amount of the trade receivables transferred pursuant to such Permitted Securitization, net of any such trade receivables that have been written off as uncollectible.
“Permitted Tax Distributions” means, with respect to any taxable period in which the Borrower is treated as a pass-through entity for United States federal, state and/or local income Tax purposes, dividends or distributions by any Credit Party and their Restricted Subsidiaries, in order for (A) the Parent Company and any of its Subsidiaries to pay such entity’s taxes attributable to the income of the Credit Parties and their Restricted Subsidiaries, in an aggregate amount not to exceed the product of (x) the combined effective corporate federal, state and/or local income tax rate applicable to the Parent Company (as estimated by Borrower in good faith, after taking into account the character of the income, deductions and/or credits available, including under Section 250 or 960 of the Internal Revenue Code and the deductibility of U.S. state and local income Tax for United States federal income Tax purposes) and (y) the taxable income of the Borrower for such taxable year (or portion thereof) allocated to the Parent Company or such Subsidiaries (taking into account carryover of unused prior year losses or excess interest deductions and the impact of any step-up under Section 743 or 734 of the Internal Revenue Code), in each case of clauses (x) and (y) available at the level of the Borrower or the Parent Company (or their relevant Subsidiaries), as applicable and, without duplication, (B) any of the other owners (direct or indirect) of any Credit Party that are not specified in clause (A) above, (if indirect, which hold through an unbroken chains of one or more pass-through entities) to pay such owner’s federal, state or local (as applicable) income and franchise taxes attributable to the income of any Credit Party and their Restricted Subsidiaries that result directly from such owner’s direct or indirect beneficial ownership of the Borrower and its Subsidiaries for such taxable period (or portion thereof), in an aggregate amount not to exceed the product of (x) the highest combined marginal federal and state and/or local statutory Tax rate applicable to an individual resident in New York, New York (including any Medicare contribution tax on net investment income, if applicable) (as estimated by Borrower in good faith, after taking into account the character of the income, deductions and/or credits available under Section 199A of the Internal Revenue Code and the deductibility of United States state and local income Tax for United States federal income Tax purposes) and (y) the taxable income of the Borrower for such taxable year (or portion thereof) allocated to such other owners (taking into account excess interest deductions and the impact of any step-up under Section 743 or 734 of the Internal Revenue Code and any unused loss carryovers attributable to the Borrower and its Subsidiaries (to the extent available under applicable law)), in each case of clauses (x) and (y), available at the level of the Borrower or such owners, as applicable; provided that payments with respect to any Taxes attributable to any Unrestricted Subsidiary for any taxable period shall be limited to the amount actually paid with respect to such period by such Unrestricted Subsidiary to the Borrower or its Restricted Subsidiaries for the purposes of paying such income Taxes.
“Permitted Term Indebtedness” means Indebtedness permitted under Section 6.1(j).
Notwithstanding anything to the contrary contained in this Agreement or the other Credit Documents, at any time after the Closing Date, in connection with the incurrence of any Permitted Term Indebtedness, the Borrower may, in its sole and absolute discretion, elect to join the Parent Company as an additional Guarantor and a Credit Party for all purposes under the Credit Documents on substantially the same terms as Holdings (such joinder, a “Parent Company Joinder”); provided that no Parent Company Joinder shall become effective unless (a) the Parent Company is a Person organized under the laws of the

United States of America, any State thereof or the District of Columbia, (b) the Borrower shall have provided written notice to the Administrative Agent of its intention to effect a Parent Company Joinder of not less than 15 Business Days (or such shorter period as the Administrative Agent may reasonably agree) prior to the effective date of the Parent Company Joinder, (c) the Borrower shall cause the Parent Company to deliver the documents required to cause the Collateral and Guarantee Requirement to be satisfied with respect to the Parent Company (assuming, for purposes of this clause (c), each reference to Holdings in the definition of “Collateral and Guarantee Requirement” were also a reference to the Parent Company), in each case, with such changes thereto as is necessary or appropriate in the reasonable opinion of the Administrative Agent and the Borrower to effectuate the intentions of this paragraph, (d) at least three Business Days prior to the effective date of any Parent Company Joinder, the Administrative Agent and the Lenders shall have received all documentation and other information in respect of the Parent Company required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the PATRIOT Act, that shall have been requested in writing at least ten Business Days prior to the such effective date, and a Beneficial Ownership Certification from the Parent Company if it is a “legal entity customer” under the Beneficial Ownership Regulation, and (e) the Administrative Agent shall be reasonably satisfied that no Agent or Lender to be in violation of law as a result of the Parent Company Joinder and any related documentation executed and delivered therewith.  The Lenders hereby irrevocably authorize the Administrative Agent to enter into any amendment to this Agreement or to any other Credit Document as may be necessary or appropriate in order to effect any Parent Company Joinder and such technical amendments, and other customary amendments with respect to provisions of this Agreement, in each case as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the Borrower in connection therewith.
“Permitted Term Indebtedness Documents” means any credit agreement, indenture or other agreement or instrument evidencing or governing the rights of the holders of any Permitted Term Indebtedness.  As of the date hereof, the Term Credit Agreement and the other “Credit Documents” (as defined in the Term Credit Agreement) constitute Permitted Term Indebtedness Documents.
“Person” means any natural person, corporation, limited partnership, general partnership, limited liability company, limited liability partnership, joint stock company, joint venture, association, company, trust, bank, trust company, land trust, business trust or other organization, whether or not a legal entity, and any Governmental Authority.
“Platform” means IntraLinks/IntraAgency, Debtdomain, SyndTrak or another similar website or other information platform.
“Pledge and Security Agreement” means the ABL Pledge and Security Agreement dated as of the date hereof, among the Credit Parties and the Collateral Agent substantially in the form of Exhibit I with such changes approved by the Administrative Agent and the Borrower, together with all supplements thereto.
“Previously Absent Financial Maintenance Covenant” means, at any time, (a) any financial maintenance covenant that is not included in this Agreement at such time and (b) any financial maintenance covenant that is included in this Agreement at such time but has covenant levels or effectiveness triggers that are more restrictive on Holdings, the Borrower and the other Restricted Subsidiaries than the covenant levels or effectiveness triggers set forth in this Agreement at such time.
“Prime Rate” means the rate of interest established by the Administrative Agent as the Administrative Agent’s “prime rate”, whether or not such rate shall be publicly announced, as in effect from time to time. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. Any Agent and any Lender may make commercial loans or other loans at rates of interest at, above or below the Prime Rate.
“Prior Claims” means all Liens created by applicable law (in contrast with Liens voluntarily granted) that rank or are capable of ranking prior or pari passu with the Liens of the Collateral Agent created under the Collateral Documents (or similar Liens under applicable law), against all or part of the assets of any Credit Party, including for amounts owing for wages, vacation pay, severance pay, employee source deductions and contributions, goods and services taxes, sales taxes, harmonized sales taxes, municipal taxes, income taxes, VAT, workers’ compensation, unemployment insurance, pension plan or fund obligations (including pension plan deficits) or other statutory deemed trusts or overdue rents.
“Private Lenders” means Lenders that wish to receive Private-Side Information.
“Private-Side Information” means any information with respect to Holdings, the Borrower and the other Subsidiaries that is not Public-Side Information.
“Pro Forma Basis”, “Pro Forma Compliance” and “Pro Forma Effect” means, with respect to any Pro Forma Event, that such Pro Forma Event and the following transactions in connection therewith (to the extent applicable) shall be deemed to have occurred as of the first day of the applicable period of measurement for the applicable covenant or requirement: (a) historical income statement items (whether positive or negative) attributable to the property or Person, if any, subject to such Pro Forma Event, (i) in the case of a Disposition of a business unit, division, product line or line of business of Holdings, the Borrower or any other Restricted Subsidiary, a Disposition that otherwise results in a Restricted Subsidiary ceasing to be a Subsidiary or a designation of a Subsidiary as an Unrestricted Subsidiary, shall be excluded, and (ii) in the case of an Acquisition by Holdings, the Borrower or any other Restricted Subsidiary, whether by merger, consolidation or otherwise, or any other Investment that results in a Person becoming a Restricted Subsidiary or a designation of a Subsidiary as a Restricted Subsidiary, shall be included, (b) any repayment, retirement, redemption, satisfaction and discharge or defeasance of Indebtedness and (c) any Indebtedness incurred or assumed by Holdings, the Borrower or any of the other Restricted Subsidiaries in connection therewith, and if such Indebtedness has a floating or formula rate, such Indebtedness shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate which is or would be in effect with respect to such Indebtedness as at the relevant date of determination (taking into account any hedging obligations applicable to such Indebtedness if such hedging obligation has a remaining term in excess of 12 months). “Pro Forma Basis”, “Pro Forma Compliance” and “Pro Forma Effect” in respect of any Pro Forma Event shall be calculated in a reasonable and factually supportable manner by the Borrower and in the manner that is consistent with the definition of Consolidated Adjusted EBITDA. For the avoidance of doubt, the amount of net cost savings, operating expense reductions, other operating improvements and synergies projected by the Borrower in good faith to be realized as a result of actions taken or to be taken in connection with any Pro Forma Event may be included in Consolidated Adjusted EBITDA in the manner, and subject to the limitations, set forth in the definition of such term.
“Pro Forma Entity” means any Acquired Entity or Business or any Converted Restricted Subsidiary.
“Pro Forma Event” means (a) any Acquisition by Holdings, the Borrower or another Restricted Subsidiary, whether by merger, consolidation or otherwise, or any other Investment, that results in a Person becoming a Subsidiary, (b) any Disposition of a business unit, division, product line or line of business of Holdings, the Borrower or another Restricted Subsidiary and any other Disposition that results in a Restricted Subsidiary ceasing to be a Subsidiary, (c) any designation of a Subsidiary as a Restricted

Subsidiary or as an Unrestricted Subsidiary, (d) any incurrence or issuance or repayment, retirement, redemption, satisfaction and discharge or defeasance of Indebtedness, (e) any Restricted Payment, (f) the cessation of the operations of a business unit, division, product line or line of business of Holdings, the Borrower or another  Restricted Subsidiary, (g) the implementation of any Cost Savings Initiative or (h) any other transaction where the consummation thereof, or the determination of whether such transaction is permitted to be consummated under this Agreement, requires that the Financial Covenant, the Payment Conditions or any other financial ratio or test be calculated on a Pro Forma Basis or after giving Pro Forma Effect to such transaction.
“Pro Rata Share” means, with respect to any Lender, at any time, the percentage obtained by dividing (a) the Revolving Commitment of such Lender at such time by (b) the aggregate Revolving Commitments of all the Lenders at such time, provided that if the Revolving Commitments have terminated or expired, the Pro Rata Share shall be determined based upon the Revolving Commitments most recently in effect, giving effect to any assignments.
“Protective Advance” as defined in Section 2.2(a).
“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.
“Public Company Costs” means, as to the Parent Company, fees, costs, expenses and charges associated with, or in compliance with, the requirements of the Sarbanes Oxley Act of 2002 and the rules and regulations promulgated in connection therewith and costs relating to compliance with the provisions of the Securities Act and the Exchange Act (and any similar applicable law in any other jurisdiction), as applicable to companies with equity or debt securities held by the public, the rules of national securities exchange companies with listed equity or debt securities, directors’, managers’ and employees’ compensation, fees and expense reimbursement to the extent attributable to being a public company, costs relating to investor relations, shareholder meetings and reports to shareholders or debtholders associated with being a public company, directors’ and officers’ insurance and other legal and other professional fees and listing fees, in each case associated with being a public company.
“Public Lenders” means Lenders that do not wish to receive Private-Side Information.
“Public-Side Information” means information that is either (a) available to all holders of Traded Securities of (i) the Parent Company or (ii) Holdings, the Borrower and the other Subsidiaries or (b) not material non-public information (for purposes of United States federal, state or other applicable securities laws).
“QFC Credit Support” as defined in Section 10.26.
“Qualified Accounts” means all checking or other demand deposit account, securities account, commodities account or other bank account maintained by any of the Credit Parties that are either (i) in the name of the Collateral Agent or (ii) subject to a segregated account Control Agreement in favor of the Collateral Agent; provided that the applicable depositary (if not the Administrative Agent) shall provide daily reports to the Administrative Agent setting forth the balances in such accounts (which reports may relate to the previous Business Day); provided further that, in each case, such Qualified Account is not subject to any other Lien other than Liens permitted by Section 6.2, and such Liens do not have priority over, and are junior to, the Lien of the Collateral Agent (other than (i) nonconsensual Permitted Liens arising by operation of law or (ii) Permitted Encumbrances under clause (l) of the definition thereof). To the extent any Cash or Cash Equivalents have been withdrawn from any Qualified Account, then, prior to or concurrently with either (A) a Borrowing hereunder or (B) the consummation of a transaction hereunder which requires satisfaction of the Payment Conditions, in each case subsequent to such withdrawal, then either (1) the Borrower shall deliver an updated Borrowing Base Certificate (which updated Borrowing Base Certificate shall be updated only for the withdrawal of such Cash or Cash Equivalents and which shall supersede any previously delivered Borrowing Base Certificate for the applicable period) within one Business Day or (2) the Borrower may notify the Administrative Agent of such withdrawal and in lieu of delivering the updated Borrowing Base Certificate referred to in the foregoing clause (1), the Administrative Agent shall take a Reserve in the amount of such withdrawal under the Borrowing Base; provided that such Reserve shall no longer be in effect upon the delivery of an updated Borrowing Base Certificate reflecting such withdrawal.
“Qualified Cash” means, at any time, the amount of unrestricted Cash and Cash Equivalents of the relevant Credit Parties held in Qualified Accounts as such time.
“Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Credit Party that has total assets exceeding $10,000,000 at the time such Swap Obligation is incurred or such other Person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another Person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.
“Qualified Holdings Mirror Indebtedness” means (a) the Existing Holdings Mirror Indebtedness and (b) any unsecured Indebtedness of Holdings issued after the Closing Date in favor of the Parent Company incurred substantially concurrently with the incurrence by the Parent Company of any Parent Company Capital Markets Indebtedness; provided that, in the case of this clause (b), (i) the net proceeds of such Parent Company Capital Markets Indebtedness shall have been transferred to Holdings as a loan, (ii) except as provided in clause (iii) below, the payment terms of any Qualified Holdings Indebtedness, including interest, fees, prepayment or redemption terms (including “no call” terms and other restrictions thereunder) and premiums) are substantially identical to the related Parent Company Capital Markets Indebtedness, and (iii) such Indebtedness shall be incurred as Permitted Term Indebtedness in compliance with Section 6.1(j).
“Quarterly Average Excess Availability” means, for any Fiscal Quarter, the average for such Fiscal Quarter of the daily amounts determined as of 5:00 p.m. (New York City time) for each day during such Fiscal Quarter expressed as a percentage equivalent to a fraction (a) the numerator of which is the Excess Availability at such time and (b) the denominator of which is the Maximum Credit in effect at such time.
“Quarterly Average Facility Utilization” means, for any Fiscal Quarter, the average for such Fiscal Quarter of the daily amounts determined as of 5:00 p.m. (New York City time) for each day during such Fiscal Quarter expressed as a percentage equivalent to a fraction (a) the numerator of which is the sum of (i) the aggregate principal amount of all Revolving Loans outstanding at such time and (ii) the Letter of Credit Usage at such time and (b) the denominator of which is the Maximum Credit in effect at such time.
“Real Estate Asset” means any interest owned by any Credit Party in fee in any real property.

“Receivables Subsidiary” means any special purpose, bankruptcy remote wholly-owned Subsidiary of Holdings formed for the sole and exclusive purpose of engaging in activities in connection with a Permitted Securitization.
“Recipient” means (a) any Agent, (b) any Lender and (c) any Issuing Bank, as applicable.
“Reference Time” with respect to any setting of the then-current Benchmark means (1) if such Benchmark is the Eurodollar Rate, 11:00 a.m. (London, England time) on the day that is two London banking days preceding the date of such setting, and (2) if such Benchmark is not a Eurodollar Rate, the time determined by the Administrative Agent in its reasonable discretion.
“Refinancing Facility Agreement” means a Refinancing Facility Agreement, in form and substance reasonably satisfactory to the Administrative Agent and the Borrower, among the Borrower, the Administrative Agent and one or more Refinancing Lenders, establishing Refinancing Revolving Commitments and effecting such other amendments hereto and to the other Credit Documents as are contemplated by Section 2.25.
“Refinancing Indebtedness” means, in respect of any Indebtedness (the “Original Indebtedness”), any Indebtedness that extends, renews, refinances or replaces such Original Indebtedness (or any Refinancing Indebtedness in respect thereof); provided that (a) the principal amount of such Refinancing Indebtedness shall not exceed the principal amount of such Original Indebtedness except by an amount not greater than accrued and unpaid interest on such Original Indebtedness, any original issue discount applicable to such Refinancing Indebtedness, any unused commitments in respect of such Original Indebtedness (only if and to the extent that, had such Original Indebtedness been incurred under such commitments at the time such Refinancing Indebtedness is incurred, it would have been permitted hereunder) and any reasonable fees, premiums and expenses relating to such extension, renewal or refinancing; (b) the stated final maturity of such Refinancing Indebtedness shall not be earlier than that of such Original Indebtedness; (c) the weighted average life to maturity of such Refinancing Indebtedness shall not be shorter than the remaining weighted average life to maturity of such Original Indebtedness (and, for purposes of determining the weighted average life to maturity of such Original Indebtedness, the effects of any prepayments made prior to the date of the determination shall be disregarded); (d) such Refinancing Indebtedness shall not constitute an obligation (including pursuant to a Guarantee) of any Restricted Subsidiary that shall not have been (or, in the case of after-acquired Subsidiaries, shall not have been required to become) an obligor in respect of such Original Indebtedness; (e) if such Original Indebtedness shall have been subordinated to the Obligations, such Refinancing Indebtedness shall also be subordinated to the Obligations on terms not less favorable in any material respect to the Lenders; and (f) except where the Original Indebtedness is Permitted Term Indebtedness (it being understood that any Refinancing Indebtedness in respect of any Permitted Term Indebtedness (other than Permitted Non-Credit Party Indebtedness) shall be subject to the requirements set forth in clauses (II) and (III) of Section 6.1(j),  such Refinancing Indebtedness shall not be secured by any Lien on any asset other than the assets that secured (or, in the case of after-acquired assets, would be required to secure pursuant to the terms thereof) such Original Indebtedness or, to the extent such assets would have been required to secure such Original Indebtedness pursuant to the terms thereof, that are proceeds and products of, or after-acquired property that is affixed or incorporated into, the assets that secured such Original Indebtedness.
“Refinancing Revolving Commitments” as defined in Section 2.25(a).
“Refinancing Revolving Lender” as defined in Section 2.25(a).
“Refinancing Revolving Loans” as defined in Section 2.25(a).

“Register” as defined in Section 2.6(b).
“Regulation D” means Regulation D of the Board of Governors.
“Regulation U” means Regulation U of the Board of Governors.
“Regulation X” means Regulation X of the Board of Governors.
“Reimbursement Date” as defined in Section 2.3(d).
“Related Fund” means, with respect to any Lender that is an investment fund, any other investment fund that invests in commercial loans and that is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.
“Related Parties” means, with respect to any Person, such Person’s Affiliates and the directors, officers, partners, members, trustees, employees, controlling persons, agents, administrators, managers, representatives and advisors of such Person and of such Person’s Affiliates.
“Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of any Hazardous Material into or through the indoor or outdoor environment, including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Material.
“Relevant Governmental Body” means the Board of Governors or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors or the Federal Reserve Bank of New York or any successor thereto.
“Rent Reserve” means, with respect to any real property leased by a Credit Party on which any Inventory is located (other than any such leased real property in respect of which the Administrative Agent shall have received a Collateral Access Agreement executed by the applicable landlord pursuant to which, among other things, such landlord waives or subordinates, in a manner reasonably satisfactory to the Administrative Agent, any rights and claims it has to such Inventory for any rent or other amounts payable to such landlord), an amount determined in the Administrative Agent’s Permitted Discretion; provided that such amount shall not exceed three months’ rental expense for such leased real property.
“Reports” means reports prepared by the Administrative Agent or another Person showing the results of appraisals, field examinations or audits pertaining to the assets of the Borrower or any other Credit Party from information furnished by or on behalf of the Borrower or any Credit Party, which Reports (except where prepared for internal purposes of the Administrative Agent) may be distributed to the Lenders by the Administrative Agent.
“Requisite Lenders” means, at any time, Lenders having or holding Revolving Exposure and unused Revolving Commitments representing more than 50% of the sum of the Revolving Exposure and unused Revolving Commitments of all the Lenders at such time; provided that if there shall be two or more unaffiliated Lenders (that are not Defaulting Lenders), Requisite Lenders shall constitute at least two unaffiliated Lenders. For purposes of this definition, the amount of Revolving Exposures and unused Revolving Commitments shall be determined by excluding the Revolving Exposure and unused Revolving Commitment of any Defaulting Lender.

“Reserves” means (a) the Specified Pari Cash Management Services Reserves, (b) the Specified Pari Hedge Reserves, (c) the Rent Reserve, (d) the Dilution Reserve and (e) without duplication (including with respect to any items that are otherwise addressed through eligibility criteria), any and all other reserves that the Administrative  Agent  deems  necessary,  in  its  Permitted  Discretion,  to  maintain  (including reserves for accrued and unpaid interest on the Obligations, contingent liabilities of any Credit Party, reserves for uninsured losses of any Credit Party, reserves to cover any Prior Claims, reserves for political risks or other risks (including risks of natural disasters) in respect of jurisdictions of customer locations, reserves for warehousemen’s and other bailee’s charges (except, in the case of any warehouseman or other bailees having possession of any Inventory, if such warehouseman or other bailee shall have delivered to the Administrative Agent an executed Collateral Access Agreement pursuant to which, among other things, it shall have waived or subordinated, in a manner reasonably satisfactory to the Administrative Agent, any rights and claims it has to such Inventory for any service charges or other amounts payable to it), reserves for freight charges, reserves for changes in the determination of the saleability or realization values of Inventory, reserves for uninsured, underinsured, unindemnified or underindemnified liabilities or potential liabilities with respect to any litigation, reserves for export or import restrictions and reserves for Taxes, fees, assessments and other governmental charges) with respect to any Collateral, any Account Debtor or any Credit Party.
“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.
“Restricted Debt Prepayment” means any Cash payment or other Cash distribution, direct or indirect of or in respect of principal of any Junior Indebtedness, or any Cash payment or other Cash distribution, including any sinking fund or similar deposit, on account of the redemption, retirement, purchase, acquisition, defeasance (including in-substance or legal defeasance), exchange, conversion, cancellation or termination of the principal of any Junior Indebtedness, in each case, prior to the date that is one year before the scheduled maturity thereof; provided that any Special Mandatory Redemption/Repayment shall be deemed not to be a Restricted Debt Prepayment.
“Restricted Payment” means (a) any dividend or other distribution, direct or indirect (whether in Cash, Securities or other property), with respect to any Equity Interests in Holdings, the Borrower or any other Restricted Subsidiary or (b) any payment or distribution, direct or indirect (whether in Cash, Securities or other property), including any sinking fund or similar deposit, on account of any redemption, retirement, purchase, acquisition, exchange, conversion, cancellation or termination of, or any other return of capital with respect to, any Equity Interests in Holdings, the Borrower or any other Restricted Subsidiary.
“Restricted Subsidiary” means any Subsidiary that is not an Unrestricted Subsidiary.
“Resulting Revolving Borrowings” as defined in Section 2.23(e).
“Returns” means (a) with respect to any Investment in the form of a loan or advance, the repayment to the investor in Cash or Cash Equivalents of principal thereof and (b) with respect to any Acquisition or other Investment, any return of capital (including dividends, distributions and similar payments and profits on sale to a Person other than the Holdings, Borrower or another Subsidiary) received by the investor in Cash or Cash Equivalents in respect of such Acquisition or other Investment.
“Revolving Borrowing” means a Borrowing comprised of Revolving Loans.

“Revolving Commitment” means, with respect to any Lender, the commitment of such Lender to make Revolving Loans and to acquire participations in Letters of Credit, Swing Line Loans and Protective Advances hereunder, expressed as an amount representing the maximum aggregate permitted amount of such Lender’s Revolving Exposure hereunder. The initial amount of each Lender’s Revolving Commitment is set forth on Schedule 2.1 or in the applicable Assignment Agreement or an Incremental Facility Agreement, as applicable, subject to any increase or reduction pursuant to the terms and conditions hereof. The aggregate amount of the Revolving Commitments as of the Closing Date is $125,000,000.
“Revolving Commitment Period” means the period from the Closing Date to but excluding the Revolving Commitment Termination Date.
“Revolving Commitment Termination Date” means the earlier to occur of (a) the Revolving Maturity Date and (b) the date on which all the Revolving Commitments are terminated or permanently reduced to zero pursuant hereto.
“Revolving Exposure” means, with respect to any Lender at any time, the sum of (a) the aggregate principal amount of the Revolving Loans of such Lender outstanding at such time, (b) such Lender’s Pro Rata Share of the Letter of Credit Usage at such time, (c) such Lender’s Pro Rata Share of the aggregate principal amount of the Swing Line Loans outstanding at such time and (d) such Lender’s Pro Rata Share of the aggregate principal amount of the Protective Advances outstanding at such time.
“Revolving Loan” means a revolving loan made by a Lender to the Borrower pursuant to Section 2.1(a).
“Revolving Maturity Date” means the date that is five years after the Closing Date.
“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of S&P Global Inc., or any successor to its rating agency business.
“Sale/Leaseback Transaction” means an arrangement relating to property owned by Holdings, the Borrower or any other Restricted Subsidiary whereby Holdings, the Borrower or such Restricted Subsidiary Disposes of such property to any Person and Holdings, the Borrower or any other Restricted Subsidiary leases such property, or other property that it intends to use for substantially the same purpose or purposes as the property Disposed of, from such Person or its Affiliates.
“Sanctioned Country” means, at any time, a country, region or territory that is itself the subject or target of any Sanctions (at the date of this Agreement, Crimea, Cuba, Iran, North Korea and Syria).
“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the United States Department of State, the United States Department of Treasury (including OFAC), the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person controlled or 50% or more owned by any such Person or Persons described in clause (a) or (b) above.
“Sanctions” as defined in Section 4.23(a).
“Sanctions Laws” as defined in Section 4.23(a).

“SEC” means the United States Securities and Exchange Commission.
“Secured Net Leverage Ratio” means, as of any date, the ratio of (a) Consolidated Secured Net Debt as of such date to (b) Consolidated Adjusted EBITDA for the Test Period most recently ended on or prior to such date.
“Secured Parties” as defined in the Pledge and Security Agreement.
“Securities” means any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.
“Securities Act” means the United States Securities Act of 1933.
“Settlement Date” as defined in Section 2.26(b).
“SOFR” means with respect to any Business Day, a rate per annum equal to the secured overnight financing rate for such Business Day published by the SOFR Administrator on the SOFR Administrator’s Website on the immediately succeeding Business Day.
“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).
“SOFR Administrator’s Website” means the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.
“Solvency Certificate” means a Solvency Certificate executed by the chief financial officer of the Borrower substantially in the form of Exhibit J or any other form approved by the Administrative Agent and the Borrower.
“Solvent” means that, as of the date of determination, (a) the fair value of the assets of Holdings, the Borrower and the other Restricted Subsidiaries, on a consolidated basis, exceeds their debts and liabilities, subordinated, contingent or otherwise, on a consolidated basis, (b) the present fair saleable value of the property of Holdings, the Borrower and the other Restricted Subsidiaries, on a consolidated basis, is greater than the amount that will be required to pay the probable liability, on a consolidated basis, of their debts and other liabilities, subordinated, contingent or otherwise, on a consolidated basis, as such debts and other liabilities become absolute and matured, (c) Holdings, the Borrower and the other Restricted Subsidiaries, on a consolidated basis, are able to pay their debts and liabilities, subordinated, contingent or otherwise, on a consolidated basis, as such liabilities become absolute and matured and (d) Holdings, the Borrower and the other Restricted Subsidiaries, on a consolidated basis, are not engaged in, and are not about to engage in, business for which they have unreasonably small capital. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that would reasonably be expected to become an actual and matured liability.

“Special Mandatory Redemption/Repayment” means, with respect to any Indebtedness incurred to finance, in whole or in part, any Acquisition and any related transactions, the redemption or other satisfaction and discharge thereof pursuant to a “special mandatory redemption” provision (or other similar provision) as a result of such Acquisition not having been consummated by the date specified in the definitive documents evidencing or governing such Indebtedness.
“Specified Cash Management Services Agreement” means any agreement relating to Cash Management Services that is entered into, or was entered into prior to the Closing Date and is in existence on the Closing Date, between Holdings, the Borrower or any other Restricted Subsidiary and a Cash Management Services Provider and that is designated as a “Specified Cash Management Services Agreement” in a writing from the Borrower and such Cash Management Services Provider to the Administrative Agent in form and detail reasonably satisfactory to the Administrative Agent.  Any such designation in writing from the Borrower and the applicable Cash Management Services Provider (or any subsequent writing from the Borrower and such Cash Management Services Provider to the Administrative Agent) may further designate any Specified Cash Management Services Agreement as being a “Specified Pari Cash Management Services Agreement” as defined under this Agreement; provided that in the event of any such further designation, such writing specifies the Specified Pari Amount with respect thereto.
“Specified Cash Management Services Obligations” means all obligations of every nature of Holdings, the Borrower and each other Restricted Subsidiary (whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor)) arising in respect of Cash Management Services provided under any Specified Cash Management Services Agreement, including obligations for interest (including interest that would continue to accrue pursuant to such Specified Cash Management Services Agreement on any such obligation after the commencement of any proceeding under the Debtor Relief Laws with respect to Holdings, the Borrower or any other Restricted Subsidiary, whether or not such interest is allowed or allowable against Holdings, the Borrower or such other Restricted Subsidiary in any such proceeding), fees, expenses, indemnification or otherwise.
“Specified Event of Default” means (a) any Event of Default arising under Section 8.1(a), 8.1(f) or 8.1(g), (b) any Event of Default arising under 8.1(c) (solely with respect to a breach of Section 5.13 or Section 6.7), (c) any Event of Default arising under 8.1(d) (solely with respect to representations in any Borrowing Base Certificate) or (c) any Event of Default arising under 8.1(e) (solely with respect to a breach of Section 5.1(l)(i) or Section 5.13).
“Specified Excess Availability” means, at any time, an amount equal to (a) Excess Availability at such time plus (b) the lesser of (i) Suppressed Availability and (ii) 5.0% of the Maximum Credit at such time.
“Specified Excess Availability Percentage” means, at any time of determination, the percentage equivalent to a fraction (a) the numerator of which is Specified Excess Availability at such time and (b) the denominator of which is the Line Cap.
“Specified Hedge Agreement” means any Hedge Agreement the obligations under which constitute Specified Hedge Obligations and that is designated as a “Specified Hedge Agreement” in a writing from the Borrower and such Hedge Provider to the Administrative Agent in form and detail reasonably satisfactory to the Administrative Agent. Any such designation in writing from the Borrower and the applicable counterparty (or any subsequent writing from the Borrower and such counterparty to the Administrative Agent) may further designate any Designated Hedge Agreement as being a “Specified Pari

Hedge Agreement” as defined under this Agreement; provided that in the event of any such further designation, such writing specifies the Specified Pari Amount with respect thereto.
“Specified Hedge Obligations” means, with respect to each Hedge Agreement in respect of interest rates or foreign currency exchange rates that (a) is with a counterparty that is, or was on the Closing Date, an Agent, an Arranger or any Affiliate of any of the foregoing, whether or not such counterparty shall have been an Agent, an Arranger or any Affiliate of any of the foregoing at the time such Hedge Agreement was entered into, (b) is in effect on the Closing Date with a counterparty that is a Lender or an Affiliate of a Lender as of the Closing Date or (c) is entered into after the Closing Date with a counterparty that is a Lender or an Affiliate of a Lender at the time such Hedge Agreement is entered into, all obligations of every nature of Holdings, the Borrower or any other Restricted Subsidiary under such Hedge Agreement (whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor)), including obligations for interest (including interest that would continue to accrue pursuant to such Hedge Agreement on any such obligation after the commencement of any proceeding under any Debtor Relief Law with respect to Holdings, the Borrower or any other Restricted Subsidiary, whether or not such interest is allowed or allowable against Holdings, the Borrower or such other Restricted Subsidiary in any such proceeding), payments for early termination of such Hedge Agreement, fees, expenses, indemnification or otherwise.
“Specified Pari Amount” means, with respect to any Specified Cash Management Services Agreement or any Specified Hedge Agreement, an amount (up to the maximum possible amount of obligations of Holdings, the Borrower and the other Restricted Subsidiaries thereunder) specified in a writing from the Borrower and the applicable Cash Management Services Provider or the applicable  Hedge Provider,  as  the  case  may  be,  to  the Administrative Agent, which amount may be increased or decreased by further such written notice to the Administrative Agent from time to time.
“Specified Pari Cash Management Services Agreement” means each Specified Cash Management Services Agreement in respect of which the notice delivered to the Administrative Agent by the Borrower and the applicable Cash Management Services Provider confirms that such Specified Cash Management Services Agreement constitutes a “Specified Pari Cash Management Services Agreement” for all purposes hereof, including Section 2.15(e).
“Specified Pari Cash Management Services Amount” means, with respect to any Specified Pari Cash Management Services Agreement, an amount equal to the lesser of (a) the Specified Pari Amount from time to time designated with respect thereto and (b) the maximum amount of the Specified Cash Management Services Reserve that could be established at the time of the designation thereof that would not result in the Total Utilization of Revolving Commitments exceeding the Borrowing Base.
“Specified Pari Cash Management Services Reserve” means, with respect to any Specified Pari Cash Management Services Agreement, the reserve that the Administrative Agent from time to time establishes in its Permitted Discretion as being reasonably appropriate to reflect the aggregate amount of Obligations in respect of such Specified Pari Cash Management Services Agreement. Without limiting the Administrative Agent’s Permitted Discretion, a Specified Pari Cash Management Services Reserve at any time may be established by reference to the amount of such Obligations set forth in most recent Borrowing Base Certificate delivered to the Administrative Agent pursuant to Section 5.1(l) (or, prior to the first such delivery, the Borrowing Base Certificate referred to in Section 3.1(i)).

“Specified Pari Hedge Agreement” means each Specified Hedge Agreement in respect of which the notice delivered to the Administrative Agent by the Borrower and the applicable Hedge Provider confirms that such Specified Hedge Agreement constitutes a “Specified Pari Hedge Agreement” for all purposes hereof, including Section 2.15(e).
“Specified Pari Hedge Amount” means, with respect to any Specified Pari Hedge Agreement, an amount equal to the lesser of (a) the Specified Pari Amount from time to time designated with respect thereto and (b) the maximum amount of the Specified Pari Hedge Reserve that could be established at the time of the designation thereof that would not result in the Total Utilization of Revolving Commitments exceeding the Borrowing Base.
“Specified Pari Hedge Reserves” means, with respect to any Specified Pari Hedge Agreement, the reserves that the Administrative Agent from time to time establishes in its Permitted Discretion as being reasonably appropriate to reflect the aggregate amount of Obligations in respect of such Specified Pari Hedge Agreement. Without limiting the Administrative Agent's Permitted Discretion, a Specified Pari Hedge Reserve at any time may be established by reference to the amount of such Obligations set forth in most recent Borrowing Base Certificate delivered to the Administrative Agent pursuant to Section 5.1(l) (or, prior to the first such delivery, the Borrowing Base Certificate referred to in Section 3.1(i)).
“Specified Permitted Term Indebtedness Documentation Requirements” means, with respect to any Indebtedness, the requirements that the terms of such Indebtedness (except with respect to yield and components thereof, fees, lien priority, prepayment or redemption terms (including “no call” terms and other restrictions thereunder) and premiums), when taken as a whole, (a) are not materially more favorable to the lenders or holders providing such Indebtedness than those applicable under this Agreement when taken as a whole (other than terms benefitting such lenders or holders (i) where this Agreement is amended to include such beneficial terms for the benefit of all Lenders or (ii) applicable only to periods after the latest Maturity Date in effect at the time of incurrence of such Indebtedness), as determined by the Borrower in good faith, (b) reflect markets terms and conditions (taken as a whole) at the time of the incurrence of such Indebtedness, as determined by the Borrower in good faith or (c) are reasonably satisfactory to the Administrative Agent.
“Specified Permitted Term Indebtedness Ratio Requirement” means, with respect to any Permitted Term Indebtedness, after giving Pro Forma Effect to the incurrence of such Indebtedness in accordance with Section 1.2, (a) if such Indebtedness is Permitted Pari Passu Secured Term Indebtedness, the First Lien Net Leverage Ratio does not exceed the greater of (i) 3.75:1.00 and (ii) if such Indebtedness is incurred to finance an Acquisition or any other similar Investment permitted hereunder, the First Lien Net Leverage Ratio in effect immediately prior to the assumption or incurrence of such Indebtedness and the use of proceeds thereof, (b) if such Indebtedness is Permitted Junior Lien Secured Term Indebtedness, the Secured Net Leverage Ratio does not exceed the greater of (i) 4.00:1.00 and (ii) if such Indebtedness is incurred to finance an Acquisition or any other similar Investment permitted hereunder, the Secured Net Leverage Ratio in effect immediately prior to the assumption or incurrence of such Indebtedness and the use of proceeds thereof, or (c) if such Indebtedness is unsecured or secured solely by assets that do not constitute Collateral, the Total Net Leverage Ratio does not exceed the greater of (A) 6.00:1.00 and (B) if such Indebtedness is incurred to finance an Acquisition or any other similar Investment permitted hereunder, the Total Net Leverage Ratio in effect immediately prior to the assumption or incurrence of such Indebtedness and the use of proceeds thereof.
“Standard Letter of Credit Practice” means, for any Issuing Bank, any domestic or foreign law or letter of credit practices applicable in the city in which such Issuing Bank issued the applicable Letter of Credit or, for its branch or correspondent, such laws and practices applicable in the city in which it has advised, confirmed or negotiated such Letter of Credit, as the case may be, in each case, (a) which letter of credit practices are of banks that regularly issue letters of credit in the particular city, and (b) which laws or letter of credit practices are required or permitted under ISP or UCP, as chosen in the applicable Letter of Credit.
“Subordinated Indebtedness” of any Person means any Indebtedness of such Person that is contractually subordinated in right of payment to any other Indebtedness of such Person.
“Subsidiary” means, with respect to any Person (the “parent”) at any date, (a) any Person the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in conformity with GAAP as of such date and (b) any other Person of which Equity Interests representing more than 50% of the equity value or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent. Unless otherwise specified, all references herein to Subsidiaries shall be deemed to refer to Subsidiaries of Holdings.
“Supermajority Lenders” means, at any time, Lenders having or holding Revolving Exposure and unused Revolving Commitments representing more than 66-2/3% of the sum of the Revolving Exposure and unused Revolving Commitments of all the Lenders at such time; provided that if there shall be two or more unaffiliated Lenders (that are not Defaulting Lenders), Supermajority Lenders shall constitute at least two unaffiliated Lenders. For purposes of this definition, the amount of Revolving Exposures and unused Revolving Commitments shall be determined by excluding the Revolving Exposure and unused Revolving Commitment of any Defaulting Lender.
“Supplemental Collateral Questionnaire” means a certificate in the form of Exhibit K or any other form approved by the Collateral Agent and the Borrower.
“Supported QFC” as defined in Section 10.26.
“Suppressed Availability” means, at any time, the amount by which the Borrowing Base exceeds the Maximum Credit at such time; provided that if such amount shall be less than zero, Suppressed Availability shall be deemed to be zero.

“Swap Obligation” as defined in “Excluded Swap Obligation”.

“Swing Line Lender” means KeyBank, in its capacity as the Swing Line Lender hereunder, together with its permitted successors and assigns in such capacity.
“Swing Line Loan” means a loan made by the Swing Line Lender to the Borrower pursuant to Section 2.26.
“Swing Line Loan Maturity Date” means, with respect to any Swing Line Loan, the earlier of (a) the first Settlement Date after the date such Swing Line Loan is made and (b) the last day of the Revolving Commitment Period.
“Swing Line Sublimit” means $15,000,000.

“Tax” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Term Credit Agreement” means the Term Credit and Guaranty Agreement dated as of the Closing Date, among Holdings, the Borrower, the Guarantor Subsidiaries, the lenders party thereto and Jefferies, as administrative agent and collateral agent thereunder.
“Term Priority Collateral” as defined in the ABL Intercreditor Agreement.
“Term SOFR” means for the applicable Corresponding Tenor as of the applicable Reference Time, the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.
“Term SOFR Notice” means a notification by the Administrative Agent to the Lenders and the Borrower of the occurrence of a Term SOFR Transition Event.
“Term SOFR Transition Event” means the (i) determination by the Administrative Agent that (a) Term SOFR has been recommended for use by the Relevant Governmental Body, (b) the administration of Term SOFR is administratively feasible for the Administrative Agent and (c) a Benchmark Transition Event has previously occurred resulting in a Benchmark Replacement in accordance with Section 2.17 that is not Term SOFR and (ii) the mutual agreement of the Administrative Agent and the Borrower to deliver a Term SOFR Notice.
“Test Period” means, on any date of determination, the period of four consecutive Fiscal Quarters of the Borrower most recently ended on or prior to such date for which financial statements have been delivered pursuant to Section 5.1(a) or 5.1(b) (or, prior to the first delivery of financial statements pursuant to Section 5.1(a) or 5.1(b), the period of four consecutive Fiscal Quarters of the Borrower ended December 31, 2020).
“Threshold Amount” means, on any date of determination, the greater of (i) $29,000,000 and (ii) 35% of Consolidated Adjusted EBITDA for the Test Period most recently ended on or prior to such date.
“Total Net Leverage Ratio” means, as of any date, the ratio of (a) Consolidated Total Net Debt as of such date to (b) Consolidated Adjusted EBITDA for the Test Period most recently ended on or prior to such date.
“Total Utilization of Revolving Commitments” means, at any time, the sum of the Revolving Exposures of all the Lenders at such time.
“Traded Securities” means any debt or equity Securities issued pursuant to a public offering registered under the Securities Act or Rule 144A offering or other similar private placement.
“Transactions” means (a) the execution, delivery and performance by each Credit Party of the Credit Documents to which it is to be a party, the creation of the Liens provided for in the Collateral Documents and, in the case of the Borrower, the borrowing of Loans, the obtaining of Letters of Credit and the use of the proceeds thereof, (b) the execution, delivery and performance by each Credit Party of the “Credit Documents” to which it is to be a party and the creation of the Liens provided for in the “Collateral

Documents”, in each case under the Term Credit Agreement, (c) the Closing Date Refinancing and (d) the payment of fees and expenses in connection with the foregoing.
“Type” when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted Eurodollar Rate or the Base Rate.
“UCC” means the Uniform Commercial Code (or any similar or equivalent legislation) as in effect from time to time in any applicable jurisdiction.
“UCP” means, with respect to any Letter of Credit, the Uniform Customs and Practice for Documentary Credits 2007 Revision, International Chamber of Commerce Publication No. 600 and any subsequent revision thereof adopted by the International Chamber of Commerce on the date such Letter of Credit is issued.
“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.
“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.
“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.
“Unrestricted Cash” means, on any date, Cash and Cash Equivalents owned on such date by Holdings, the Borrower or any other Restricted Subsidiary, as reflected on a balance sheet prepared as of such date in conformity with GAAP, provided that such Cash and Cash Equivalents do not appear (and would not be required to appear) as “restricted” on a consolidated balance sheet of such Person prepared in conformity with GAAP.
“Unrestricted Subsidiary” means (a) any Escrow Subsidiary, (b) any Subsidiary of the Borrower that is designated as an Unrestricted Subsidiary in the manner provided below and not subsequently redesignated as a “Restricted Subsidiary” in the manner provided below and (c) each Subsidiary of an Unrestricted Subsidiary.
The Borrower may designate any Subsidiary (other than the Borrower and any Co-Borrower) to be an “Unrestricted Subsidiary” by delivering to the Administrative Agent a certificate of a Financial Officer of the Borrower specifying such designation and certifying that such designated Subsidiary satisfies the requirements set forth in this definition; provided that no Subsidiary may be designated as an Unrestricted Subsidiary unless (a) no Event of Default has occurred and is continuing or would result therefrom, (b) at the time each such designation becomes effective (i) except to the extent such designation is made in reliance on Section 6.6(u), (A) the applicable Payment Conditions are satisfied after giving Pro Forma Effect thereto and (B) the Borrower shall have delivered to the Administrative Agent a certificate of a Financial Officer of the Borrower certifying that all the requirements of the applicable Payment Conditions have been satisfied with respect thereto and including reasonably detailed calculations demonstrating satisfaction of such requirements, and (ii) if such Subsidiary is a Credit Party that owns any ABL Priority Collateral, the Borrower shall have (A) delivered to the Administrative Agent a completed

Borrowing Base Certificate calculating and certifying the Borrowing Base and the Excess Availability as of the most recent Borrowing Base Reporting Date for which a calculation of the Borrowing Base shall have been delivered pursuant to Section 5.1(m) giving Pro Forma Effect to such designation as if effected immediately prior to such Borrowing Base Reporting Date and (B) shall have substantially simultaneously with the effectiveness of such designation, to the extent that Total Utilization of Revolving Commitments would otherwise exceed the Borrowing Base then in effect, prepaid Loans and/or Cash Collateralized Letters of Credit in an amount sufficient to eliminate such excess, (c) such Subsidiary does not own any Equity Interests in any of the Restricted Subsidiaries, (d) such Subsidiary does not own (or hold or control by lease, exclusive license or otherwise) any asset (including any Intellectual Property) that is material to the operation in the ordinary course of business of Holdings, the Borrower and the other Restricted Subsidiaries, taken as a whole, (e) each Subsidiary of such Subsidiary has been designated as (and, for so long as it is a Subsidiary of the Borrower, continues as) an “Unrestricted Subsidiary” in accordance with this definition, (f) the Investments in such Unrestricted Subsidiary by Holdings, the Borrower and the other Restricted Subsidiaries (including, after giving effect to the next sentence, those resulting from such designation) are permitted under Section 6.6, and (g) such Subsidiary shall have been or will promptly be designated an “unrestricted subsidiary” (or otherwise not be subject to the covenants) under any Permitted Term Indebtedness (other than Permitted Non-Credit Party Indebtedness). Upon the designation of any Subsidiary as an Unrestricted Subsidiary, Holdings, the Borrower and the other Restricted Subsidiaries shall be deemed to have made an Investment in such Unrestricted Subsidiary in an amount equal at the time of such designation to the fair value of such Subsidiary (as determined in good faith by a Financial Officer of the Borrower). The Borrower shall cause each Unrestricted Subsidiary to satisfy at all times the requirements set forth in clauses (c), (d) and (g) above.
The Borrower may designate any Unrestricted Subsidiary (other than any Escrow Subsidiary) as a “Restricted Subsidiary” by delivering to the Administrative Agent a certificate of a Financial Officer of the Borrower specifying such redesignation and certifying that such redesignation satisfies the requirements set forth in this paragraph; provided that (a) no Event of Default has occurred and is continuing or would result therefrom, (b) the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary shall constitute the incurrence, at the time of such redesignation, of any Indebtedness, Liens and Investments of such Subsidiary existing at such time and (c) such Subsidiary shall have been or will promptly be designated a “restricted subsidiary” (or otherwise be subject to the covenants) under any Permitted Term Indebtedness (other than Permitted Non-Credit Party Indebtedness).
Notwithstanding anything in this Agreement or any other Credit Document to the contrary, nothing shall restrict or prohibit (a) the formation of an Escrow Subsidiary and (b) the holding by any Escrow Subsidiary of any Escrow Funds in any Escrow Account and the granting by any Escrow Subsidiary of, or the existence of, any Liens on any Escrow Account, the Escrow Funds or any documentation relating thereto, in each case, in favor of any Escrow Agent (or its designee).
“Unrestricted Subsidiary Reconciliation Statement” means, with respect to any balance sheet or statement of operations, comprehensive income, equity or cash flows of Holdings, such financial statement (in substantially the same form) prepared on the basis of consolidating the accounts of Holdings, the Borrower and the other Restricted Subsidiaries and treating Unrestricted Subsidiaries as if they were not consolidated with Holdings and otherwise eliminating all accounts of Unrestricted Subsidiaries, together with an explanation of reconciliation adjustments in reasonable detail.
“US Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Internal Revenue Code.
“U.S. Special Resolution Regimes” as defined in Section 10.26.

“US Tax Compliance Certificate” as defined in Section 2.19(g)(ii)(B)(3).
“VIE” as defined in Section 1.2(g).
“VIP Indebtedness Agreements” means (a) the 2018 Contingent Note, dated as of January 17, 2018, between the Borrower, as issuer, and VIP Lender, as holder, (b) the 2019 Contingent Note, dated as of January 17, 2018, between the Borrower, as issuer, and VIP Lender, as holder, (c) the Guaranty Promissory Note, dated as of January 17, 2018, between the Borrower, as issuer, and VIP Lender, as holder, and (d) the Guaranty, dated as of January 17, 2018, among the Parent Company, Holdings, the Borrower and certain other Guarantor Subsidiaries party thereto, as guarantors, and VIP Lender, as subordinated creditor.
“VIP Lender” means VIP Petcare Holdings, Inc., a California corporation.
“Walmart Account Debtor” means Walmart, Inc. or any of its Affiliates (including Sam’s Club).
“Weekly Reporting Period” means each period (a) commencing on the date that Specified Excess Availability is less than the greater of (i) $9,000,000 and (ii) 10% of the Line Cap for five consecutive Business Days and continuing until the first day thereafter on which Specified Excess Availability shall have been equal to or in excess of the greater of (i) $9,000,000 and (ii) 10% of the Line Cap for at least 20 consecutive calendar days or (b) commencing on any day when a Specified Event of Default shall have occurred and continuing until the first day thereafter on which no Specified Event of Default shall exist.
“wholly owned”, when used in reference to a Subsidiary of any Person, means that all the Equity Interests in such Subsidiary (other than directors’ qualifying shares and other nominal amounts of Equity Interests that are required to be held by other Persons under applicable law) are owned, beneficially and of record, by such Person, another wholly owned Subsidiary of such Person or any combination thereof.
“Withholding Agent” means any Credit Party and the Administrative Agent.
“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write- down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.
1.2.Accounting Terms; Certain Calculations. (a) Except as otherwise expressly provided herein, all terms of an accounting or financial nature used herein shall be construed in conformity with GAAP as in effect from time to time; provided that (i) if the Borrower, by notice to the Administrative Agent, shall request an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent or the Requisite Lenders, by notice to the Borrower, shall request an amendment to any provision hereof for such purpose) (in each case, other than as a result of the adoption of the Accounting

Standards Update, Leases (Topic 842)), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith, it being agreed that the Lenders and the Borrower shall negotiate in good faith such amendment, and (ii) notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to (A) any election under Financial Accounting Standards Board Accounting Standards Codification 825-10-25 (previously referred to as Statement of Financial Accounting Standards 159) (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) (and related interpretations) to value any Indebtedness or other liabilities of Holdings, the Borrower or any other Restricted Subsidiary at “fair value”, as defined therein and (B) any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof. It is understood and agreed that when any term of an accounting or financial nature refers to a determination being made on a “consolidated basis”, when such reference is made with respect to Holdings, the Borrower and the other Restricted Subsidiaries (or any Restricted Subsidiary and its Restricted Subsidiaries), such determination shall exclude from such consolidation the accounts of the Unrestricted Subsidiaries.
(b)Notwithstanding anything to the contrary contained herein, for purposes of determining compliance with any test or covenant contained in this Agreement (including any First Lien Net Leverage Ratio test, any Secured Net Leverage Ratio test, any Total Net Leverage Ratio, any Fixed Charge Coverage Ratio test and/or any Payment Conditions test and/or any cap expressed as a percentage of Consolidated Adjusted EBITDA or Consolidated Total Assets) and any other financial ratio or test shall be calculated giving Pro Forma Effect to each Pro Forma Event occurring during the applicable period of four consecutive Fiscal Quarters to which such calculation relates or after the end of such period of four consecutive Fiscal Quarters but not later than the date of such calculation (notwithstanding that such ratio may be said to be determined as of the end of a Test Period).
(c)Notwithstanding anything to the contrary herein, with respect to any amounts incurred or transactions entered into (or consummated) in reliance on a provision of this Agreement that does not require compliance with a financial ratio (including any First Lien Net Leverage Ratio test, any Secured Net Leverage Ratio test, any Total Net Leverage Ratio test, any Fixed Charge Coverage Ratio and/or any Payment Conditions test and/or the calculation and utilization of the Unrestricted Incremental Term Amount) (any such amounts, the “Fixed Amounts”) substantially concurrently with any amounts incurred or transactions entered into (or consummated) in reliance on a provision of this Agreement that requires compliance with a financial ratio (including any First Lien Net Leverage Ratio test, any Secured Net Leverage Ratio test, any Total Net Leverage Ratio test, any Fixed Charge Coverage Ratio and/or any Payment Conditions test and/or the calculation and utilization of the Incurrence-Based Incremental Term Amount) (any such amounts, the “Incurrence-Based Amounts”), it is understood and agreed that (i) the Fixed Amounts and any concurrent borrowing of Loans (even if part of the same transaction or, in the case of Indebtedness, the same tranche as any Incurrence-Based Amounts) shall be disregarded in the calculation of the financial ratio applicable to the Incurrence-Based Amounts, but giving full Pro Forma Effect to any increase in the amount of Consolidated Adjusted EBITDA or Consolidated Total Assets (including Unrestricted Cash) resulting from the reliance on the Fixed Amounts and (ii) the incurrence of the Fixed Amounts shall be calculated thereafter.

(d)It is understood and agreed that any Indebtedness, Lien, Restricted Payment, Restricted Debt Prepayment, Investment, Disposition and/or any other action subject to the limitations set forth in Section 6 need not be permitted solely by reference to one clause or subclause of Section 6.1 (including as between or among amounts incurred in reliance on the Unrestricted Incremental Term Amount and the Incurrence-Based Incremental Term Amount), 6.2, 6.4, 6.6 or 6.8 or other applicable Section, respectively, but may instead be permitted in part under any combination thereof, all as classified or, to the extent such alternative classification would have been permitted at the time of the relevant action, reclassified by the Borrower in its sole discretion, and shall constitute a usage of any availability under such clause or subclause only to the extent so classified or reclassified thereto; provided that (i) Indebtedness incurred under this Agreement may only be classified under Section 6.1(a) and the Liens securing such Indebtedness may only be classified under Section 6.2(a) (and may not be reclassified) and (ii) Indebtedness incurred under Section 6.1(j) or 6.1(k) (in each case, other than any such Indebtedness that is unsecured), and the Liens securing such Indebtedness pursuant to Section 6.2(f) or 6.2(g), as applicable, may not be reclassified to any other clause of Section 6.1 or 6.2, as applicable. In addition, for purposes of determining compliance at any time with Section 6.1, 6.2, 6.4, 6.6 or 6.8, the Borrower may, in its sole discretion, reclassify any Indebtedness, Lien, Restricted Payment, Restricted Debt Prepayment, Investment or Disposition (or a portion thereof), as applicable, that was previously incurred, made or otherwise undertaken as having been incurred, made or otherwise undertaken under any “ratio-based” basket set forth in such Section if such item (or such portion thereof) would, using the figures as of the end of or for the most recently ended Test Period, be permitted under the applicable “ratio-based” basket; provided that (x) in the case of Sections 6.1 and 6.2, any such reclassification shall be subject to the limitations set forth in the proviso to the immediately preceding sentence and (y) unless otherwise elected by the Borrower in its sole discretion, if the applicable ratio test required for the reclassification of any such transaction would be satisfied on a Pro Forma Basis in any period subsequent to such transaction, the reclassification described in this paragraph shall be deemed to have occurred automatically.
(e)Notwithstanding anything to the contrary herein, to the extent that the terms of this Agreement require (including any such requirement that is to be determined on a Pro Forma Basis) (i) compliance with any financial ratio or test (including any First Lien Net Leverage Ratio test, any Secured Net Leverage Ratio test, any Total Net Leverage Ratio test, any Fixed Charge Coverage Ratio test (including Section 6.7) and/or any Payment Conditions test) and/or any cap expressed as a percentage of Consolidated Adjusted EBITDA or Consolidated Total Assets), (ii) the accuracy of any representations and warranties or (iii) the absence of any Default or Event of Default (or any type of Default or Event of Default) as a condition to the consummation or making of any Limited Conditionality Transaction (or, in each case, any incurrence of any Indebtedness in connection therewith, including any Incremental Revolving Loans) the determination of whether the relevant condition is satisfied may be made, at the election of the Borrower, (A) in the case of any Acquisition or other Investment, at the time of (or on the basis of the financial statements for the most recently ended Test Period at the time of) either (x) the execution of the definitive agreement with respect to such Acquisition or Investment or (y) the consummation of such Acquisition or Investment, (B) in the case of any Disposition, at the time of (or on the basis of the financial statements for the most recently ended Test Period at the time of) either (x) the execution of the definitive agreement with respect to such Disposition or (y) the consummation of such Disposition and (C) in the case of any prepayment, redemption, repurchase, defeasance or similar repayment of Indebtedness constituting a Limited Conditionality Transaction, at the time of (or on the basis of the financial statements for the most recently ended Test Period at the time of) (x) delivery of irrevocable (which may be conditional) notice with respect to such prepayment, redemption, repurchase, defeasance or similar repayment or (y) the making of such prepayment, redemption, repurchase, defeasance or similar repayment, in each case, after giving effect to the relevant Acquisition, Investment, Disposition and/or prepayment, redemption, repurchase, defeasance or similar repayment on a Pro Forma Basis. If the Borrower has exercised its election to apply clause (A)(x), (B)(x) or (C)(x) above in connection with any Limited Conditionality Transaction and any of the ratios or baskets for which compliance was determined or tested as of the relevant date referred to in such applicable clause are exceeded as a result of fluctuations in any such ratio or basket, including due to fluctuations in Consolidated Adjusted EBITDA of the Borrower or the Person subject to such Limited Condition Transaction, at or prior to the consummation of the relevant transaction or action, such baskets or ratios will not be deemed to have been exceeded as a result of such fluctuations; provided that if any ratios improve or baskets increase as a result of such fluctuations, such improved ratios or baskets may be utilized.  If the Borrower has exercised its election to apply clause (A)(x), (B)(x) or (C)(x) above in connection with any Limited Conditionality Transaction, then, in connection with any subsequent calculation of financial ratios or tests on or following the relevant date referred to in such applicable clause and prior to the earlier of (1) the date on which such Limited Conditionality Transaction is consummated and (2) the date that the definitive agreement for such Limited Conditionality Transaction is terminated or expires without consummation of such Limited Conditionality Transaction, any such financial ratios or tests shall be calculated on a Pro Forma Basis assuming such Limited Conditionality Transaction and the other transactions in connection therewith (including any incurrence of any Indebtedness in connection therewith, including any Incremental Revolving Loans) have been consummated.
(f)For purposes of determining the permissibility of any action, change, transaction or event that requires a calculation of any financial ratio or test (including any First Lien Net Leverage Ratio test, any Secured Net Leverage Ratio test, any Total Net Leverage Ratio test, any Fixed Charge Coverage Ratio test, any Payment Conditions test and/or any cap expressed as a percentage of Consolidated Adjusted EBITDA or Consolidated Total Assets), such financial ratio or test shall be calculated at the time such action is taken, such change is made, such transaction is consummated or such event occurs, as the case may be (or, in each case, such other time as is applicable thereto pursuant to Section 1.2(e)), and no Default or Event of Default shall be deemed to have occurred solely as a result of a subsequent change in such financial ratio or test.
(g)All references herein to the determination of any amount for Holdings, the Borrower and the other Subsidiaries on a consolidated basis or any similar reference shall, in each case (other than as set forth in the definition of “Consolidated Total Assets”), be deemed to exclude each variable interest entity (“VIE”) that Holdings is required to consolidate pursuant to Statement of Financial Accounting Standard No. 167 as if such VIE were a Subsidiary as defined herein. For the avoidance of doubt, each VIE shall not constitute a Subsidiary for purposes of this Agreement and, as such, will not be taken into account for any financial calculations, including determining Consolidated Adjusted EBITDA, Consolidated Net Income, Consolidated Total Assets and Consolidated Total Net Debt.
1.3.Interpretation, Etc. Any of the terms defined herein may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference. References herein to any Article, Section, Schedule or Exhibit shall be to an Article or a Section of, or a Schedule or an Exhibit to, this Agreement, unless otherwise specifically provided. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. The words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all real and personal, tangible and intangible assets and properties, including Cash, Securities, accounts and contract rights. The word “law” shall be construed as referring to all statutes, rules, regulations, codes and other laws (including official rulings and interpretations thereunder having the force of law), and all judgments, orders, writs and decrees, of all Governmental Authorities. Except as otherwise expressly provided herein and unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document (including this Agreement and the other Credit Documents) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any definition of or reference to any statute, rule or regulation shall be construed as referring thereto as from time to time amended, supplemented or otherwise modified (including by succession of comparable successor laws), and all references to any statute shall be construed as referring to all rules, regulations, rulings and official interpretations promulgated or issued thereunder, (c) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on assignment set forth herein) and, in the case of any Governmental Authority or any self-regulating entity, any other Governmental Authority or entity that shall have succeeded to any or all functions thereof, and (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof. Terms defined in the UCC as in effect in the State of New York on the Closing Date and not otherwise defined herein shall, unless the context otherwise indicates, have the meanings provided by those definitions.
1.4.Currency Translation. For purposes of any determination under Sections 6 and 8, amounts incurred or outstanding, or proposed to be incurred or outstanding, in currencies other than Dollars shall be translated into Dollars at the currency exchange rates in effect on the date of such determination; provided that (a) for purposes of any determination under Sections 6.1, 6.4, 6.6 and 6.8, the amount of each applicable transaction denominated in a currency other than Dollars shall be translated into Dollars at the applicable currency exchange rate in effect on the date of the consummation thereof, which currency exchange rates shall be determined in good faith by the Borrower, and (b) for purposes of the Financial Covenant or any other financial test and the related definitions, amounts in currencies other than Dollars shall be translated into Dollars at the currency exchange rates then most recently used in preparing the consolidated financial statements of the Borrower. Notwithstanding anything to the contrary set forth herein but subject to clause (b) above, (i) no Default shall arise as a result of any limitation or threshold expressed in Dollars in this Agreement being exceeded in respect of any transaction solely as a result of changes in currency exchange rates from those applicable for determining compliance with this Agreement at the time of, or at any time following, such transaction and (ii) in the case of any Indebtedness outstanding under any clause of Section 6.1 or secured under any clause of Section 6.2 that contains a limitation expressed in Dollars and that, as a result of changes in exchange rates, is so exceeded, such Indebtedness will be permitted to be refinanced with Refinancing Indebtedness in respect thereof incurred under such clause notwithstanding that, after giving effect to such refinancing, such excess shall continue.
1.5.Classification of Loans and Borrowings. For purposes of this Agreement, Loans and Borrowings may be classified and referred to by Class (e.g., a “Revolving Loan” or “Revolving Borrowing”) or by Type (e.g., a “Eurodollar Rate Loan” or “Eurodollar Rate Borrowing”) or by Class and Type (e.g., a “Eurodollar Rate Revolving Loan” or “Eurodollar Rate Revolving Borrowing”).
1.6.Timing of Payment or Performance. Except as otherwise provided herein, when the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment (other than as set forth in the definition of “Interest Period”) or performance shall extend to the immediately succeeding Business Day and such extension of time shall be reflected in computing interest or fees, as the case may be.
1.7.Rounding. Any financial ratios required to be maintained by Holdings, the Borrower or any other Subsidiary pursuant to this Agreement (or required to be satisfied in order for a specific action to be permitted under this Agreement) shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding up if there is no nearest number).
1.8.Cashless Rollovers. Notwithstanding anything to the contrary contained in this Agreement or in any other Credit Document, to the extent that any Lender extends the maturity date of, or replaces, renews or refinances, any of its then-existing Loans or Commitments with loans or commitments incurred under a new credit facility, in each case, to the extent such extension, replacement, renewal or refinancing is effected by means of a “cashless roll” by such Lender pursuant to settlement mechanics approved by the Borrower, the Administrative Agent and such Lender, such extension, replacement, renewal or refinancing shall be deemed to comply with any requirement hereunder or any other Credit Document that such payment be made “in dollars”, “in immediately available funds”, “in cash” or any other similar requirement.
1.9.Divisions. (a)  For all purposes under the Credit Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (i) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (ii) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.
(b)Any reference herein to a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale,  disposition or transfer, or similar term, shall be deemed to apply to a division of or by a limited liability company, or an allocation of assets to a series of a limited liability company (or the unwinding of such a division or allocation), as if it were a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale or transfer, or similar term, as applicable, to, of or with a separate Person. Any division of a limited liability company shall constitute a separate Person hereunder (and each division of any limited liability company that is a subsidiary, Restricted Subsidiary, Unrestricted Subsidiary, joint venture or any other like term shall also constitute such a Person or entity).
1.10.Co-Borrowers. (a)  Notwithstanding anything herein to the contrary, the Borrower, upon 15 Business Days’ prior written notice to the Administrative Agent (or such shorter period as the Administrative Agent may agree in its reasonable discretion), may cause any Credit Party on or after the Closing Date by written election to the Administrative Agent to become a borrower (each such Credit Party, a “Co-Borrower”, and, together with the Borrower, the “Co-Borrowers”) under any Class of Loans and Commitments hereunder on a joint and several basis (such date, the “Co-Borrower Effective Date”); provided that such Credit Party shall:
(i)execute a joinder to this Agreement in form and substance reasonably satisfactory to the Administrative Agent assuming all obligations of a Co-Borrower hereunder;
(ii)at least three Business Days prior to the Co-Borrower Effective Date, the Administrative Agent and the Lenders shall have received all documentation and other information in respect of the Co-Borrower required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the PATRIOT Act, that shall have been requested in writing at least ten Business Days prior to the Co-Borrower Effective Date, and a Beneficial Ownership Certification

from the Co-Borrower if it is a “legal entity customer” under the Beneficial Ownership Regulation;
(iii)be a domestic Guarantor Subsidiary wholly owned by the Borrower; and
(iv)not cause any Agent or Lender to be in violation of law as a result of becoming a Co-Borrower.

The Lenders hereby irrevocably authorize the Administrative Agent to enter into any amendment to this Agreement or to any other Credit Document as may be necessary or appropriate in order to establish any Co-Borrower pursuant to this Section 1.10 and such technical amendments, and other customary amendments with respect to provisions of this Agreement relating to taxes for borrowers, in each case as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the Borrower in connection therewith.

(b)Upon the later of execution and delivery of a joinder to this Agreement by a Co-Borrower and the countersignature of the Administrative Agent thereto, each Co-Borrower agrees that it is jointly and severally liable for the obligations of each other Co-Borrower hereunder with respect to the applicable Class of Loans and Commitments, including with respect to the payment of principal of and interest and fees on all Loans of such Class, the payment of amounts owing in respect of Letters of Credit and the payment of fees and indemnities and reimbursement of costs and expenses. Each Co-Borrower is accepting joint and several liability hereunder in consideration of the financial accommodations to be provided by the Agents and the Lenders under this Agreement, for the mutual benefit, directly and indirectly, of each of the Co-Borrowers and in consideration of the undertakings of each of the Co-Borrowers to accept joint and several liability for the obligations of each of them. Each Co-Borrower, jointly and severally, hereby irrevocably and unconditionally accepts, as a co-debtor, joint and several liability with each other Co-Borrower, with respect to the payment and performance of all of the Obligations, it being the intention of the parties hereto that all Obligations shall be the joint and several obligations of all of the Co-Borrowers without preferences or distinction among them. If and to the extent that any of the Co-Borrowers shall fail to make any payment with respect to any of the Obligations as and when due or to perform any of such Obligations in accordance with the terms thereof, then in each such event each other Co-Borrower will make such payment with respect to, or perform, such Obligations. Each Co-Borrower further agrees that the Borrower will be such Co-Borrower’s agent for administrative, mechanical, and notice provisions in this Agreement and any other Credit Document and the Lenders and the Administrative Agent hereby agree that each Co-Borrower will have the same rights under the Credit Documents as if it is the Borrower and for any other purposes under the provisions of this Agreement, including the affirmative and negative covenants, each such Co-Borrower will be treated as a Restricted Subsidiary that is a Guarantor Subsidiary.
SECTION 2.LOANS AND LETTERS OF CREDIT
2.1.Revolving Loans. (a) Revolving Commitments. (i) During the Revolving Commitment Period, subject to the terms and conditions hereof, each Lender agrees to make Revolving Loans to the Borrower in Dollars in an aggregate principal amount at any one time outstanding that will not result in (i) such Lender’s Revolving Exposure exceeding its Revolving Commitment or (ii) the Total Utilization of Revolving Commitments exceeding the Line Cap. Amounts borrowed pursuant to this Section 2.1(a) that are repaid or prepaid may, subject to the terms and conditions hereof, be reborrowed during the Revolving Commitment Period. Each Lender’s Revolving Commitment shall terminate on the Revolving Commitment Termination Date.

(ii)Additional Classes of Commitments may be established as provided in Section 2.23, 2.24 or 2.25, and the Loans thereunder shall be made in accordance with, and subject to the terms and conditions set forth in, such Section.
(b)Borrowing Mechanics for Revolving Loans.
(i)Each Revolving Loan shall be made as part of a Borrowing consisting of Revolving Loans of the same Class and Type made by the Lenders of such Class proportionately to their applicable Pro Rata Shares. At the commencement of each Interest Period for any Eurodollar Rate Revolving Borrowing, such Borrowing shall be in an aggregate amount of $1,000,000 or an integral multiple of $500,000 in excess of such amount; provided that a Eurodollar Rate Revolving Borrowing that results from a continuation of an outstanding Eurodollar Rate Revolving Borrowing may be in an aggregate amount that is equal to the amount of such outstanding Borrowing.  At the time each Base Rate Revolving Borrowing is made, such Borrowing shall be in an aggregate amount of $500,000 or an integral multiple of $100,000 in excess of such amount; provided that such Borrowing may be in an aggregate amount that is equal to the entire unused balance of the Maximum Credit or that is required to finance the reimbursement of a drawing under a Letter of Credit as contemplated by Section 2.3(d).
(ii)To request a Revolving Borrowing, the Borrower shall deliver to the Administrative Agent a fully completed and executed Funding Notice (A) in the case of a Eurodollar Rate Borrowing, not later than 1:00 p.m. (New York City time) at least three Business Days in advance of the proposed Credit Date (which shall be a Business Day) and (B) in the case of a Base Rate Borrowing, not later than 1:00 p.m. (New York City time) on the proposed Credit Date (which shall be a Business Day). In lieu of delivering a Funding Notice, the Borrower may give the Administrative Agent, not later than the applicable time set forth above, telephonic notice of any proposed Revolving Borrowing; provided that such telephonic notice shall be promptly (and in no event later than the same Business Day) confirmed in writing by delivery to the Administrative Agent of a fully completed and executed Funding Notice. If the Administrative Agent or any Lender provides funds or initiates funding based upon such telephonic notice, the Borrower shall bear the risk with respect to any information furnished by the Borrower regarding such funding that is later determined to have been incorrect or unauthorized. Promptly upon receipt by the Administrative Agent of a Funding Notice in accordance with this paragraph, the Administrative Agent shall notify each Lender of the details thereof and of the amount of such Lender’s Revolving Loan to be made as part of the requested Revolving Borrowing. Following delivery of a Funding Notice for a Eurodollar Rate Revolving Borrowing, any failure to make such Borrowing shall be subject to Section 2.17(c).
(iii)Each Lender shall make the principal amount of the Revolving Loan required to be made by it hereunder on any Credit Date available to the Administrative Agent not later than 3:00 p.m. (New York City time) on such Credit Date by wire transfer of same day funds in Dollars to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will make each such Revolving Loan available to the Borrower by promptly remitting the amounts so received, in like funds, to the account specified by the Borrower in the applicable Funding Notice (or, in the case of a Base Rate Revolving Borrowing specified by the Borrower in the applicable Funding Notice as made to finance reimbursement of a drawing under a Letter of Credit as contemplated by Section 2.3(d), to the applicable Issuing Bank).

2.2.Protective Advances. (a) General. Subject to the limitations set forth below, the Administrative Agent is authorized by the Borrower and the Lenders, from time to time during the Revolving Commitment Period, in the Administrative Agent’s sole discretion (but without any obligation to) (i) after the occurrence of a Default or an Event of Default or (ii) at any time that any of the other conditions precedent set forth in Section 3.2 would not be satisfied, to make loans to the Borrower in Dollars on behalf of the Lenders, which the Administrative Agent, in its Permitted Discretion, deems necessary or desirable (A) to preserve or protect the Collateral, or any portion thereof, (B) to enhance the likelihood of, or maximize the amount of, repayment of the Loans and other Obligations referred to in clause (a) of the definition of such term or (C) to pay any other amount chargeable to or required to be paid by the Borrower pursuant to the terms of this Agreement, including payments of reimbursable expenses (including costs, fees and expenses as described in Section 10.2) and other sums payable under the Credit Documents (any such loans are herein referred to as “Protective Advances”); provided that no Protective Advance shall be made if immediately after giving effect thereto (x) the aggregate principal amount of the outstanding Protective Advances would exceed an amount equal to 10% of the Borrowing Base in effect at the time of the making of such Protective Advance or (y) the Total Utilization of Revolving Commitments would exceed the Maximum Credit. Protective Advances may be made even if the conditions precedent set forth in Section 3.2 have not been satisfied. The Protective Advances shall constitute Obligations for all purposes hereof and the other Credit Documents and shall be Guaranteed and secured as provided in the Credit Documents. All Protective Advances shall be Base Rate Loans. The Administrative Agent's authorization to make Protective Advances may be revoked at any time by the Requisite Lenders. Any such revocation must be in writing and shall become effective prospectively upon the Administrative Agent's receipt thereof. The Administrative Agent may at any time (i) request, on behalf of the Borrower, the Lenders to make, subject to the limitations set forth in Section 2.1(a) and to the satisfaction of the conditions precedent set forth in Section 3.2, Base Rate Revolving Loans to repay any Protective Advance or (ii) require the Lenders to acquire participations in any Protective Advance as provided in Section 2.2(b). The Administrative Agent shall endeavor to notify the Borrower promptly after the making of any Protective Advance.
(b)Lenders’ Participations in Protective Advances. The Administrative Agent may by written notice given to each Lender not later than 1:00 p.m. (New York City time) on any Business Day require the Lenders to purchase, in accordance with their Pro Rata Shares, participations in all or a portion of the Protective Advances outstanding, together with accrued interest thereon. Such notice shall specify the aggregate amount of the Protective Advance or Protective Advances in which Lenders will be required to participate and such Lender's Pro Rata Share of such Protective Advance or Protective Advances and the accrued interest thereon. Each Lender shall make available an amount equal to such Lender’s Pro Rata Share of such Protective Advance or Protective Advances, and the accrued interest thereon, not later than 12:00 p.m. (New York City time) on the first Business Day following the date of receipt of such notice, by wire transfer of same day funds in Dollars to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. In the event that any Lender fails to make available for the account of the Administrative Agent any payment referred to in the preceding sentence, the Administrative Agent shall be entitled to recover such amount on demand from such Lender, together with interest thereon for three Business Days at the rate customarily used by the Administrative Agent for the correction of errors among banks and thereafter at the Base Rate. In order to evidence the purchase of participations under this Section 2.2(b), each Lender agrees to enter at the request of the Administrative Agent into a participation agreement in form and substance reasonably satisfactory to the Administrative Agent. In the event the Lenders shall have purchased participations in any Protective Advance pursuant to this Section 2.2(b), the Administrative Agent shall promptly distribute to  each Lender that has paid all amounts payable by it under this Section 2.2(b) with respect to such Protective Advance such Lender’s Pro Rata Share of all payments subsequently received by the Administrative Agent from or on behalf of the Borrower in respect of such Protective Advance; provided that any such payment so distributed shall be repaid to the Administrative Agent if and to the extent such payment is required to be refunded to the Borrower for any reason. The purchase of participations in a Protective Advance pursuant to this Section 2.2(b) shall not constitute a Loan and shall not relieve the Borrower of its obligation to repay such Protective Advance.
(c)Obligations Absolute. The obligations of the Lenders under Section 2.2(b) shall be unconditional and irrevocable and shall be paid and performed strictly in accordance with the terms hereof under all circumstances, notwithstanding (i) the existence of any claim, set-off, defense or other right that the Borrower or any Lender may have at any time against the Administrative Agent or any other Person or, in the case of any Lender, against the Borrower, whether in connection herewith, with the transactions contemplated herein or with any unrelated transaction, (ii) any adverse change in the business, operations, properties, condition (financial or otherwise) or prospects of Holdings, the Borrower or any other Subsidiary, (iii) any breach hereof or of any other Credit Document by any party thereto, (iv) any Default or Event of Default and (v) any other event or condition whatsoever, whether or not similar to any of the foregoing.
2.3.Letters of Credit. (a) General. During the Revolving Commitment Period, subject to the terms and conditions hereof, each Issuing Bank agrees to issue Letters of Credit for the account of the Borrower or, so long as the Borrower is a joint and several co-applicant with respect thereto, the account of any Restricted Subsidiary, and to amend or extend Letters of Credit previously issued by it as requested by the Borrower; provided that no Letter of Credit shall be, or shall be required to be, issued, amended or extended by any Issuing Bank unless (i) such Issuing Bank (if other than the Person serving as the Administrative Agent) shall have given written notice thereof to the Administrative Agent pursuant to Section 2.3(g), (ii) immediately after giving effect thereto (A) the Total Utilization of Revolving Commitments shall not exceed the Line Cap and (B) the Letter of Credit Usage shall not exceed the Letter of Credit Sublimit, (iii) such Letter of Credit shall be denominated in Dollars and shall be of the type approved for issuance by such Issuing Bank (it being understood that standby Letters of Credit are deemed to be approved, and no Issuing Bank shall be required to issue any trade or commercial Letter of Credit unless otherwise expressly agreed to by such Issuing Bank), (iv) such Letter of Credit shall have an expiration date that is not later than the earlier of (A) five Business Days prior to the Revolving Maturity Date as in effect at the time of the issuance thereof (or, in the case of an extension of any Letter of Credit, at the time thereof) and (B) the date that is one year after the date of issuance of such Letter of Credit (or, in the case of an extension of any Letter of Credit, one year after the date thereof), provided that, in the case of any Letter of Credit, (x) such Issuing Bank may agree that such Letter of Credit will automatically extend for one or more successive periods not to exceed one year each (but in any event to a date not later than five Business Days prior to the Revolving Maturity Date as in effect at the time of the issuance thereof (or, in the case of an extension of any Letter of Credit, at the time thereof)) unless such Issuing Bank elects not to extend for any such additional period or (y) such Letter of Credit will expire after the applicable date referred to above if such Letter of Credit is, at the time it is issued, extended, Cash Collateralized or otherwise backstopped in an amount equal to 102% of the face amount of such Letter of Credit pursuant to documentation reasonably acceptable to such Issuing Bank (any such Letter of Credit referred to in this clause (y) being a “Backstopped Letter of Credit”), and (v) such issuance (or amendment or extension) is in accordance with such Issuing Bank’s standard operating procedures. Each Letter of Credit shall be in a form acceptable to the applicable Issuing Bank in its reasonable discretion, it being agreed that the Borrower is responsible for preparing or approving the final text of each Letter of Credit issued by any Issuing Bank, irrespective of any assistance such Issuing Bank may provide such as drafting or recommending text or by such Issuing Bank’s use or refusal to use text submitted by the Borrower. The Borrower is solely responsible for the suitability of the Letter of Credit for the Borrower’s purposes. With respect to any Letter of Credit containing an “automatic amendment” to extend the expiration date of such Letter of Credit, the applicable Issuing Bank, in its sole and absolute discretion, may give notice of non-extension of such Letter of Credit and, if the Borrower does not at any time want such Letter of Credit to be extended, the Borrower will so notify the Administrative Agent and the applicable Issuing Bank at least 15 calendar days before such Issuing Bank is required to notify the beneficiary of such Letter of Credit or any advising bank of such non-extension pursuant to the terms of such Letter of Credit. Each Existing Letter of Credit shall be deemed, for all purposes of this Agreement (including Sections 2.3(d) and 2.3(e) of this Section), to be a Letter of Credit issued hereunder for the account of the Borrower. The Borrower unconditionally and irrevocably agrees that, in connection with any Existing Letter of Credit, it will be fully responsible for the reimbursement of drawings thereunder, the payment of interest thereon in accordance with Section 2.7(e) and the payment of fees due under Section 2.10 with respect thereto to the same extent as if it were the account party in respect of such Existing Letter of Credit.
(b)Request for Issuance, Amendment or Extension. To request the issuance of a Letter of Credit (or the amendment or extension (other than an automatic extension permitted under Section 2.3(a)) of an outstanding Letter of Credit), the Borrower shall deliver to the Administrative Agent and the applicable Issuing Bank a fully completed and executed Issuance Notice not later than 1:00 p.m. (New York City time) at least three Business Days, or such shorter period as may be agreed to by such Issuing Bank in any particular instance, in advance of the proposed date of issuance, amendment or extension. In connection with any such request, the Borrower shall specify (i) the amount of such Letter of Credit, (ii) the requested date of issuance, amendment or extension of such Letter of Credit, (iii) the requested expiration date of such Letter of Credit, (iv) the name and address of the beneficiary of such Letter of Credit and (v) such other information (including the conditions to drawing, and, in the case of an amendment or extension, identification of the Letter of Credit to be so amended or extended) as shall be necessary to prepare, amend or extend such Letter of Credit. If requested by the applicable Issuing Bank, the Borrower also shall submit, not later than the time set forth above, a completed and executed letter of credit application on such Issuing Bank’s standard form in connection with any such request and shall provide such other documents or information as such Issuing Bank may reasonably require in connection with the issuance, amendment or extension of the applicable Letter of Credit; provided that in the event of any inconsistency or conflict between the terms and conditions of such letter of credit application and the terms and conditions of this Agreement or any other Credit Document, it is the intention of the parties hereto that such provisions be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of this Agreement or such Credit Document shall govern and control.
(c)Responsibility of the Issuing Banks. In determining whether to honor any drawing under any Letter of Credit, the sole responsibility of an Issuing Bank shall be to examine the documents delivered under such Letter of Credit with reasonable care so as to ascertain whether such documents appear on their face to be in accordance with the terms and conditions of such Letter of Credit, it being agreed that, with respect to such documents that appear on their face to be in substantial compliance, but are not in strict compliance, with the terms of such Letter of Credit, the applicable Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents. As between the Borrower and any Issuing Bank, the Borrower assumes all risks of the acts and omissions of, or misuse of any Letter of Credit by, the beneficiary of any Letter of Credit. In furtherance and not in limitation of the foregoing, any act taken or omitted to be taken by any Issuing Bank under or in connection with any Letter of Credit or any documents or certificates delivered thereunder, if taken or omitted in good faith and in the absence of gross negligence or willful misconduct on the part of such Issuing Bank (such absence to be presumed unless otherwise determined in a final, non-appealable judgment of a court of competent jurisdiction), shall not give rise to any liability on the part of such Issuing Bank to the Borrower, and none of the Issuing Banks or any of their respective

Related Parties shall have any responsibility for (and none of their rights or powers hereunder shall be affected or impaired by):
(i)the form, validity, accuracy, genuineness or legal effect of any document submitted by any Person in connection with the application for and issuance of any Letter of Credit, even if it should in fact prove to be in any or all respects invalid, inaccurate, fraudulent or forged;
(ii)the validity or effectiveness of any instrument transferring or assigning or purporting to transfer or assign any Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, that may prove to be invalid or ineffective for any reason;
(iii)failure of the beneficiary of any Letter of Credit to comply with any conditions required in order to draw upon such Letter of Credit, other than presentation that on its face substantially complies with the terms and conditions of such Letter of Credit;
(iv)the misapplication by the beneficiary of any Letter of Credit of the proceeds of any drawing under such Letter of Credit;
(v)honor of a presentation under any Letter of Credit that on its face substantially complies with the terms and conditions of such Letter of Credit, even if such Letter of Credit requires strict compliance by the beneficiary;
(vi)honor of a presentation of any Drawing Document that appears on its face to have been signed, presented or issued (A) by any purported successor or transferee of any beneficiary or other Person required to sign, present or issue such Drawing Document or (B) under a new name of the beneficiary;
(vii)acceptance as a draft of any written or electronic demand or request for payment under a Letter of Credit, even if nonnegotiable or not in the form of a draft or notwithstanding any requirement that such draft, demand or request bear any or an adequate reference to such Letter of Credit so long as the applicable Drawing Document on its face substantially complies with the terms and conditions of such Letter of Credit;
(viii)the identity or authority of any presenter or signer of any Drawing Document or the form, accuracy, genuineness or legal effect of any Drawing Document (so long as such Issuing Bank determines that such Drawing Document on its face substantially complies with the terms and conditions of the Letter of Credit);
(ix)acting upon any instruction or request relative to a Letter of Credit or a requested Letter of Credit that such Issuing Bank in good faith believes to have been given by a Person authorized to give such instruction or request;
(x)any errors, omissions, interruptions, loss or delays in transmission or delivery of any message, advice or document (regardless of how sent or transmitted) or for errors in interpretation of technical terms or in translation or any delay in giving or failing to give notice to the Borrower;

(xi)any acts, omissions or fraud by, or the insolvency of, any beneficiary, any nominated person or entity or any other Person or any breach of contract between any beneficiary and the Borrower or any of the parties to the underlying transaction to which any Letter of Credit relates;
(xii)assertion or waiver of any provision of the ISP or UCP that primarily benefits an issuer of a letter of credit, including any requirement that any Drawing Document be presented to it at a particular hour or place;
(xiii)payment to any paying or negotiating bank (designated or permitted by the terms of the applicable Letter of Credit) claiming that it rightfully honored or is entitled to reimbursement or indemnity under Standard Letter of Credit Practice applicable to it;
(xiv)acting or failing to act as required or permitted under Standard Letter of Credit Practice applicable to where such Issuing Bank has issued, confirmed, advised or negotiated such Letter of Credit, as the case may be;
(xv)honor of a presentation after the expiration date of any Letter of Credit notwithstanding that a presentation was made prior to such expiration date and dishonored by such Issuing Bank if subsequently such Issuing Bank or any court or other finder of fact determines such presentation should have been honored;
(xvi)dishonor of any presentation that does not strictly comply or that is fraudulent, forged or otherwise not entitled to honor;
(xvii)honor of a presentation that is subsequently determined by the applicable Issuing Bank to have been made in violation of international, federal, state or local restrictions on the transaction of business with certain prohibited Persons; or
(xviii)any consequences arising from causes beyond the control of the applicable Issuing Bank, including any Governmental Acts;

provided that, subject to Sections 2.3(k) and 2.3(l) and the other provisions hereof, the foregoing shall not release an Issuing Bank from such liability to the Borrower as may be determined in a final, non-appealable judgment of a court of competent jurisdiction against such Issuing Bank following reimbursement or payment of the obligations and liabilities, including reimbursement and other payment obligations, of the Borrower to such Issuing Bank arising under, or in connection with, this Section 2.3 or any Letter of Credit.

(d)Reimbursement by the Borrower. In the event an Issuing Bank shall have determined to honor a drawing under any Letter of Credit, it shall promptly notify the Borrower and the Administrative Agent thereof, and the Borrower shall reimburse such Issuing Bank for such drawing by paying to such Issuing Bank an amount in Dollars in same day funds equal to the amount of such drawing not later than 2:00 p.m. (New York City time) on the Business Day next following the day that the Borrower receives such notice (the date on which the Borrower is required to reimburse a drawing under any Letter of Credit being referred to herein as the “Reimbursement Date” in respect of such drawing); provided that the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.1(b) that such reimbursement payment be financed with a Base Rate Revolving Borrowing and, to the extent the applicable Issuing Bank shall have received the proceeds thereof, the Borrower’s obligation to make such reimbursement payment shall be discharged and replaced by the resulting Base Rate

Revolving Borrowing. The Borrower unconditionally and irrevocably agrees that, in connection with any Letter of Credit issued for the account of any Restricted Subsidiary as provided in Section 2.3(a), the Borrower will be fully responsible for the reimbursement of any drawings thereunder, the payment of interest thereon in accordance with Section 2.7(e) and the payment of fees due under Section 2.10 with respect thereto to the same extent as if it were the sole account party in respect of such Letter of Credit.
(e)Revolving Lenders’ Participations in Letters of Credit. Immediately upon the issuance of any Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof), each Revolving Lender shall be deemed to have purchased from the applicable Issuing Bank, and agrees to fund as set forth herein, a participation in such Letter of Credit and any drawings thereunder in an amount equal to such Lender’s applicable Pro Rata Share of the maximum amount that is or at any time may become available to be drawn under such Letter of Credit. In the event the Borrower shall fail for any reason to fully reimburse the applicable Issuing Bank for any drawing under a Letter of Credit, such Issuing Bank shall promptly notify the Administrative Agent thereof and of the unreimbursed amount of such drawing and, promptly upon receipt of such notice, the Administrative Agent shall notify each Revolving Lender of the details of such notice and of such Lender’s applicable Pro Rata Share of such unreimbursed amount. Each Revolving Lender shall make available an amount equal to such Lender’s applicable Pro Rata Share of such unreimbursed amount to the Administrative Agent not later than 12:00 p.m. (New York City time) on the first Business Day following the date of receipt of such notice, by wire transfer of same day funds in Dollars to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders, and the Administrative Agent shall promptly remit the amounts so received, in like funds, to the applicable Issuing Bank. In the event that any Revolving Lender fails to make available, for the account of any Issuing Bank, any payment referred to in the immediately preceding sentence, such Issuing Bank shall be entitled to recover such amount on demand from such Lender, together with interest thereon for three Business Days at the rate customarily used by such Issuing Bank for the correction of errors among banks and thereafter at the Base Rate. Each Revolving Lender agrees that, in issuing, amending or extending any Letter of Credit, the applicable Issuing Bank shall be entitled to rely, and shall not incur any liability for relying, upon the representation and warranty of the Borrower deemed made pursuant to Section 3.2, unless, at least one Business Day prior to the time such Letter of Credit is issued, amended or extended (or, in the case of any Letter of Credit subject to automatic extension provisions, at least three Business Days prior to the time by which the election not to extend must be made by the applicable Issuing Bank), the Borrower, a Majority in Interest of the Revolving Lenders or the Requisite Lenders shall have notified the applicable Issuing Bank (with a copy to the Administrative Agent and, if the notice is not sent by the Borrower, the Borrower) in writing that, as a result of one or more events or circumstances described in such notice, one or more of the conditions precedent set forth in Section 3.2 would not be satisfied if such Letter of Credit were then issued, amended or extended (it being understood and agreed that, in the event any Issuing Bank shall have received any such notice, or shall otherwise believe in good faith that such conditions would not be satisfied, it shall have no obligation to (and, in the event it shall have received any such notice, shall not) issue, amend or extend any Letter of Credit until and unless it shall be satisfied that the events and circumstances giving rise thereto shall have been cured or otherwise shall have ceased to exist). In the event an Issuing Bank shall have been reimbursed by the Revolving Lenders pursuant to this Section 2.3(e) for all or any portion of any drawing honored by such Issuing Bank under a Letter of Credit, such Issuing Bank shall distribute to each Revolving Lender that has paid all amounts payable by it under this Section 2.3(e) with respect to such drawing such Lender’s applicable Pro Rata Share of all payments subsequently received by such Issuing Bank from or on behalf of the Borrower in reimbursement of such drawing when such payments are received; provided that any such payment so distributed shall be repaid to such Issuing Bank if and to the extent such payment is required to be refunded to the Borrower for any reason. Any payment made by a Revolving Lender pursuant to this Section 2.3(e) to reimburse an Issuing Bank for a drawing under a Letter of Credit (other than the funding of a Base Rate Revolving Borrowing as contemplated by Section 2.3(d)) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such drawing or to pay interest thereon in accordance with Section 2.7(e).
(f)Obligations Absolute. The obligation of the Borrower to reimburse each Issuing Bank for drawings honored under the Letters of Credit issued by such Issuing Bank and the obligations of the Lenders under Section 2.4(e) shall be unconditional and irrevocable and shall be paid and performed strictly in accordance with the terms hereof under all circumstances, notwithstanding:
(i)any lack of validity, enforceability or legal effect of any Letter of Credit or this Agreement or any term or provision therein or herein;
(ii)payment against presentation of any draft, demand or claim for payment under any Drawing Document that does not comply in whole or in part with the terms of the applicable Letter of Credit or which proves to be fraudulent, forged or invalid in any respect or any statement therein being untrue or inaccurate in any respect, or which is signed, issued or presented by a Person or a transferee of such Person purporting to be a successor or transferee of the beneficiary of such Letter of Credit;
(iii)such Issuing Bank or any of its branches or Affiliates being the beneficiary of any Letter of Credit;
(iv)such Issuing Bank or any correspondent honoring a drawing against a Drawing Document up to the amount available under any Letter of Credit even if such Drawing Document claims an amount in excess of the amount available under the Letter of Credit;
(v)the existence of any claim, set-off, defense or other right that the Borrower or any Subsidiary or any Lender may have at any time against any beneficiary, any assignee of proceeds, such Issuing Bank or any other Person or, in the case of any Lender, against the Borrower, whether in connection herewith, with the transactions contemplated herein or with any unrelated transaction (including any underlying transaction between the Borrower or any Subsidiary and the beneficiary under any Letter of Credit);
(vi)any adverse change in the business, operations, properties, condition (financial or otherwise) or prospects of the Borrower or any Subsidiary;
(vii)the fact that any Default or Event of Default shall have occurred and be continuing;
(viii)any force majeure or other event that under any rule of law or uniform practices to which any Letter of Credit is subject (including Section 3.14 of the ISP or any successor publication) permits a drawing to be made under such Letter of Credit after the expiration thereof or after the Revolving Maturity Date; or
(ix)any other event, circumstance or conduct whatsoever, whether or not similar to any of the foregoing that might, but for this Section 2.3(f), constitute a legal or equitable defense to or discharge of, or provide a right of set-off against, the Borrower’s, any Subsidiary’s or any Lender’s reimbursement and other payment obligations and liabilities, arising under, or in connection with, any Letter of Credit, whether against such Issuing Bank, the beneficiary or any other Person;

provided that, subject to Sections 2.3(k) and 2.3(l) and the other provisions hereof, the foregoing shall not release an Issuing Bank from such liability to the Borrower as may be determined in a final, non-appealable judgment of a court of competent jurisdiction against such Issuing Bank following reimbursement or payment of the obligations and liabilities, including reimbursement and other payment obligations, of the Borrower to such Issuing Bank arising under, or in connection with, this Section 2.3 or any Letter of Credit.

(g)Issuing Bank Reports to the Administrative Agent. Unless otherwise agreed by the Administrative Agent, each Issuing Bank shall, in addition to its notification obligations set forth elsewhere in this Section 2.3, report in writing to the Administrative Agent (i) periodic activity (for such period or recurrent periods as shall be requested by the Administrative Agent) in respect of Letters of Credit issued by such Issuing Bank, including all issuances, extensions and amendments, all expirations and cancellations and all honored drawings and reimbursements thereof, (ii) reasonably prior to the time that such Issuing Bank issues, amends or extends any Letter of Credit, the date of such issuance, amendment or extension, and the face amount of the Letters of Credit to be issued, amended or extended by such Issuing Bank and outstanding after giving effect to such issuance, amendment or extension (and whether the amounts thereof shall have changed), (iii) on each day on which such Issuing Bank honors any drawing under any Letter of Credit, the date and amount of the drawing so honored, (iv) on any Business Day on which the Borrower reimburses or fails to reimburse any drawing under a Letter of Credit as required hereunder, the date of such reimbursement or such failure and the amount of such reimbursed or unreimbursed drawing and (v) on any other Business Day, such other information as the Administrative Agent shall reasonably request as to the Letters of Credit issued by such Issuing Bank.
(h)Cash Collateralization. If any Event of Default shall occur and be continuing, on the day that the Borrower receives a request from the Administrative Agent referred to in Section 8.1, the Borrower shall deposit in a deposit account in the name of the Administrative Agent, for the benefit of the Issuing Banks and the Lenders, Cash Collateral in an amount in Dollars equal to 102% of the Letter of Credit Usage as of such date; provided that the obligation to deposit such Cash Collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default specified in Section 8.1(f) or 8.1(g). The Borrower also shall deposit Cash Collateral in accordance with this Section 2.3(h) as and to the extent required by Section 2.13(e) or 2.21. Each such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrower under this Agreement. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such deposit account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Funds in such account shall, notwithstanding anything to the contrary in Section 2.15(f) or 2.16 or the Collateral Documents, be applied by the Administrative Agent to reimburse the Issuing Banks for honored drawings under Letters of Credit for which they have not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the Letter of Credit Usage at such time or, if the maturity of the Loans has been accelerated (but subject to (i) the consent of the Requisite Lenders and (ii) in the case of any such application at a time when any Revolving Lender is a Defaulting Lender (but only if, after giving effect thereto, the remaining Cash Collateral shall be less than the aggregate Fronting Exposure), the consent of each Issuing Bank), be applied to satisfy other obligations of the Borrower under this Agreement. If the Borrower is required to provide Cash Collateral as a result of the occurrence of an Event of Default, such Cash Collateral (to the extent not applied as aforesaid) shall be returned to the Borrower promptly after all Events of Default have been cured or waived and the Administrative Agent shall have received a certificate from an Authorized Officer of the Borrower to that effect. If the Borrower is required to provide Cash Collateral pursuant to Section 2.13(e), such Cash Collateral (to the extent not applied as aforesaid) shall be returned to the Borrower to the extent that, after giving effect to such return, the Total Utilization of Revolving Commitments would not exceed the Line Cap. If the Borrower is required to provide Cash Collateral pursuant to Section 2.21, such Cash Collateral (to the extent not applied as aforesaid) shall be returned to the Borrower to the extent that, after giving effect to such return, no Issuing Bank shall have any Fronting Exposure.
(i)Termination of any Issuing Bank; Designation of Additional Issuing Banks.
(i)The Borrower may terminate the appointment of any Issuing Bank as an “Issuing Bank” hereunder by providing written notice thereof to such Issuing Bank, with a copy to the Administrative Agent, and terminating such Issuing Bank’s obligations to issue Letters of Credit hereunder. Any such termination shall become effective upon the earlier of (i) such Issuing Bank acknowledging receipt of such notice and (ii) the 10th Business Day following the date of the delivery thereof; provided that no such termination shall become effective until and unless the Letter of Credit Usage attributable to Letters of Credit issued by such Issuing Bank (or its Affiliates) shall have been reduced to zero. At the time any such termination shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the terminated Issuing Bank pursuant to Section 2.10(b). Notwithstanding the effectiveness of any such termination, the terminated Issuing Bank shall continue to have all the rights of an Issuing Bank under this Agreement and the other Credit Documents with respect to Letters of Credit issued by it prior to such termination, but shall not issue any additional Letters of Credit.
(ii)The Borrower may, at any time and from time to time, with the consent of the Administrative Agent (which consent shall not be unreasonably withheld, conditioned or delayed), designate as additional Issuing Banks one or more Revolving Lenders (or an Affiliate thereof) that agree to serve in such capacity as provided below. The acceptance by a Revolving Lender (or such Affiliate) of an appointment as an Issuing Bank hereunder shall be evidenced by an agreement, which shall be in form and substance reasonably satisfactory to the Administrative Agent, executed by the Borrower, the Administrative Agent and such designated Revolving Lender (or such Affiliate) and, from and after the effective date of such agreement, (i) such Revolving Lender (or such Affiliate) shall have all the rights and obligations of an Issuing Bank under this Agreement and (ii) references herein to the term “Issuing Bank” shall be deemed to include such Revolving Lender (or such Affiliate) in its capacity as an issuer of Letters of Credit hereunder.
(j)Letter of Credit Amounts. Unless otherwise specified herein, the amount of any Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided that with respect to any Letter of Credit that, by its terms or the terms of any letter of credit application relating thereto (or of any other document, agreement or instrument entered into by the applicable Issuing Bank and the Borrower and relating to such Letter of Credit), provides for one or more automatic increases prior to the expiration thereof (without giving effect to any automatic extension provisions therein or the reinstatement of an amount previously drawn thereunder and reimbursed) in the face amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum face amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.
(k)Indemnity. Without limiting the provisions of Section 10.3 or any other provision of this Agreement, the Borrower agrees to indemnify, defend and hold harmless each Indemnitee, to the fullest extent permitted by applicable law, from and against any and all claims, demands, suits, actions, investigations, proceedings, liabilities, fines, costs, penalties and damages, and all reasonable fees and disbursements of attorneys, experts or consultants and all other costs and expenses actually incurred in connection therewith or in connection with the enforcement of this indemnification (as and when they are incurred and irrespective of whether suit is brought), which may be incurred by or awarded against any such Indemnitee (other than (x) Taxes, except Taxes that represent claims, liabilities fines, costs, penalties or damages relating to or arising from any non-Tax claim, demand, suit, action, investigation or proceeding and (y) any liabilities, fines, costs, penalties, damages, fees and expenses arising out of claims, demands, suits, actions, investigations or proceedings commenced or threatened by a Credit Party, which shall be the subject of Section 10.3 and shall not be the subject of this Section 2.3(k)) (the “Letter of Credit Indemnified Costs”), and which arise out of or in connection with, or as a result of:
(i)any Letter of Credit or any pre-advice of its issuance;
(ii)any transfer, sale, delivery, surrender or endorsement of any Drawing Document at any time(s) held by any Indemnitee in connection with any Letter of Credit;
(iii)any action or proceeding arising out of, or in connection with, any Letter of Credit (whether administrative, judicial or in connection with arbitration), including any action or proceeding to compel or restrain any presentation or payment under any Letter of Credit, or for the wrongful dishonor of, or honoring a presentation under, any Letter of Credit;
(iv)any independent undertakings issued by the beneficiary of any Letter of Credit;
(v)any unauthorized instruction or request made to an Issuing Bank in connection with any Letter of Credit or any requested Letter of Credit or error in computer or electronic transmission;
(vi)an adviser, confirmer or other nominated person seeking to be reimbursed, indemnified or compensated;
(vii)any third party seeking to enforce the rights of an applicant, beneficiary, nominated person, transferee, assignee of any Letter of Credit proceeds or holder of an instrument or document;
(viii)the fraud, forgery or illegal action of parties other than such Indemnitee;
(ix)an Issuing Bank’s performance of the obligations of a confirming institution or entity that wrongfully dishonors a confirmation; or

(x)the acts or omissions, whether rightful or wrongful, of any present or future de jure or de facto Governmental Authority or cause or event beyond the control of such Indemnitee;

in each case, including that resulting from any Indemnitee’s own negligence; provided that, notwithstanding the foregoing, such indemnity shall not be available to any Indemnitee claiming indemnification under this Section 2.3(k) to the extent that such Letter of Credit Indemnified Costs (i) have been found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted directly from the gross negligence, bad faith or willful misconduct of such Indemnitee or its Related Parties or (ii) arise out of or in connection with any action, claim or proceeding not involving any Credit Party or the equityholders or Affiliates of any Credit Party (or the Related Parties of any Credit Party) that is brought by an Indemnitee against another Indemnitee (other than against any Agent or any Arranger (or any holder of any other title or role) in its capacity as such). The Borrower hereby agrees to pay any Indemnitee claiming indemnity on demand from time to time all amounts owing under this Section 2.3(k). If and to the extent that the obligations of Borrower under this Section 2.3(k) are unenforceable for any reason, the Borrower agrees to make the maximum contribution to the Letter of Credit Indemnified Costs permissible under applicable law. This indemnification provision shall survive termination of this Agreement and all Letters of Credit.

(l)Limitation of Liability. The liability of an Issuing Bank (or any other Indemnitee) under, in connection with or arising out of any Letter of Credit (or pre-advice), regardless of the form or legal grounds of the action or proceeding, shall be limited to direct or actual damages suffered by the Borrower and the Subsidiaries that are caused directly by such Issuing Bank’s gross negligence, bad faith or willful misconduct (as determined by a final, non-appealable judgment of a court of competent jurisdiction) in (i) honoring a presentation under a Letter of Credit that on its face does not at least substantially comply with the terms and conditions of such Letter of Credit, (ii) failing to honor a presentation under a Letter of Credit that strictly complies with the terms and conditions of such Letter of Credit or (iii) retaining Drawing Documents presented under a Letter of Credit. An Issuing Bank shall be deemed to have acted with due diligence and reasonable care if such Issuing Bank’s conduct is in accordance with Standard Letter of Credit Practice or in accordance with this Agreement. The Borrower’s aggregate remedies against any Issuing Bank and any other Indemnitee for wrongfully honoring a presentation under any Letter of Credit or wrongfully retaining honored Drawing Documents shall in no event exceed the aggregate amount paid by the Borrower to such Issuing Bank in respect of the honored presentation in connection with such Letter of Credit under Section 2.3(d), plus interest at the rate then applicable to Base Rate Loans hereunder. The Borrower shall take commercially reasonable action to avoid and mitigate the amount of any damages claimed against any Issuing Bank or any other Indemnitee, including by enforcing its rights against the beneficiaries of the Letters of Credit to the extent the Borrower deems such enforcement to be commercially reasonable. Any claim by the Borrower under or in connection with any Letter of Credit shall be reduced by an amount equal to the sum of (x) the amount (if any) saved by the Borrower as a result of the breach or alleged wrongful conduct complained of and (y) the amount (if any) of the loss that would have been avoided by the Borrower had it taken all commercially reasonable steps to mitigate any loss, and in case of a claim of wrongful dishonor by specifically and timely authorizing the applicable Issuing Bank to effect a cure.
(m)Concerning the Issuing Banks. Notwithstanding any other provision of this Agreement:

(i)No Issuing Bank shall be under any obligation to issue any Letter of Credit if:
(A)any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such Issuing Bank from issuing such Letter of Credit, or any law applicable to such Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Issuing Bank shall prohibit, or request that such Issuing Bank refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such Issuing Bank with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such Issuing Bank is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon such Issuing Bank any unreimbursed loss, cost or expense that was not applicable on the Closing Date and which such Issuing Bank in good faith deems material to it;
(B)the issuance of such Letter of Credit would violate one or more policies of such Issuing Bank applicable to letters of credit generally; or
(C)any Revolving Lender is at that time a Defaulting Lender, except in accordance with Section 2.21(c).
(ii)An Issuing Bank shall be under no obligation to amend any Letter of Credit if (A) such Issuing Bank would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.
(iii)Each Issuing Bank shall act on behalf of the Revolving Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and such Issuing Bank shall have all of the benefits and immunities (A) provided to the Administrative Agent in Section 9 with respect to any acts taken or omissions suffered by such Issuing Bank in connection with Letters of Credit issued by it or proposed to be issued by it and documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” or “Agent” as used in Section 9 included such Issuing Bank with respect to such acts or omissions, provided that no Lender shall have any obligation to any Issuing Bank (except, in the case of any Issuing Bank that is also an Agent, in its capacity as such Agent) under Section 9.6, and (B) as additionally provided herein with respect to Issuing Banks.
(n)Applicability of ISP and UCP.  Unless otherwise expressly agreed by the applicable Issuing Bank and the Borrower when a Letter of Credit is issued (including any such agreement applicable to an Existing Letter of Credit), (i) the rules of the ISP and the UCP shall apply to each standby Letter of Credit and (ii) the rules of the UCP shall apply to each commercial Letter of Credit.
2.4.Pro Rata Shares; Obligations Several; Availability of Funds. (a) All Loans on the occasion of any Borrowing shall be made, and all participations in Letters of Credit, Swing Line Loans and Protective Advances shall be purchased, by the Lenders in proportion to their applicable Pro Rata Shares. The failure of any Lender to make any Loan or fund any participation required hereunder shall not relieve any other Lender of its obligations hereunder; provided that the Commitments and other obligations of the Lenders hereunder are several, and no Lender shall be responsible for the failure of any other Lender to make any Loan or fund any participation required hereunder or to satisfy any of its other obligations hereunder.
(b)Unless the Administrative Agent shall have been notified by a Lender prior to the applicable Credit Date that such Lender does not intend to make available to the Administrative Agent the amount of such Lender’s Loan requested to be made on such Credit Date, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such Credit Date and may, in its sole discretion, but shall not be obligated to, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made the amount of its Loan available to the Administrative Agent, then such Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand, such corresponding amount, with interest thereon for each day from and including the date such amount is made available to the Borrower to but excluding the date of such payment to the Administrative Agent, at (i) in the case of a payment to be made by such Lender, (A) at any time prior to the third Business Day following the date such amount is made available to the Borrower, the customary rate set by the Administrative Agent for the correction of errors among banks and (B) thereafter, the Base Rate or (ii) in the case of a payment to be made by the Borrower, the interest rate applicable hereunder to Base Rate Loans of the applicable Class. If the Borrower and such Lender shall both pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in the applicable Borrowing.
2.5.Use of Proceeds. The Borrower will use the proceeds of the Revolving Loans solely for working capital requirements and other general corporate purposes of Holdings, the Borrower and the other Restricted Subsidiaries not prohibited by this Agreement, including for Acquisitions and other Investments permitted hereunder. Letters of Credit will be used by the Borrower solely for general corporate purposes of Holdings, the Borrower and the other Restricted Subsidiaries not prohibited by this Agreement.
2.6.Evidence of Debt; Register; Notes. (a) Lenders’ Evidence of Debt. Each Lender shall maintain records evidencing the Obligations of the Borrower owing to such Lender, including the principal amount of the Loans made by such Lender and each repayment and prepayment in respect thereof. Subject to Section 2.6(b), such records maintained by any Lender shall be conclusive and binding on the Borrower, absent manifest error; provided that the failure to maintain any such records, or any error therein, shall not in any manner affect the obligation of the Borrower to pay any amounts due hereunder in accordance with the terms hereof; provided further that in the event of any inconsistency between the records maintained by any Lender and the records maintained by the Administrative Agent, the records maintained by the Administrative Agent shall govern and control.
(b)Register. The Administrative Agent shall maintain records of the name and address of, and the Commitments of and the principal amount of and stated interest on the Loans owing to, each Lender from time to time (the “Register”). The entries in the Register shall be conclusive and binding on the Borrower and each Lender, absent manifest error; provided that the failure to maintain the Register, or any error therein, shall not in any manner affect the obligation of any Lender to make a Loan or other payment hereunder or the obligation of the Borrower to pay any amounts due hereunder, in each case in accordance with the terms of this Agreement. The Register shall be available for inspection by the Borrower or any Lender (but, in the case of a Lender, only with respect to any entry relating to such Lender’s Commitments or Loans) at any reasonable time and from time to time upon reasonable prior notice. The Borrower hereby designates the Person serving as the Administrative Agent to serve as the Borrower’s non-fiduciary agent solely for purposes of maintaining the Register as provided in this Section 2.6(b) and agrees that, in consideration of such Person serving in such capacity, such Person and its Related Parties shall constitute “Indemnitees”.
(c)Notes. Upon the request of any Lender by written notice to the Borrower (with a copy to the Administrative Agent), the Borrower shall promptly prepare, execute and deliver to such Lender a promissory note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) to evidence such Lender’s Loans of any Class, which shall be in a form approved by the Administrative Agent.
2.7.Interest on Loans and Letter of Credit Disbursements. (a) Subject to Section 2.9, each Loan of any Class shall bear interest on the outstanding principal amount thereof from the date made through repayment (whether by acceleration or otherwise) thereof as follows:
(i)if a Base Rate Loan (including each Swing Line Loan and each Protective Advance), at the Base Rate plus the Applicable Margin with respect to Loans of such Class; or
(ii)if a Eurodollar Rate Loan, at the Adjusted Eurodollar Rate plus the Applicable Margin with respect to Loans of such Class.

The applicable Base Rate or Adjusted Eurodollar Rate shall be determined by the Administrative Agent, and such determination shall be conclusive and binding on the parties hereto, absent manifest error.

(b)The basis for determining the rate of interest with respect to any Loan, and the Interest Period with respect to any Eurodollar Rate Borrowing, shall be selected by the Borrower pursuant to the applicable Funding Notice or Conversion/Continuation Notice delivered in accordance herewith; provided that there shall be no more than 10 (or such greater number as may be agreed to by the Administrative Agent) Eurodollar Rate Borrowings outstanding at any time. In the event the Borrower fails to specify in any Funding Notice the Type of the requested Borrowing, then the requested Borrowing shall be made as a Base Rate Borrowing. In the event the Borrower fails to deliver in accordance with Section 2.8 a Conversion/Continuation Notice with respect to any Eurodollar Rate Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to a Base Rate Borrowing. In the event the Borrower requests the making of, or the conversion to or continuation of, any Eurodollar Rate Borrowing but fails to specify in the applicable Funding Notice or Conversion/Continuation Notice the Interest Period to be applicable thereto, the Borrower shall be deemed to have specified an Interest Period of one month. No Borrowing of any Class may be converted into a Borrowing of another Class.
(c)Interest payable pursuant to Section 2.7(a) shall be computed (i) in the case of Base Rate Loans, on the basis of a 360-day year (or, in the case of Base Rate Loans determined by reference to the Prime Rate, a 365-day or 366-day year, as applicable), and (ii) in the case of Eurodollar Rate Loans, on the basis of a 360-day year, in each case for the actual number of days elapsed in the period during which such interest accrues. In computing interest on any Loan, the date of the making of such Loan or the first day of an Interest Period applicable to such Loan or, with respect to a Base Rate Loan being converted from a Eurodollar Rate Loan, the date of conversion of such Eurodollar Rate Loan to such Base Rate Loan, as the case may be, shall be included, and the date of payment of such Loan or the expiration date of an Interest Period applicable to such Loan or, with respect to a Base Rate Loan being converted to a Eurodollar Rate Loan, the date of conversion of such Base Rate Loan to such Eurodollar Rate Loan, as the case may be, shall be excluded; provided that if a Loan is repaid on the same day on which it is made, one day’s interest shall accrue on such Loan.
(d)Except as otherwise set forth herein, accrued interest on each Loan shall be payable in arrears (i) on each Interest Payment Date applicable to such Loan, (ii) upon any voluntary or mandatory repayment or prepayment of such Loan (other than any voluntary prepayment of any Base Rate Revolving Loan), to the extent accrued on the amount being repaid or prepaid, (iii) if such Loan is a Revolving Loan, a Swing Line Loan or a Protective Advance, on the Revolving Commitment Termination Date, (iv) on the Maturity Date applicable to such Loan, (v) in the event of any conversion of a Eurodollar Rate Loan prior to the end of the Interest Period then applicable thereto, on the effective date of such conversion and (vi) in the case of any Protective Advance or any interest accrued in accordance with Section 2.9, on demand.
(e)The Borrower agrees to pay to each Issuing Bank, with respect to drawings honored under any Letter of Credit issued by such Issuing Bank, interest on the amount paid by such Issuing Bank in respect of each such drawing from the date such drawing is honored to but excluding the date such amount is reimbursed by or on behalf of the Borrower at the rate of interest otherwise payable hereunder with respect to Base Rate Revolving Loans. Interest payable pursuant to this Section 2.7(e) shall be computed on the basis of a 365-day or 366-day year, as applicable, for the actual number of days elapsed in the period during which it accrues, and shall be payable on demand or, if no demand is made, on the date on which the related drawing under a Letter of Credit is reimbursed in full. In the event the applicable Issuing Bank shall have been reimbursed by the Revolving Lenders for all or any portion of such drawing, such Issuing Bank shall distribute to each Revolving Lender that has paid all amounts payable by it under Section 2.3(e) with respect to such drawing such Revolving Lender’s applicable Pro Rata Share of any interest received by such Issuing Bank in respect of the portion of such drawing so reimbursed by the Revolving Lenders for the period from the date on which such Issuing Bank was so reimbursed by the Revolving Lenders to but excluding the date on which such portion of such drawing is reimbursed by the Borrower.
2.8.Conversion/Continuation. (a) Subject to Section 2.17, the Borrower shall have the option:
(i)to convert at any time all or any part of any Borrowing from one Type to the other Type; and
(ii)to continue, at the end of the Interest Period applicable to any Eurodollar Rate Borrowing, all or any part of such Borrowing as a Eurodollar Rate Borrowing and to elect an Interest Period therefor;

provided, in each case, that at the commencement of each Interest Period for any Eurodollar Rate Borrowing, such Borrowing shall be in an amount that complies with Section 2.1(b).

In the event any Borrowing shall have been converted or continued in accordance with this Section 2.8 in part, such conversion or continuation shall be allocated ratably, in accordance with their applicable Pro Rata Shares, among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each part of such Borrowing resulting from such conversion or continuation shall be considered a separate Borrowing.  This Section 2.8 shall not apply to Swing Line Loans or Protective Advances, which may not be converted or continued.

(b)To exercise its option pursuant to this Section 2.8, the Borrower shall deliver a fully completed and executed Conversion/Continuation Notice to the Administrative Agent not later than 1:00 p.m. (New York City time) (i) on the proposed Conversion/Continuation Date, in the case of a conversion to a Base Rate Borrowing, and (ii) at least three Business Days in advance of the proposed Conversion/Continuation Date, in the case of a conversion to, or a continuation of, a Eurodollar Rate Borrowing. In lieu of delivering a Conversion/Continuation Notice, the Borrower may give the Administrative Agent, not later than the applicable time set forth above, telephonic notice of any proposed conversion or continuation; provided that such telephonic notice shall be promptly confirmed in writing by delivery to the Administrative Agent of a fully completed and executed Conversion/Continuation Notice. Except as otherwise provided herein, a Conversion/Continuation Notice for a conversion to, or a continuation of, any Eurodollar Rate Borrowing shall be irrevocable on and after the related Interest Rate Determination Date, and the Borrower shall be bound to effect a conversion or continuation in accordance therewith; any failure to effect such conversion or continuation in accordance therewith shall be subject to Section 2.17(c).
(c)Notwithstanding anything to the contrary herein, if an Event of Default under Section 8.1(a), 8.1(f) or 8.1(g) or, at the request of the Requisite Lenders (or a Majority in Interest of Lenders of any Class), any other Event of Default shall have occurred and be continuing, then no outstanding Borrowing (of the applicable Class, in the case of such a request by a Majority in Interest of Lenders of any Class) may be converted to or continued as a Eurodollar Rate Borrowing.
2.9.Default Interest. Notwithstanding anything to the contrary herein, upon the occurrence and during the continuance of any Event of Default under Section 8.1(a), 8.1(f) or 8.1(g), any overdue principal of or interest on any Loan or any overdue fee or other overdue amount payable by the Borrower hereunder shall bear interest, payable on demand, after as well as before judgment, at a rate per annum equal to (a) in the case of the principal of any Loan, 2.00% per annum in excess of the interest rate otherwise applicable hereunder to such Loan or (b) in the case of any other amount, a rate (computed on the basis of a year of 360 days for the actual number of days elapsed) that is 2.00% per annum in excess of the interest rate payable hereunder for Base Rate Revolving Loans; provided that no amount shall accrue pursuant to this Section 2.9 on any overdue amount that is payable to any Defaulting Lender so long as such Lender is a Defaulting Lender. Payment or acceptance of the increased rates of interest provided for in this Section 2.9 is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of the Administrative Agent, any Issuing Bank or any Lender.
2.10.Fees. (a) The Borrower agrees to pay to the Administrative Agent, for the account of each Revolving Lender, for each day:
(i)a commitment fee equal to such Lender’s Pro Rata Share of (A) the excess, determined as of the close of business on such day, of (1) the Maximum Credit over (2) the aggregate principal amount of all outstanding Revolving Loans and the Letter of Credit Usage, multiplied by (B) the Applicable Commitment Fee Rate on such day; and
(ii)a letter of credit fee equal to such Lender’s applicable Pro Rata Share of (A) the Letter of Credit Usage (excluding any portion thereof attributable to unreimbursed drawings under the Letters of Credit), determined as of the close of business on such day, multiplied by (B) the Applicable Margin for Eurodollar Rate Revolving Loans on such day.
(b)The Borrower agrees to pay directly to each Issuing Bank, for its own account, the following fees:

(i)for each day, a fronting fee equal to 0.125% per annum multiplied by the Letter of Credit Usage attributable to Letters of Credit issued by such Issuing Bank (excluding any portion thereof attributable to unreimbursed drawings under such Letters of Credit), determined as of the close of business on any such day; and
(ii)any and all other customary commissions, fees and charges then in effect imposed by, and any and all expenses incurred by, such Issuing Bank, or by any adviser, confirming institution or entity or other nominated person, relating to Letters of Credit issued by such Issuing Bank, at the time of issuance by it of any Letter of Credit and upon the occurrence of any other activity with respect to any Letter of Credit issued by it (including transfers, assignments of proceeds, amendments, drawings or cancellations).
(c)All fees referred to in Sections 2.10(a) and 2.10(b)(i) shall be calculated on the basis of a year of 360 days and the actual number of days elapsed and shall be payable quarterly in arrears on the last Business Day of March, June, September and December of each year, (i) in the case of the fees referred to in Section 2.10(a)(i), during the Revolving Commitment Period and (ii) in the case of the fees referred to in Section 2.10(a)(ii) or 2.10(b)(i), during the period from and including the Closing Date to but excluding the later of the Revolving Commitment Termination Date and the date on which the Letter of Credit Usage shall have been reduced to zero; provided that all such fees shall be payable on the Revolving Commitment Termination Date and any such fees accruing after such date shall be payable on demand.
(d)The Borrower agrees to pay on the Closing Date to the Administrative Agent, for the account of each Lender, such upfront fees as shall have been separately agreed by the Borrower and the Arrangers with respect thereto.
(e)The Borrower agrees to pay to the Administrative Agent and the Collateral Agent such other fees in the amounts and at the times separately agreed upon in respect of the credit facilities provided herein.
(f)Except as expressly agreed in writing, fees paid hereunder shall not be refundable or creditable under any circumstances.
2.11.Repayment of Loans. The Borrower shall repay (a) to the Administrative Agent, for the account of the Lenders, the then unpaid principal amount of each Revolving Loan on the Revolving Maturity Date; (b) to the Swing Line Lender the then unpaid principal amount of each Swing Line Loan on the earlier of (i) the Swing Line Loan Maturity Date and (ii) demand for payment thereof made to the Borrower by the Swing Line Lender; and (c) to the Administrative Agent the then unpaid principal amount of each Protective Advance on the earlier of (i) the Revolving Maturity Date and (ii) demand for payment thereof made to the Borrower by the Administrative Agent; provided that on each date that a Revolving Borrowing is made, the Borrower shall repay all Protective Advances that were outstanding on the date such Borrowing was requested.
2.12.Voluntary Prepayments/Commitment Reductions. (a) Voluntary Prepayments. (i) At any time and from time to time, the Borrower may, without premium or penalty but subject to compliance with the conditions set forth in this Section 2.12(a) and with Section 2.17(c), prepay any Borrowing in whole or in part; provided that (A) each such partial voluntary prepayment of any Eurodollar Rate Borrowing shall be in an aggregate principal amount of $1,000,000 or an integral multiple of $500,000 in excess of such amount and (B) each such partial voluntary prepayment of any Base Rate Borrowing (including any Swing Line Loan or Protective Advance) shall be in an aggregate principal amount of $500,000 or an integral multiple of $100,000 in excess of such amount.

(ii)To make a voluntary prepayment pursuant to Section 2.12(a)(i), the Borrower shall notify the Administrative Agent (and, in the case of a voluntary prepayment of any Swing Line Loan, the Swing Line Lender) not later than 1:00 p.m. (New York City time) (A) on the date of prepayment, in the case of prepayment of Base Rate Borrowings, or (B) at least three Business Days prior to the date of prepayment, in the case of prepayment of Eurodollar Rate Borrowings. Each such notice shall specify the prepayment date (which shall be a Business Day) and the principal amount of each Borrowing or portion thereof to be prepaid, and may be given by telephone or in writing (and, if given by telephone, shall promptly be confirmed in writing). Each such notice shall be irrevocable, and the principal amount of each Borrowing specified therein shall become due and payable on the prepayment date specified therein; provided that a notice of prepayment of any Borrowing pursuant to Section 2.12(a)(i) may state that such notice is conditioned upon the occurrence of one or more events specified therein, in which case such notice may be rescinded by the Borrower (by notice to the Administrative Agent on or prior to the specified date of prepayment) if such condition is not satisfied. Promptly following receipt of any such notice (other than a notice relating solely to Swing Line Loans or Protective Advances), the Administrative Agent shall advise the Lenders of the applicable Class of the details thereof. Each voluntary prepayment of a Borrowing shall be allocated among the Lenders holding Loans comprising such Borrowing in accordance with their applicable Pro Rata Shares.
(b)Voluntary Commitment Reductions. (i) At any time and from time to time, the Borrower may, without premium or penalty but subject to compliance with the conditions set forth in this Section 2.12(b), terminate in whole or permanently reduce in part the Revolving Commitments in an amount up to the amount by which the Line Cap exceeds the Total Utilization of Revolving Commitments at the time of such proposed termination or reduction; provided that each such partial reduction of the Commitments of any Class shall be in an aggregate amount of $1,000,000 or an integral multiple of $1,000,000 in excess of such amount.
(ii)To make a voluntary termination or reduction of the Commitments of any Class pursuant to Section 2.12(b)(i), the Borrower shall notify the Administrative Agent not later than 1:00 p.m. (New York City time) at least three Business Days prior to the date of effectiveness of such termination or reduction. Each such notice shall specify the termination or reduction date (which shall be a Business Day) and the amount of any partial reduction, and may be given by telephone or in writing (and, if given by telephone, shall promptly be confirmed in writing). Each such notice shall be irrevocable, and the termination or reduction of the Commitments specified therein shall become effective on the date specified therein; provided that a notice of termination or reduction of the Commitments of any Class under Section 2.12(b)(i) may state that such notice is conditioned upon the occurrence of one or more events specified therein, in which case such notice may be rescinded by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the applicable Class of the details thereof. Each voluntary reduction of the Commitments of any Class shall reduce the Commitments of the Lenders of such Class in accordance with their applicable Pro Rata Shares.
2.13.Mandatory Prepayments. (a) Reductions of Revolving Exposure.  In the event and on each occasion that the sum of (i) the aggregate principal amount of all Revolving Loans and all Swing Line Loans outstanding at such time and (ii) the Letter of Credit Usage at such time exceeds the Line Cap, the Borrower shall prepay Swing Line Loans and Revolving Borrowings (or, if no such Loans or

Borrowings are outstanding, deposit Cash Collateral in accordance with Section 2.3(h)) in an aggregate amount equal to such excess.
(b)Cash Dominion Period. Upon the commencement and during the continuance of a Cash Dominion Period, (i) the Administrative Agent may (but shall not be required to) instruct each depositary bank with respect to a Controlled Account to transfer on each Business Day (or with such other frequency as shall be specified by the Administrative Agent) to an Administrative Agent Account all funds then on deposit in such Controlled Account, (ii) at the request of the Administrative Agent, the Borrower shall cause each Credit Party to instruct each depositary bank that maintains any Deposit Accounts of a Credit Party (that do not constitute Excluded Property or Controlled Accounts), to transfer on each Business Day (or with such other frequency as shall be specified by the Administrative Agent) to an Administrative Agent Account all funds then on deposit in such Controlled Account; and (ii) on each Business Day immediately following the day of receipt by the Administrative Agent of any funds pursuant to a transfer referred to in clause (i) above, the Administrative Agent shall apply all funds so received first to prepay any outstanding Protective Advances, second to prepay any outstanding Swing Line Loans, third to prepay any outstanding Revolving Loans (without a corresponding reduction in Revolving Commitments), fourth  to  Cash  Collateralize  any  outstanding  Letter  of  Credit  Usage  in  accordance  with Section 2.3(h) and, following such application thereof, shall remit the remaining funds so received, if any, to the Borrower; provided that upon the occurrence and during the continuance of an Event of Default, all funds so received shall be applied in accordance with Section 2.15(e) (and, pending such application, may be held as Cash Collateral). The Credit Parties hereby direct the Administrative Agent to apply the funds as so specified and authorize the Administrative Agent to determine the order of application of such funds as among the individual Borrowings and items of Letter of Credit Usage. For the avoidance of doubt, funds used to reduce outstanding amounts may be reborrowed, subject to satisfaction of the conditions set forth in Section 3.2 and the other terms hereof.
(c)Notice and Certificate. Prior to or concurrently with any mandatory prepayment or reduction pursuant to Section 2.13(a), the Borrower (i) shall notify the Administrative Agent of such prepayment or reduction (and, in the case of a prepayment of a Swing Line Loan, the Swing Line Lender) and (ii) shall deliver to the Administrative Agent a certificate of an Authorized Officer of the Borrower setting forth the calculation of the amount of the applicable prepayment or reduction. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid, or the effective date and the amount of any such reduction, as applicable, and may be given by telephone or in writing (and, if given by telephone, shall promptly be confirmed in writing). Promptly following receipt of any such notice (other than a notice relating solely to the Swing Line Loans), the Administrative Agent shall advise the Lenders of the applicable Class of the details thereof. Each mandatory prepayment of any Borrowing shall be allocated among the Lenders holding Loans comprising such Borrowing in accordance with their applicable Pro Rata Shares and shall be subject to Section 2.17(c).
2.14.[Reserved].
2.15.General Provisions Regarding Payments. (a) All payments by the Borrower or any other Credit Party of principal, interest, fees and other amounts required to be made hereunder or under any other Credit Document shall be made by wire transfer of same day funds in Dollars, without defense, recoupment, set-off or counterclaim, free of any restriction or condition, to the account of the Administrative Agent most recently designated by it for such purpose and received by the Administrative Agent not later than 1:00 p.m. (New York City time) on the date due for the account of the Persons entitled thereto; provided that payments required to be made directly to an Issuing Bank or the Swing Line Lender shall be so made and payments made pursuant to Sections 2.17(c), 2.18, 2.19, 10.2 and 10.3 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any payment received by it hereunder for the account of any other Person to the appropriate recipient promptly following receipt thereof.
(b)All payments in respect of the principal amount of any Loan (other than voluntary prepayments of Base Rate Revolving Loans) shall be accompanied by payment of accrued interest on the principal amount being repaid or prepaid, and all such payments (and, in any event, any payments in respect of any Loan on a date when interest is due and payable with respect to such Loan) shall be applied to the payment of interest then due and payable before application to principal.
(c)If any Conversion/Continuation Notice is withdrawn as to any Affected Lender or if any Affected Lender makes Base Rate Loans in lieu of its applicable Pro Rata Share of any Eurodollar Rate Borrowing, the Administrative Agent shall give effect thereto in apportioning payments received thereafter.
(d)Any payment hereunder by or on behalf of the Borrower to the Administrative Agent that is not received by the Administrative Agent in same day funds prior to 1:00 p.m. (New York City time) on the date due shall, unless the Administrative Agent shall determine otherwise, be deemed to have been received, for purposes of computing interest and fees hereunder (including for purposes of determining the applicability of Section 2.9), on the Business Day immediately following the date of receipt (or, if later, the Business Day immediately following the date the funds received become available funds).
(e)If an Event of Default shall have occurred and the maturity of the Loans shall have been accelerated pursuant to Section 8.1, all payments or proceeds received by the Administrative Agent or the Collateral Agent in respect of any of the Obligations, or from any sale of, collection from or other realization upon all or any part of the Collateral, shall, subject to Section 2.3(h) and 2.21(d)(iii) and the requirements of the ABL Intercreditor Agreement, be applied in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (other than principal, interest, any reimbursement of a drawing under a Letter of Credit or any fees due to any Issuing Bank in its capacity as such, any Specified Cash Management Services Obligations and any Specified Hedge Obligations) payable to the Administrative Agent, the Collateral Agent, any other Agent, any Issuing Bank or the Swing Line Lender in its capacity as such (the amounts so applied to be distributed among such Secured Parties pro rata in accordance with the amounts of such Obligations owed to them on the date of any such distribution);

Second, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Protective Advances;

Third, to payment of that portion of the Obligations constituting principal of the Protective Advances;

Fourth, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Swing Line Loans;

Fifth, to payment of that portion of the Obligations constituting principal of the Swing Line Loans;

Sixth, to payment of that portion of the Obligations constituting unreimbursed drawings under Letters of Credit and fees (including the fees accrued under Section 2.1) payable to any Issuing Bank in its capacity as such (the amounts so applied to be distributed among the Issuing Banks pro rata in accordance with the amounts of such Obligations owed to them on the date of any such distribution);

Seventh, to payment of an amount to the Administrative Agent equal to 102% of the maximum aggregate amount that is, or at any time thereafter pursuant to the terms thereof may become, available for drawing under all outstanding Letters of Credit (regardless of whether any conditions for drawing could then be met), to Cash Collateralize such Obligations for the ratable benefit of the Issuing Banks;

Eighth, to payment of that portion of the Obligations constituting indemnities, expenses and other amounts (other than principal, interest, fees, any Specified Cash Management Services Obligations and any Specified Hedge Obligations) payable to the Lenders (the amounts so applied to be distributed among the Lenders pro rata in accordance with the amounts of such Obligations owed to them on the date of any such distribution);

Ninth, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Revolving Loans and fees payable to any Lender in its capacity as such (including all fees accrued under Section 2.10) (the amounts so applied to be distributed among the Lenders pro rata in accordance with the amounts of such Obligations owed to them on the date of any such distribution);

Tenth, to payment of that portion of the Obligations constituting unpaid principal of the Revolving Loans and to payment (in each case up to but not in excess of the amount of the Specified Pari Cash Management Amount or the Specified Pari Hedge Amount, as the case may be, most recently designated in respect thereof) of any Designated Cash Management Services Obligations arising under any Specified Pari Cash Management Services Agreement or any Specified Hedge Obligations under any Specified Pari Hedge Agreement (the amounts so applied to be distributed among the applicable Secured Parties pro rata in accordance with the amounts of such Obligations owed to them on the date of any such distribution);

Eleventh, to payment of all Specified Cash Management Services Obligations and all Specified Hedge Obligations that, in each case, are not covered under clause Tenth above (the amounts so applied to be distributed among the applicable Secured Parties pro rata in accordance with the amounts of such Obligations owed to them on the date of any such distribution);

Twelfth, to the payment of all other Obligations that are payable to the Secured Parties (the amounts so applied to be distributed among the applicable Secured Parties pro rata in accordance with the amounts of such Obligations owed to them on the date of any such distribution); and

Last, to the extent of any excess of such proceeds, if any, after all of the Obligations have been paid in full, to the Borrower or as otherwise required by law.

Notwithstanding the foregoing, (i) no amount received from any Guarantor shall be applied to any Excluded Swap Obligation of such Guarantor, (ii) application of amounts used to Cash Collateralize Letters of Credit to other obligations shall be subject to the consent of the Issuing Banks to the extent required under Section 2.3(h) and (iii) amounts used to Cash Collateralize Letters of Credit pursuant to Section 2.3(h) or clause Sixth above shall be applied to satisfy drawings under such Letters of Credit as they occur, and if any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above. The Administrative Agent shall have absolute discretion as to the time of application of any such payments and proceeds in accordance with this Agreement.

(f)Unless the Administrative Agent shall have been notified by the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or Issuing Banks hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in its sole discretion, but shall not be obligated to, distribute to the Lenders or Issuing Banks, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or Issuing Banks, as the case may be, severally agrees to pay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent (i) at any time prior to the third Business Day following the date such amount is distributed to it, the customary rate set by the Administrative Agent for the correction of errors among banks and (ii) thereafter, the Base Rate.
2.16.Ratable Sharing. The Lenders hereby agree among themselves that, except as otherwise provided herein and in the Collateral Documents with respect to amounts realized from the exercise of rights with respect to Liens on the Collateral,  if any Lender shall, whether through the exercise of any right of set-off or banker’s lien, by counterclaim or cross action or by the enforcement of any right under the Credit Documents or otherwise, or as adequate protection of a deposit treated as cash collateral under the Bankruptcy Code, receive payment or reduction of a portion of the aggregate amount of any principal, interest, fees and amounts payable in respect of participations in Swing Line Loans, Protective Advances or Letters of Credit owing to such Lender hereunder or under the other Credit Documents (collectively, the “Aggregate Amounts Due” to such Lender) resulting in such Lender receiving payment of a greater proportion of the Aggregate Amounts Due to such Lender than the proportion received by any other Lender in respect of the Aggregate Amounts Due to such other Lender, then the Lender receiving such proportionately greater payment shall (a) notify the Administrative Agent and each other Lender of the receipt of such payment and (b) apply a portion of such payment to purchase (for cash at face value) participations in the Aggregate Amounts Due to the other Lenders so that all such payments of Aggregate Amounts Due shall be shared by all the Lenders ratably in accordance with the Aggregate Amounts Due to them; provided that, if all or part of such proportionately greater payment received by any purchasing Lender is thereafter recovered from such Lender upon the bankruptcy or reorganization of any Credit Party or otherwise, such purchase shall be rescinded and the purchase price paid for such participation shall be returned to such purchasing Lender ratably to the extent of such recovery, but without interest. Each Credit Party expressly consents to the foregoing arrangements and agrees that any holder of a participation so purchased may exercise any and all rights of banker’s lien, consolidation, set-off or counterclaim with respect to any and all monies owing by such Credit Party to such holder with respect thereto as fully as if such holder were owed the amount of the participation held by such holder. The provisions of this Section 2.16 shall not be construed to apply to (i) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (for the avoidance of doubt, as in effect from time to time), including the application of funds arising from the existence of a Defaulting Lender or any payment made by the Borrower pursuant to Section 2.21 or 2.22 or any Extension/Modification Agreement, Incremental

Facility Agreement or Refinancing Facility Agreement, (ii) any “cashless roll” effected in accordance with Section 1.8 or (iii) any payment obtained by any Lender as consideration for the assignment of or sale of a participation in Loans or other Obligations owing to it pursuant to and in accordance with the express terms of this Agreement.
2.17.Making or Maintaining Eurodollar Rate Loans. (a) Inability to Determine Applicable Interest Rate.
(i)If prior to the commencement of any Interest Period for a Eurodollar Rate Borrowing of any Class:
(A)the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted Eurodollar Rate for such Interest Period; or
(B)the Administrative Agent is advised by a Majority in Interest of the Lenders of such Class that the Adjusted Eurodollar Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Eurodollar Rate Borrowing for such Interest Period;

then the Administrative Agent shall give notice (which may be telephonic) thereof to the Borrower and the Lenders as promptly as practicable, whereupon, (x) no Loans of such Class may be made as, or converted to, Eurodollar Rate Loans until such time as the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist and (y) any Funding Notice or Conversion/Continuation Notice given by the Borrower with respect to the Loans in respect of which such determination was made shall be deemed rescinded by the Borrower. The Administrative Agent shall promptly notify the Borrower and the Lenders when such circumstances no longer exist.

(ii)
(A)Notwithstanding anything to the contrary herein or in any other Credit Document, if a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (1) if a Benchmark Replacement is determined in accordance with clause (a) or (b) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Credit Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Credit Document and (2) if a Benchmark Replacement is determined in accordance with clause (c) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Credit Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Credit Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Requisite Lenders; or
(B)Notwithstanding anything to the contrary herein or in any other Credit Document and subject to the proviso below in this paragraph, if a Term SOFR Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then, to the extent the Borrower and the Administrative Agent mutually agree, the applicable Benchmark Replacement will replace the then-current Benchmark for all purposes hereunder or under any Credit Document in respect of such Benchmark setting and subsequent Benchmark settings, without any amendment to, or further action or consent of any other party to, this Agreement or any other Credit Document; provided that, this clause (B) shall not be effective unless the Administrative Agent has delivered to the Lenders and the Borrower a Term SOFR Notice.
(C)In connection with the implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time in consultation with the Borrower and, notwithstanding anything to the contrary herein or in any other Credit Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Credit Document.
(D)The Administrative Agent will promptly notify the Borrower and the Lenders of (1) any occurrence of a Benchmark Transition Event, a Term SOFR Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date, (2) the implementation of any Benchmark Replacement, (3) the effectiveness of any Benchmark Replacement Conforming Changes, (4) the removal or reinstatement of any tenor of a Benchmark pursuant to clause (E) below and (5) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders), pursuant to this Section 2.17(a)(ii), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Credit Document, except, in each case, as expressly required pursuant to this Section 2.17(a)(ii).
(E)Notwithstanding anything to the contrary herein or in any other Credit Document, at any time (including in connection with the implementation of a Benchmark Replacement), (1) if the then-current Benchmark is a term rate (including Term SOFR or the Eurodollar Rate) and either (x) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (y) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent may modify the definition of

“Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (2) if a tenor that was removed pursuant to clause (1) above either (x) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (y) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.
(F)Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any request for a Eurodollar Rate Borrowing of, conversion to or continuation of Eurodollar Rate Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to Base Rate Loans. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of Base Rate.
(G)The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission or any other matter related to the London interbank offered rate or other rates in the definition of “Adjusted Eurodollar Rate” or with respect to any alternative or successor rate thereto, or replacement rate thereof including, without limitation, (i) any such alternative, successor or replacement rate implemented pursuant to Section 2.17(a)(ii)(A) or (B), whether upon the occurrence of a Benchmark Transition Event, Term SOFR Transition Event or an Early Opt-in Election, and (ii) the implementation of any Benchmark Replacement Conforming Changes pursuant to Section 2.17(a)(ii)(C), including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, the Adjusted Eurodollar Rate or have the same volume or liquidity as did the London interbank offered rate prior to its discontinuance or unavailability.
(b)Illegality or Impracticability of Eurodollar Rate Loans. In the event that on any date (i) any Lender shall have determined (which determination shall be final and conclusive and binding upon all parties hereto) that the making, maintaining, converting to or continuation of its Eurodollar Rate Loans has become unlawful as a result of compliance by such Lender in good faith with any law (or would conflict with any treaty, rule, regulation, guideline or order not having the force of law even though the failure to comply therewith would not be unlawful), or (ii) the Requisite Lenders shall have determined (which determination shall be final and conclusive and binding upon all parties hereto) that the making, maintaining, converting to or continuation of their Eurodollar Rate Loans has become impracticable as a result of contingencies occurring after the date hereof that materially and adversely affect the London interbank market or the position of the Lenders in that market, then, if such Lender or Lenders shall have provided notice thereof to the Administrative Agent and the Borrower, such Lender or each of such Lenders, as the case may be, shall be an “Affected Lender”. If the Administrative Agent receives a notice from (A) any Lender pursuant to clause (i) of the preceding sentence or (B) a notice from Lenders constituting Requisite

Lenders pursuant to clause (ii) of the preceding sentence, then (1) the obligation of the Lenders (or, in the case of any notice pursuant to clause (i) of the preceding sentence, of the applicable Lender) to make Loans as, or to convert Loans to, Eurodollar Rate Loans shall be suspended until such notice shall be withdrawn by each applicable Affected Lender, (2) to the extent such determination by any Affected Lender relates to a Eurodollar Rate Loan then being requested by the Borrower pursuant to a Funding Notice or a Conversion/Continuation Notice, the Lenders (or in the case of any notice pursuant to clause (i) of the preceding sentence, the applicable Lender) shall make such Loan as (or continue such Loan as or convert such Loan to, as the case may be) a Base Rate Loan, (3) the Lenders’ (or in the case of any notice pursuant to clause (i) of the preceding sentence, the applicable Lender’s) obligations to maintain Eurodollar Rate Loans (the “Affected Loans”) shall be terminated at the earlier to occur of the expiration of the Interest Period then in effect with respect to the Affected Loans or when required by law and (4) the Affected Loans shall automatically convert into Base Rate Loans on the date of such termination. Notwithstanding the foregoing, to the extent any such determination by an Affected Lender relates to a Eurodollar Rate Loan then being requested by the Borrower pursuant to a Funding Notice or a Conversion/Continuation Notice, the Borrower shall have the option, subject to Section 2.17(c), to rescind such Funding Notice or Conversion/Continuation Notice as to all Lenders by giving written notice (or telephonic notice promptly confirmed by written notice) thereof to the Administrative Agent of such rescission on the date on which the Affected Lender gives notice of its determination as described above (which notice of rescission the Administrative Agent shall promptly transmit to each other Lender). Each Affected Lender shall promptly notify the Administrative Agent and the Borrower when the circumstances that led to its notice pursuant to this Section 2.17(b) no longer exist.
(c)Compensation for Breakage or Non-Commencement of Interest Periods. In the event that (i) a borrowing of any Eurodollar Rate Loan does not occur on a date specified therefor in any Funding Notice (or any telephonic request for a borrowing) given by the Borrower (other than as a result of a failure by such Lender to make such Loan in accordance with its obligations hereunder), whether or not such notice may be rescinded in accordance with the terms hereof, (ii) a conversion to or continuation of any Eurodollar Rate Loan does not occur on a date specified therefor in any Conversion/Continuation Notice (or a telephonic request given for any conversion or continuation) given by the Borrower, whether or not such notice may be rescinded in accordance with the terms hereof, (iii) any payment of any principal of any Eurodollar Rate Loan occurs on a day other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (iv) the conversion of any Eurodollar Rate Loan occurs on a day other than on the last day of an Interest Period applicable thereto, (v) any Eurodollar Rate Loan is assigned other than on the last day of an Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.22 or (vi) a prepayment of any Eurodollar Rate Loan does not occur on a date specified therefor in any notice of prepayment given by the Borrower, whether or not such notice may be rescinded in accordance with the terms hereof, the Borrower shall compensate each Lender for all losses, costs, expenses and liabilities that such Lender may sustain, including any loss incurred from obtaining, liquidating or employing losses from third parties, but excluding any loss of margin or any interest rate “floor” for the period following any such payment, assignment or conversion or any such failure to borrow, pay, prepay, convert or continue. To request compensation under this Section 2.17(c), a Lender shall deliver to the Borrower a certificate setting forth in reasonable detail the basis and calculation of any amount or amounts that such Lender is entitled to receive pursuant to this Section 2.17(c), which certificate shall be conclusive and binding absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 30 days after receipt thereof.

(d)Booking of Eurodollar Rate Loans. Any Lender may make, carry or transfer Eurodollar Rate Loans at, to or for the account of any of its branch offices or the office of any Affiliate of such Lender.
(e)Assumptions Concerning Funding of Eurodollar Rate Loans. Calculation of all amounts payable to a Lender under this Section 2.17 and under Section 2.18 shall be made as though such Lender had actually funded each of its relevant Eurodollar Rate Loans through the purchase of a Eurodollar deposit bearing interest at the rate obtained pursuant to clause (a) of the definition of the term “Adjusted Eurodollar Rate” in an amount equal to the amount of such Eurodollar Rate Loan and having a maturity comparable to the relevant Interest Period and through the transfer of such Eurodollar deposit from an offshore office of such Lender to a domestic office of such Lender in the United States of America; provided that each Lender may fund each of its Eurodollar Rate Loans in any manner it sees fit and the foregoing assumptions shall be utilized only for the purposes of calculating amounts payable under this Section 2.17 and under Section 2.18.
2.18.Increased Costs; Capital Adequacy and Liquidity. (a) Increased Costs Generally. If any Change in Law shall:
(i)impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any such reserve requirement reflected in the Adjusted Eurodollar Rate) or any Issuing Bank;
(ii)subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of “Excluded Taxes” and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or
(iii)impose on any Lender or any Issuing Bank or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or any Loan made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, converting to, continuing or maintaining any Loan or of maintaining its obligation to make any such Loan, or to increase the cost to such Lender, such Issuing Bank or such other Recipient of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender, Issuing Bank or other Recipient hereunder (whether of principal, interest or any other amount) in respect of any Loan in an amount deemed by such Lender, such Issuing Bank or other Recipient to be material, then, from time to time upon request of such Lender, Issuing Bank or other Recipient, the Borrower will pay to such Lender, Issuing Bank or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, Issuing Bank or other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b)Capital and Liquidity Requirements. If any Lender or Issuing Bank determines that any Change in Law affecting such Lender or Issuing Bank or any lending office of such Lender or such Lender’s or Issuing Bank’s holding company, if any, regarding capital or liquidity requirements has had or would have the effect of reducing the rate of return on such Lender’s or or Issuing Bank’s capital or on the capital of such Lender’s or Issuing Bank’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit or Swing Line Loans held by, such Lender or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or Issuing Bank’s policies and the policies of such Lender’s or Issuing Bank’s holding company with respect to capital adequacy or liquidity), then from time to time upon request of such Lender or Issuing Bank the Borrower will pay to such Lender or Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company for any such reduction suffered.
(c)Certificates for Reimbursement. A certificate of a Lender or Issuing Bank setting forth in reasonable detail the basis and calculation of the amount or amounts necessary to compensate such Lender or Issuing Bank or its holding company, as the case may be, as specified in Section 2.18(a) or 2.18(b) and delivered to the Borrower, shall be conclusive absent manifest error. The Borrower shall pay such Lender or Issuing Bank, as the case may be, the amount shown as due on any such certificate within 30 days after receipt thereof.
(d)Delay in Requests. Failure or delay on the part of any Lender or Issuing Bank to demand compensation pursuant to this Section 2.18 shall not constitute a waiver of such Lender’s or Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or Issuing Bank pursuant to this Section 2.18 for any increased costs incurred or reductions suffered more than 180 days prior to the date that such Lender or Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions, and of such Lender’s or Issuing Bank’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof).
(e)Certain Limitations. Notwithstanding any other provision of this Section 2.18 to the contrary, no Lender or Issuing Bank shall request, or be entitled to receive, any compensation pursuant to this Section 2.18 unless it shall be the general policy or practice of such Lender or Issuing Bank to seek compensation in similar circumstances under comparable provisions of other credit agreements, if any.
2.19.Taxes; Withholding, Etc. (a) Applicable Law; Issuing Banks. For purposes of this Section 2.19, the term “applicable law” includes FATCA and the term “Lender” includes any Issuing Bank.
(b)Payments Free of Taxes. Any and all payments by or on account of any obligation of any Credit Party under any Credit Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Credit Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.19) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c)Payment of Other Taxes by the Credit Parties. Each Credit Party shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.
(d)Indemnification by the Credit Parties. The Credit Parties shall jointly and severally indemnify each Recipient, within 30 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.19) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf (including in its capacity as the Collateral Agent) or on behalf of a Lender, shall be conclusive absent manifest error.
(e)Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that no Credit Party has already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Credit Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.6(g)(i) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Credit Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Credit Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this Section 2.19(e).
(f)Evidence of Payments. As soon as practicable after any payment of Taxes by any Credit Party to a Governmental Authority pursuant to this Section 2.19, such Credit Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(g)Status of Lenders. (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Credit Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Sections 2.19(g)(ii)(A), 2.19(g)(ii)(B) and 2.19(g)(ii)(D)) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender (it being understood that information required by current United States federal income Tax withholding forms shall not be considered to be information the provision of which would materially prejudice the position of a Lender).
(ii)Without limiting the generality of the foregoing:
(A)Any Lender that is a US Person shall deliver to the Borrower and the Administrative Agent prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from United States federal backup withholding Tax, provided that, if such Lender is a disregarded entity for United States federal income Tax purposes and its owner is a US Person, such Lender will provide the appropriate withholding form of its owner (with required supporting documentation).
(B)Any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:
(1)in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Credit Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable (or successor form), establishing an exemption from, or reduction of, US federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Credit Document, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable (or successor form), establishing an exemption from, or reduction of, US federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(2)executed copies of IRS Form W-8ECI (or successor form);
(3)in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Internal Revenue Code, (x) a certificate substantially in the form of Exhibit L-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Internal Revenue Code or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Internal Revenue Code (a “US Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable (or successor form); or

(4)to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY (or successor form), accompanied by IRS Form W-8ECI, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable (or successor form), a US Tax Compliance Certificate substantially in the form of Exhibit L-2 or Exhibit L-3, IRS Form W-9 (or successor form), and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a US Tax Compliance Certificate substantially in the form of Exhibit L-4 on behalf of each such direct and indirect partner.
(C)Any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in US federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made.
(D)If a payment made to a Lender under any Credit Document would be subject to US federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
(iii)Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.
(h)Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.19 (including by the payment of additional amounts pursuant to this Section 2.19), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.19 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Section 2.19(h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 2.19(h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 2.19(h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This Section 2.19(h) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.
(i)Survival. Each party’s obligations under this Section 2.19 shall survive the resignation or replacement of the Administrative Agent or the Collateral Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Credit Document.
2.20.Obligation to Mitigate. If any Lender becomes an Affected Lender or any Lender or Issuing Bank requests compensation under Section 2.18, or if the Borrower is required to pay any additional amount to any Lender or Issuing Bank or to any Governmental Authority for the account of any Lender or Issuing Bank pursuant to Section 2.19, then such Lender or Issuing Bank shall use reasonable efforts to designate a different lending office for funding or booking its Loans or issuing its Letters of Credit hereunder or to assign and delegate its rights and obligations hereunder to another of its offices, branches or Affiliates if, in the judgment of such Lender or Issuing Bank, such designation or assignment and delegation (a) would cause such Lender to cease to be an Affected Lender or would eliminate or reduce amounts payable pursuant to Section 2.18 or 2.19, as the case may be, in the future and (b) would not subject such Lender or Issuing Bank to any unreimbursed cost or expense and would not otherwise be materially disadvantageous to such Lender or Issuing Bank. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender or Issuing Bank in connection with any such designation or assignment and delegation.
2.21.Defaulting Lenders. (a) Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:
(i)Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 8 or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 10.4 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent (including, for the avoidance of doubt, amounts owing in respect of any Protective Advance) or the Collateral Agent under the Credit Documents; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any Issuing Bank or the Swing Line Lender hereunder; third, to Cash Collateralize each Issuing Bank’s Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.21(d); fourth, as the Borrower may request (so long as no Default or Event of Default shall have occurred and be continuing), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize each Issuing Bank’s future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.21(d); sixth, to the payment of any amounts owing to the Lenders, any Issuing Bank or the Swing Line Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender or Issuing Bank or the Swing Line Lender against such Defaulting Lender as a result of such Defaulting Lender's breach of its obligations under this Agreement; seventh, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender's breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or reimbursement obligations with respect to Letters of Credit in respect of which such Defaulting Lender has not fully funded its Pro Rata Share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 3.2 were satisfied or waived, or such Loans are Protective Advances, such payment shall be applied solely to pay the Loans of, and reimbursement or participation obligations with respect to Letters of Credit, Swing Line Loans and Protective Advances owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or reimbursement or participation obligations with respect to Letters of Credit, Swing Line Loans and Protective Advances owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in Letters of Credit, Swing Line Loans and Protective Advances are held by the Lenders pro rata in accordance with the applicable Commitments without giving effect to Section 2.21(a)(iii). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.21(a)(i) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.
(ii)Certain Fees. (A) No Defaulting Lender shall be entitled to receive any fee pursuant to Section 2.10(a) for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender); provided that such Defaulting Lender shall be entitled to receive fees pursuant to Section 2.10(a)(ii) for any period during which that Lender is a Defaulting Lender only to extent allocable to its Pro Rata Share of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.21(d).
(B)With respect to any fees not required to be paid to any Defaulting Lender pursuant to clause (A) above, the Borrower shall (x) pay to each Non- Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in Letters of Credit, Swing Line Loans or Protective Advances that has been reallocated to such Non-Defaulting Lender pursuant to clause (iii) below, (y) pay to each Issuing Bank the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such Issuing Bank’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.
(iii)Reallocation of Participations to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in Letters of Credit, Swing Line Loans and

Protective Advances (other than any portion thereof that shall have been funded by such Defaulting Lender pursuant to Section 2.3(e) or with respect to which such Defaulting Lender shall have provided Cash Collateral pursuant to 2.21(d)) shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Pro Rata Shares (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that (x) in the case of any Protective Advance, such Protective Advance is made in compliance with Section 2.2(a), (y) in the case of any Swing Line Loan or Letter of Credit, the conditions set forth in Section 3.2 are satisfied at the time of such reallocation (and, unless the Borrower shall have otherwise notified the Administrative Agent at such time, the Borrower shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (z) such reallocation does not cause the aggregate Revolving Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Revolving Commitment. No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from such Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.
(iv)Repayment of Swing Line Loans and Protective Advances; Cash  Collateral. If the reallocation described in Section 2.21(a)(iii) cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it  hereunder  or under  law, (A) first, prepay Protective Advances in an amount equal to the Protective Advance Fronting Exposure, (b) second, prepay Swing Line Loans in an amount equal to the Swing Line Lender’s Fronting Exposure and (C) Cash Collateralize the Issuing Banks’ Fronting Exposures in accordance with Section 2.21(d).
(v)Participation as Requisite Lender. The Commitments and Loans of such Defaulting Lender shall not be included in determining whether the Requisite Lenders or any other requisite Lenders have taken or may take any action hereunder or under any other Credit Document (including any consent to any amendment, waiver or other modification pursuant to Section 10.5); provided that any amendment, waiver or other modification that under clauses (i), (ii), (iii), (iv), (v), (vi) or (vii) of Section 10.5(b) requires the consent of all Lenders directly and adversely affected thereby shall require the consent of such Defaulting Lender in accordance with the terms thereof.
(b)Defaulting Lender Cure. If the Borrower, the Administrative Agent, each Issuing Bank and the Swing Line Lender agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), such Defaulting Lender will cease to be a Defaulting Lender and such Lender will, to the extent applicable, purchase at par that portion of outstanding Revolving Loans and unfunded participations in Letters of Credit, Swing Line Loans and Protective Advances of the other Revolving Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Revolving Loans and funded and unfunded participations in Letters of Credit, Swing Line Loans and Protective Advances to be held by the Revolving Lenders in accordance with their respective applicable Pro Rata Shares (without giving effect to Section 2.21(a)(iii)); provided that (i) no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while such Lender was a Defaulting Lender, (ii) all amendments, waivers and other modifications effected without its consent in accordance with the provisions of this Section 2.21 and Section 10.5 during the period it was a Defaulting Lender shall be binding on it and (iii) except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to a Non-Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender having been a Defaulting Lender.
(c)New Swing Line Loans/Protective Advances/Letters of Credit. So long as any Lender is a Defaulting Lender, (i) the Swing Line Lender shall not be required to fund any Swing Line Loans unless it is satisfied that the participations therein will be fully allocated among Non-Defaulting Lenders in a manner consistent with Section 2.21(a)(iii) and the Defaulting Lender shall not participate therein, (ii) no Issuing Bank shall be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that the participations in any existing Letters of Credit as well as the new, extended, renewed or increased Letter of Credit has been or will be fully allocated among the Non-Defaulting Lenders in a manner consistent with Section 2.21(a)(iii) and such Defaulting Lender shall not participate therein except to the extent such Defaulting Lender’s participation has been or will be fully Cash Collateralized in accordance with Section 2.21(d), and (iii) each Protective Advance will be fully allocated among Non-Defaulting Lenders in a manner consistent with Section 2.21(a)(iii) and the Defaulting Lender shall not participate therein.
(d)Cash Collateral for Letters of Credit. (i) Any Cash Collateral provided by any Defaulting Lender pursuant to Section 2.21(a)(i) shall be held by the Administrative Agent as Cash Collateral securing such Defaulting Lender’s obligation to fund participations in respect of Letters of Credit, and each Defaulting Lender hereby grants to the Administrative Agent, for the benefit of the Issuing Banks, and agrees to maintain, a first priority security interest in all such Cash Collateral as security for such obligations. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over any deposit account containing any such Cash Collateral.
(ii)At any time that there shall exist a Defaulting Lender, within one Business Day following the written request of the Administrative Agent or any Issuing Bank (with a copy to the Administrative Agent), the Borrower shall Cash Collateralize in accordance with Section 2.3(h) each Issuing Bank’s Fronting Exposure with respect to such Defaulting Lender (determined after giving effect to Section 2.21(a)(iii) and any Cash Collateral provided by such Defaulting Lender) in an amount not less than the amount of Fronting Exposure with respect to such Defaulting Lender.
(iii)Notwithstanding anything to the contrary contained in this Agreement or any other Credit Document, Cash Collateral provided under this Section 2.21 in respect of Letters of Credit shall be applied to the satisfaction of the Defaulting Lender’s obligation to fund participations in respect of Letters of Credit (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.
2.22.Replacement and Termination of Lenders. If (a) any Lender has become an Affected Lender, (b) any Lender requests compensation under Section 2.18, (c) the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.19, (d) any Lender becomes and continues to be a Defaulting Lender or a Disqualified Institution, (e) any Lender has failed to accept an Extension/Modification Offer made to such Lender or (f) any Lender fails to consent to a proposed waiver, amendment or other modification of any Credit Document, or to any departure of any Credit Party therefrom, that under Section 10.5 requires the consent of all the Lenders (or all the directly and adversely affected Lenders or all Lenders or all the directly and adversely affected Lenders of the affected Class or the Supermajority Lenders) and with respect to which the Requisite

Lenders (or, in circumstances where Section 10.5(d) does not require the consent of the Requisite Lenders, a Majority in Interest of the Lenders of the affected Class) shall have granted their consent, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, (i) so long as no Event of Default shall have occurred and be continuing, terminate the Commitments of such Lender and prepay outstanding Loans of such Lender in full (or terminate the Commitment and prepay Loans of the relevant Class), in each case without any obligation to terminate any Commitment, or prepay any Loan, of any other Lender, provided, that if, after giving effect to such termination and repayment, the Total Utilization of Revolving Commitments exceeds the Line Cap, then the Borrower shall, not later than the next Business Day, prepay one or more Revolving Borrowings (and, if no Revolving Borrowings are outstanding, deposit Cash Collateral in accordance with Section 2.3(h)) in an amount necessary to eliminate such excess or (ii) require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 10.6, including the consent requirements set forth therein), all its interests, rights and obligations under this Agreement and the other Credit Documents (other than existing rights to payment under Sections 2.17(c), 2.18 and 2.19) (or, in the case of any such assignment and delegation resulting from a failure to provide a consent, all such interests, rights and obligations under this Agreement and the other Credit Documents as a Lender of an applicable Class) to an Eligible Assignee that shall assume such obligations (which may be another Lender, if a Lender accepts such assignment and delegation); provided that, in the case of any such assignment and delegation under clause (ii) above, (A) the Borrower shall have caused to be paid to the Administrative Agent the registration and processing fee referred to in Section 10.6(d), (B) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and, if applicable, participations in drawings under Letters of Credit and in Swing Line Loans and Protective Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder (including any amounts under Section 2.17(c)) (if applicable, in each case only to the extent such amounts relate to its interest as a Lender of an applicable Class) from the assignee (in the case of such principal and accrued interest and fees) or the Borrower (in the case of all other amounts), (C) such assignment and delegation does not conflict with applicable law, (D) in the case of any such assignment and delegation resulting from a claim for compensation under Section 2.18 or payments required to be made pursuant to Section 2.19, such assignment will result in a reduction in such compensation or payments thereafter and (E) in the case of any such assignment and delegation resulting from the failure to provide a consent, the assignee shall have given such consent and, as a result of such assignment and delegation and any contemporaneous assignments and delegations and consents, the applicable waiver, amendment or other modification, or consent to a departure, can be effected. A Lender shall not be required to make any such assignment and delegation, or to have its Commitments or Loans so terminated or repaid, if, prior thereto, as a result of a waiver or consent by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation, or to cause such termination or repayment, have ceased to apply. Each party hereto agrees that an assignment and delegation required pursuant to this Section 2.22 may be effected pursuant to an Assignment Agreement executed by the Borrower, the Administrative Agent and the assignee and that the Lender required to make such assignment and delegation need not be a party thereto.
2.23.Incremental Revolving Facilities. (a) The Borrower may on one or more occasions, by written notice to the Administrative Agent, request during the Revolving Commitment Period, the establishment of Incremental Revolving Commitments provided that the aggregate amount of all the Incremental Revolving Commitments established hereunder after the Closing Date shall not exceed $50,000,000. Each such notice shall specify (A) the date on which the Borrower proposes that the Incremental Revolving Commitments shall be effective and (B) the amount of the Incremental Revolving Commitments being requested (it being agreed that (x) the amount of any Incremental Revolving Commitments requested shall not be less than $10,000,000 unless otherwise agreed to by the Administrative Agent or such lesser amount represents the remaining amount of Incremental Revolving Commitments permitted under this Section 2.23, (y) any Lender approached to provide any Incremental Revolving Commitment may elect or decline, in its sole discretion, to provide such Incremental Revolving

Commitment and (z) any Person that the Borrower proposes to become an Incremental Revolving Lender must be an Eligible Assignee and, solely if such approval would be required under Section 10.6 for an assignment of Loans or Commitments to such Incremental Revolving Lender, must be approved by the Administrative Agent, each Issuing Bank and the Swing Line Lender (each such approval not to be unreasonably withheld, conditioned or delayed)).
(b)Except as provided in Section 2.23(f) in connection with a FILO Class, the terms and conditions of any Incremental Revolving Commitment and Incremental Revolving Loans and other extensions of credit to be made thereunder shall be identical to those of the Revolving Commitments and Revolving Loans and other extensions of credit made thereunder, and shall be treated as a single Class with such Revolving Commitments and Revolving Loans; provided that, if the Borrower determines to increase the interest rate or fees payable in respect of Incremental Revolving Commitments or Incremental Revolving Loans and other extensions of credit made thereunder, such increase shall be permitted if the interest rate or fees payable in respect of the other Revolving Commitments or Revolving Loans and other extensions of credit made thereunder, as applicable, shall be increased to equal such interest rate or fees payable in respect of such Incremental Revolving Commitments or Incremental Revolving Loans and other extensions of credit made thereunder, as the case may be; provided further that the Borrower at its election may pay upfront or closing fees with respect to Incremental Revolving Commitments without paying such fees with respect to the other Revolving Commitments.
(c)The Incremental Revolving Commitments shall be effected pursuant to one or more Incremental Facility Agreements executed and delivered by the Borrower, each Incremental Revolving Lender providing such Incremental Revolving Commitments and the Administrative Agent; provided that no Incremental Revolving Commitments shall become effective unless (i) on the date of effectiveness thereof, after giving Pro Forma Effect to such Incremental Revolving Commitments, the making of Loans thereunder and the use of proceeds thereof, (x) no Event of Default shall have occurred and be continuing or would result therefrom and (y) the representations and warranties of each Credit Party set forth in the Credit Documents shall be true and correct (A) in the case of the representations and warranties qualified as to materiality, in all respects, and (B) otherwise, in all material respects, in each case on and as of such date, except in the case of any such representation and warranty that expressly relates to an earlier date, in which case such representation and warranty shall be so true and correct on and as of such earlier date; provided that in the case of Incremental Revolving Commitments in the form of a FILO Class established in connection with a Limited Conditionality Transaction, the conditions set forth in this clause (i) may be tested in accordance with Section 1.2(e) and/or may be modified in a manner customary for “SunGard” limited condition transaction, in each case as agreed by the Borrower and the Incremental Revolving Lenders providing such Incremental Revolving Commitment and set forth in the applicable Incremental Facility Agreement, (ii) the Administrative Agent shall have received a certificate, dated the date of effectiveness thereof and signed by an Authorized Officer of the Borrower, confirming compliance with the conditions set forth in clause (i) above, (iii) the Borrower shall make any payments required to be made pursuant to Section 2.17(c) in connection with such Incremental Revolving Commitments and the related transactions under this Section 2.23 and (iv) the Borrower shall have delivered to the Administrative Agent such legal opinions, board resolutions, secretary’s certificates, officer’s certificates, reaffirmation agreements and other documents as shall reasonably be requested (consistent in all material respects with the documents delivered under Section 3.1 on the Closing Date) by the Administrative Agent in connection with any such transaction. Each Incremental Facility Agreement may, without the consent of any Lender, effect such amendments to this Agreement and the other Credit Documents as may be necessary or appropriate, in the opinion of the Administrative Agent and the Borrower, to give effect to the provisions of this Section 2.23.

(d)Upon the effectiveness of an Incremental Revolving Commitment of any Incremental Revolving Lender, (i) such Incremental Revolving Commitment shall constitute (or, in the event such Incremental Revolving Lender already has a Revolving Commitment, shall increase) the Revolving Commitment of such Incremental Revolving Lender and (B) the Total Revolving Commitments shall be increased by the amount of such Incremental Revolving Commitment, in each case, subject to further increase or reduction from time to time as set forth in the definition of the term “Revolving Commitment”. For the avoidance of doubt, upon the effectiveness of any Incremental Revolving Commitment, the Revolving Exposure of the Incremental Revolving Lender holding such Commitment, and the Pro Rata Shares of all the Revolving Lenders, shall automatically be adjusted to give effect thereto.
(e)On the date of effectiveness of any Incremental Revolving Commitments:
(i)the aggregate principal amount of the Revolving Loans (the “Existing Revolving Borrowings”) outstanding immediately prior to the effectiveness of such Incremental Revolving Commitments shall be deemed to be repaid,
(ii)each Incremental Revolving Lender shall pay to the Administrative Agent in same day funds an amount equal to the difference, if positive, between:
(A)the product of (1) such Lender’s Pro Rata Share of the applicable Class (calculated after giving effect to such effectiveness) multiplied by (2) the aggregate amount of the Resulting Revolving Borrowings (as hereinafter defined), and
(B)the product of (x) such Lender’s Pro Rata Share of the applicable Class (calculated without giving effect to such effectiveness, with such Pro Rata Share for any Incremental Revolving Lender that did not have a Revolving Commitment prior to such effectiveness being deemed to be zero) multiplied by (y) the aggregate principal amount of the Existing Revolving Borrowings,
(iii)after the Administrative Agent receives the funds specified in clause (ii) above, the Administrative Agent shall pay to each Revolving Lender the portion of such funds that is equal to the difference, if positive, between:
(A)the product of (1) such Lender’s Pro Rata Share of the applicable Class (calculated without giving effect to such effectiveness, with such Pro Rata Share for any Incremental Revolving Lender that did not have a Revolving Commitment prior to such effectiveness being deemed to be zero) multiplied by (2) the aggregate amount of the Existing Revolving Borrowings, and
(B)the product of (1) such Lender’s Pro Rata Share of the applicable Class (calculated after giving effect to such effectiveness) multiplied by (2) the aggregate amount of the Resulting Revolving Borrowings,
(iv)after the effectiveness of such Incremental Revolving Commitments, the Borrower shall be deemed to have made new Revolving Borrowings (the “Resulting Revolving Borrowings”) in an aggregate amount equal to the aggregate amount of the Existing Revolving Borrowings and of the Types and for the Interest Periods specified in a Funding Notice delivered to the Administrative Agent in accordance with Section 2.2 (and the Borrower shall deliver such Funding Notice),

(v)each Revolving Lender shall be deemed to hold its applicable Pro Rata Share of each Resulting Revolving Borrowing (calculated after giving effect to such effectiveness), and
(vi)the Borrower shall pay each Revolving Lender any and all accrued but unpaid interest on its Loans comprising the Existing Revolving Borrowings.

The deemed payments of the Existing Revolving Borrowings made pursuant to clause (i) above shall be subject to compensation by the Borrower pursuant to the provisions of Section 2.17(c) if the date of the effectiveness of such Incremental Revolving Commitments occurs other than on the last day of the Interest Period relating thereto.

(f)Any Incremental Revolving Commitment may be in the form of a separate “first-in, last-out” or “last-out” Class of Loans and Borrowings (the “FILO Class”) with interest rate margins, rate floors, upfront fees, funding discounts and original issue discounts and advance rates, in each case to be agreed upon (which, for the avoidance of doubt, shall not require any adjustment to the Applicable Rate or other Loans) among the Borrower and the Additional Lenders providing the FILO Class so long as (i) any loans and related obligations in respect of the FILO Class are not Guaranteed by any Person other than the Credit Parties and are not secured by any assets other than Collateral; (ii) as between (A) the Revolving Loans (other than the FILO Class) and other Obligations and (B) the FILO Class, all proceeds from the liquidation or other realization of the Collateral or application of funds under Section 7.02 shall be applied, first to obligations owing under, or with respect to, the Revolving Loans (other than the FILO Class) and other Obligations, and second to the FILO Class; (iii) the Borrower may not prepay Loans under the FILO Class or terminate or reduce the commitments in respect thereof at any time that other Loans (including Swing Line Loans) and/or amounts owed in satisfaction of any reimbursement obligation in respect of any Letter of Credit (unless Cash Collateralized or otherwise provided for in a manner reasonably satisfactory to the Administrative Agent) are outstanding; (iv) the Requisite Lenders shall, subject to the terms of the ABL Intercreditor Agreement, exercise control of remedies in respect of the Collateral; (v) the final maturity of any FILO Class shall not occur, and no FILO Class shall require mandatory commitment reductions prior to, the latest Maturity Date at such time and (vi) except as otherwise set forth in this Section 2.23(f), the terms of any such FILO Class (other than advance rates that do not exceed 95%) shall be reasonably acceptable to the Administrative Agent.
(g)The Administrative Agent shall notify the Lenders promptly upon receipt by the Administrative Agent of any notice from the Borrower referred to in Section 2.23(a) and of the effectiveness of any Incremental Revolving Commitments, in each case advising the Lenders of the details thereof and of the Pro Rata Shares of the Revolving Lenders after giving effect thereto and of the assignments required to be made pursuant to Section 2.23(e).
2.24.Extension/Modification Offers. (a) The Borrower may on one or more occasions, by written notice to the Administrative Agent, make one or more offers (each, an “Extension/Modification Offer”) to all the Lenders of any Class (each Class subject to such an Extension/Modification Offer being referred to as an “Extension/Modification Request Class”), on the same terms and conditions, and on a pro rata basis, to each Lender within any Extension/Modification Request Class, to make one or more Extension/Modification Permitted Amendments pursuant to procedures reasonably specified by the Administrative Agent and acceptable to the Borrower. Such notice shall set forth (i) the terms and conditions of the requested Extension/Modification Permitted Amendment and (ii) the date on which such Extension/Modification Permitted Amendment is requested to become effective. Extension/Modification Permitted Amendments shall become effective only with respect to the Loans and Commitments of the Lenders of the Extension/Modification Request Class that accept the applicable Extension/Modification

Offer (such Lenders, the “Extending/Modifying Lenders”) and, in the case of any Extending/Modifying Lender, only with respect to such Lender’s Loans and Commitments of such Extension/Modification Request Class as to which such Lender’s acceptance has been made. Any Extended/Modified Loans or Extended/Modified Commitments shall constitute a separate Class of Loans or Commitments from the Extension/Modification Request Class from which they were converted. The Extension/Modification Offer shall not be required to be in any minimum amount or any minimum increment, provided that the Borrower may, at its option and subject to its right to waive any such condition in its sole discretion, specify as a condition to the effectiveness of any Extension/Modification Permitted Amendment that a minimum amount, as specified in the Extension/Modification Offer, of Loans and Commitments of the Extension/Modification Request Class be extended. The Borrower may amend, revoke or replace any Extension/Modification Offer at any time prior to the effectiveness of the applicable Extension/Modification Agreement. In connection with any Extension/Modification Offer, the Borrower shall agree to such procedures, if any, as may be reasonably established by, or acceptable to, the Administrative Agent to accomplish the purposes of this Section 2.24.
(b)An Extension/Modification Permitted Amendment shall be effected pursuant to an Extension/Modification Agreement executed and delivered by the Borrower, each applicable Extending/Modifying Lender and the Administrative Agent; provided that no Extension/Modification Permitted Amendment shall become effective unless the Borrower shall have delivered to the Administrative Agent such legal opinions, board resolutions, secretary’s certificates, officer’s certificates, reaffirmation agreements and other documents as shall reasonably be requested (consistent in all material respects with the documents delivered under Section 3.1 on the Closing Date) by the Administrative Agent in connection therewith. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Extension/Modification Agreement. Each Extension/Modification Agreement may, without the consent of any Lender other than the applicable Extending/Modifying Lenders, effect such amendments to this Agreement and the other Credit Documents as may be necessary or appropriate, in the opinion of the Administrative Agent and the Borrower, to give effect to the provisions of this Section 2.24, including any amendments necessary to treat the applicable Loans and/or Commitments of the Extending/Modifying Lenders as a new “Class” of Loans and/or Commitments hereunder (including for purposes of prepayments and voting (it being agreed that such new Class of Loans may be included in the definitions of “Majority in Interest”, “Pro Rata Share” and “Requisite Lenders” and may be afforded class voting rights requiring the consent of Lenders under such Class in addition to any other consent of Lenders that might otherwise be required under Section 10.5) and to enable such new Class of Loans to be extended under this Section 2.24 or refinanced under Section 2.25; provided that (A) the borrowing and repayment (except for repayments required upon the maturity, repayments made in connection with any Refinancing Facility Agreement and repayments made in connection with a permanent repayment and termination of the applicable Commitments) of Loans under the Commitments of such new Class and the remaining Revolving Commitments shall be made on a ratable basis as between the Commitments of such new Class and the remaining Revolving Commitments, (B) the allocation of the participation exposure with respect to any then-existing or subsequently issued Letter of Credit, Swing Line Loans and Protective Advances as between the Commitments of such new Class and the remaining Revolving Commitments shall be made on a ratable basis as between the Commitments of such new Class and the remaining Revolving Commitments (and the applicable Extension/Modification Agreement shall contain reallocation and cash collateralization provisions, in form and substance reasonably satisfactory to the Administrative Agent and the Borrower, with respect to Letters of Credit outstanding on the Revolving Maturity Date) and (C) the Revolving Commitment Period and the Revolving Maturity Date, as such terms are used in reference to Letters of Credit of any Issuing Bank, may not be extended without the prior written consent of such Issuing Bank.

2.25.Refinancing Facilities. (a) The Borrower may, on one or more occasions, by written notice to the Administrative Agent, request the establishment hereunder of one or more additional Classes of revolving commitments (the “Refinancing Revolving Commitments”) pursuant to which each Person providing such a commitment (a “Refinancing Revolving Lender”) will make revolving loans to the Borrower (“Refinancing Revolving Loans”) and, if applicable under such Class, acquire participations in the Letters of Credit and all the then existing Revolving Commitments will be refinanced in full. Each such notice shall specify (A) the date on which the Borrower proposes that the Refinancing Revolving Commitments shall be effective and (B) the amount of the Refinancing Revolving Commitments requested to be established (it being agreed that (x) any Lender approached to provide any Refinancing Revolving Commitment may elect or decline, in its sole discretion, to provide such Refinancing Revolving Commitment and (y) any Person that the Borrower proposes to be a Refinancing Revolving Lender must be an Eligible Assignee and, solely if such approval would be required under Section 10.6 for an assignment of Loans or Commitments of the applicable Class to such Refinancing Revolving Lender, must be approved by the Administrative Agent and, in the case of any proposed Refinancing Revolving Lender if such Lender is to acquire participations in the Letters of Credit, each Issuing Bank and the Swing Line Lender (each such approval not to be unreasonably withheld, conditioned or delayed)).
(b)The terms and conditions of any Refinancing Revolving Commitments and the Refinancing Revolving Loans to be made thereunder shall be as determined by the Borrower and the applicable Refinancing Revolving Lenders and set forth in the applicable Refinancing Facility Agreement; provided that an Issuing Bank shall not be required to issue, amend or extend any Letter of Credit under any Refinancing Revolving Commitments unless such Issuing Bank shall have consented to act in such capacity under the Refinancing Revolving Commitments; provided further that (i) the stated termination date applicable to the Refinancing Revolving Commitments of any Class shall not be earlier than the Maturity Date of the Class of Commitments or Loans being refinanced, (ii) any Refinancing Revolving Commitments and Refinancing Revolving Loans made thereunder shall rank pari passu in right of payment, and shall be secured by the Collateral on an equal and ratable basis, with the other Loans and Commitments hereunder, and shall be extensions of credit to the Borrower that are Guaranteed only by the Credit Parties, and (v) except for the terms referred to above, the terms of any Refinancing Commitments or Refinancing Loans (except with respect to fees, prepayment terms and premiums) shall satisfy the Specified Permitted Indebtedness Documentation Requirements; provided further that clauses (i), (ii) and (iii) above shall not apply if, at the time of the incurrence of such Refinancing Revolving Commitments and after giving effect to the application of the proceeds thereof, such Refinancing Revolving Commitments shall be the sole Class of Commitments outstanding under this Agreement.
(c)The Refinancing Commitments shall be effected pursuant to one or more Refinancing Facility Agreements executed and delivered by the Borrower, each Refinancing Lender providing such Refinancing Commitments, the Administrative Agent and, in the case of Refinancing Revolving Commitments, as applicable, each Issuing Bank; provided that no Refinancing Commitments shall become effective unless (i) the Borrower shall have delivered to the Administrative Agent such legal opinions, board resolutions, secretary’s certificates, officer’s certificates, reaffirmation agreements and other documents as shall reasonably be requested (consistent in all material respects with the documents delivered under Section 3.1 on the Closing Date) by the Administrative Agent in connection therewith and (ii) in the case of any Refinancing Revolving Commitments, substantially concurrently with the effectiveness thereof, all the Revolving Commitments then in effect shall be terminated and the Borrower shall make any prepayment or deposit required to be made under Section 2.13(e) as a result thereof and shall pay all interest on the amounts prepaid and all fees accrued on the Revolving Commitments (it being understood, however, that any Letters of Credit may continue to be outstanding under the Refinancing Revolving Commitments, in each case on terms agreed by each applicable Issuing

Bank and specified in the applicable Refinancing Facility Agreement). Each Refinancing Facility Agreement may, without the consent of any Lender other than the applicable Refinancing Lenders, effect such amendments to this Agreement and the other Credit Documents as may be necessary or appropriate, in the opinion of the Administrative Agent and the Borrower, to give effect to the provisions of this Section 2.25, including any amendments necessary to treat the applicable Refinancing Commitments and Refinancing Loans as a new Class of Commitments and Loans hereunder (including for purposes of prepayments and voting (it being agreed that such new Class of Commitments and Loans may be included in the definitions of “Majority in Interest”, “Pro Rata Share” and “Requisite Lenders” and may be afforded class voting rights requiring the consent of Lenders under such Class in addition to any other consent of Lenders that might otherwise be required under Section 10.5) and to enable such new Class of Commitments and Loans to be extended under Section 2.24 or refinanced under this Section 2.25).
(d)Upon the effectiveness of a Refinancing Revolving Commitment of any Refinancing Revolving Lender, such Refinancing Revolving Lender shall be deemed to be a “Lender” (and a Lender in respect of Commitments and Loans of the applicable Class) hereunder, and henceforth shall be entitled to all the rights of, and benefits accruing to, Lenders (or Lenders in respect of Commitments and Loans of the applicable Class) hereunder and shall be bound by all agreements, acknowledgements and other obligations of Lenders (or Lenders in respect of Commitments and Loans of the applicable Class) hereunder and under the other Credit Documents.
(e)The Administrative Agent shall notify the Lenders promptly upon receipt by the Administrative Agent of any notice from the Borrower referred to in Section 2.25(a) and of the effectiveness of any Refinancing Revolving Commitments, in each case advising the Lenders of the details thereof.
2.26.Swing Line Loans. (a) Generally. Subject to the terms and conditions of this Agreement, during the Revolving Commitment Period, the Swing Line Lender shall make a Swing Line Loan or Swing Line Loans to the Borrower in such amount or amounts as the Borrower, through an Authorized Officer, may from time to time request and to which the Swing Line Lender may agree; provided that the Borrower shall not request any Swing Line Loan if, after giving effect thereto, (A) the Total Utilization of Revolving Commitments would exceed the Line Cap, or (B) the aggregate principal amount of all Swing Line Loans outstanding would exceed the Swing Line Sublimit. Each Swing Line Loan shall be due and payable on the Swing Line Loan Maturity Date applicable thereto. Each Swing Line Loan shall be made in Dollars. Amounts borrowed pursuant to this Section 2.26(a) that are repaid or prepaid may, subject to the terms and conditions hereof, be reborrowed during the Revolving Commitment Period.
(b)Refunding of Swing Line Loans. As often as the Administrative Agent, in its sole discretion, deems appropriate, but in no event later than 11:00 A.M. (New York City time) on each Wednesday (or the next Business Day if such Wednesday is not a Business Day) (each a “Settlement Date”), the Swing Line Lender shall require (and the Revolving Lenders and the Borrower agree that the Swing Line Lender shall have the right to so require) that the then outstanding Swing Line Loans be refinanced as a Revolving Loan. Such Revolving Loan shall be a Base Rate Loan unless otherwise requested by and available to the Borrower hereunder. Upon receipt of such notice by the Borrower and the Revolving Lenders, the Borrower shall be deemed, on such day, to have requested a Revolving Loan in the principal amount of the Swing Loan in accordance with Section 2.1(b). Such Revolving Loan shall be evidenced by the Notes (or, if a Revolving Lender has not requested a Note, by the records of the Administrative Agent and such Revolving Lender). Each Revolving Lender agrees to make a Revolving Loan on the date of such notice, subject to no conditions precedent whatsoever. Each Revolving Lender acknowledges and agrees that such Revolving Lender’s obligation to make a Revolving Loan pursuant to subsection

(a) of this Section when required by this subsection (b) is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or Event of Default, and that its payment to the Administrative Agent, for the account of the Swing Line Lender, of the proceeds of such Revolving Loan shall be made without any offset, abatement, recoupment, counterclaim, withholding or reduction whatsoever and whether or not the Revolving Credit Commitment shall have been reduced or terminated. The Borrower irrevocably authorizes and instructs the Administrative Agent to apply the proceeds of any borrowing pursuant to this subsection (b) to repay in full such Swing Line Loan. Each Revolving Lender is hereby authorized to record on its records relating to its Note (or, if such Revolving Lender has not requested a Note, its records relating to Revolving Loans) such Revolving Lender’s pro rata share of the amounts paid to refund such Swing Loan.
(c)Participation in Swing Loans. If, for any reason, the Swing Line Lender is unable to or, in the opinion of the Administrative Agent, it is impracticable to, convert any Swing Line Loan to a Revolving Loan pursuant to the preceding Section 2.26(b), then on any day that a Swing Line Loan is outstanding (whether before or after the maturity thereof), the Administrative Agent shall have the right to request that each Revolving Lender fund a participation in such Swing Loan, and the Administrative Agent shall promptly notify each Revolving Lender thereof (by facsimile or email (in each case confirmed by telephone) or by telephone (confirmed in writing)). Upon such notice, but without further action, the Swing Line Lender hereby agrees to grant to each Revolving Lender, and each Revolving Lender hereby agrees to acquire from the Swing Line Lender, an undivided participation interest in the right to share in the payment of such Swing Line Loan in an amount equal to such Revolving Lender’s Pro Rata Share of the principal amount of such Swing Line Loan. In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the benefit of the Swing Line Lender, such Revolving Lender’s ratable share of such Swing Line Loan (determined in accordance with such Revolving Lender’s Pro Rata Share). Each Revolving Lender acknowledges and agrees that its obligation to acquire participations in Swing Loans pursuant to this Section 2.26(c) is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or an Event of Default, and that each such payment shall be made without any offset, abatement, recoupment, counterclaim, withholding or reduction whatsoever and whether or not the Revolving Credit Commitment shall have been reduced or terminated. Each Revolving Lender shall comply with its obligation under this Section 2.26(c) by wire transfer of same day funds, in the same manner as provided in Section 2.1(b)(iii) with respect to Revolving Loans to be made by such Revolving Lender.
SECTION 3.CONDITIONS PRECEDENT
3.1.Closing Date. The obligation of each Lender and each Issuing Bank to make any Credit Extension on the Closing Date shall not become effective until the date on which each of the following conditions shall be satisfied (or waived in accordance with Section 10.5):
(a)Credit Agreement. The Administrative Agent shall have received from Holdings, the Borrower and each Designated Subsidiary and each other party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) evidence satisfactory to the Administrative Agent (which may include a facsimile or electronic image scan transmission) that such party has signed a counterpart of this Agreement.
(b)Organizational Documents; Incumbency. The Administrative Agent shall have received, in respect of Holdings, the Borrower and each Designated Subsidiary, a certificate of such

Person, executed by the secretary, an assistant secretary or other Authorized Officer of such Person, attaching (i) a copy of each Organizational Document of such Person, which shall, to the extent applicable, be certified as of the Closing Date or a recent date prior thereto by the appropriate Governmental Authority, (ii) signature and incumbency certificates of the officers of such Person executing each Credit Document, (iii) resolutions of the Board of Directors or similar governing body of such Person approving and authorizing the execution, delivery and performance of this Agreement and the other Credit Documents to which it is a party, certified as of the Closing Date by such secretary, assistant secretary or other Authorized Officer as being in full force and effect without modification or amendment, and (iv) a good standing certificate from the applicable Governmental Authority of such Person’s jurisdiction of organization, dated the Closing Date or a recent date prior thereto, all in form and substance reasonably satisfactory to the Administrative Agent.
(c)Closing Date Certificate. The Administrative Agent shall have received a certificate, dated the Closing Date and signed by an Authorized Officer of the Borrower certifying satisfaction of the conditions set forth in clause (j) of this Section 3.1.
(d)Solvency Certificate. The Administrative Agent shall have received the Solvency Certificate, dated the Closing Date and signed by the chief financial officer of the Borrower.
(e)Opinions of Counsel. The Administrative Agent shall have received a customary written opinion (addressed to the Administrative Agent, the Collateral Agent, the Lenders and the Issuing Banks and dated the Closing Date) of each of (i) Winston & Strawn LLP, special counsel for the Credit Parties, and (ii) local counsel for the Credit Parties in the States of Florida, Idaho, Michigan and Utah (and each Credit Party hereby instructs such counsel to deliver such opinion to the Administrative Agent).
(f)Closing Date Refinancing. The Closing Date Refinancing shall have been consummated or shall be consummated substantially concurrently with the funding of the Loans on the Closing Date, and the Administrative Agent shall have received customary evidence thereof.
(g)Collateral and Guarantee Requirement. Subject to the final paragraph of this Section 3.1, the Collateral and Guarantee Requirement shall have been satisfied. The Collateral Agent shall have received a completed Collateral Questionnaire in form and substance reasonably satisfactory to the Collateral Agent, dated the Closing Date and executed by an Authorized Officer of the Borrower, together with the results of a search of the UCC (or equivalent) filings made with respect to the Credit Parties in the jurisdictions contemplated by the Collateral Questionnaire and copies of the financing statements (or similar documents) disclosed by such search.
(h)Evidence of Insurance. The Collateral Agent shall have received a certificate from the Borrower’s insurance broker or other evidence reasonably satisfactory to it that the insurance required to be maintained pursuant to Section 5.5 is in full force and effect, together with customary endorsements naming the Collateral Agent, for the benefit of Secured Parties, as additional insured and lender’s loss payee thereunder to the extent required under Section 5.5.
(i)Funding Notice; Borrowing Base Certificate. The Administrative Agent shall have received (i) a fully completed and executed Funding Notice from the Borrower with respect to any Revolving Loans to be borrowed on the Closing Date, if any, and (ii) a fully completed and executed Borrowing Base Certificate, setting forth a calculation of the Borrowing Base as of February 28, 2021.

(j)Representations and Warranties; Absence of Defaults. On the Closing Date immediately after giving effect to Transactions, (i) the representations and warranties of each Credit Party set forth in the Credit Documents shall be true and correct (A) in the case of the representations and warranties qualified as to materiality, in all respects and (B) otherwise, in all material respects, in each case on and as of such date, except in the case of any such representation and warranty that expressly relates to an earlier date, in which case such representation and warranty shall be so true and correct on and as of such earlier date, and (ii) no Default or Event of Default shall have occurred and be continuing or would result therefrom.
(k)Term Credit Agreement. The Term Credit Agreement shall have been executed and delivered by Holdings, the Borrower and the other parties thereto and shall have become effective in accordance with its terms and the aggregate amount of term loans funded thereunder shall be not more than $300,000,000.
(l)Fees and Expenses. The Borrower shall have paid to KBCM, the Administrative Agent and the Lenders all fees and expenses (including legal fees and expenses) and other amounts due and payable on or prior to the Closing Date pursuant to the Credit Documents or separate agreements entered into by the Borrower, KBCM and the Administrative Agent, in each case to the extent invoiced at least three Business Days prior to the Closing Date.
(m)Letter of Direction. If any Revolving Loans are to be made on the Closing Date, the Administrative Agent shall have received a duly executed letter of direction from the Borrower addressed to the Administrative Agent, on behalf of itself and the Lenders, directing the disbursement on the Closing Date of the proceeds of the Revolving Loans to be made on such date.
(n)PATRIOT Act and Related Matters. At least three Business Days prior to the Closing Date, the Lenders shall have received all documentation and other information in respect of the Borrower and each Subsidiary required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the PATRIOT Act, that shall have been requested in writing (which may be by e-mail) at least ten Business Days prior to the Closing Date, and a Beneficial Ownership Certification from the Borrower and each other Credit Party, if any, that is a “legal entity customer” under the Beneficial Ownership Regulation.

Notwithstanding the foregoing, solely with respect to the matters expressly identified on Schedule 5.14, the satisfaction by the Credit Parties of the foregoing conditions shall not be required on the Closing Date, and shall not be a condition to the making of the Credit Extension on the Closing Date, but instead shall be required to be completed pursuant to Section 5.14.

The Administrative Agent shall notify Holdings, the Borrower, the Lenders and the Issuing Banks of the Closing Date, and such notice shall be conclusive and binding.

3.2.Each Credit Extension. The obligation of each Lender and each Issuing Bank to make any Credit Extension on the Closing Date and of each Revolving Lender and each Issuing Bank to make any Credit Extension (other than the making of a Protective Advance) after the Closing Date is subject to the satisfaction (or waiver in accordance with Section 10.5) of the following conditions precedent:
(a)the Administrative Agent and, in the case of any issuance, amendment or extension (other than an automatic extension permitted under Section 2.3(a)) of any Letter of Credit, the applicable Issuing Bank shall have received a fully completed and executed Funding Notice or Issuance Notice, as the case may be;

(b)the representations and warranties of each Credit Party set forth in the Credit Documents shall be true and correct (i) in the case of the representations and warranties qualified as to materiality, in all respects and (ii) otherwise, in all material respects, in each case on and as of such date, except in the case of any such representation and warranty that expressly relates to an earlier date, in which case such representation and warranty shall be so true and correct on and as of such earlier date; and
(c)at the time of and immediately after giving effect to such Credit Extension, no Default or Event of Default shall have occurred and be continuing or would result therefrom.

On the date of any such Credit Extension (other than the making of a Protective Advance), the Borrower shall be deemed to have represented and warranted that the conditions specified in Sections 3.2(b) and 3.2(c) have been satisfied and that, after giving effect to such Credit Extension, the Total Utilization of Revolving Commitments (or any component thereof) shall not exceed the maximum amount thereof (or the maximum amount of any such component) specified in Section 2.1(a), 2.3(a) or 2.26(a).

SECTION 4.REPRESENTATIONS AND WARRANTIES

In order to induce the Agents, the Lenders and the Issuing Banks to enter into this Agreement and to make each Credit Extension to be made by it hereunder, each Credit Party represents and warrants to each Agent, each Lender and each Issuing Bank on the Closing Date and on each other date as and to the extent required pursuant to this Agreement or any other Credit Document as follows:

4.1.Organization; Requisite Power and Authority; Qualification. Holdings, the Borrower and each Restricted Subsidiary (a) is (i) duly organized and validly existing, and (ii) in good standing under the laws of its jurisdiction of organization, (b) has all requisite power and authority (i) to own and operate its properties and to carry on its business and operations as now conducted, (ii) in the case of any Credit Party, to execute and deliver the Credit Documents to which it is a party and (iii) in the case of any Credit Party, to perform its obligations under each Credit Document to which it is a party and (c) is qualified to do business and in good standing under the laws of every jurisdiction where its assets are located or where such qualification is necessary to carry out its business and operations, except, in each case referred to in clauses (a) (other than with respect to the Borrower), (b)(i) and (c), where the failure so to be or so to have, individually or in the aggregate, has not had and could not reasonably be expected to have a Material Adverse Effect.
4.2.Equity Interests and Ownership. Schedule 4.2 sets forth, as of the Closing Date, the name and jurisdiction of organization of, and the percentage of each class of Equity Interests owned by Holdings, the Borrower or any other Subsidiary in, (a) each Subsidiary and (b) each joint venture and other Person in which Holdings, the Borrower or any other Subsidiary owns any Equity Interests, and identifies each Designated Subsidiary and each Material Subsidiary. The Equity Interests owned by any Credit Party in any Restricted Subsidiary have been duly authorized and validly issued and, to the extent such concept is applicable, are fully paid and non-assessable.
4.3.Due Authorization. The execution, delivery and performance by each Credit Party of each Credit Document to which such Credit Party is a party, the creation of the Liens provided for in the Collateral Documents and, in the case of the Borrower, the borrowing of Loans and the use of the proceeds thereof, have been duly authorized by all necessary corporate or other organizational and, if required, stockholder or other equityholder action on the part of such Credit Party.
4.4.No Conflict. The execution, delivery and performance by each Credit Party of each Credit Document to which such Credit Party is a party, the creation of the Liens provided for in the

Collateral Documents and, in the case of the Borrower, the borrowing of Loans and the use of the proceeds thereof, do not and will not (a) violate any applicable law, including any order of any Governmental Authority, except to the extent any such violation, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, (b) violate the Organizational Documents of any Credit Party, (c) violate or result (alone or with notice or lapse of time, or both) in a default under any Contractual Obligation of Holdings, the Borrower or any other Restricted Subsidiary, or give rise to a right thereunder to require any payment, repurchase or redemption to be made by Holdings, the Borrower or any other Restricted Subsidiary, or give rise to a right of, or result in, any termination, cancellation or acceleration or right of renegotiation of any obligation thereunder, except to the extent any such violation, default, right or result, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect or (d) except for Permitted Liens, result in or require the creation or imposition of any Lien on any asset of Holdings, the Borrower or any other Restricted Subsidiary.
4.5.Governmental Approvals. The execution, delivery and performance by each Credit Party of each Credit Document to which such Credit Party is a party, the creation of the Liens provided for in the Collateral Documents and, in the case of the Borrower, the borrowing of Loans and the use of the proceeds thereof, do not and will not require any registration with, consent or approval of, notice to, or other action by any Governmental Authority, except (a) such as have been obtained or made and are in full force and effect, (b) filings and recordings with respect to the Collateral necessary to perfect Liens created under the Credit Documents and (c) those registrations, consents, approvals, notices or other actions the failure of which to obtain or make, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.
4.6.Binding Obligation. Each Credit Document has been duly executed and delivered by each Credit Party that is a party thereto and is the legally valid and binding obligation of such Credit Party, enforceable against such Credit Party in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.
4.7.Historical Financial Statements; Projections. (a) The Historical Financial Statements were prepared in conformity with GAAP and present fairly, in all material respects, the consolidated financial position of Holdings and its Subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows of Holdings and its Subsidiaries for each of the periods then ended.
(b)The Projections have been prepared by the Borrower in good faith based upon assumptions that were believed by the Borrower to be reasonable at the time made, it being understood and agreed that the Projections are subject to significant uncertainties and contingencies, many of which are beyond the Borrower’s control, and are not a guarantee of financial performance and actual results may differ therefrom and such differences may be material.
4.8.No Material Adverse Change. Since December 31, 2020, there has been no event or condition that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
4.9.Adverse Proceedings. There are no Adverse Proceedings that (a) individually or in the aggregate could reasonably be expected to have a Material Adverse Effect or (b) in any manner question the validity or enforceability of any of the Credit Documents.
4.10.Payment of Taxes. Except as otherwise permitted under Section 5.3, all Tax returns and reports of Holdings, the Borrower and the other Restricted Subsidiaries required to be filed by any of them have been timely filed, and all Taxes shown on such Tax returns to be due and payable, and all assessments, fees and other governmental charges upon Holdings, the Borrower and the other Restricted Subsidiaries and upon their properties, income, businesses and franchises that are due and payable, have been paid when due and payable, except (a) Taxes, assessments, fees and other governmental charges that are being contested in good faith by appropriate proceedings and for which Holdings, the Borrower or such other Restricted Subsidiary, as applicable, has set aside on its books reserves with respect thereto to the extent required by GAAP or (b) to the extent that the failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
4.11.Properties. (a) Title. Holdings, the Borrower and each other Restricted Subsidiary has (i) good, sufficient and marketable title to (in the case of fee interests in real property), (ii) valid leasehold interests in (in the case of leasehold interests in real or personal property), (iii) valid licensed rights in (in the case of licensed interests in Intellectual Property) and (iv) good title to (in the case of all other personal property) all of their assets reflected in the Historical Financial Statements or, after the first delivery thereof, in the consolidated financial statements most recently delivered pursuant to Section 5.1, in each case except (A) for assets disposed of since the date of such financial statements in the ordinary course of business or as otherwise permitted by this Agreement, (B) for Permitted Liens and (C) where the failure to have such title, leasehold or other interest, individually or in the aggregate, has not had and could not reasonably be expected to have a Material Adverse Effect.
(b)Intellectual Property. Holdings, the Borrower and each other Restricted Subsidiary owns, or is licensed to use, all Intellectual Property that is necessary for the conduct of its business as currently conducted, and without conflict with the rights of any other Person, except to the extent any such conflict, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. No Intellectual Property used by Holdings, the Borrower or any other Restricted Subsidiary in the operation of its business infringes upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. No claim or litigation regarding any Intellectual Property owned or used by Holdings, the Borrower or any other Restricted Subsidiary is pending or, to the knowledge of Holdings or the Borrower, threatened in writing against Holdings, the Borrower or any other Restricted Subsidiary that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.
4.12.Environmental Matters. Except as has not had and could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (a) each of Holdings, the Borrower and the other Restricted Subsidiaries are, and have been, in compliance with all Environmental Laws, (b) none of Holdings, the Borrower, any other Restricted Subsidiary or any of their respective Facilities or operations is subject to any outstanding written order, consent decree or settlement agreement with any Person relating to or arising out of any Environmental Law or any Hazardous Materials Activity and none of Holdings, the Borrower or any other Restricted Subsidiary has received any written notice, letter or request for information alleging any liability or obligation under Environmental Law, including under Section 104 of the Comprehensive Environmental Response, Compensation, and Liability Act (42 USC. § 9604) or any comparable state law, (c) there has been no Release of any Hazardous Materials on, at, under or from any property owned, leased or operated (and, to the knowledge of Holdings or the Borrower, formerly owned, leased or operated) by Holdings, the Borrower or any other Restricted Subsidiary and (d) to the knowledge of Holdings or the Borrower, there are and have been no conditions, occurrences or Hazardous Materials Activities that could reasonably be expected to form the basis of an Environmental Claim against Holdings, the Borrower or any other Restricted Subsidiary.
4.13.No Defaults. No Default or Event of Default has occurred and is continuing.

4.14.Governmental Regulation. None of the Credit Parties is or is required to be registered as an “investment company” as such term is defined in the Investment Company Act of 1940.
4.15.Federal Reserve Regulations. (a) None of Holdings, the Borrower or any other Restricted Subsidiary is engaged principally, or as one of its primary activities, in the business of extending credit for the purpose of buying or carrying Margin Stock.
(b)No portion of the proceeds of any Credit Extension will be used in any manner, whether directly or indirectly, that causes or could reasonably be expected to cause such Credit Extension or the application of such proceeds to violate Regulation U or Regulation X or any other regulation of the Board of Governors.
4.16.Employee Matters. None of Holdings, the Borrower or any other Restricted Subsidiary is engaged in any unfair labor practice that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. Except as could not reasonably be expected to have a Material Adverse Effect, there is (a) no unfair labor practice complaint pending or, to the knowledge of Holdings or the Borrower, threatened in writing against Holdings, the Borrower or any other Restricted Subsidiary before the National Labor Relations Board, (b) no grievance or arbitration proceeding arising out of or under any collective bargaining agreement that is pending or, to the knowledge of Holdings or the Borrower, threatened in writing against Holdings, the Borrower or any other Restricted Subsidiary, (c) no strike, lockout or work stoppage in existence or, to the knowledge of Holdings or the Borrower, threatened in writing involving Holdings, the Borrower or any other Restricted Subsidiary and (d) to the knowledge of Holdings or the Borrower, no union organizing activity exists or is taking place with respect to the employees of Holdings, the Borrower or any other Restricted Subsidiary.
4.17.Employee Benefit Plans. Holdings, the Borrower and each other Restricted Subsidiary is in compliance with all applicable provisions and requirements of ERISA and the Internal Revenue Code and the regulations with respect to each Employee Benefit Plan, and has performed all its obligations under each Employee Benefit Plan, except where such failure to comply or perform, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. No liability to the PBGC (other than required premium payments) with respect to any Pension Plan has been or is expected to be incurred by Holdings, the Borrower, any other Restricted Subsidiary or any of their respective ERISA Affiliates, except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No ERISA Event has occurred or is reasonably expected to occur that, alone or together with any other ERISA Events that have occurred or are reasonably expected to occur, could reasonably be expected to have a Material Adverse Effect. The present value of the aggregate benefit liabilities under each Pension Plan (determined as of the end of the most recent plan year on the basis of the actuarial assumptions specified for funding purposes in the most recent actuarial valuation for such Pension Plan), did not exceed the aggregate current value of the assets of such Pension Plan by an amount that could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. As of the most recent valuation date for each Multiemployer Plan for which the actuarial report is available, the potential liability of Holdings, the Borrower, the other Restricted Subsidiaries and their respective ERISA Affiliates for a complete withdrawal from such Multiemployer Plan (within the meaning of Section 4203 of ERISA), when aggregated with such potential liability for a complete withdrawal from all Multiemployer Plans, could not reasonably be expected to have a Material Adverse Effect. Holdings, the Borrower, each other Restricted Subsidiary and each of their respective ERISA Affiliates has complied with the requirements of Section 515 of ERISA with respect to each Multiemployer Plan and is not in material “default” (as defined in Section 4219(c)(5) of ERISA) with respect to payments to a Multiemployer Plan, except where such failure to comply or such default, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

4.18.Solvency. On the Closing Date (after giving effect to the borrowing of Revolving Loans, if any, and the other Transactions to occur on such date), Holdings, the Borrower and the other Restricted Subsidiaries, on a consolidated basis, are Solvent.
4.19.Compliance with Laws. Holdings, the Borrower and each other Restricted Subsidiary is in compliance with all applicable laws, including all orders and other restrictions imposed by any Governmental Authority, in respect of the conduct of its business and the ownership and operation of its properties (including compliance with all Environmental Laws), except where such failure to comply, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.
4.20.Disclosure. As of the Closing Date, none of the documents or certificates or any other written information (other than financial projections, estimates, forecasts and information of a general economic or industry-specific nature) provided by or on behalf of Holdings, the Borrower or the other Subsidiaries to any Arranger, Agent or Lender in connection with the negotiation of or pursuant to this Agreement or any other Credit Document or otherwise in connection with the transactions contemplated hereby or thereby, taken as a whole, contains any untrue statement of a material fact or omits or will omit, when furnished, to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements were made (after giving effect to all supplements and updates thereto delivered to the Arrangers prior to the Closing Date). The financial projections, forecasts, budgets and other forward-looking information provided by or on behalf of Holdings, the Borrower or the other Subsidiaries to any Arranger, Agent or Lender in connection with the negotiation of or pursuant to this Agreement or any other Credit Document or otherwise in connection with the transactions contemplated hereby or thereby were prepared in good faith based upon estimates and assumptions believed by the Borrower to be reasonable at the time such information was furnished to such Arranger, Agent or Lender (it being understood and agreed that financial projections, estimates and forecasts are subject to significant uncertainties and contingencies, many of which are beyond the Borrower’s control, are not a guarantee of financial performance, actual results may differ therefrom and such differences may be material).
4.21.Collateral Matters. (a) The Pledge and Security Agreement, upon execution and delivery thereof by the parties thereto, will create in favor of the Collateral Agent, for the benefit of the Secured Parties, a valid and enforceable security interest in the Collateral (as defined therein) and (i) when the Collateral (as defined therein) constituting certificated securities (as defined in the UCC) is delivered to the Collateral Agent, together with instruments of transfer duly endorsed in blank, the security interest created under the Pledge and Security Agreement will constitute a fully perfected security interest in all right, title and interest of the pledgors thereunder in such Collateral, prior and superior in right to any other Person, but subject to Permitted Liens, and (ii) when financing statements in appropriate form are filed in the applicable filing offices, the security interest created under the Pledge and Security Agreement will constitute a fully perfected security interest in all right, title and interest of the Credit Parties in the remaining Collateral (as defined therein) to the extent perfection can be obtained by filing UCC financing statements, prior and superior in right to any other Person, but subject to Permitted Liens.
(b)Each Mortgage, upon execution and delivery thereof by the parties thereto, will create in favor of the Collateral Agent, for the benefit of the Secured Parties, a legal, valid and enforceable security interest in all the applicable mortgagor’s right, title and interest in and to the Real Estate Asset subject thereto and the proceeds thereof (except as such enforceability may be limited by Debtor Relief Laws and general principles of equity), and when the Mortgages have been filed in the jurisdictions specified therein, the Mortgages will constitute fully perfected security interests in all right, title and interest of the mortgagors in the Real Estate Assets subject thereto and the proceeds thereof, prior and superior in right to any other Person, but subject to the Permitted Liens.

(c)Upon the recordation of the Intellectual Property Security Agreements with the United States Patent and Trademark Office or the United States Copyright Office, as applicable, and the filing of the financing statements referred to in Section 4.21(a), the security interest created under the Pledge and Security Agreement will constitute a fully perfected security interest in all right, title and interest of the Credit Parties in the Intellectual Property in which a security interest may be perfected by filing in the United States Patent and Trademark Office or United States Copyright Office, in each case prior and superior in right to any other Person, but subject to Permitted Liens (it being understood that subsequent recordings in the United States Patent and Trademark Office or the United States Copyright Office may be necessary to perfect a security interest in such Intellectual Property acquired by the Credit Parties after the Closing Date).
(d)Each Collateral Document, other than any Collateral Document referred to in the preceding paragraphs of this Section 4.21, upon execution and delivery thereof by the parties thereto and the making of the filings and taking of the other actions provided for therein, will be effective under applicable law to create in favor of the Collateral Agent, for the benefit of the Secured Parties, a valid and enforceable security interest in the Collateral subject thereto (except as such enforceability may be limited by Debtor Relief Laws and general principles of equity), and will constitute a fully perfected security interest in all right, title and interest of the Credit Parties in the Collateral subject thereto, prior and superior to the rights of any other Person, but subject to Permitted Liens.
(e)Notwithstanding anything in this Agreement (including this Section 4.21) or in any other Credit Document to the contrary, none of Holdings, the Borrower nor any other Restricted Subsidiary makes, or shall be deemed to have made, any representation or warranty as to (i) the perfection or non-perfection, the priority or the enforceability of any security interest in any Collateral consisting of Equity Interests in any Foreign Subsidiary, or as to the rights and remedies of the Collateral Agent or any Secured Party with respect thereto under any foreign law, (ii) the creation of any security interest, or the perfection or non-perfection, the priority or the enforceability of any security interest, in each case, to the extent such security interest or perfection is expressly not required pursuant to the Collateral and Guarantee Requirement or (iii) on the Closing Date and until required pursuant to the penultimate paragraph of Section 3.1, the creation of any security interest, or the perfection or non-perfection, priority or enforceability of any security interest that is expressly not required to be created or in effect on the Closing Date pursuant to such paragraph.
4.22.Insurance. Schedule 4.22 sets forth, as of the Closing Date, a true and complete description of all property damage, machinery breakdown, business interruption and liability insurance maintained by or on behalf of Holdings, the Borrower and the other Restricted Subsidiaries.
4.23.Sanctioned Persons; Anti-Corruption Laws; PATRIOT Act. (a) None of Holdings, the Borrower or any of the other Restricted Subsidiaries or, to the knowledge of Holdings or the Borrower, any of their respective directors, officers, employees, agents, advisors or Affiliates is subject to any sanctions or economic embargoes administered or enforced by the United States Department of State or the United States Department of Treasury (including OFAC), the United Nations Security Council, the European Union, Her Majesty’s Treasury of the United Kingdom or any other applicable sanctions authority (collectively, “Sanctions”, and the associated laws, rules, regulations and orders, collectively, “Sanctions Laws”). Each of Holdings, the Borrower and the other Restricted Subsidiaries and, to the knowledge of Holdings and the Borrower, their respective directors, officers, employees, agents, advisors and Affiliates is in compliance, in all material respects, with (i) all Sanctions Laws and (ii) the PATRIOT Act and any other applicable anti-terrorism and money laundering laws, rules, regulations and orders.

(b)Each of Holdings, the Borrower and the other Restricted Subsidiaries and, to the knowledge of Holdings and the Borrower, their respective directors, officers, employees, agents, advisors and Affiliates is in compliance, in all material respects, with the United States Foreign Corrupt Practices Act of 1977, the Bribery Act 2010 of the United Kingdom and any other applicable anti-bribery or anti-corruption laws, rules, regulations and orders (collectively, “Anti-Corruption Laws”).
(c)No part of the proceeds of the Loans or Letters of Credit  will be used, directly or indirectly, (i) for the purpose of financing any activities or business of or with any Person or in any country or territory that at such time is the subject of any Sanctions, (ii) for any payments to any governmental official or employee, political party, official of a political party, candidate for political office or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of any Anti-Corruption Law or (iii) in any manner that would result in the violation of any Sanctions Laws applicable to any party hereto.
4.24.Borrowing Base Certificate. The information set forth in each Borrowing Base Certificate is true and correct in all material respects and has been prepared in accordance with the requirements of this Agreement. The Accounts that are identified by the Borrower as Eligible Investment Grade Accounts or Eligible Other Accounts, and the Inventory that are identified by the Borrower as Eligible On-Hand Inventory or Eligible In-Transit Inventory, in each Borrowing Base Certificate submitted to the Administrative Agent, at the time of submission, comply in all material respects with the criteria (other than any Administrative Agent discretionary criteria) set forth in the definition of Eligible Investment Grade Accounts, Eligible Other Accounts, Eligible On-Hand Inventory or Eligible In-Transit Inventory, respectively.
SECTION 5.AFFIRMATIVE COVENANTS

Until the Commitments shall have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit shall have expired, been terminated and the Letter of Credit Usage shall have been reduced to zero, each Credit Party covenants and agrees with the Agents, the Lenders and the Issuing Banks that:

5.1.Financial Statements and Other Reports. The Borrower will deliver to the Administrative Agent and, where applicable, to the Lenders:
(a)Annual Financial Statements. As soon as available, and in any event within 90 days after the end of each Fiscal Year (or, so long as the Parent Company is subject to the periodic reporting obligations under the Exchange Act, by the date that the Annual Report on Form 10-K of the Parent Company for such Fiscal Year would be required to be filed under the rules and regulations of the SEC, giving effect to any automatic extension available thereunder for the filing of such form), the consolidated balance sheet of Holdings and its Subsidiaries as of the end of such Fiscal Year and the related consolidated statements of operations, comprehensive (loss) income, equity and cash flows of Holdings and its Subsidiaries for such Fiscal Year, setting forth in each case in comparative form the corresponding figures for the previous Fiscal Year, together with a report thereon of KPMG LLP or another independent registered public accounting firm of recognized national standing (which report shall not contain a “going concern” or like qualification, exception or emphasis (other than a “going concern” or like qualification, exception or emphasis resulting solely from an upcoming maturity date of any Indebtedness or a prospective or actual non-compliance with any financial ratio or financial test with respect to any other Indebtedness) or any qualification, exception or emphasis as to the scope of audit), and shall state that such consolidated financial statements present fairly, in all material respects, the consolidated financial position of Holdings and its Subsidiaries as of the dates indicated and the consolidated results of operations and cash flows of Holdings and its Subsidiaries for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except as otherwise disclosed in such financial statements) and that the examination by such accounting firm in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards);
(b)Quarterly Financial Statements. As soon as available, and in any event within 45 days after the end of each of the first three Fiscal Quarters of each Fiscal Year (or, so long as the Parent Company is subject to the periodic reporting obligations under the Exchange Act, by the date that the Quarterly Report on Form 10-Q of the Parent Company for such Fiscal Quarter would be required to be filed under the rules and regulations of the SEC, giving effect to any automatic extension available thereunder for the filing of such form), the consolidated balance sheet of Holdings and its Subsidiaries as of the end of such Fiscal Quarter and the related consolidated statements of operations, comprehensive (loss) income, equity and cash flows of Holdings and its Subsidiaries for such Fiscal Quarter (in the case of such statements of operations and comprehensive income) and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter, setting forth in each case in comparative form the corresponding figures for the corresponding periods of (or, in the case of the balance sheet, as of the end of) the previous Fiscal Year, together with a Financial Officer Certification with respect thereto;
(c)Forecasts. Together with each delivery of the consolidated financial statements of Holdings and its Subsidiaries pursuant to Section 5.1(a), the forecasted consolidated balance sheets of Holdings and its Subsidiaries and the related consolidated statements of (loss) income and cash flows of Holdings and its Subsidiaries for each Fiscal Quarter of the upcoming Fiscal Year, including the projected Quarterly Average Excess Availability and Quarterly Average Facility Utilization for such time periods, in each case in reasonable detail (including an explanation of the assumptions on which such forecasts are based), representing the forecasts of Holdings for each such Fiscal Quarter, and certified by a Financial Officer of the Borrower as being prepared in good faith on the basis of the assumptions stated therein (which are believed by the Borrower to be reasonable at the time such forecasted information is furnished), together with such supporting schedules and information as the Administrative Agent from time to time may reasonably request;
(d)Compliance Certificate and Unrestricted Subsidiary Reconciliation Statements. Together with each delivery of the consolidated financial statements of Holdings and its Subsidiaries pursuant to Section 5.1(a) or 5.1(b), a completed Compliance Certificate (which shall (i) include a reasonably detailed computation of (A) the Fixed Charge Coverage Ratio for the Test Period ended as of the date of such financial statements (without regard to whether the Financial Covenant is then applicable) and (B) the Quarterly Average Excess Availability and Quarterly Average Facility Utilization for the Test Period ended as of the date of such financial statements and (ii) state whether any change in the historical accounting practices, systems or reserves of Holdings, the Borrower and the other Restricted Subsidiaries, where such change could reasonably be expected to affect in any material respect the calculation of the Borrowing Base, has occurred and, if any such change has occurred, specifying the effect of such change on the calculations of the Borrowing Base) executed by a Financial Officer of the Borrower and, if any Subsidiary shall be an Unrestricted Subsidiary, with respect to each such financial statement an Unrestricted Subsidiary Reconciliation Statement (which may be in a footnote form), which shall be accompanied by a Financial Officer Certification;
(e)Statements of Reconciliation after Change in Accounting Principles. If, as a result of any change in GAAP or in the application thereof since the date of the most recent balance sheet delivered pursuant to Section 5.1(a) or 5.1(b) (or, prior to the first such delivery, since the date of the most recent balance sheet included in the Historical Financial Statements), the consolidated financial statements of Holdings and its Subsidiaries delivered pursuant to Section 5.1(a) or 5.1(b) will differ in any material respect from the consolidated financial statements that would have been delivered pursuant to such Section had no such change occurred, then, together with the first delivery of such financial statements after such change, one or more statements of reconciliation specifying in reasonable detail the effect of such change on such financial statements, including those for the prior period;
(f)Notice of Material Events. Promptly upon any Authorized Officer of Holdings or the Borrower obtaining knowledge of any event or condition set forth below, a certificate of an Authorized Officer of the Borrower setting forth the details of such event or condition and any action Holdings, the Borrower or any other Restricted Subsidiary has taken, is taking or proposes to take with respect thereto:
(i)the occurrence of any Default or Event of Default;
(ii)any event or condition that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; or
(iii)the occurrence of, or receipt by Holdings, the Borrower or any other Restricted Subsidiary of any written notice claiming the occurrence of, any breach or default by Holdings, the Borrower or any other Restricted Subsidiary under any lease or other agreement relating to any location leased by Holdings, the Borrower or any other Restricted Subsidiary, or any third party warehouse or bailee arrangement, in each case on, in or with which Inventory having an aggregate Cost of $12,500,000 or more is located.
(g)Notice of Adverse Proceedings. Promptly upon any Authorized Officer of Holdings or the Borrower obtaining knowledge of (i) any Adverse Proceeding that could reasonably be expected to have a Material Adverse Effect or that in any manner questions the validity or enforceability of any of the Credit Documents or (ii) any material and adverse development in any Adverse Proceeding referred to in clause (i) above, in each case where such development has not previously been disclosed in writing by the Borrower to the Administrative Agent and the Lenders, a certificate of an Authorized Officer of the Borrower setting forth the details of such Adverse Proceeding or development;
(h)ERISA.  Promptly upon any officer of Holdings or the Borrower obtaining knowledge of the occurrence of or of forthcoming occurrence of any ERISA Event that could reasonably be expected to have a Material Adverse Effect;
(i)Information Regarding Credit Parties. Prompt (and in any event within 60 days (or such longer period as the Administrative Agent may agree to in writing) of the occurrence of the relevant change) written notice of any change in (i) any Credit Party’s legal name, as set forth in its Organizational Documents, (ii) any Credit Party’s form of organization, (iii) any Credit Party’s jurisdiction of organization, (iv) the location of the chief executive office of any Credit Party or (v) any Credit Party’s Federal Taxpayer Identification Number or state organizational identification number;
(j)Collateral Verification. Together with each delivery of the consolidated financial statements of Holdings and its Subsidiaries pursuant to Section 5.1(a), a completed Supplemental

Collateral Questionnaire executed by an Authorized Officer of the Borrower, together with all attachments contemplated thereby;
(k)Filed or Distributed Information. Promptly upon their becoming available, copies of (i) all financial statements, reports, notices and proxy statements sent or made available generally by Holdings to its security holders acting in such capacity or by any Restricted Subsidiary to its security holders other than Holdings, the Borrower or another Restricted Subsidiary, (ii) all regular and periodic reports and all registration statements and prospectuses, if any, filed by Holdings, the Borrower or any other Restricted Subsidiary with any securities exchange or with the SEC or any Governmental Authority performing similar functions and (iii) all press releases and other statements made available generally by Holdings, the Borrower or any other Restricted Subsidiary to the public concerning material developments in the business of Holdings, the Borrower or any other Restricted Subsidiary;
(l)Borrowing Base Reports. (i) As soon as available, but in any event within 20 Business Days (or during any Weekly Reporting Period, by Wednesday of each calendar week (or the next Business Day if any Wednesday is not a Business Day)) after each Borrowing Base Reporting Date, a completed Borrowing Base Certificate calculating and certifying the Borrowing Base as of such Borrowing Base Reporting Date, in each case signed by a Financial Officer of the Borrower and accompanied by the supporting documentation required in connection therewith (it being further agreed that the Borrower may elect to, but shall not be required to, deliver a completed Borrowing Base Certificate complying with this clause, together with the other documentation referred to in this clause, more frequently so long as the Borrower maintains such frequency for a period of at least 30 days following such election); and
(ii)As soon as available, but in any event by the times set forth therefor in Schedule 5.1, the financial and collateral reports described on Schedule 5.1, in each case in form and detail reasonably satisfactory to the Administrative Agent;
(m)USA PATRIOT Act. Promptly (and in any event within five Business Days) following any request therefor, such information and documentation as the Administrative Agent or any Lender may reasonably request, which information or documentation is required by regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act; and
(n)Other Information. Promptly after any request therefor, such other information regarding the business, operations, assets, liabilities (including contingent liabilities) and financial condition of Holdings, the Borrower or any other Subsidiary, or regarding the Borrowing Base or any component thereof, or compliance with the terms of any Credit Document, as the Administrative Agent, the Collateral Agent or any Lender (through the Administrative Agent) may reasonably request.

Notwithstanding the foregoing, the obligations under clauses (a) and (b) of this Section may be satisfied with respect to financial information of Holdings and its consolidated Subsidiaries by furnishing (i) the applicable consolidated financial statements of the Parent Company or (ii) the Parent Company’s annual or quarterly reports, as applicable, filed with the SEC; provided that, with respect to each of clauses (i) and (ii), (A) such information is accompanied by a reasonably detailed reconciliation reflecting such financial information for the Parent Company and its Subsidiaries, on the one hand, and Holdings and its Subsidiaries on a standalone basis, on the other hand, and (B) to the extent such information is in lieu of information required to be provided under Section 5.1(a), such materials are audited by and accompanied by a report thereon of KPMG LLP or another independent registered public accounting firm of recognized national standing (which report shall not contain a “going concern” or like qualification, exception or emphasis (other than a “going concern” or like qualification, exception or emphasis resulting solely from an upcoming maturity date of any Indebtedness or a prospective or actual non-compliance with any financial ratio or financial test with respect to any other Indebtedness) or any qualification, exception or emphasis as to the scope of audit) and shall state that such consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Parent Company and its Subsidiaries as of the dates indicated and the consolidated results of operations and cash flows of the Parent Company and its Subsidiaries for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except as otherwise disclosed in such financial statements) and that the examination by such accounting firm in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards).

The Borrower and each Lender acknowledge that certain of the Lenders may be Public Lenders and, if documents or notices required to be delivered pursuant to this Section 5.1 or otherwise are being distributed through the Platform, any document or notice that the Borrower has indicated contains Private-Side Information will not be posted on the portion of the Platform that is designated for Public Lenders, provided that the Borrower shall make any disclosure required so that each Unrestricted Subsidiary Reconciliation Statement shall be suitable for distribution to Public Lenders. The Borrower agrees to clearly designate all information provided to any Agent by or on behalf of any Credit Party that contains only Public-Side Information, and by doing so shall be deemed to have represented that such information contains only Public-Side Information. If the Borrower has not indicated whether a document or notice delivered pursuant to this Section 5.1 contains Private-Side Information, the Administrative Agent reserves the right to post such document or notice solely on the portion of the Platform that is designated for Private Lenders.

Information required to be delivered pursuant to Section 5.1(a), 5.1(b) or 5.1(k) shall be deemed to have been delivered if such information, or one or more annual or quarterly reports containing such information, shall have been posted by the Administrative Agent on the Platform or shall be available on the website of the SEC at http://www.sec.gov or on the website of the Borrower (provided, in each case, that the Borrower has notified the Administrative Agent (including by e-mail) that such information is available on such website and, if requested by the Administrative Agent, shall have provided hard copies to the Administrative Agent). Information required to be delivered pursuant to this Section 5.1 may also be delivered by electronic communications pursuant to procedures approved by the Administrative Agent. Each Lender shall be solely responsible for timely accessing posted documents and maintaining its copies of such documents.

Notwithstanding anything to the contrary contained in this Section 5.1, none of Holdings, the Borrower or any other Restricted Subsidiary will be required to deliver any information (i) that constitutes non-financial trade secrets or non-financial proprietary information or (ii) or in respect of which disclosure to the Administrative Agent, the Collateral Agent or any Lender (A) is prohibited by applicable law or any obligations of confidentiality binding upon Holdings, the Borrower or any other Subsidiary or (B) would result in a waiver of any attorney-client privilege or attorney work product protection inuring to Holdings, the Borrower or another Subsidiary, provided that the Borrower shall notify the Administrative Agent promptly upon obtaining knowledge that such information is being withheld and, in the case of clause (ii)(A) above, Holdings, the Borrower and the other Subsidiaries shall use commercially reasonable efforts to communicate or permit the delivery, to the extent permitted, of the applicable information in a way that would not violate the applicable law or any such obligation of confidentiality.

5.2.Existence. Holdings, the Borrower and each other Restricted Subsidiary will at all times preserve and keep in full force and effect (a) its existence and (b) all rights, franchises, licenses and permits necessary for the ordinary conduct of the business of Holdings, the Borrower and the other

Restricted Subsidiaries; provided that (i) other than in the case of clause (a) above with respect to the Borrower, the foregoing shall not apply to the extent the failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect and (ii) the foregoing shall not prohibit any transaction permitted under Section 6.8.
5.3.Payment of Taxes. Holdings, the Borrower and each other Restricted Subsidiary will pay all Taxes imposed upon it or any of its properties prior to the time when any penalty or fine shall be incurred with respect thereto; provided that no such Tax need be paid if (a) it is being contested in good faith by appropriate proceedings promptly instituted and diligently conducted so long as an adequate reserve or other appropriate provision, as shall be required in conformity with GAAP, shall have been made therefor or (b) the failure to make such payment could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
5.4.Maintenance of Properties. (a) Holdings, the Borrower and each other Restricted Subsidiary will maintain or cause to be maintained in good repair, working order and condition, ordinary wear and tear and fire, casualty or condemnation excepted, all properties used or useful in the business of Holdings, the Borrower and the other Restricted Subsidiaries and from time to time will make or cause to be made all appropriate repairs, renewals and replacements thereof, in each case except where the failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Holdings, the Borrower and each other Restricted Subsidiary will take all actions reasonably necessary to protect all Intellectual Property used or useful in the business of Holdings, the Borrower and the other Restricted Subsidiaries, except in each case where the failure to take any such action, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.
5.5.Insurance. Holdings, the Borrower and the other Restricted Subsidiaries will maintain or cause to be maintained, with financially sound and reputable insurance companies, such public liability insurance, third-party property damage insurance, business interruption insurance and casualty insurance with respect to liabilities, losses or damage in respect of the assets and businesses of Holdings, the Borrower and the other Restricted Subsidiaries as may customarily be carried or maintained under similar circumstances by Persons of established reputation engaged in the same or similar businesses operating in the same or similar locations, in each case in such amounts (with no greater risk retention), covering such risks and otherwise on such terms and conditions as shall be customary for such Persons (in each case, in the good faith judgment of the Borrower). Without limiting the generality of the foregoing, Holdings, the Borrower and the other Restricted Subsidiaries will maintain or cause to be maintained, with financially sound and reputable insurance companies, flood insurance with respect to each Flood Hazard Property that is located in a community that participates in the Flood Program, in each case in compliance with any applicable regulations of the Board of Governors or other applicable law. Each such policy of insurance maintained by or on behalf of the Credit Parties shall (beginning on the date that is 90 days after the Closing Date (or on such later date as the Administrative Agent may agree to in writing)) (a) in the case of liability insurance policies (other than workers’ compensation and other policies for which such endorsements are not customary), name the Collateral Agent, for the benefit of the Secured Parties, as an additional insured thereunder, and (b) in the case of business interruption and casualty insurance policies, contain a customary lender’s loss payable endorsement, reasonably satisfactory in form and substance to the Collateral Agent, that names the Collateral Agent, for the benefit of the Secured Parties, as a lender loss payee thereunder, and use commercially reasonable efforts to provide that it shall not be cancelled or not renewed (i) by reason of nonpayment of premium upon not less than 10 days’ prior written notice thereof by the insurer to the Collateral Agent (giving the Collateral Agent the right to cure defaults in the payment of premiums) or (ii) for any other reason upon not less than 30 days’ (or, in each case, such shorter number of days as may be agreed to by the Collateral Agent or as may be the maximum number of days permitted by applicable law) prior written notice thereof by the insurer to the Collateral Agent.

5.6.Books and Records; Inspections. Holdings, the Borrower and each other Restricted Subsidiary will keep proper books of record and accounts in which entries in conformity in all material respects with GAAP and applicable law are made of all dealings and transactions in relation to its business and activities. Holdings, the Borrower and each other Restricted Subsidiary will permit the Administrative Agent or any Lender (pursuant to a request made through the Administrative Agent) (or their authorized representatives) to visit and inspect any of its properties, to examine, copy and make extracts from its financial and accounting records and to discuss its business, operations, assets, liabilities (including contingent liabilities) and financial condition with its officers and independent registered public accounting firm, all upon reasonable notice and at such reasonable times during normal business hours and as often as may reasonably be requested; provided that, notwithstanding anything to the contrary contained in this Agreement (including Section 10.2), unless an Event of Default has occurred and is continuing, such visits and inspections shall be limited to not more than one visit and inspection (coordinated through the Administrative Agent) in any Fiscal Year and such visit and inspection shall be at the expense of the Borrower (it being agreed that during the continuance of an Event of Default, such visits and inspections are not limited in number or otherwise by this proviso and all such visits and inspections shall be at the expense of the Borrower). The Administrative Agent and the Lenders conducting any such visit or inspection shall give the Borrower a reasonable opportunity to participate in any discussions with the Borrower’s independent registered public accounting firm. Notwithstanding anything to the contrary in this Section 5.6, none of Holdings, the Borrower or any other Subsidiary will be required to disclose or permit the inspection, examination, copying or discussion of any document, information or other matter (i) that constitutes non-financial trade secrets or non-financial proprietary information or (ii) in respect of which disclosure to the Administrative Agent or any Lender (or their respective designees) (A) is prohibited by applicable law or any obligations of confidentiality binding upon Holdings, the Borrower or any other Subsidiary or (B) would result in a waiver of any attorney-client privilege or attorney work product protection inuring to Holdings, the Borrower or another Subsidiary, provided that the Borrower shall notify the Administrative Agent promptly upon obtaining knowledge that such information is being withheld and, in the case of clause (ii)(A) above, Holdings, the Borrower and the other Restricted Subsidiaries shall use commercially reasonable efforts to communicate or permit the inspection, examination, copying or discussion, to the extent permitted, of the applicable document, information or other matter in a way that would not violate the applicable law or any such obligation of confidentiality. This Section 5.6 shall not apply to field examinations relating to the computation of the Borrowing Base or appraisals of the Inventory included in the Borrowing Base, which shall be governed by Section 5.7.
5.7.Field Examinations and Inventory Appraisals. The Credit Parties will permit the Administrative Agent and any Persons designated by the Administrative Agent (including any consultants, accountants, appraisers and attorneys designated by the Administrative Agent) to conduct (a) field examinations of the books and records of the Borrower and the other Credit Parties relating to the Borrower’s computation of the Borrowing Base or any component thereof and the related practices and reporting and control systems and (b) appraisals of the Inventory included in the Borrowing Base, all upon reasonable notice and at reasonable times during normal business hours and as often as may reasonably be requested by the Administrative Agent; provided that, notwithstanding anything to the contrary contained in this Agreement (including Section 10.2), only one such field examination and only one such Inventory appraisal in any period of 12 consecutive months shall be conducted except (i) if a Specified Event of Default shall have occurred and be continuing, in which case any field examination and appraisals determined to be reasonably necessary by the Administrative Agent in its Permitted Discretion commenced during the continuance of such Specified Event of Default shall be at the expense of the Credit Parties, (ii) if Specified Excess Availability shall be less than 12.5% of the Line Cap for five consecutive Business Days, in which case one additional field examination and one additional appraisal may be conducted at the expense of the Credit Parties during the period of 12 consecutive months commencing on such day and (iii) the Administrative Agent may, in its Permitted Discretion, conduct one additional field examination and one additional Inventory appraisal during such period of 12 consecutive months at the sole expense of the

Lenders; provided further that, notwithstanding the foregoing, in the event that the Borrower shall have consummated any Acquisition or shall have designated any Unrestricted Subsidiary as a Restricted Subsidiary, the Borrower may request that the Administrative Agent conduct a field examination and an appraisal with respect to the Accounts and Inventory acquired by the Credit Parties as a result thereof or owned by such Restricted Subsidiary, and any such field examinations and appraisals shall be at the expense of the Credit Parties (and shall not be included for the purposes of any limitation on the number of field examinations or Inventory appraisals set forth in this Section 5.7). For purposes of this Section 5.7, it is understood and agreed that a single field examination and a single appraisal may be conducted at multiple relevant sites and involve one or more Credit Parties and their assets. All field examinations and appraisals shall be conducted by professionals (including appraisers) reasonably satisfactory to the Administrative Agent and conducted and prepared on a basis reasonably satisfactory to the Administrative Agent. The Credit Parties acknowledge that the Administrative Agent, after exercising its rights under this Section 5.7, may prepare and distribute to the Lenders certain Reports pertaining to the Credit Parties' assets for internal use by the Administrative Agent and the Lenders.
5.8.Compliance with Laws. Holdings, the Borrower and each other Restricted Subsidiary will comply with all applicable laws (including all Environmental Laws and all orders of any Governmental Authorities), except (a) in the case of Sanctions Laws, the PATRIOT Act and other applicable anti-terrorism and money laundering laws and Anti-Corruption Laws, where failure to comply, individually or in the aggregate, is not material, and (b) otherwise, where failure to comply, individually or in the aggregate, has not had and could not reasonably be expected to have a Material Adverse Effect.
5.9.Environmental Matters. (a) Environmental Disclosure. The Borrower will deliver to the Administrative Agent:
(i)as soon as practicable following receipt thereof, copies of all environmental audits, investigations, analyses and reports of any kind or character (whether prepared by personnel of Holdings, the Borrower or any other Restricted Subsidiary or by independent consultants, Governmental Authorities or any other Persons) with respect to significant environmental, health or safety conditions or compliance matters at any Facility or with respect to any Environmental Claims that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect;
(ii)promptly upon Holdings or the Borrower obtaining knowledge thereof, written notice describing in reasonable detail (A) any Release required to be reported to any Governmental Authority under any Environmental Laws, (B) any remedial action taken by the Borrower or any other Person in response to (1) any Hazardous Materials present or Released at any real property which presence, Release or remedial action could reasonably be expected to result in one or more Environmental Claims having, individually or in the aggregate, a Material Adverse Effect, or (2) any Environmental Claims that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, and (C) the Borrower’s discovery of any occurrence or condition on any real property adjoining or in the vicinity of any Facility that could cause such Facility or any part thereof to be subject to any material restrictions on the ownership, occupancy, transferability or use thereof under any Environmental Laws; and
(iii)as soon as practicable following the sending or receipt thereof by the Holdings, the Borrower or any other Restricted Subsidiary, a copy of any and all material written communications with respect to (A) any Environmental Claims that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, (B) any Release required to be reported to any Governmental Authority, and (C) any request for information from any Governmental Authority that suggests such Governmental Authority is investigating whether Holdings, the Borrower or any other Restricted Subsidiary may be potentially responsible for any Hazardous Materials Activity and which could reasonably be expected to have a Material Adverse Effect.
(b)Hazardous Materials Activities. Holdings and the Borrower will, and will cause each other Restricted Subsidiary to, take promptly any and all actions necessary to (i) cure any violation of Environmental Laws by Holdings, the Borrower or any other Restricted Subsidiary that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and (ii) make an appropriate response to any Environmental Claim against Holdings, the Borrower or any other Restricted Subsidiary and discharge any obligations it may have to any Person thereunder where failure to do so could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
5.10.Subsidiaries. If any Person becomes a Restricted Subsidiary of Holdings (or any Subsidiary of Holdings not theretofore a Designated Subsidiary becomes a Designated Subsidiary, including as a result of a designation of any Unrestricted Subsidiary as a Restricted Subsidiary or any Subsidiary becoming a Material Subsidiary), the Borrower will, as promptly as practicable, and in any event within 60 days (or such longer period as the Administrative Agent may agree to in writing), notify the Administrative Agent thereof and cause the Collateral and Guarantee Requirement to be satisfied with respect to such Restricted Subsidiary (if such Restricted Subsidiary is a Designated Subsidiary) and with respect to any Equity Interests in or Indebtedness of such Restricted Subsidiary owned by any Credit Party.
5.11.Material Real Estate Assets. The Borrower will, as promptly as practicable, and in any event within 90 days (or such longer period as the Administrative Agent may agree to in writing) furnish to the Administrative Agent written notice of the acquisition by any Credit Party of a Material Real Estate Asset after the Closing Date.
5.12.Further Assurances. Each Credit Party will execute any and all further documents, financing statements, agreements and instruments, and take any and all further actions (including the filing and recording of financing statements, fixture filings, mortgages, deeds of trust and other documents), that may be required under any applicable law, or that the Administrative Agent or the Collateral Agent may reasonably request, to cause the Collateral and Guarantee Requirement to be and remain satisfied at all times (to the extent applicable, subject to the grace periods set forth in Sections 5.10 and 5.11) or otherwise to effectuate the provisions of the Credit Documents, all at the expense of the Credit Parties. The Borrower will provide to the Administrative Agent and the Collateral Agent, from time to time upon reasonable request, evidence reasonably satisfactory to the Administrative Agent or the Collateral Agent, as applicable, as to the perfection and priority of the Liens created or intended to be created by the Collateral Documents.
5.13.Cash Management. On or prior to the date that is 120 days after the Closing Date (or such later date as may be agreed to by the Administrative Agent), the Borrower will utilize the Administrative Agent as the primary provider of its depository and cash management services, and establish and maintain the cash management systems described below:
(a)Lockbox. The Credit Parties will (i) establish lockbox (or check-scanning) and collection account arrangements with the Administrative Agent, on behalf of the Lenders (one or more lockbox accounts or collection accounts hereunder collectively referred to herein as the “Lockbox”), which shall be governed by the Master Agreement, and will request in writing and otherwise take such commercially reasonable steps to ensure that, during a Cash Dominion Period, each Account Debtor forwards all Collections from such Account Debtor directly to the Lockbox

(if any Credit Party neglects or refuses to notify any Account Debtor to remit all such Collections to the Lockbox, the Administrative Agent shall be entitled to make such notification), (ii) during a Cash Dominion Period, hold in trust for the Administrative Agent, all checks, Cash and other items of payment received by the Borrower, and (iii) during a Cash Dominion Period, not commingle any such Collections with any other funds or property of the Credit Parties, but will hold such funds separate and apart in trust for the Administrative Agent until deposit is made into the Cash Collateral Account.
(b)Cash Collateral Account. The Credit Parties will establish one or more Cash Collateral Accounts with the Administrative Agent, on behalf of the Lenders. During a Cash Dominion Period, all Collections from Account Debtors sent to the Lockbox shall be deposited directly on a daily basis, and in any event no later than the first Business Day after the date of receipt thereof, into the Cash Collateral Accounts in the identical form in which such Collections were made (except for any necessary endorsements) whether by Cash or check. All amounts deposited in the Cash Collateral Accounts from the Lockbox or any other source shall be under the sole and exclusive control of the Administrative Agent during a Cash Dominion Period. The Credit Parties shall have no interest in or control over such funds during a Cash Dominion Period. If the Cash Collateral Accounts hold funds at any time when (i) a Cash Dominion Period does not exist, or (ii) no Loans are outstanding (upon the written request of the Borrower), then the Administrative Agent shall transfer funds from the Cash Collateral Accounts to the Operating Account on a daily (Business Day) basis, for use by the Borrower, in its discretion, for purposes not prohibited by this Agreement. The Cash Collateral Account shall not be subject to any deduction, set off, banker’s lien or any other right in favor of any Person other than the Administrative Agent.
(c)Operating Accounts.  The Borrower will maintain, in its name or in the name of any other Credit Party, one or more Operating Accounts with the Administrative Agent, into which account the Administrative Agent shall, from time to time, deposit proceeds of the Revolving Loans and Swing Line Loans made to the Borrower for use by Holdings, the Borrower and the other Subsidiaries in accordance with the provisions of this Agreement and excess funds transferred from the Cash Collateral Accounts pursuant to Section 5.13(b). Unless otherwise agreed by the Administrative Agent and the Borrower, any Revolving Loan or Swing Line Loan requested by the Borrower and made under this Agreement shall be deposited into the Borrower’s Operating Account. During a Cash Dominion Period (unless there are no Loans outstanding), no Credit Party shall accumulate or maintain Cash in its Operating Account or payroll or other such accounts, as of any date of determination, in excess of checks outstanding against the Controlled Disbursement Account (or Controlled Disbursement Accounts) and other deposit accounts approved by the Administrative Agent (such as medical benefit accounts, flexible spending accounts and automated clearing house accounts) as of that date, and amounts necessary to meet minimum balance requirements.
(d)Controlled Disbursement Accounts. The Borrower will maintain in its name or in the name of any other Credit Party, one or more Controlled Disbursement Accounts with the Administrative Agent, on behalf of the Lenders. The Credit Parties may maintain more than one Controlled Disbursement Account. During a Cash Dominion Period, the Borrower will base requests for Revolving Loans and Swing Line Loans on, among other things, the daily balance of the Controlled Disbursement Account (or Controlled Disbursement Accounts). During a Cash Dominion Period, the Credit Parties will not, and will not cause or permit any other Credit Party, to maintain cash in any Controlled Disbursement Account, as of any date of determination, in excess of checks outstanding against such account as of that date, and amounts necessary to meet minimum balance requirements.

(e)Lockbox and Controlled Accounts. The Lockbox established pursuant to the Lockbox agreement and the Cash Collateral Accounts, the Operating Accounts and the Controlled Disbursement Accounts shall be Controlled Accounts, with all Cash, checks and other similar items of payment in such accounts securing payment of the Obligations.
(f)Costs of Collection. All reasonable costs of collection of the Accounts of the Credit Parties, including out-of-pocket expenses, administrative and record-keeping costs, reasonable attorneys’ fees, and all service charges and costs related to the establishment and maintenance of the Controlled Accounts shall be the sole responsibility of the Borrower, whether the same are incurred by the Administrative Agent or any Credit Party. The Credit Parties hereby indemnify and hold the Administrative Agent harmless from and against any loss or damage with respect to any deposits made in the Controlled Accounts that are dishonored or returned for any reason except losses or damages resulting from the gross negligence, bad faith or willful misconduct of the Administrative Agent or its Related Parties, as determined by a final, non-appealable judgment of a court of competent jurisdiction. If any deposits are dishonored or returned unpaid for any reason, the Administrative Agent, in its sole discretion, may charge the amount thereof against the Cash Collateral Accounts or any other Controlled Account of any Credit Party. The Administrative Agent shall not be liable for any loss or damage resulting from any error, omission, failure or negligence on the part of the Administrative Agent, except losses or damages resulting from (i) the gross negligence, bad faith or willful misconduct of the Administrative Agent or its Related Parties (as determined by a final, non-appealable judgment of a court of competent jurisdiction) or (ii) a material breach of the express obligations of the Administrative Agent or its Related Parties under the Credit Documents (as determined by a final, non-appealable judgment of a court of competent jurisdiction).
(g)Return of Funds. When all Obligations (excluding contingent obligations as to which no claim has been made and the Specified Hedge Obligations and Specified Cash Management Services Obligations) have been paid in full, all Commitments have terminated and no Letter of Credit shall be outstanding, (i) the Administrative Agent’s security interests and other rights in funds in the Controlled Accounts shall terminate, (ii) all rights to such funds shall revert to the Borrower, and (iii) the Administrative Agent will, at the Borrower’s expense, take such steps as the Borrower may reasonably request to evidence the termination of such security interests and to effect the return to the Borrower of such funds;
(h)Attorney-in-Fact to Endorse Documents. The Administrative Agent, or the Administrative Agent’s designated agent, is hereby constituted and appointed attorney-in-fact for each Credit Party with authority and power to endorse any and all instruments, documents, and chattel paper upon the failure of such Credit Party to do so. Such authority and power, being coupled with an interest, shall be (i) irrevocable until all Obligations (excluding contingent obligations as to which no claim has been made and the Specified Hedge Obligations and Specified Cash Management Services Obligations) have been paid in full, all Commitments have terminated and no Letter of Credit shall be outstanding, (ii) exercisable by the Administrative Agent at any time and without any request upon any Credit Party by the Administrative Agent to so endorse, and (iii) exercisable in the name of the Administrative Agent or any Credit Party. Each Credit Party hereby waives presentment, demand, notice of dishonor, protest, notice of protest, and any and all other similar notices with respect thereto, regardless of the form of any endorsement thereof. Neither the Administrative Agent nor any Lender shall be bound or obligated to take any action to preserve any rights therein against prior parties thereto.
5.14.Post-Closing Matters. Notwithstanding any provision herein or in any other Credit Document to the contrary, the Credit Parties shall satisfy each of the requirements set forth on

Schedule 5.14 on or before the date specified therein (or such later date as may be agreed to by the Administrative Agent).  All conditions precedent, covenants and representations and warranties contained in this Agreement and the other Credit Documents shall be deemed modified to the extent necessary to permit the taking of the actions described on Schedule 5.14 within the time periods required therein (or such later date as may be agreed to by the Administrative Agent), rather than as elsewhere provided in the Credit Documents.
SECTION 6.NEGATIVE COVENANTS

Until the Commitments shall have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit shall have expired or been terminated and the Letter of Credit Usage shall have been reduced to zero, each Credit Party covenants and agrees with the Agents, the Lenders and the Issuing Banks that:

6.1.Indebtedness. None of Holdings, the Borrower or any other Restricted Subsidiary will, directly or indirectly, incur or remain liable with respect to any Indebtedness, except:
(a)the Indebtedness created under the Credit Documents (including pursuant to Section 2.23, 2.24 or 2.25);
(b)Indebtedness of Holdings, the Borrower or any other Restricted Subsidiary owing to the Borrower or any other Restricted Subsidiary; provided that (i) such Indebtedness shall not have been transferred to any Person other than Holdings, the Borrower or any other Restricted Subsidiary and (ii) such Indebtedness owing by any Credit Party to a Restricted Subsidiary that is not a Credit Party shall be unsecured and subordinated in right of payment to the payment in full of the Obligations pursuant to the terms of the Intercompany Indebtedness Subordination Agreement or on terms otherwise reasonably satisfactory to the Administrative Agent;
(c)Guarantees incurred in compliance with Section 6.6(d);
(d)Indebtedness (i) existing on the Closing Date or incurred pursuant to credit facilities existing on the Closing Date; provided that Indebtedness with an aggregate outstanding principal amount in excess of $2,000,000 shall only be permitted under this clause (d)(i) if set forth on Schedule 6.1 and (ii) representing Refinancing Indebtedness in respect thereof;
(e)(i) Indebtedness of Holdings, the Borrower or any other Restricted Subsidiary (A) incurred to finance the acquisition, construction, repair, replacement or improvement of any fixed or capital assets of Holdings, the Borrower or any other Restricted Subsidiary, including Capital Lease Obligations, provided that such Indebtedness is incurred prior to or within 270 days after such acquisition or the completion of such construction or improvement and the principal amount of such Indebtedness does not exceed the cost of acquiring, constructing or improving such fixed or capital assets, or (B) assumed in connection with the acquisition of any fixed or capital assets of Holdings, the Borrower or any other Restricted Subsidiary, provided, in the case of this clause (i), that at the time of incurrence or assumption of such Indebtedness and after giving Pro Forma Effect thereto and the use of the proceeds thereof, the aggregate principal amount of Indebtedness then outstanding under this clause (i), together with the aggregate principal amount of Refinancing Indebtedness then outstanding under clause (ii) below, shall not exceed the greater of (x) $42,000,000 and (y) 50% of Consolidated Adjusted EBITDA for the then most recently ended Test Period; and (ii) any Refinancing Indebtedness in respect of any Indebtedness permitted under clause (i) above or under this clause (ii);

(f)(i) Indebtedness of any Person that becomes (other than as a result of a redesignation of an Unrestricted Subsidiary) a Restricted Subsidiary (or of any Person not previously a Subsidiary that is merged or consolidated with or into a Restricted Subsidiary in a transaction permitted hereunder) after the Closing Date, or Indebtedness of any Person that is assumed after the Closing Date by any Restricted Subsidiary in connection with an acquisition of assets by such Restricted Subsidiary in an Acquisition permitted hereunder, provided that (A) such Indebtedness exists at the time such Person becomes a Restricted Subsidiary (or is so merged or consolidated) or such assets are acquired and is not created in contemplation of or in connection with such Person becoming a Restricted Subsidiary (or such merger or consolidation) or such assets being acquired and (B) immediately after giving effect to Holdings, the Borrower or any other Restricted Subsidiary becoming liable with respect to such Indebtedness (whether as a result of such Person becoming a Restricted Subsidiary (or such merger or consolidation) or such assumption), and after giving Pro Forma Effect thereto, either (x) the Total Net Leverage Ratio, determined as of the last day of the then most recently ended Test Period, shall not exceed 6.00:1.00 or (y) the Total Net Leverage Ratio determined as of the last day of the then most recently ended Test Period shall be no greater than the Total Net Leverage Ratio determined as of such date but without giving Pro Forma Effect thereto, and (ii) any Refinancing Indebtedness in respect of any Indebtedness permitted under clause (i) above or under this clause (ii);
(g)Indebtedness of Holdings, the Borrower or any other Restricted Subsidiary in the form of deferred purchase price of property, purchase price adjustments, earn-outs or other arrangements representing Acquisition Consideration incurred in connection with a Permitted Acquisition or other similar Investment permitted hereunder;
(h)(i) Indebtedness of Restricted Subsidiaries that are not Credit Parties, provided that at the time of incurrence of such Indebtedness and after giving Pro Forma Effect thereto and the use of the proceeds thereof, the aggregate principal amount of Indebtedness then outstanding under this clause (i), together with the aggregate principal amount of Refinancing Indebtedness then outstanding under clause (ii) below, shall not exceed the greater of (x) $29,000,000 and (y) 35% of Consolidated Adjusted EBITDA for the then most recently ended Test Period; and (ii) any Refinancing Indebtedness in respect of any Indebtedness permitted under clause (i) above or under this clause (ii);
(i)(i) Indebtedness of Holdings, the Borrower and the other Restricted Subsidiaries, provided that at the time of incurrence of such Indebtedness and after giving Pro Forma Effect thereto and the use of the proceeds thereof, the aggregate principal amount of Indebtedness then outstanding under this clause (i), together with the aggregate principal amount of Refinancing Indebtedness then outstanding under clause (ii) below, shall not exceed the greater of (x) $29,000,000 and (y) 35% of Consolidated Adjusted EBITDA for the then most recently ended Test Period; and (ii) any Refinancing Indebtedness in respect of any Indebtedness permitted under clause (i) above or under this clause (ii);
(j)(i) (A) Indebtedness of the Borrower incurred under the Term Credit Agreement on the Closing Date in an aggregate principal amount not exceeding $300,000,000 and (B) other Indebtedness of Holdings, the Borrower or any other Restricted Subsidiary incurred after the Closing Date (including any such Indebtedness incurred as “Incremental Term Loans” or “Permitted Incremental Equivalent/Ratio Indebtedness”, as each such term is defined in the Term Credit Agreement as in effect on the date hereof), provided, in the case of this clause (B), that (x) the aggregate principal amount of such Indebtedness incurred on any date shall not exceed the Incremental Term Amount as of such date and (y) the aggregate amount of Permitted Non-Credit Party Indebtedness incurred under this clause (B) on any date shall not exceed the Permitted Non-

Credit Party Indebtedness Amount as of such date, (ii) any Refinancing Indebtedness in respect of any Indebtedness permitted under clause (i) above or under this clause (ii) and (iii) the Guarantees of any Indebtedness permitted under clause (i) or (ii) above by any Credit Party (or in the case of any Permitted Non-Credit Party Indebtedness, any other Restricted Subsidiary); provided further that (I) except with respect to any Permitted Non-Credit Party Indebtedness, such Indebtedness is not Guaranteed by any Person other than the Credit Parties, (II) except with respect to any Permitted Non-Credit Party Indebtedness, such Indebtedness is not secured by any assets of Holdings, the Borrower or any other Restricted Subsidiary other than the Collateral, (III) if such Indebtedness is secured by any Collateral, the administrative agent, collateral agent and/or any similar representative acting on behalf of the holders of such Indebtedness shall have become party to the ABL Intercreditor Agreement, providing that the Liens on the ABL Priority Collateral securing such Indebtedness shall rank junior in priority to the Liens on the ABL Priority Collateral created under the Credit Documents, (IV) the final scheduled maturity of any such Indebtedness shall not be earlier than the latest Maturity Date in effect as of the date of the incurrence thereof and (V) such Indebtedness satisfies the Specified Permitted Term Indebtedness Documentation Requirements; provided further that such Indebtedness may be incurred in the form of a bridge or other interim credit facility intended to be extended, renewed or refinanced with Long-Term Indebtedness (and such bridge or other interim credit facility shall be deemed to satisfy clauses (IV) above so long as (x) such credit facility includes customary “rollover” provisions that are subject to conditions precedent customary for such type of Indebtedness and (y) assuming such credit facility were to be extended pursuant to such “rollover” provisions, such extended credit facility would comply with clauses (IV) above).
(k)[reserved];
(l)[reserved];
(m)Indebtedness in respect of netting services, overdraft protections and otherwise arising from treasury, depository, credit card, debit cards and cash management services or in connection with any automated clearing-house transfers of funds, overdraft or any similar services, in each case in the ordinary course of business;
(n)Indebtedness incurred in respect of letters of credit, bank guarantees, bankers’ acceptances or similar instruments issued or created by Holdings, the Borrower or any other Restricted Subsidiary in the ordinary course of business and not in connection with the borrowing of money or any Hedge Agreements, including in respect of workers’ compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance, or other Indebtedness with respect to reimbursement-type obligations regarding workers’ compensation claims;
(o)Indebtedness in respect of, or in respect of letters of credit, bank guarantees or similar instruments relating to, performance, bid, appeal and surety bonds, performance and completion guarantees and similar obligations of Holdings, the Borrower or any other Restricted Subsidiary incurred in the ordinary course of business and not in connection with the borrowing of money or any Hedge Agreements;
(p)Indebtedness owed to current or former officers, directors or employees of Holdings, the Borrower or any other Restricted Subsidiary (or their respective estates, heirs, family members, spouses and former spouses, domestic partners and former domestic partners or beneficiaries under their respective estates) to finance the purchase or redemption of Equity Interests in Holdings or any Parent permitted by Section 6.4;

(q)Indebtedness consisting of the financing of insurance premiums or take or pay obligations contained in supply arrangements that do not constitute Guarantees, in each case, incurred in the ordinary course of business;
(r)Indebtedness in the form of indemnification obligations incurred in connection with any Acquisition or other Investment permitted by Section 6.6 (other than in reliance on Section 6.6(q)) or any Disposition permitted by Section 6.8;
(s)Capital Lease Obligations arising under any Sale/Leaseback Transaction permitted under Section 6.9; provided that at the time of incurrence of such Indebtedness and after giving effect to such Sale/Leaseback Transaction on a Pro Forma Basis, the aggregate principal amount of Indebtedness then outstanding under this clause (s) shall not exceed the greater of (x) $29,000,000 and (y) 35% of Consolidated Adjusted EBITDA for the then most recently ended Test Period;
(t)Indebtedness consisting of obligations of Holdings, the Borrower or any other Restricted Subsidiary under deferred compensation or other similar arrangements incurred by such Person in connection with the Transactions, Acquisitions or any other Investment expressly permitted hereunder;
(u)Permitted Securitizations; provided that at the time of incurrence of such Permitted Securitization and after giving effect to such Permitted Securitization on a Pro Forma Basis, the aggregate principal amount of Indebtedness then outstanding under this clause (u) shall not exceed the greater of (x) $25,000,000 and (y) 30% of Consolidated Adjusted EBITDA for the then most recently ended Test Period;
(v)(i) unsecured Indebtedness owed to the seller or any Affiliate of such seller of any business or assets incurred in connection with any Acquisition thereof or other Investment therein permitted by Section 6.6; provided that at the time of incurrence of such Indebtedness after giving Pro Forma Effect thereto and the use of the proceeds thereof, the aggregate principal amount of Indebtedness then outstanding under this clause (i), together with the aggregate principal amount of Refinancing Indebtedness then outstanding under clause (ii) below, shall not exceed the greater of (x) $25,000,000 and (y) 30% of Consolidated Adjusted EBITDA for the then most recently ended Test Period; and (ii) any Refinancing Indebtedness in respect of any Indebtedness permitted under clause (i) above or under this clause (ii);
(w)(i) Indebtedness incurred to finance the purchase and construction of the Headquarters Property and any improvements thereon in an aggregate principal amount at any time outstanding, together with the aggregate principal amount of Refinancing Indebtedness then outstanding under clause (ii) below, not exceeding $25,000,000; and (ii) any Refinancing Indebtedness in respect of any Indebtedness permitted under clause (i) above or under this clause (ii);
(x)Existing Holdings Mirror Indebtedness and any Refinancing Indebtedness in respect thereof;
(y)(i) unsecured Indebtedness of Holdings, the Borrower or any other Restricted Subsidiaries; provided that (A) after giving effect to the incurrence of such Indebtedness on a Pro Forma Basis, no Event of Default has occurred and is continuing, (B) such Indebtedness (to the extent constituting Material Indebtedness) has a final maturity date that is at least 91 days after the latest Maturity Date at that time, (C) such Indebtedness (to the extent constituting Material

Indebtedness) has a weighted average life to maturity no shorter than that of the Commitments hereunder on the date of determination, (D) at the time such Indebtedness is incurred, the applicable Payment Conditions shall be satisfied after giving Pro Forma Effect thereto and (E) if the amount of such Indebtedness exceeds $12,500,000, the Borrower shall have delivered to the Administrative Agent a certificate of a Financial Officer of the Borrower certifying that all the requirements of the applicable Payment Conditions have been satisfied and including reasonably detailed calculations demonstrating satisfaction of such requirements, and (ii) any Refinancing Indebtedness in respect of any Indebtedness permitted under clause (i) above or under this clause (ii); and
(z)to the extent constituting Indebtedness, all premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in this Section 6.1.
6.2.Liens. None of Holdings, the Borrower or any other Restricted Subsidiary will, directly or indirectly, incur or permit to exist any Lien on or with respect to any asset of Holdings, the Borrower or any other Restricted Subsidiary, whether now owned or hereafter acquired or licensed, or assign or sell any income, profits or revenues (including accounts receivable and royalties) or rights in respect of any thereof, except:
(a)Liens created under the Credit Documents (including Liens securing any Backstopped Letter of Credit);
(b)Permitted Encumbrances;
(c)any Lien on any asset of Holdings, the Borrower or any other Restricted Subsidiary existing on the Closing Date and any extensions, renewals and replacements thereof; provided that (i) Liens securing Indebtedness and other obligations with an aggregate outstanding principal amount in excess of $2,000,000 shall only be permitted under this clause (c) if set forth on Schedule 6.2, (ii) such Lien shall not apply to any other asset of Holdings, the Borrower or any other Restricted Subsidiary, other than to proceeds and products of, and after-acquired property that is affixed or incorporated into, the assets covered by such Lien, and (iii) such Lien shall secure only those obligations that it secures on the Closing Date and any extensions, renewals and refinancings thereof that do not increase the outstanding principal amount thereof (except by an amount not greater than accrued and unpaid interest on such obligations, any original issue discount or upfront fees and any reasonable fees, premiums and expenses relating to such extension, renewal or refinancing) and, in the case of any such obligations constituting Indebtedness, that are permitted under Section 6.1(d) as Refinancing Indebtedness in respect thereof;
(d)Liens on fixed or capital assets acquired, constructed, repaired, replaced or improved by Holdings, the Borrower or any other Restricted Subsidiary; provided that (i) such Liens secure only Indebtedness outstanding under Section 6.1(e) and obligations relating thereto not constituting Indebtedness and (ii) such Liens shall not apply to any other asset of Holdings, the Borrower or any other Restricted Subsidiary, other than to proceeds and products of, and after-acquired property that is affixed or incorporated into, the assets covered by such Liens; provided further that individual financings of equipment or other fixed or capital assets otherwise permitted to be secured hereunder provided by any Person (or its Affiliates) may be cross-collateralized to other such financings provided by such Person (or its Affiliates);
(e)any Lien existing on any asset prior to the acquisition thereof by Holdings, the Borrower or any other Subsidiary or existing on any asset of any Person that becomes (other than as a result of a redesignation of an Unrestricted Subsidiary) a Restricted Subsidiary (or of any

Person not previously a Subsidiary that is merged or consolidated with or into a Restricted Subsidiary in a transaction permitted hereunder) after the Closing Date prior to the time such Person becomes a Restricted Subsidiary (or is so merged or consolidated), and any extensions, renewals and replacements thereof; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Restricted Subsidiary (or such merger or consolidation), (ii) such Lien shall not apply to any other asset of Holdings, the Borrower or any other Restricted Subsidiary (other than, in the case of any such merger or consolidation, the assets of any special purpose merger Restricted Subsidiary that is a party thereto), other than to proceeds and products of, and after-acquired property that is affixed or incorporated into, the assets covered by such Lien or becomes subject to such Lien pursuant to an after-acquired property clause as in effect on the date of such acquisition or the date such Person becomes a Restricted Subsidiary (or is so merged or consolidated), (iii) immediately after giving Pro Forma Effect to such acquisition or such Person becoming a Restricted Subsidiary (or such merger or consolidation), together with all Indebtedness and Liens incurred or assumed in connection therewith, either (x) the Secured Net Leverage Ratio, determined as of the last day of the then most recently ended Test Period, shall not exceed 4.00:1.00 or (y) the Secured Net Leverage Ratio determined as of the last day of the then most recently ended Test Period shall be no greater than the Secured Net Leverage Ratio determined as of such date but without giving Pro Forma Effect thereto, and (iv) such Lien shall secure only those obligations that it secures on the date of such acquisition or the date such Person becomes a Restricted Subsidiary (or is so merged or consolidated), and any extensions, renewals and refinancings thereof that do not increase the outstanding principal amount thereof (except by an amount not greater than accrued and unpaid interest on such obligations, any original issue discount and any reasonable fees, premiums and expenses relating to such extension, renewal or refinancing);
(f)Liens securing Permitted Non-Credit Party Indebtedness and obligations relating thereto not constituting Indebtedness;
(g)[reserved];
(h)Liens on the Collateral securing (i) Permitted Term Indebtedness (other than Permitted Non-Credit Party Indebtedness), (ii) Specified Hedge Obligations (as defined in the Term Credit Agreement) and any term of similar import under any Permitted Term Indebtedness, (iii) Specified Cash Management Services Obligations (as defined in the Term Credit Agreement) and any term of similar import under any Permitted Term Indebtedness, and (iv) obligations relating to the foregoing not constituting Indebtedness;
(i)in connection with any Disposition permitted under Section 6.8, customary rights and restrictions contained in agreements relating to such Disposition pending the completion thereof;
(j)in the case of (i) any Restricted Subsidiary that is not a wholly owned Subsidiary or (ii) the Equity Interests in any Person that is not a Restricted Subsidiary (including any Unrestricted Subsidiary), any encumbrance, restriction or other Lien, including any put and call arrangements, related to the Equity Interests in such Restricted Subsidiary or such other Person set forth (A) in its Organizational Documents or any related joint venture, shareholders’ or similar agreement, in each case so long as such encumbrance or restriction is applicable to all holders of the same class of Equity Interests or is otherwise of the type that is customary for agreements of such type, or (B) in the case of clause (ii) above, in any agreement or document governing Indebtedness of such Person;

(k)any Lien on assets of any Restricted Subsidiary that is not a Credit Party; provided that (i) such Lien shall not apply to any Collateral (including any Equity Interests in any Subsidiary that constitute Collateral) or any other assets of the Credit Parties and (ii) such Lien shall secure only Indebtedness or other obligations of any Restricted Subsidiary that is not a Credit Party permitted hereunder;
(l)(i) Liens on Capital Stock of joint ventures or Unrestricted Subsidiaries securing capital contributions to, or obligations of, such Persons and (ii) customary rights of first refusal and tag, drag and similar rights in joint venture agreements and agreements with respect to non-wholly owned Subsidiaries;
(m)Liens solely on any cash earnest money deposits, escrow arrangements or similar arrangements made by Holdings, the Borrower or any other Restricted Subsidiary in connection with any letter of intent or purchase agreement for any Acquisition or Investment permitted hereunder;
(n)nonexclusive outbound licenses of Intellectual Property granted by Holdings, the Borrower or any other Restricted Subsidiary in the ordinary course of business that do not materially detract from the value of the affected asset or materially interfere with the ordinary conduct of business of Holdings, the Borrower and the other Restricted Subsidiaries (taken as a whole);
(o)any Lien in favor of Holdings, the Borrower or any other Restricted Subsidiary (other than Liens on assets of any Credit Party in favor of a Restricted Subsidiary that is not a Credit Party);
(p)(i) deposits made in the ordinary course of business to secure obligations to insurance carriers providing casualty, liability or other insurance to Holdings, the Borrower and the other Subsidiaries and (ii) Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;
(q)receipt of progress payments and advances from customers in the ordinary course of business to the extent the same creates a Lien;
(r)Liens on fixed or capital assets subject to any Sale/Leaseback Transaction permitted under Section 6.9; provided that (i) such Liens secure only Indebtedness permitted by Section 6.1(s) and obligations relating thereto not constituting Indebtedness and (ii) such Liens shall not apply to any other asset of Holdings, the Borrower or any other Restricted Subsidiary, other than to proceeds and products of, and after-acquired property that is affixed or incorporated into, the assets covered by such Liens;
(s)Liens on Cash and Cash Equivalents securing obligations in respect of any Hedge Agreements or letters of credit permitted hereunder and entered into in the ordinary course of business; provided that at the time of incurrence of such Liens, the aggregate amount of Cash and Cash Equivalents subject to Liens permitted by this clause (s) shall not exceed the greater of (x) $12,500,000 and (y) 15% of Consolidated Adjusted EBITDA for the then most recently ended Test Period;
(t)Liens on assets of, or Equity Interests in, any Receivables Subsidiary in connection with any Permitted Securitization permitted under Section 6.1(u);

(u)Liens on the Headquarters Property; provided that (i) such Liens secure only Indebtedness outstanding under Section 6.1(w) and obligations relating thereto not constituting Indebtedness and (ii) such Liens shall not apply to any other asset of Holdings, the Borrower or any other Restricted Subsidiary, other than to proceeds and products of, and after-acquired property that is affixed or incorporated into, the assets covered by such Liens;
(v)Liens on Boehringer Products; provided that (i) such Liens secure only obligations owed to Boehringer incurred in the ordinary course of business not constituting Indebtedness for borrowed money, (ii) such Liens shall not apply to any other asset of Holdings, the Borrower or any other Restricted Subsidiary, other than to proceeds and products of, and after-acquired property that is affixed or incorporated into, Boehringer Products and (iii) such Liens are subordinated to the Liens of the Collateral Documents pursuant to the Boehringer Subordination Agreement;
(w)other Liens securing Indebtedness or other obligations, provided that (i) at the time of the incurrence of such Liens and the related Indebtedness and other obligations and after giving Pro Forma Effect thereto and the use of proceeds thereof, the aggregate outstanding amount of Indebtedness and other obligations secured by Liens permitted by this clause (v) does not exceed the greater of (A) $29,000,000 and (B) 35% of Consolidated Adjusted EBITDA for the then most recently ended Test Period and (ii) if consensual Liens on the Collateral incurred on reliance on this clause (v), the administrative agent, collateral agent and/or any similar representative acting on behalf of the holders of such Indebtedness or other obligation shall have become party to the ABL Intercreditor Agreement, providing that the Liens on the ABL Priority Collateral securing such Indebtedness shall rank junior in priority to the Liens on the ABL Priority Collateral created under the Credit Documents); and
(x)other Liens securing Indebtedness or other obligations, provided that (i) if such Indebtedness is secured by any Collateral, the administrative agent, collateral agent and/or any similar representative acting on behalf of the holders of such Indebtedness shall have become party to the ABL Intercreditor Agreement, providing that the Liens on the ABL Priority Collateral securing such Indebtedness shall rank junior in priority to the Liens on the ABL Priority Collateral created under the Credit Documents, (ii) at the time such Lien is incurred, the applicable Payment Conditions shall be satisfied after giving Pro Forma Effect thereto and (iii) if the amount of such Indebtedness and other obligations secured by such Lien exceeds $12,500,000, the Borrower shall have delivered to the Administrative Agent a certificate of a Financial Officer of the Borrower certifying that all the requirements of the applicable Payment Conditions have been satisfied with respect thereto and including reasonably detailed calculations demonstrating satisfaction of such requirements.
6.3.No Further Negative Pledges. None of Holdings, the Borrower or any other Restricted Subsidiary will, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon the ability of Holdings, the Borrower or any other Restricted Subsidiary to create, incur or permit to exist any Lien upon any of its assets, whether now owned or hereafter acquired, to secure any Obligations; provided that the foregoing shall not apply to (a) restrictions and conditions imposed by law or by any Credit Document, (b) restrictions and conditions existing on the Closing Date identified on Schedule 6.3, and amendments, modifications, extensions and renewals thereof (including any such extension or renewal arising as a result of an extension, renewal or refinancing of any Indebtedness containing such restriction or condition), provided, in each case, that the scope of any such restriction or condition shall not have been expanded as a result thereof, (c) in the case of (i) any Restricted Subsidiary that is not a wholly-owned Restricted Subsidiary or (ii) the Equity Interests in any Person that is not a Restricted Subsidiary (including any Unrestricted Subsidiary), restrictions and conditions imposed by the Organizational Documents of such Restricted Subsidiary or such other Person or contained in any related joint venture, shareholders’ or similar agreement or, in the case of clause (ii), in any agreement or instrument relating to Indebtedness of such Person, provided, in each case, that such restrictions and conditions apply only to such Restricted Subsidiary and to any Equity Interests in such Restricted Subsidiary or to the Equity Interests in such other Person (including any Unrestricted Subsidiary), as applicable, (d) restrictions and conditions imposed by any agreement or document governing secured Indebtedness permitted by Section 6.1(e), 6.1(s) or 6.1(w) or governing Liens permitted by Section 6.2(k), 6.2(n) or 6.2(u) or by clause (c), (d), (m), (t) or (u) of the definition of “Permitted Encumbrances”, provided that such restrictions and conditions apply only to the assets securing such Indebtedness or subject to such Liens, (e) restrictions and conditions imposed by agreements relating to Indebtedness permitted by Section 6.1(f), provided that such restrictions and conditions apply only to Persons that are permitted under such Section to be obligors in respect of such Indebtedness and are not less favorable to the Lenders than the restrictions and conditions imposed by such Indebtedness (or, in the case of any Refinancing Indebtedness, by the applicable Original Indebtedness) at the time such Indebtedness first became subject to Section 6.1, (f) in connection with the sale of any Equity Interests in a Subsidiary or any other assets, customary restrictions and conditions contained in agreements relating to such sale pending the completion thereof, provided that such restrictions and conditions apply only to the Subsidiary or the other assets to be sold and such sale is permitted under Section 6.8, (g) restrictions and conditions imposed by any agreement or document governing Indebtedness of any Restricted Subsidiary that is not, and is not required to become, a Credit Party hereunder, provided that such restrictions and conditions apply only to such Restricted Subsidiary, (h) restrictions and conditions imposed by customary provisions in leases, licenses and other agreements restricting the assignment thereof or, in the case of any lease or license, permitting to exist any Lien on the assets leased or licensed thereunder, (i) restrictions on cash or deposits or net worth covenants imposed by customers, suppliers or landlords under agreements entered into in the ordinary course of business, (j) customary restrictions in respect of Intellectual Property contained in licenses or sublicenses of, or other grants of rights to use or exploit, such Intellectual Property, (k) restrictions and conditions contained in any Permitted Term Indebtedness Document as in effect on the Closing Date and amendments, modifications, extensions and renewals thereof, provided, in each case, that the scope of any such restriction or condition shall not have been expanded as a result thereof, and (l) restrictions and conditions contained in any agreement or instrument evidencing or governing any Indebtedness permitted by Sections 6.1(i), 6.1(j), 6.1(u), 6.1(v) or 6.1(w) to the extent, in the good faith judgment of the Borrower, such restrictions and conditions are on customary market terms for Indebtedness of such type and so long as the Borrower has determined in good faith that such restrictions and conditions would not reasonably be expected to impair in any material respect the ability of the Credit Parties to meet their obligations under the Credit Documents.
6.4.Restricted Payments; Certain Payments of Indebtedness.
(a)None of Holdings, the Borrower or any other Restricted Subsidiary will declare or pay or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that:
(i)Holdings, the Borrower and any other Restricted Subsidiary may declare and pay dividends or other distributions with respect to its Equity Interests payable solely in additional Equity Interests in such Person permitted hereunder;
(ii)the Borrower and any other Restricted Subsidiary may declare and pay dividends or make other distributions with respect to its capital stock, partnership or membership interests or other similar Equity Interests, and declare and make other Restricted Payments in respect of its Equity Interests, in each case ratably to the holders of such Equity Interests (or, if not ratably, on a basis more favorable to Holdings, the Borrower and the other Restricted Subsidiaries);

(iii)Holdings may (A) pay dividends with respect to its common stock within 60 days after the declaration of such dividend and (B) make Restricted Payments to a Parent to enable such Parent to pay dividends with respect to its common stock within 60 days after the declaration of such dividend; provided that at the date of such declaration, such payment would have complied with this Section 6.4(a)(vii)(B), (viii), (x) or (xi) (it being understood that any dividends paid pursuant to this clause (iii) shall be deemed for purposes of determining availability under the applicable clause under this Section 6.4(a), to have been paid under such clause);
(iv)Holdings may make (A) payments in respect of, or repurchases of, Equity Interests of Holdings or any Parent deemed to occur upon the “cashless exercise” of, stock options, stock purchase rights, stock exchange rights or other equity-based awards if such payment or repurchase represents a portion of the exercise price of such options, rights or awards or withholding taxes, payroll taxes or other similar taxes due upon such exercise, purchase or exchange, and (B) cash payments in lieu of the issuance of fractional shares representing Equity Interests in Holdings or any Parent in connection with the exercise of warrants, options or other Securities convertible into or exchangeable for common stock in Holdings or any Parent;
(v)Holdings may make Permitted Tax Distributions;
(vi)[reserved];
(vii)Holdings may make Restricted Payments to any Parent, the proceeds of which will be used by such Parent to:
(A)enable such Parent or another Parent to pay its operating expenses incurred in the ordinary course of business and other corporate overhead costs and expenses (including Public Company Costs, insurance premiums and administrative, legal, accounting and similar expenses provided by third parties) that are reasonable and customary and incurred in the ordinary course of business and attributable to the ownership or operations of Holdings, the Borrower and the other Subsidiaries, plus any reasonable and customary indemnification claims made by directors, officers or employees of Holdings or any Parent;
(B)enable such Parent or another Parent to repurchase, retire or otherwise acquire its Equity Interests from future, current or former directors, officers or employees; provided that the amount of any such Restricted Payments, together with the aggregate amount of all other Restricted Payments made in reliance on this clause (B) during the same Fiscal Year, shall not exceed the sum of (i) the greater of (x) $12,500,000 and (y) 15% of Consolidated Adjusted EBITDA for the then most recently ended Test Period, plus (ii) any unutilized portion of such amount in any preceding Fiscal Year ended after the Closing Date;
(C)finance any Acquisition or other Investment permitted to be made pursuant to Section 6.6 if such Acquisition or other Investment were made by Holdings, the Borrower or any other Restricted Subsidiary; provided that (1) such Restricted Payment shall be made substantially concurrently with the closing of such Acquisition or other Investment and (2) such Parent shall, immediately following the closing thereof, cause (x) all property acquired (whether Equity Interests or other assets) and any liabilities assumed to be contributed to Holdings, the Borrower or any other Restricted Subsidiary (and in no event shall any such contribution that is so utilized increase the Available Basket Amount) or (y) the merger, amalgamation or consolidation (to the extent permitted by Section 6.8(a)) with or into Holdings, the Borrower or any other Restricted Subsidiary of the Person acquired in such purchase, Acquisition or other Investment;
(D)pay a portion of any customary fees and expenses related to any equity offering by such Parent or any issuance, incurrence or offering of Indebtedness, any Acquisition or other Investment, in each case whether or not successful and to the extent attributable to Holdings, the Borrower or any other Restricted Subsidiary;
(E)pay customary salary, bonus and other benefits payable to officers, directors, employees, managers, partners, consultants or independent contractors of such Parent to the extent such salaries, bonuses and other benefits are attributable to the ownership or operation of Holdings, Borrower and the other Restricted Subsidiaries; and
(F)make payments in respect of indemnification, expense reimbursement and obligations under any Hedge Agreements related to any Parent Company Capital Markets Indebtedness, to the extent such Parent Company Capital Markets Indebtedness relates to Qualified Holding Mirror Indebtedness;
(viii)Holdings, the Borrower and the other Restricted Subsidiaries may make additional Restricted Payments, provided that the aggregate amount of Restricted Payments made in reliance on this clause (viii) shall not exceed the greater of (x) $29,000,000 and (y) 35% of Consolidated Adjusted EBITDA for the then most recently ended Test Period;
(ix)Holdings, the Borrower and the other Restricted Subsidiaries may consummate the transactions permitted by Section 6.4(b), Section 6.6 (other than in reliance on Section 6.6(q)) and Section 6.8 (other than in reliance on Section 6.8(b)(i)(D)) (it being understood that this clause (ix) may only be relied on to consummate any transaction that is technically subject to this Section 6.4(a) but is intended to be restricted primarily by any such other Section, but may not be relied on to consummate any transaction that is intended to be restricted primarily by this Section 6.4(a));
(x)Holdings, the Borrower and the other Restricted Subsidiaries may make additional Restricted Payments, provided that the amount of any such Restricted Payment shall not exceed the Available Basket Amount at the time such Restricted Payment is made; and
(xi)Holdings, the Borrower and the other Restricted Subsidiaries may make additional Restricted Payments, provided that (i) at the time each such Restricted Payment is made the applicable Payment Conditions shall be satisfied after giving Pro Forma Effect thereto and (ii) if the amount of such Restricted Payment exceeds $12,500,000, the Borrower shall have delivered to the Administrative Agent a certificate of a Financial Officer of the Borrower certifying that all the requirements of the applicable Payment Conditions have been satisfied with respect thereto and including reasonably detailed calculations demonstrating satisfaction of such requirements.

(b)None of Holdings, the Borrower or any other Restricted Subsidiary will make, directly or indirectly, any Restricted Debt Prepayment, except that:
(i)Holdings, the Borrower and the other Restricted Subsidiaries may make regularly scheduled interest and principal payments as and when due in respect of any Junior Indebtedness (including any “AHYDO catch-up payment” with respect to, and required by the terms of, any indebtedness of Holdings, the Borrower or any other Restricted Subsidiary), other than payments in respect of Subordinated Indebtedness prohibited by the subordination provisions thereof;
(ii)Holdings, the Borrower and the other Restricted Subsidiaries may make additional prepayments in respect of Junior Indebtedness, so long as (A) the outstanding principal amount of any such Junior Indebtedness being prepaid does not exceed the Threshold Amount, and (B) the aggregate amount of all such prepayments made during any twelve month period shall not exceed the Threshold Amount at the time of such payment;
(iii)Holdings, the Borrower and the other Restricted Subsidiaries may refinance Junior Indebtedness with the proceeds of other Indebtedness to the extent permitted under Section 6.1;
(iv)Holdings, the Borrower and the other Restricted Subsidiaries may make payments of or in respect of Junior Indebtedness made solely with Equity Interests in Holdings or any Parent (other than Disqualified Equity Interests);
(v)Holdings, the Borrower and the other Restricted Subsidiaries may make additional Restricted Debt Prepayments, provided that the amount of any such Restricted Debt Prepayment shall not exceed the Available Basket Amount at the time such Restricted Debt Prepayment is made;
(vi)Holdings, the Borrower and the other Restricted Subsidiaries may make additional Restricted Debt Prepayments, provided that the aggregate amount of Restricted Debt Prepayments made in reliance on this clause (v) shall not exceed shall not exceed the greater of (x) $29,000,000 and (y) 35% of Consolidated Adjusted EBITDA for the then most recently ended Test Period; and
(vii)Holdings, the Borrower and the other Restricted Subsidiaries may make additional Restricted Debt Prepayments, provided that (A) at the time each such Restricted Debt Prepayment is made the applicable Payment Conditions shall be satisfied after giving Pro Forma Effect thereto and (B) if the amount of such Debt Prepayment exceeds $12,500,000, the Borrower shall have delivered to the Administrative Agent a certificate of a Financial Officer of the Borrower certifying that all the requirements of the applicable Payment Conditions have been satisfied with respect thereto and including reasonably detailed calculations demonstrating satisfaction of such requirements.
6.5.Restrictions on Subsidiary Distributions. None of Holdings, the Borrower or any other Restricted Subsidiary will, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon the ability of any Restricted Subsidiary (a) to pay dividends or make other distributions on its Equity Interests owned by Holdings, the Borrower or any other Restricted Subsidiary, (b) to repay or prepay any Indebtedness owing by such Restricted Subsidiary to Holdings, the Borrower or any other Restricted Subsidiary, (c) to make loans or advances to Holdings, the Borrower or any other Restricted Subsidiary or to Guarantee the Obligations or (d) to transfer, lease or license any of its assets to Holdings, the Borrower or any other Restricted Subsidiary; provided that the foregoing shall not apply to (i) restrictions and conditions imposed by law or by any Credit Document, (ii) restrictions and conditions existing on the Closing Date identified on Schedule 6.5, and amendments, modifications, extensions or renewals thereof (including any such extension or renewal arising as a result of an extension, renewal or refinancing of any Indebtedness containing such restriction or condition), provided, in each case, that the scope of any such restriction or condition shall not have been expanded as a result thereof, (iii) in the case of (A) any Restricted Subsidiary that is not a wholly-owned Restricted Subsidiary or (B) in the case of restrictions and conditions referred to in clause (d) above, the Equity Interests in any Person that is not a Restricted Subsidiary (including any Unrestricted Subsidiary), restrictions and conditions imposed by the Organizational Documents of such Restricted Subsidiary or such other Person or contained in any related joint venture, shareholders’ or similar agreement or, in the case of clause (B), in any agreement or instrument relating to Indebtedness of such Person, provided, in each case, that such restrictions and conditions apply only to such Restricted Subsidiary and to any Equity Interests in such Restricted Subsidiary or to Equity Interests in such other Person (including any Unrestricted Subsidiary), as applicable, (iv) in the case of restrictions and conditions referred to in clause (d) above, restrictions and conditions imposed by any agreement relating to secured Indebtedness permitted by Section 6.1(e), 6.1(s) or 6.1(w) or governing Liens permitted by Section 6.2(k), 6.2(n) or 6.2(u) or by clause (c), (d), (m), (t) or (u) of the definition of “Permitted Encumbrances”, provided that such restrictions and conditions apply only to the assets securing such Indebtedness or subject to such Liens, (v) restrictions and conditions imposed by any agreement or document governing Indebtedness permitted by Section 6.1(f), provided that such restrictions and conditions apply only to Persons that are permitted under such Section to be obligors in respect of such Indebtedness and are not less favorable to the Lenders than the restrictions and conditions imposed by such Indebtedness (or, in the case of any Refinancing Indebtedness, by the applicable Original Indebtedness) at the time such Indebtedness first became subject to Section 6.1, (vi) in connection with the sale of any Equity Interests in a Subsidiary or any other assets, customary restrictions and conditions contained in agreements relating to such sale pending the completion thereof, provided that such restrictions and conditions apply only to the Subsidiary or the other assets to be sold and such sale is permitted under Section 6.8, (vii) restrictions and conditions imposed by any agreement or document governing Indebtedness of any Restricted Subsidiary that is not, and is not required to become, a Credit Party hereunder, provided that such restrictions and conditions apply only to such Restricted Subsidiary, (viii) in the case of restrictions and conditions referred to in clause (d) above, restrictions and conditions imposed by customary provisions in leases, licenses and other agreements restricting the assignment thereof or, in the case of any lease or license, permitting to exist any Lien on the assets leased or licensed thereunder, (ix) restrictions on cash or deposits or net worth covenants imposed by customers, suppliers or landlords under agreements entered into in the ordinary course of business, (x) in the case of restrictions and conditions referred to in clause (d) above, customary restrictions in respect of Intellectual Property contained in licenses or sublicenses of, or other grants of rights to use or exploit, such Intellectual Property, (xi) restrictions and conditions contained in any Permitted Term Indebtedness Document as in effect on the Closing Date and amendments, modifications, extensions and renewals thereof, provided, in each case, that the scope of any such restriction or condition shall not have been expanded as a result thereof, and (xii) restrictions and conditions contained in any agreement or instrument evidencing or governing any Indebtedness permitted pursuant to Section 6.1(i), 6.1(j), 6.1(u) or 6.1(w) to the extent, in the good faith judgment of the Borrower, such restrictions and conditions are on customary market terms for Indebtedness of such type and so long as the Borrower has determined in good faith that such restrictions and conditions would not reasonably be expected to impair in any material respect the ability of the Credit Parties to meet their obligations under the Credit Documents.
6.6.Investments. None of Holdings, the Borrower or any other Restricted Subsidiary will purchase or acquire (including pursuant to any merger or consolidation with any Person that was not a wholly owned Restricted Subsidiary prior thereto), hold, make or otherwise permit to exist any Investment in any other Person, or make any Acquisition, except:
(a)Investments in Cash and Cash Equivalents and in assets that were Cash Equivalents when such Investment was made;
(b)Investments existing (or that are made pursuant to legally binding written commitments existing) on the Closing Date and, in each case, set forth on Schedule 6.6, and any modification, replacement, renewal, reinvestment or extension of any such Investment so long as the amount of any Investment permitted pursuant to this clause (b) is not increased from the amount of such Investment on the Closing Date except pursuant to the terms of such Investment as of the Closing Date (as set forth on Schedule 6.6) or as otherwise permitted by (and made in reliance on) another clause this Section 6.6;
(c)Investments (i) by Holdings, the Borrower or any other Restricted Subsidiary in any Credit Party (other than Holdings), (ii) by Holdings in any other Credit Party, (iii) by any Restricted Subsidiary that is not a Credit Party in any other Restricted Subsidiary that is not a Credit Party and (iv) by the Borrower or any other Credit Party in any Restricted Subsidiary that is not a Credit Party; provided that, (A) in the case of any such Investment in a Restricted Subsidiary, such investees are Restricted Subsidiaries prior to such Investments (or such Equity Interests in a Restricted Subsidiary are held as the result of a designation of an Unrestricted Subsidiary as a Restricted Subsidiary) and (B) the amount of any such Investment in Restricted Subsidiaries that are not Credit Parties made in reliance on clause (iv) shall not cause the aggregate amount of all Investments outstanding in reliance on clause (iv), together with the aggregate amount of all Guarantees by the Credit Parties of Indebtedness or other monetary obligations of the Restricted Subsidiaries that are not Credit Parties outstanding in reliance on clause (d) below, in each case measured at the time such Investment is made, to exceed the greater of (x) $62,000,000 and (y) 75% of Consolidated Adjusted EBITDA for the then most recently ended Test Period;
(d)Guarantees by Holdings, the Borrower or any other Restricted Subsidiary of Indebtedness or other monetary obligations of Holdings, the Borrower or any other Restricted Subsidiary (including any such Guarantees arising as a result of any such Person being a joint and several co-applicant with respect to any letter of credit or letter of guaranty); provided that (i) a Restricted Subsidiary shall not Guarantee any Permitted Term Indebtedness (other than Permitted Non-Credit Party Indebtedness) or any Subordinated Indebtedness unless (A) such Restricted Subsidiary has Guaranteed the Obligations pursuant hereto and (B) in the case of Subordinated Indebtedness, such Guarantee is subordinated to such Guarantee of the Obligations on terms no less favorable to the Lenders than the subordination provisions of such Subordinated Indebtedness and (ii) any Guarantee by Holdings, the Borrower or any other Credit Party of Indebtedness or other monetary obligations of any Restricted Subsidiary that is not a Credit Party made in reliance on this clause (d) shall not cause the aggregate amount of all such Guarantees, together with the aggregate amount of all Investments by the Credit Parties in Restricted Subsidiaries that are not Credit Parties outstanding in reliance on clause (c)(iv) above, in each case measured at the time such Guarantee is made, to exceed the greater of (x) $62,000,000 and (y) 75% of Consolidated Adjusted EBITDA for the then most recently ended Test Period;
(e)(i) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, Investments (including debt obligations and Equity Interests) received in connection with the bankruptcy or reorganization of account debtors or in settlement of delinquent obligations of, or other disputes with, customers and suppliers or upon the foreclosure with respect to any secured

Investment or other transfer of title with respect to any secured Investment and (ii) deposits, prepayments, expenditure reimbursements and other credits to suppliers or licensors made in the ordinary course of business;
(f)Investments made as a result of the receipt of noncash consideration from any Disposition in compliance with Section 6.8;
(g)Investments by Holdings, the Borrower or any other Restricted Subsidiary that result solely from the receipt by Holdings, the Borrower or such other Restricted Subsidiary from any of its Subsidiaries of a dividend or other Restricted Payment in the form of Equity Interests, evidences of Indebtedness or other Securities (but not any additions thereto made after the date of the receipt thereof);
(h)Investments in the form of Hedge Agreements permitted under Section 6.12;
(i)payroll, travel and similar advances to directors, officers and employees of Holdings, the Borrower or any other Restricted Subsidiary to cover matters that are expected at the time of such advances to be treated as expenses of Holdings, the Borrower or such other Restricted Subsidiary for accounting purposes and that are made in the ordinary course of business;
(j)loans or advances to directors, officers and employees (or their respective estates, heirs, family members, spouses and former spouses, domestic partners and former domestic partners or beneficiaries under their respective estates) of Holdings, the Borrower or any other Restricted Subsidiary (i) in connection with such Person’s purchase of Equity Interests in Holdings or any Parent, provided that no Cash or Cash Equivalents is actually advanced pursuant to this clause (i) other than to pay Taxes due in connection with such purchase unless such Cash or Cash Equivalents are promptly repaid or contributed to Holdings in Cash as common equity, and (ii) for other purposes, provided that, in the case of any such Investment made in reliance on this clause (ii), such Investment shall not cause the aggregate amount of Investments outstanding in reliance on this clause (ii), measured at the time such Investment is made, to exceed the greater of (x) $10,000,000 and (y) 12.5% of Consolidated Adjusted EBITDA for the then most recently ended Test Period;
(k)Permitted Acquisitions, provided that (i) the Acquisition Consideration paid for any Permitted Acquisitions constituting a Non-Credit Party Permitted Acquisition shall not cause the aggregate amount of all Acquisition Consideration paid in connection with all such Non-Credit Party Acquisitions made, together with the aggregate amount of all Investments outstanding, in each case in reliance on this clause (k), measured at the time such Non-Credit Party Acquisition is consummated, to exceed the Non-Credit Party Permitted Acquisition Amount at such time, and (ii) if any Permitted Acquisition is a Non-Credit Party Permitted Acquisition, then (A) at the time each such Non-Credit Party Permitted Acquisition is consummated the applicable Payment Conditions shall be satisfied after giving Pro Forma Effect thereto and (B) if the Acquisition Consideration paid for such Non-Credit Party Permitted Acquisition exceeds $12,500,000, the Borrower shall have delivered to the Administrative Agent a certificate of a Financial Officer of the Borrower certifying that all the requirements of the applicable Payment Conditions have been satisfied with respect thereto and including reasonably detailed calculations demonstrating satisfaction of such requirements;
(l)Investments in the ordinary course of business consisting of (i) endorsements for collection or deposit and (ii) customary trade arrangements with customers;

(m)Guarantees of obligations of Holdings, the Borrower or any other Restricted Subsidiary in respect of leases (other than Capital Lease Obligations) or of other obligations that do not constitute Indebtedness, in each case entered into in the ordinary course of business;
(n)Investments held by a Person that becomes (other than as a result of a redesignation of an Unrestricted Subsidiary) a Restricted Subsidiary (or of any Person not previously a Subsidiary that is merged or consolidated with or into a Restricted Subsidiary in a transaction permitted hereunder) after the Closing Date, provided that such Investments exist at the time such Person becomes a Restricted Subsidiary (or is so merged or consolidated) and are not made in contemplation of or in connection with such Person becoming a Restricted Subsidiary (or such merger or consolidation);
(o)Investments held by any Unrestricted Subsidiary at the time such Unrestricted Subsidiary is redesignated as a Restricted Subsidiary pursuant to the definition of the term “Unrestricted Subsidiary”, provided that such Investments have not been made in contemplation of or in connection with such redesignation;
(p)any other Acquisition or other Investment to the extent consideration therefor is made solely with Equity Interests (other than Disqualified Equity Interests) in Holdings or any Parent;
(q)Investments (i) deemed to exist as a result of Liens permitted by Section 6.2, (ii) consisting of the incurrence or assumption of Indebtedness in accordance with Section 6.1 (other than in reliance on Section 6.1(b) or 6.1(c) and other than Investments resulting from loans and advances to, or Guarantees of obligations of, Restricted Subsidiaries that are not Credit Parties) and (iii) consisting of the acquisition of assets resulting from the consummation of a merger, consolidation, dissolution or liquidation in accordance with Section 6.8(a) (it being understood that this clause (q) may be relied on to consummate any transaction that is technically subject to this Section 6.6 but is intended to be restricted primarily by any such other Section, but may not be relied on to consummate any transaction that is intended to be restricted primarily by this Section 6.6);
(r)any other Acquisition or other Investments, provided that the Acquisition Consideration with respect to any such Acquisition or the amount of any such other Investment shall not exceed the Available Basket Amount at the time such Acquisition or other Investment is consummated;
(s)Investments in any Escrow Subsidiary in an amount not to exceed the amount of Escrow Funds referred to in clause (b) of the definition thereof with respect to Escrow Indebtedness of such Escrow Subsidiary;
(t)Investments in a Receivables Subsidiary solely as a part of a Permitted Securitization Permitted under Section 6.1(u);
(u)any other Acquisition or other Investment, provided that the Acquisition Consideration with respect to any such Acquisition or the amount of any such other Investment shall not cause the aggregate amount of all Acquisition Consideration paid in connection with all Acquisitions made, together with the aggregate amount of all Investments outstanding, in each case in reliance on this clause (u), measured at the time such Acquisition or other Investment is consummated, to exceed the greater of (x) $41,500,000 and (y) 50% of Consolidated Adjusted EBITDA for the then most recently ended Test Period;

(v)any other Acquisition or other Investment, provided that (i) at the time each such Acquisition is consummated or such Investment is made, the applicable Payment Conditions shall be satisfied after giving Pro Forma Effect thereto and (ii) if the Acquisition Consideration with respect to any such Acquisition or the amount of such other Investment exceeds $12,500,000, the Borrower shall have delivered to the Administrative Agent a certificate of a Financial Officer of the Borrower certifying that all the requirements of the applicable Payment Conditions have been satisfied with respect thereto and including reasonably detailed calculations demonstrating satisfaction of such requirements;
(w)Investments (i) by Holdings, the Borrower or any other Credit Party in any Restricted Subsidiary that is not a Credit Party to the extent made with Cash or Cash Equivalents necessary to fund a Permitted Acquisition permitted hereunder, (ii) by Holdings, the Borrower or any other Credit Party in any Restricted Subsidiary that is not a Credit Party so long as such Investment is part of a series of simultaneous Investments by Holdings, the Borrower and the other Restricted Subsidiaries in other Restricted Subsidiaries that result in the proceeds of the initial Investment being invested in Holdings, the Borrower or one or more Credit Parties or (iii) consisting of the transfer or contribution to any CFC or CFC Holding Company of Equity Interests in any other CFC or CFC Holding Company or exchange of Indebtedness owing by any CFC or CFC Holding Company for Indebtedness, in a like amount, owing by another CFC or CFC Holding Company;
(x)Investments (i) received in respect of, or consisting of, the transfer or contribution of Equity Interests in or Indebtedness of any CFC or CFC Holding Company to any other CFC or CFC Holding Company, (ii) by the Borrower or any other Credit Party in any Restricted Subsidiary that is not a Credit Party so long as such Investment is part of a series of substantially concurrent Investments by Holdings, the Borrower and the other Restricted Subsidiaries in Restricted Subsidiaries that result in the proceeds of the initial Investment being invested in the Borrower or one or more other Credit Parties and (iii) by Holdings, the Borrower or any other Restricted Subsidiary in the Borrower or any other Restricted Subsidiary made for tax planning reorganization purposes, so long as the Borrower provides to the Administrative Agent evidence reasonably acceptable to the Administrative Agent that, after giving effect to such Investments, the value of the assets that constitute Collateral and the value of the assets of the Credit Parties, in each case taken as a whole, is not impaired in any material respect by such Investment (as determined in good faith by the Borrower);
(y)Investments made in any joint venture or non-wholly-owned Restricted Subsidiary to the extent required by, or made pursuant to, customary buy/sell arrangements between the parties to such joint venture or equityholders of such non-wholly-owned Restricted Subsidiary, as set forth in the joint venture agreement, operating agreement, shareholders agreement or similar agreement governing such joint venture or non-wholly-owned Restricted Subsidiary;
(z)Investments in joint ventures; provided that the amount of any such Investment shall not cause the aggregate amount of all Investments outstanding, in each case in reliance on this clause (z), measured at the time such Investment is consummated, to exceed the greater of (x) $20,750,000 and (y) 25% of Consolidated Adjusted EBITDA for the then most recently ended Test Period; and
(aa)Investments in Unrestricted Subsidiaries, provided that the amount of any such Investment shall not cause the aggregate amount of all Investments outstanding, in each case in reliance on this clause (aa), measured at the time such Investment is consummated, to exceed the greater of (x) $20,750,000 and (y) 25% of Consolidated Adjusted EBITDA for the then most recently ended Test Period.

Notwithstanding anything to the contrary in this Section 6.6, none of Holdings, the Borrower or any other Restricted Subsidiary shall make any Investment that results in or facilitates in any manner any Restricted Payment not permitted under Section 6.4(a).

6.7.Fixed Charge Coverage Ratio. During any period (each, a “Covenant Period”) (a) commencing on any date on which Specified Excess Availability is less than the greater of (i) 10.0% of the Line Cap and (ii) $9,000,000 and (b) ending on the date on which Specified Excess Availability shall have been at least the greater of (i) 10.0% of the Line Cap and (ii) $9,000,000 for 20 consecutive calendar days, the Borrower will not permit the Fixed Charge Coverage Ratio as of the last day of any Test Period (commencing with the Test Period ended immediately prior to the commencement of the Covenant Period) to be less than 1.00 to 1.00.
6.8.Fundamental Changes; Disposition of Assets; Equity Interests of Subsidiaries. (a) None of Holdings, the Borrower or any other Restricted Subsidiary will merge, or consolidate with or into any other Person, or liquidate, wind up or dissolve (or suffer any liquidation or dissolution), and none of Holdings, the Borrower or any other Restricted Subsidiary shall Dispose (whether in one transaction or in a series of transactions) of assets that represent all or substantially all of the assets of Holdings, the Borrower and the other Restricted Subsidiaries, on a consolidated basis, except that:
(i)any Person may merge into the Borrower in a transaction in which the Borrower is the surviving corporation;
(ii)any Person (other than the Borrower) may merge or consolidate with or into any Restricted Subsidiary in a transaction in which the surviving entity is a Restricted Subsidiary (and, if any party to such merger or consolidation is a Guarantor Subsidiary, the surviving entity is a Guarantor Subsidiary except to the extent such transaction constitutes an Investment in a Restricted Subsidiary that is not a Credit Party permitted by Section 6.6 (other than in reliance on Section 6.6(r));
(iii)any Restricted Subsidiary may merge or consolidate with or into any Person (other than the Borrower) in a transaction permitted under Section 6.8(b) in which, after giving effect to such transaction, the surviving entity is not a Subsidiary, provided that such transaction shall not result in Holdings, the Borrower and the other Restricted Subsidiaries Disposing (whether in one transaction or in a series of transactions) of assets that represent all or substantially all of the assets of Holdings, the Borrower and the other Restricted Subsidiaries, on a consolidated basis;
(iv)any Restricted Subsidiary may liquidate or dissolve or may (if the validity, perfection and priority of the Liens created by the Collateral Documents are not adversely affected thereby) change its legal form, in each case if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not disadvantageous to the Lenders in any material respect (it being understood that in the case of any liquidation or dissolution of a Restricted Subsidiary that is a Guarantor Subsidiary, such Restricted Subsidiary shall at or before the time of such liquidation or dissolution transfer its assets to Holdings, the Borrower or another Restricted Subsidiary that is a Guarantor Subsidiary and in the case of any change in legal form, a Restricted Subsidiary that is a Guarantor Subsidiary will remain a Guarantor Subsidiary unless such Restricted Subsidiary is otherwise permitted to cease being a Guarantor Subsidiary hereunder); and

(v)Holdings may merge or consolidate or Dispose of all or substantially all of the assets in the manner described in the definition thereof;

provided that, in the case of clauses (i), (ii) and (iii) above, any such merger or consolidation shall not be permitted unless it, and each Investment resulting therefrom, is also permitted under Section 6.6 (other than in reliance on Section 6.6(q)).

(b)None of Holdings, the Borrower or any other Restricted Subsidiary will Dispose of, or exclusively license, any asset, including any Equity Interest, owned by it, except:
(i)Dispositions of (A) inventory, goods held for sale and other similar assets in the ordinary course of business, (B) used, obsolete, worn out or surplus equipment in the ordinary course of business, (C) items of property no longer used, useful or economically practicable to maintain in the conduct of the business of Holdings, the Borrower and the other Restricted Subsidiaries (including allowing any registrations or any applications for registration of any Intellectual Property to lapse or be abandoned), (D) leasehold improvements to landlords pursuant to the terms of leases in respect of Leasehold Property and (E) Cash and Cash Equivalents (and other assets that were Cash Equivalents when the original Investment was made);
(ii)Dispositions and exclusive licenses to Holdings, the Borrower or any other Restricted Subsidiary;
(iii)Dispositions of (A) accounts receivable in connection with the compromise or collection thereof in the ordinary course of business and not as part of any accounts receivables financing transaction and (B) trade receivables and related assets as part of a Permitted Securitization permitted under Section 6.1(u);
(iv)Dispositions of assets subject to any insurance/condemnation event (including dispositions in lieu of condemnation);
(v)leases, subleases, licenses, sublicenses, other grants of right to use or exploit and occupancy agreements in respect of any other assignments of any property, including intellectual property rights, entered into by Holdings, the Borrower or any other Restricted Subsidiary as a lessor, sublessor, licensor, sublicensor or other grantor in the ordinary course of business, provided that such leases, subleases, licenses, sublicenses, grants or agreements do not adversely affect in any material respect the value of the properties subject thereto (including the value thereof as Collateral) or interfere in any material respect with the ordinary conduct of business of Holdings, the Borrower or any other Restricted Subsidiary;
(vi)Dispositions of property to the extent that (A) such property is exchanged for credit against the purchase price of similar replacement property or (B) the proceeds of such Disposition are promptly applied to the purchase price of such replacement property, provided that, to the extent property disposed under this clause (vi) constitutes ABL Priority Collateral, such replacement property shall constitute ABL Priority Collateral;
(vii)(A) Liens permitted by Section 6.2, (B) Restricted Payments permitted by Section 6.4(a), (C) Investments permitted by Section 6.6 and (D) Sale/Leaseback Transactions permitted by Section 6.9 (it being understood that this clause (vii) may be relied on to consummate any transaction that is technically subject to this Section 6.7 but is intended to be restricted primarily by any such other Section, but may not be relied on to consummate any transaction that is intended to be restricted primarily by this Section 6.7);
(viii)the unwinding of Hedge Agreements in accordance with the terms thereof;
(ix)Dispositions of Investments (including Equity Interests) in, and issuances of Equity Interests by, any joint venture or non-wholly owned Restricted Subsidiary to the extent required by, or made pursuant to customary buy/sell arrangements between the parties to such joint venture or equityholders of such non-wholly owned Restricted Subsidiary set forth in, the joint venture agreement, operating agreement, shareholders agreement or similar agreement governing such joint venture or non-wholly-owned Restricted Subsidiary;
(x)Dispositions of Equity Interests in, or Indebtedness or other Securities of, any Unrestricted Subsidiary, provided that all Dispositions made in reliance on this clause (x) shall be made for fair value (as determined in good faith by the Borrower);
(xi)Dispositions of assets that are not permitted by any other clause of this Section 6.8(b), provided that (A) all Dispositions made in reliance on this clause (xi) shall be made for fair value (as determined in good faith by the Borrower), (B) in the case of any Disposition (or a series of related Dispositions) for consideration in excess of the greater of $7,000,000 and 10% of Consolidated Adjusted EBITDA for the then most recently ended Test Period in value, Holdings, the Borrower or such Restricted Subsidiary shall receive at least 75% of the consideration for such transaction in Cash (provided further that for the purposes of this clause (B), the following shall be deemed to be Cash: (x) the assumption by the transferee of Indebtedness or other liabilities (contingent or otherwise) of Holdings, the Borrower or any other Restricted Subsidiary (other than any Junior Indebtedness) for which Holdings, the Borrower or such other Restricted Subsidiary shall have been validly released in writing from all liability on such Indebtedness or other liability in connection with such Disposition, (y) Securities received by Holdings, the Borrower or any other Restricted Subsidiary from the transferee that are converted into Cash or Cash Equivalents (to the extent of the Cash or Cash Equivalents received in such conversion) within 180 days following the closing of the applicable Disposition and (z) aggregate non-Cash consideration received by Holdings, the Borrower and the other Restricted Subsidiaries for all Dispositions consummated in reliance on this clause (net of any non-Cash consideration converted into Cash and Cash Equivalents) having an aggregate fair value (determined as of the closing of the applicable Disposition for which such non-cash consideration is received) not in excess of the greater of $25,000,000 and 30% of Consolidated Adjusted EBITDA for the then most recently ended Test Period, (C) if ABL Priority Collateral with a value in excess of the lesser of (x) $12,500,000 and (y) the amount of Excess Availability at such time (immediately prior to such Disposition) is included in the assets subject to such Disposition, the Borrower shall have (1) delivered to the Administrative Agent a completed Borrowing Base Certificate calculating and certifying the Borrowing Base and the Excess Availability as of the most recent Borrowing Base Reporting Date for which a calculation of the Borrowing Base shall have been delivered pursuant to Section 5.1(l) giving Pro Forma Effect to such Disposition as if effected immediately prior to such Borrowing Base Reporting Date and (2) shall have substantially simultaneously with the consummation of such transaction, to the extent that Total Utilization of Revolving Commitments would otherwise exceed the Borrowing Base then in effect, prepaid Loans and/or Cash Collateralized Letters of Credit in an amount sufficient to eliminate such excess, and (D) after giving effect to any such Disposition, no Event of Default shall have occurred and be continuing;
(xii)(A) Dispositions or terminations of leases, subleases, licenses, sublicenses or other grants of rights to use or exploit, occupancy agreements in respect of or other assignments of, any property, including intellectual property rights, and (B) any expiration of any option agreement with respect to real or personal property;
(xiii)the surrender or waiver of contractual rights and settlement or waiver of contractual or litigation claims;
(xiv)Dispositions for fair market value (as determined in good faith by the Borrower) of Equity Interests in, or Indebtedness or other securities of, or any issuance of Equity Interests by, any Unrestricted Subsidiary;
(xv)Dispositions of assets not constituting Collateral, provided the aggregate fair market value (as determined in good faith by the Borrower) of assets Disposed pursuant to this clause (xv) shall not cause the aggregate amount of assets disposed of pursuant to this clause (xv), measured at the time such Disposition is consummated, to exceed the greater of (i) $10,500,000 and (ii) 12.5% of Consolidated Adjusted EBITDA for the then most recently ended Test Period;
(xvi)Dispositions of any other asset, provided that the aggregate fair market value (as determined in good faith by the Borrower) of assets Disposed pursuant to this clause (xvi) shall not cause the aggregate amount of assets disposed of pursuant to this clause (xvi), measured at the time such Disposition is consummated, to exceed the greater of (i) $12,500,000 and (ii) 15% of Consolidated Adjusted EBITDA for the then most recently ended Test Period;
(xvii)Dispositions of real estate assets and related assets in the ordinary course of business in connection with relocation activities for officers, directors, employees, managers, partners, consultants or independent contractors of Holdings, the Borrower, any other Restricted Subsidiary or any direct or indirect parent thereof;
(xviii)Dispositions made to comply with an order of any Governmental Authority or other applicable law (including the Disposition of any assets (including Equity Interests) made to obtain the approval of any applicable antitrust authority in connection with an Acquisition permitted by Section 6.6; and
(xix)any sale of motor vehicles and information technology equipment purchased at the end of an operating lease and resold thereafter.
(c)The Borrower will not permit any Person other than the Borrower, or one or more of its Restricted Subsidiaries that is not a CFC or a CFC Holding Company, to own any Equity Interests in any Restricted Subsidiary that is a Domestic Subsidiary and is not a CFC Holding Company, provided that (i) any CFC Holding Company may own Equity Interests in any other CFC Holding Company, (ii) the foregoing shall not apply with respect to any Domestic Subsidiary the Equity Interests of which are owned by a CFC or a CFC Holding Company as of the Closing Date or, in the case of any Domestics Subsidiary that becomes a Subsidiary after the Closing Date, as of the date such Domestic Subsidiary became a Subsidiary and (iii) any Restricted Subsidiary that is a Domestic Subsidiary and is not a CFC Holding Company may issue its Equity Interests to any Restricted Subsidiary that is a CFC or a CFC Holding Company as part of a tax planning reorganization, provided that substantially concurrently therewith such Equity Interests are transferred by such recipient Restricted Subsidiary to Holdings, the Borrower or another Restricted Subsidiary that is not a CFC or a CFC Holding Company.
6.9.Sales and Leasebacks. None of Holdings, the Borrower or any other Restricted Subsidiary will enter into any Sale/Leaseback Transaction unless (a) any Capital Lease Obligations arising in connection therewith are permitted under Section 6.1(s), (b) any Liens arising in connection therewith (including Liens deemed to arise in connection with any such Capital Lease Obligations) are permitted under Section 6.2(r) and (c) after giving effect to such Sale/Leaseback Transaction, the aggregate fair value (as determined in good faith by the Borrower) of all property Disposed of in the Sale/Leaseback Transactions consummated after the Closing Date shall not be in excess of the greater of (x) $29,000,000 and (y) 35% of Consolidated Adjusted EBITDA for the then most recently ended Test Period.
6.10.Transactions with Affiliates. None of Holdings, the Borrower or any other Restricted Subsidiary will, directly or indirectly, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of Holdings, the Borrower or such Restricted Subsidiary in excess of the greater of (i) $7,000,000 and (ii) 10% of Consolidated Adjusted EBITDA for the then most recently ended Test Period on terms that are less favorable in any material respect to Holdings, the Borrower or such other Restricted Subsidiary, as the case may be, than those that would prevail in an arm’s-length transaction with unrelated third parties (as determined in good faith by the Borrower); provided that the foregoing restriction shall not apply to:
(a)transactions between or among the Credit Parties or their Restricted Subsidiaries or any other Person that becomes a Restricted Subsidiary as a result of such transaction, not involving any other Affiliate;
(b)(i) the Transactions and the payment of fees and expenses in connection with the consummation of the Transactions and (ii) transactions required or expressly permitted under this Agreement;
(c)any Restricted Payment or Restricted Debt Prepayment permitted under Section 6.4;
(d)issuances by Holdings of Equity Interests (other than Disqualified Equity Interests) and receipt by Holdings of capital contributions;
(e)employment, compensation, bonus, incentive, retention and severance arrangements and health, disability and similar insurance or benefit plans or other benefit arrangements between Holdings, any Parent, the Borrower or any of the other Subsidiaries and their respective future, current or former officers, directors, employees, managers, partners, consultants or independent contractors (including management and employee benefit plans or agreements, subscription agreements or similar agreements pertaining to the repurchase of Equity Interests pursuant to put/call rights or similar rights with future, current or former officers, directors, employees, managers, partners, consultants or independent contractors and stock option or incentive plans and other compensation arrangements) in the ordinary course of business or as otherwise approved by the board of directors (or other similar governing body) of Holdings, any Parent, the Borrower or any other Restricted Subsidiary;
(f)payment of customary fees and indemnities to and reimbursement of out-of-pocket costs and expenses of any future, current or former officers, directors, employees of Holdings, the

Borrower and the other Restricted Subsidiaries (and, to the extent attributable to the operations or ownership of Holdings, the Borrower and the other Restricted Subsidiaries, to any Parent) entered into in the ordinary course of business;
(g)Investments permitted by Section 6.6;
(h)the agreements set forth on Schedule 6.10 or any amendment, modification, replacement, renewal or extension of to any such agreement to the extent that the resulting agreement, taken as a whole, is not adverse to the Lenders in any material respect;
(i)transactions with a Receivables Subsidiary in connection with a Permitted Securitization permitted under Section 6.1(u);
(j)transactions between Holdings, the Borrower or any other Restricted Subsidiary and any Person that is an Affiliate solely due to the fact that a director of such Person is also a director of Holdings, any Parent, the Borrower or any other Subsidiary, provided that such director abstains from voting as a director of Holdings, such Parent, the Borrower or such other Subsidiary, as the case may be, on any matter involving such other Person;
(k)payment of out-of-pocket costs and expenses relating to registration rights and indemnities provided to Persons holding Equity Interests in Holdings or any Parent pursuant to any registration rights agreement entered into after the Closing Date;
(l)transactions in which Holdings, the Borrower or any other Restricted Subsidiary, as the case may be, delivers to the Administrative Agent a letter from an accounting, appraisal, investment banking firm or consultant of nationally recognized standing that is, in the good faith judgment of the Borrower, qualified to perform the task for which it has been engaged and that is independent of Holdings and its Affiliates stating that such transaction meets the requirements of this Section 6.10;
(m)(i) transactions with customers, clients, joint venture partners, suppliers or purchasers or sellers for the purchase or sale of goods, equipment, products, parts and services entered into in the ordinary course of business and (ii) other transactions with non-wholly-owned Subsidiaries, joint ventures or VIEs in the ordinary course of business consistent with past practices; and
(n)to the extent permitted by Sections 6.4 and 6.6, payments by Holdings, the Borrower and the other Restricted Subsidiaries pursuant to any tax sharing agreements among any of Holdings, the Borrower or any other Restricted Subsidiary.
6.11.Conduct of Business. None of Holdings, the Borrower or any other Restricted Subsidiary will engage to any material extent in any business substantially different from the types of businesses conducted by Holdings, the Borrower and the other Restricted Subsidiaries on the Closing Date and businesses reasonably related, complementary, synergistic or ancillary thereto or representing a reasonable extension thereof.
6.12.Hedge Agreements. None of Holdings, the Borrower or any other Restricted Subsidiary will enter into any Hedge Agreement, except (a) Hedge Agreements entered into to hedge or mitigate risks to which Holdings, the Borrower or any other Restricted Subsidiary has actual exposure (other than in respect of Equity Interests or Indebtedness of Holdings, the Borrower or any other Restricted Subsidiary) and (b) Hedge Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of Holdings, the Borrower or any other Restricted Subsidiary.
6.13.Amendments or Waivers of Organizational Documents and Certain Agreements. None of Holdings, the Borrower or any other Restricted Subsidiary will agree to any amendment, restatement, supplement or other modification to, or waiver of any of its rights under, (a) any agreement or instrument governing or evidencing any Junior Indebtedness that is Material Indebtedness or (b) its Organizational Documents, in each case, to the extent such amendment, modification or waiver could reasonably be expected to be adverse in any material respect to the Lenders, it being understood that any Junior Indebtedness may be modified to permit any extension or refinancing thereof to the extent otherwise permitted by this Agreement.
6.14.Fiscal Year. None of Holdings, the Borrower or any other Restricted Subsidiary will change its Fiscal Year to end on a date other than December 31; provided that the Borrower may, upon written notice to the Administrative Agent, change its Fiscal Year to end on any other date reasonably acceptable to the Administrative Agent, in which case the Borrower and the Administrative Agent will, and are hereby authorized by the Lenders to, make any amendments or other modifications to this Agreement and the other Credit Documents that are necessary, in the reasonable judgment of the Administrative Agent and the Borrower, to reflect such change in Fiscal Year.
SECTION 7.GUARANTEE
7.1.Guarantee of the Obligations. The Guarantors jointly and severally hereby irrevocably and unconditionally guarantee the due and punctual payment in full of all Obligations when and as the same shall become due. In furtherance of the foregoing, the Guarantors hereby jointly and severally agree that upon the failure of the Borrower or any other Person to pay any of the Obligations when and as the same shall become due, whether at stated maturity, by required prepayment, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code or any similar provision of, or stay imposed under, any other Debtor Relief Law), the Guarantors will upon demand pay, or cause to be paid, in Cash, to the Administrative Agent, for the ratable benefit of Secured Parties, an amount equal to the sum of all Obligations then due as aforesaid.
7.2.Indemnity by Holdings and the Borrower; Contribution by the Guarantors. (a) In addition to all such rights of indemnity and subrogation as any Guarantor Subsidiary may have under applicable law (but subject to Section 7.5), Holdings and the Borrower agree that (i) in the event a payment shall be made by any Guarantor Subsidiary under its Obligations Guarantee, Holdings and the Borrower shall indemnify such Guarantor Subsidiary for the full amount of such payment and such Guarantor Subsidiary shall be subrogated to the rights of the Person to whom such payment shall have been made to the extent of such payment and (ii) in the event any Collateral provided by any Guarantor Subsidiary shall be sold pursuant to any Collateral Document to satisfy in whole or in part any Obligations, Holdings and the Borrower shall indemnify such Guarantor Subsidiary in an amount equal to the fair market value of the assets so sold.
(b)The Guarantor Subsidiaries desire to allocate among themselves, in a fair and equitable manner, their obligations arising under this Section 7 and under the Collateral Documents. Accordingly, in the event any payment or distribution is made on any date by a Guarantor Subsidiary under its Obligations Guarantee such that its Aggregate Payments exceed its Fair Share as of such date (such Guarantor Subsidiary being referred to as a “Claiming Guarantor”) and Holdings and the Borrower do not indemnify such Claiming Guarantor in accordance with Section 7.2(a), such Claiming Guarantor shall be entitled to a contribution from each other Guarantor

Subsidiary in an amount sufficient to cause each Guarantor Subsidiary’s Aggregate Payments to equal its Fair Share as of such date (and for all purposes of this Section 7.2(b), any sale or other dispositions of Collateral of a Guarantor Subsidiary pursuant to an exercise of remedies under any Collateral Document shall be deemed to be a payment by such Guarantor Subsidiary under its Obligations Guarantee in an amount equal to the fair market value of such Collateral, less any amount of the proceeds of such sale or other dispositions returned to such Guarantor Subsidiary). “Fair Share” means, with respect to any Guarantor Subsidiary as of any date of determination, an amount equal to (i) the ratio of (A) the Fair Share Contribution Amount with respect to such Guarantor Subsidiary to (B) the aggregate of the Fair Share Contribution Amounts with respect to all Guarantor Subsidiaries multiplied by (ii) the aggregate amount paid or distributed on or before such date by all Claiming Guarantors under their Obligations Guarantees. “Fair Share Contribution Amount” means, with respect to any Guarantor Subsidiary as of any date of determination, the maximum aggregate amount of the obligations of such Guarantor Subsidiary under its Obligations Guarantee that would not render its obligations thereunder subject to avoidance as a fraudulent transfer or conveyance under Section 548 of the Bankruptcy Code or any comparable applicable provisions of state law; provided that solely for purposes of calculating the “Fair Share Contribution Amount” with respect to any Guarantor Subsidiary for purposes of this Section 7.2(b), any assets or liabilities of such Guarantor Subsidiary arising by virtue of any rights to subrogation, reimbursement or indemnification or any rights to or obligations of contribution under this Section 7 shall not be considered as assets or liabilities of such Guarantor Subsidiary. “Aggregate Payments” means, with respect to any Guarantor Subsidiary as of any date of determination, an amount equal to (A) the aggregate amount of all payments and distributions made on or before such date by such Guarantor Subsidiary in respect of its Obligations Guarantee (including any payments and distributions made under this Section 7.2(b)), minus (B) the aggregate amount of all payments received on or before such date by such Guarantor Subsidiary from Holdings and the Borrower pursuant to Section 7.2(a) or the other Guarantor Subsidiaries pursuant to this Section 7.2(b). The amounts payable under this Section 7.2(b) shall be determined as of the date on which the related payment or distribution is made by the applicable Claiming Guarantor. The allocation among Guarantor Subsidiaries of their obligations as set forth in this Section 7.2(b) shall not be construed in any way to limit the liability of any Guarantor Subsidiary hereunder or under any Collateral Document.
7.3.Liability of Guarantors Absolute. Each Guarantor agrees that its obligations under this Section 7 are irrevocable, absolute, independent and unconditional and shall not be affected by any circumstance that constitutes a legal or equitable discharge of a guarantor or surety other than payment in full in Cash of the Obligations. In furtherance of the foregoing and without limiting the generality thereof, each Guarantor agrees as follows:
(a)its Obligations Guarantee is a guarantee of payment when due and not of collectability and is a primary obligation of such Guarantor and not merely a contract of surety;
(b)the Administrative Agent may enforce its Obligations Guarantee upon the occurrence of an Event of Default notwithstanding the existence of any dispute between the Borrower and any Secured Party with respect to the existence of such Event of Default;
(c)the obligations of each Guarantor hereunder are independent of the obligations of the Borrower or of any other guarantor (including any other Guarantor) of the Obligations, and a separate action or actions may be brought and prosecuted against such Guarantor whether or not any action is brought against the Borrower, any other Guarantor or any other Person and whether or not the Borrower, any other Guarantor or any other Person is joined in any such action or actions;

(d)payment by any Guarantor of a portion, but not all, of the Obligations shall in no way limit, affect, modify or abridge any Guarantor’s liability for any portion of the Obligations that has not been paid (and, without limiting the generality of the foregoing, if the Administrative Agent is awarded a judgment in any suit brought to enforce any Guarantor’s covenant to pay a portion of the Obligations, such judgment shall not be deemed to release such Guarantor from its covenant to pay the portion of the Obligations that is not the subject of such suit, and such judgment shall not, except to the extent satisfied by such Guarantor, limit, affect, modify or abridge any other Guarantor’s liability hereunder in respect of the Obligations);
(e)any Secured Party may, upon such terms as it deems appropriate, without notice or demand and without affecting the validity or enforceability of the Obligations Guarantees or giving rise to any reduction, limitation, impairment, discharge or termination of any Guarantor’s liability under this Section 7, at any time and from time to time (i) renew, extend, accelerate, increase the rate of interest on or otherwise change the time, place, manner or terms of payment of the Obligations, (ii) settle, compromise, release or discharge, or accept or refuse any offer of performance with respect to, or substitutions for, the Obligations or any agreement relating thereto, and/or subordinate the payment of the same to the payment of any other obligations, (iii) request and accept other guarantees of the Obligations and take and hold security for the payment of the Obligations, (iv) release, surrender, exchange, substitute, compromise, settle, rescind, waive, alter, subordinate or modify, with or without consideration, any security for payment of the Obligations, any other guarantees of the Obligations or any other obligation of any Person (including any other Guarantor) with respect to the Obligations, (v) enforce and apply any security now or hereafter held by or for the benefit of such Secured Party in respect of the Obligations and direct the order or manner of sale thereof, or exercise any other right or remedy that such Secured Party may have against any such security, in each case as such Secured Party in its discretion may determine consistent herewith or with the applicable Specified Hedge Agreement or Specified Cash Management Services Agreement and any applicable security agreement, including foreclosure on any such security or exercise of a power of sale pursuant to one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable, and even though such action operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Guarantor against any other Credit Party or any security for the Obligations, and (vi) exercise any other rights available to it under the Credit Documents or any Specified Hedge Agreements or Specified Cash Management Services Agreements; and
(f)the Obligations Guarantees and the obligations of the Guarantors thereunder shall be valid and enforceable and shall not be subject to any reduction, limitation, impairment, discharge or termination for any reason, including the occurrence of any of the following, whether or not any Guarantor shall have had notice or knowledge of any of them (in any case other than payment in full in Cash of the Obligations or release of a Guarantor Subsidiary’s Obligations Guarantee in accordance with Section 9.8(d)(ii)): (i) any failure or omission to assert or enforce or agreement or election not to assert or enforce, or the stay or enjoining, by order of court, by operation of law or otherwise, of the exercise or enforcement of, any claim or demand or any right, power or remedy (whether arising under the Credit Documents or any Specified Hedge Agreements or Specified Cash Management Services Agreements, at law, in equity or otherwise) with respect to the Obligations or any agreement relating thereto, or with respect to any other guarantee of or security for the payment of the Obligations, (ii) any rescission, waiver, amendment or modification of, or any consent to departure from, any of the terms or provisions (including provisions relating to events of default) of any Credit Document, any Specified Hedge Agreement or any Specified Cash Management Services Agreement or any agreement or instrument executed pursuant thereto, or of any other guarantee or security for the Obligations, in each case whether or not in accordance with the terms hereof or such Credit Document, such Specified Hedge Agreement or such Specified

Cash Management Services Agreement or any agreement relating to such other guarantee or security, (iii) the Obligations, or any agreement relating thereto, at any time being found to be illegal, invalid or unenforceable in any respect, (iv) the application of payments received from any source (other than payments received pursuant to the other Credit Documents or any Specified Hedge Agreement or Specified Cash Management Services Agreement under which any Obligations arose or from the proceeds of any security for the Obligations, except to the extent such security also serves as collateral for indebtedness other than the Obligations) to the payment of obligations other than the Obligations, even though any Secured Party could have elected to apply such payment to all or any part of the Obligations, (v) any Secured Party’s consent to the change, reorganization or termination of the corporate structure or existence of Holdings, the Borrower or any other Subsidiary and to any corresponding restructuring of the Obligations, (vi) any failure to perfect or continue perfection of a security interest in any collateral that secures any of the Obligations, (vii) any defenses, set-offs or counterclaims that the Borrower or any other Person may allege or assert against any Secured Party in respect of the Obligations, including failure of consideration, breach of warranty, statute of frauds, statute of limitations, accord and satisfaction and usury, and (viii) any other act or thing or omission, or delay to do any other act or thing, that may or might in any manner or to any extent vary the risk of any Guarantor as an obligor in respect of the Obligations.
7.4.Waivers by the Guarantors. Each Guarantor hereby waives, for the benefit of the Secured Parties: (a) any right to require any Secured Party, as a condition of payment or performance by such Guarantor in respect of its obligations under this Section 7, (i) to proceed against the Borrower, any other guarantor (including any other Guarantor) of the Obligations or any other Person, (ii) to proceed against or exhaust any security held from the Borrower, any such other guarantor or any other Person, (iii) to proceed against or have resort to any balance of any deposit account or credit on the books of any Secured Party in favor of any Credit Party or any other Person or (iv) to pursue any other remedy in the power of any Secured Party whatsoever; (b) any defense arising by reason of the incapacity, lack of authority or any disability or other defense of the Borrower or any other Guarantor, including any defense based on or arising out of the lack of validity or the unenforceability of the Obligations or any agreement or instrument relating thereto or by reason of the cessation of the liability of the Borrower or any other Guarantor from any cause other than payment in full in Cash of the Obligations; (c) any defense based upon any law that provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; (d) any defense based upon any Secured Party’s errors or omissions in the administration of the Obligations; (e) (1) any principles or provisions of any law that are or might be in conflict with the terms hereof or any legal or equitable discharge of such Guarantor’s obligations hereunder, (2) the benefit of any statute of limitations affecting such Guarantor’s liability hereunder or the enforcement hereof, (3) any rights to set-offs, recoupments and counterclaims and (4) promptness, diligence and any requirement that any Secured Party protect, secure, perfect or insure any security interest or lien or any property subject thereto; (f) notices, demands, presentments, protests, notices of protest, notices of dishonor and notices of any action or inaction, including acceptance hereof, notices of default under the Credit Documents or any Specified Hedge Agreement or any Specified Cash Management Services Agreement or any agreement or instrument related thereto, notices of any renewal, extension or modification of the Obligations or any agreement related thereto, notices of any extension of credit to the Borrower or any other Credit Party and notices of any of the matters referred to in Section 7.3 and any right to consent to any thereof; and (g) any defenses or benefits that may be derived from or afforded by law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms hereof.
7.5.Guarantors’ Rights of Subrogation, Contribution, Etc. Until the Obligations shall have been indefeasibly paid in full in Cash, the Commitments shall have terminated and all Letters of Credit shall have expired or been terminated, each Guarantor hereby waives any claim, right or remedy, direct or indirect, that such Guarantor now has or may hereafter have against the Borrower or any other

Guarantor or any of its assets in connection with its Obligations Guarantee or the performance by such Guarantor of its obligations thereunder, in each case whether such claim, right or remedy arises in equity, under contract, by statute, under common law or otherwise and including (a) any right of subrogation, reimbursement or indemnity that such Guarantor now has or may hereafter have against the Borrower with respect to the Obligations, including any such right of indemnity under Section 7.2(a), (b) any right to enforce, or to participate in, any claim, right or remedy that any Secured Party now has or may hereafter have against the Borrower and (c) any benefit of, and any right to participate in, any collateral or security now or hereafter held by or for the benefit of any Secured Party. In addition, until the Obligations shall have been indefeasibly paid in full in Cash, the Commitments shall have terminated and all Letters of Credit shall have expired or been terminated, each Guarantor shall withhold exercise of any right of contribution such Guarantor may have against any other guarantor (including any other Guarantor) of the Obligations, including any such right of contribution under Section 7.2(b). Each Guarantor further agrees that, to the extent the waiver or agreement to withhold the exercise of its rights of subrogation, reimbursement, indemnity and contribution as set forth herein is found by a court of competent jurisdiction to be void or voidable for any reason, any rights of subrogation, reimbursement or indemnity such Guarantor may have against the Borrower or against any collateral or security, and any rights of contribution such Guarantor may have against any other Guarantor, shall be junior and subordinate to any rights any Secured Party may have against the Borrower or any other Credit Party, to all right, title and interest any Secured Party may have in any such collateral or security, and to any right any Secured Party may have against such other Guarantor. If any amount shall be paid to any Guarantor on account of any such subrogation, reimbursement, indemnity or contribution rights at any time when all Obligations shall not have been indefeasibly paid in full in Cash, all Commitments not having terminated and all Letters of Credit not having expired or been terminated, such amount shall be held in trust for the Administrative Agent, for the benefit of the Secured Parties, and shall forthwith be paid over to the Administrative Agent, for the benefit of Secured Parties, to be credited and applied against the Obligations, whether matured or unmatured, in accordance with the terms hereof.
7.6.Continuing Guarantee. The Obligations Guarantee is a continuing guarantee and shall remain in effect (except, in the case of a Guarantor Subsidiary, if such Guarantor Subsidiary’s Obligations Guarantee shall have been released in accordance with Section 9.8(d)(ii)) until all of the Obligations (excluding contingent obligations as to which no claim has been made) shall have been paid in full in Cash, the Commitments shall have terminated and all Letters of Credit shall have expired or been terminated. Each Guarantor hereby irrevocably waives any right to revoke its Obligations Guarantee as to future transactions giving rise to any Obligations.
7.7.Authority of the Guarantors or the Borrower. It is not necessary for any Secured Party to inquire into the capacity or powers of any Guarantor or the Borrower or any Related Party acting or purporting to act on behalf of any such Person.
7.8.Financial Condition of the Credit Parties. Any Credit Extension may be made or continued from time to time, and any Obligations arising under Specified Hedge Agreements or Specified Cash Management Services Agreements may be incurred from time to time, in each case without notice to or authorization from any Guarantor regardless of the financial or other condition of Holdings, the Borrower or any other Subsidiary at the time of any such grant or continuation or at the time such other Obligations are incurred, as the case may be. No Secured Party shall have any obligation to disclose or discuss with any Guarantor its assessment, or any Guarantor’s assessment, of the financial condition of Holdings, the Borrower or any other Subsidiary. Each Guarantor has adequate means to obtain information from Holdings, the Borrower and the other Subsidiaries on a continuing basis concerning the financial condition of Holdings, the Borrower and the other Subsidiaries and their ability to perform the Obligations, and each Guarantor assumes the responsibility for being and keeping informed of the financial condition of Holdings, the Borrower and the other Subsidiaries and of all circumstances bearing upon the risk of nonpayment of the Obligations. Each Guarantor hereby waives and relinquishes any duty on the part of any Secured Party to disclose any matter, fact or thing relating to the business, results of operations, assets, liabilities, condition (financial or otherwise) or prospects of Holdings, the Borrower or any other Subsidiary now or hereafter known by any Secured Party.
7.9.Bankruptcy, Etc. (a) The obligations of the Guarantors hereunder shall not be reduced, limited, impaired, discharged, deferred, suspended or terminated by any case or proceeding, voluntary or involuntary, involving the bankruptcy, insolvency, receivership, reorganization, liquidation, arrangement or similar proceeding of the Borrower or any other Guarantor or by any defense that the Borrower or any other Guarantor may have by reason of the order, decree or decision of any court or administrative body resulting from any such proceeding.
(b)Each Guarantor acknowledges and agrees that any interest on any portion of the Obligations that accrues after the commencement of any case or proceeding referred to in Section 7.9(a) (or, if interest on any portion of the Obligations ceases to accrue by operation of law by reason of the commencement of such case or proceeding, such interest as would have accrued on such portion of the Obligations if such case or proceeding had not been commenced) shall be included in the Obligations because it is the intention of the Guarantors and the Secured Parties that the Obligations that are guaranteed by the Guarantors pursuant to this Section 7 should be determined without regard to any rule of law or order that may relieve Holdings, the Borrower or any other Subsidiary of any portion of any Obligations. The Guarantors will permit any trustee in bankruptcy, receiver, debtor in possession, assignee for the benefit of creditors or similar Person to pay to the Administrative Agent, for the benefit of the Secured Parties, or allow the claim of any Secured Party or of the Administrative Agent, for the benefit of the Secured Parties, in respect of, any such interest accruing after the date on which such case or proceeding is commenced.
(c)In the event that all or any portion of the Obligations are paid by Holdings, the Borrower or any other Subsidiary, the obligations of the Guarantors under this Section 7 shall continue and remain in full force and effect or be reinstated, as the case may be (notwithstanding any prior release of any Obligations Guarantee), in the event that all or any part of such payment(s) are rescinded or recovered directly or indirectly from any Secured Party as a preference, fraudulent transfer or conveyance or transfer at undervalue or otherwise, and any such payments that are so rescinded or recovered shall constitute Obligations for all purposes hereunder.
7.10.Keepwell. Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by any other Guarantor to honor all of such Guarantor’s obligations under this Obligations Guarantee or any other Credit Document in respect of Swap Obligations, provided that each Qualified ECP Guarantor shall only be liable under this Section 7.10 for the maximum amount of such liability that can be incurred without rendering its obligations under this Section 7.10, or otherwise under this Obligations Guarantee, as it relates to such Guarantor, voidable under applicable law relating to fraudulent transfer or conveyance, and not for any greater amount. The obligations of each Qualified ECP Guarantor under this Section 7.10 shall remain in full force and effect until the Obligations shall have been indefeasibly paid in full, the Commitments shall have terminated and all Letters of Credit shall have expired or been terminated. Each Qualified ECP Guarantor intends that this Section 7.10 constitute, and this Section 7.10 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Guarantor for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

SECTION 8.EVENTS OF DEFAULT
8.1.Events of Default. If any one or more of the following conditions or events shall occur:
(a)Failure to Make Payments When Due. Failure by the Borrower (i) to pay, when due, any principal of any Loan, whether at stated maturity, by acceleration, by notice of voluntary prepayment, by mandatory prepayment or otherwise, (ii) to pay, when due, any amount payable to the applicable Issuing Bank in reimbursement of any drawing under any Letter of Credit or to deposit, when due, any Cash Collateral required pursuant to Section 2.13(e) or 2.21 or (iii) to pay, within five Business Days after the date due, any interest on any Loan or any fee or any other amount due hereunder;
(b)Default in Other Agreements. (i) Failure by Holdings, the Borrower or any other Restricted Subsidiary, after the expiration of any applicable grace period, to make any payment that shall have become due and payable (whether of principal, interest or otherwise) in respect of any Material Indebtedness, or (ii) any condition or event shall occur that results in any Material Indebtedness becoming due, or being required to be prepaid, repurchased, redeemed or defeased, prior to its stated final maturity or, in the case of any Hedge Agreement, being terminated, or that enables or permits the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf, or, in the case of any Hedge Agreement, the applicable counterparty, or in the case of any Permitted Securitization, the applicable purchasers or lenders thereunder, with the giving of notice if required and after the expiration of any applicable grace period, to cause such Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its stated maturity or, in the case of any Hedge Agreement, to cause the termination thereof (other than termination events or equivalent events pursuant to the terms of any such Hedge Agreement and not as a result of any default thereunder by Holdings, the Borrower or any other Restricted Subsidiary); provided that, notwithstanding the foregoing, this clause (b) shall not apply to (A) any secured Indebtedness becoming due as a result of the voluntary sale or transfer of the assets securing such Indebtedness, (B) any Indebtedness becoming due as a result of a voluntary refinancing thereof permitted under Section 6.1, (C) any Indebtedness becoming due as a result of a voluntary or mandatory prepayment, repurchase, redemption or defeasance thereof permitted hereunder, (D) any Indebtedness becoming due or being required to be prepaid, repurchased, redeemed or defeased, prior to its stated maturity, in each case, as a result of a Special Mandatory Redemption/Prepayment, or (E) any Indebtedness or Hedge Agreement if such condition or event is waived by the applicable holders or the counterparties prior to any termination of the Commitments or accelerations of the Loans pursuant to this Section 8.1;
(c)Breach of Certain Covenants. Failure of any Credit Party to perform or comply with any term or condition contained in Section 2.5, 5.1(f)(i), 5.2 (with respect to the existence of the Borrower only), 5.13 (at any time during a Cash Dominion Period) or 6;
(d)Breach of Representations, Etc. Any representation, warranty or certification made or deemed made by or on behalf of any Credit Party in any Credit Document or in any certificate (including any Borrowing Base Certificate) at any time provided in writing by or on behalf of any Credit Party pursuant to or in connection with any Credit Document shall be incorrect in any material respect as of the date made or deemed made and such incorrect representation, warranty or certification, if curable, shall not have been remedied within 30 days after receipt by the Borrower of written notice from the Administrative Agent of such failure;

(e)Other Defaults under Credit Documents. Failure of any Credit Party to perform or comply with any term or condition contained herein or in any other Credit Document, other than any such term or condition referred to in any other clause of this Section 8.1, and such failure shall not have been remedied within (i) if such breach relates to Section 5.1(l)(i), three Business Days (or, during a Weekly Reporting Period, two Business Days), (ii) if such breach relates to Section 5.13 (other than during a Cash Dominion Period), three Business Days, or (iii) otherwise, 30 days, in each case, after receipt by the Borrower of written notice from the Administrative Agent of such failure;
(f)Involuntary Bankruptcy; Appointment of Receiver, Etc. (i) A court of competent jurisdiction shall enter a decree or order for relief in respect of Holdings, the Borrower or any other Restricted Subsidiary that is a Material Subsidiary in an involuntary case under any Debtor Relief Law, which decree or order is not stayed; or any other similar relief shall be granted under any applicable federal, state or foreign law; or (ii) an involuntary case shall be commenced against Holdings, the Borrower or any other Restricted Subsidiary that is a Material Subsidiary under any Debtor Relief Law; or a decree or order of a court having jurisdiction in the premises for the involuntary appointment of an interim receiver, receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over Holdings, the Borrower or any other Restricted Subsidiary that is a Material Subsidiary, or over all or substantially all of its property, shall have been entered; or there shall have occurred the involuntary appointment of an interim receiver, receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over Holdings, the Borrower or any other Restricted Subsidiary that is a Material Subsidiary, or over all or substantially all of its property; or a warrant of attachment, execution or similar process shall have been issued against all or substantially all of the property of Holdings, the Borrower or any other Restricted Subsidiary that is a Material Subsidiary, and any such event described in this clause (ii) shall continue for 60 days without having been dismissed or discharged;
(g)Voluntary Bankruptcy; Appointment of Receiver, Etc. Holdings, the Borrower or any other Restricted Subsidiary that is a Material Subsidiary shall have an order for relief entered with respect to it or shall commence a voluntary case under any Debtor Relief Law, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any Debtor Relief Law, or shall consent to the appointment of or taking possession by an interim receiver, receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over Holdings, the Borrower or any other Restricted Subsidiary that is a Material Subsidiary, or over all or substantially all of its property (other than any liquidation permitted by Section 6.8(a)(iv)); or Holdings, the Borrower or any other Restricted Subsidiary that is a Material Subsidiary shall make any assignment for the benefit of creditors; or Holdings, the Borrower or any other Restricted Subsidiary that is a Material Subsidiary shall be unable, or shall fail generally, or shall admit in writing its inability, to pay its debts as such debts become due; or the board of directors (or similar governing body) of Holdings, the Borrower or any other Restricted Subsidiary that is a Material Subsidiary (or any committee thereof) shall adopt any resolution or otherwise authorize any action to approve any of the actions referred to in this Section 8.1(g) or in Section 8.1(f);
(h)Judgments and Attachments. One or more final enforceable judgments for the payment of money in an aggregate amount in excess of the Threshold Amount (other than any such judgment covered by insurance (other than under a self-insurance program) provided by a financially sound insurer to the extent a claim therefor has been made in writing and liability therefor has not been denied by the insurer), shall be rendered against Holdings, the Borrower, any other Restricted Subsidiary or any combination thereof and the same shall remain undischarged for a period of 60 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of Holdings, the Borrower or any other Restricted Subsidiary to enforce any such judgment;
(i)Employee Benefit Plans. There shall occur one or more ERISA Events that individually or in the aggregate have resulted in, or could reasonably be expected to result in, a Material Adverse Effect;
(j)Change of Control. A Change of Control shall occur; or
(k)Obligations Guarantees, Collateral Documents and other Credit Documents. Any Obligations Guarantee (other than any Obligations Guarantee by any Restricted Subsidiary that is not a Material Subsidiary) for any reason shall cease to be, or shall be asserted by any Credit Party not to be, in full force and effect (other than in accordance with its terms), or shall be declared to be null and void; any Lien purported to be created under any Collateral Document shall cease to be, or shall be asserted by any Credit Party not to be, a valid and (to the extent required by the Credit Documents) perfected Lien on any material Collateral, with the priority required by the Credit Documents, except as a result of (i) a Disposition of the applicable Collateral in a transaction permitted under the Credit Documents, (ii) the release thereof as provided in Section 9.8(d), (iii) the Collateral Agent’s failure to (A) file Uniform Commercial Code continuation statements or (B) maintain possession of any stock certificate, promissory note or other instrument delivered to it under the Collateral Documents or (iv) in the case of Collateral consisting of real property, to the extent covered by the title insurance policy applicable to such real property required pursuant to the Collateral and Guarantee Requirement to the extent the insurer has not denied coverage under such title insurance policy; or this Agreement or any Collateral Document shall cease to be in full force and effect (other than in accordance with its terms), or shall be declared null and void, or any Credit Party shall contest the validity or enforceability of any Credit Document or deny that it has any further liability, including with respect to future advances by Lenders, under any Credit Document to which it is a party;

THEN, (i) upon the occurrence of any Event of Default described in Section 8.1(f) or 8.1(g), automatically, and (ii) upon (A) the occurrence and during the continuance of any other Event of Default and (B) notice to the Borrower by the Administrative Agent provided at the request of (or with the consent of) the Requisite Lenders, (1) the Commitments and the obligation of each Issuing Bank to issue, amend or extend any Letter of Credit shall immediately terminate, (2) the unpaid principal amount of and accrued interest on the Loans and all other Obligations (other than the Specified Hedge Obligations and the Specified Cash Management Services Obligations) shall immediately become due and payable, and the Borrower shall immediately be required to deposit Cash Collateral in respect of Letter of Credit Usage in accordance with Section 2.3(h), in each case without presentment, demand, protest or other requirement of any kind, all of which are hereby expressly waived by each Credit Party, and (3) the Administrative Agent may cause the Collateral Agent to enforce any and all Liens created pursuant to the Collateral Documents.

SECTION 9.AGENTS
9.1.Appointment of Agents. KeyBank is hereby appointed Administrative Agent and Collateral Agent hereunder and under the other Credit Documents, and each Lender and Issuing Bank hereby authorizes KeyBank to act as the Administrative Agent and the Collateral Agent in accordance with the terms hereof and of the other Credit Documents. Each such Agent hereby agrees to act in its capacity as such upon the express conditions contained herein and in the other Credit Documents, as applicable. The provisions of this Section 9, other than Sections 9.7, 9.8(d) and 9.8(e), are solely for the benefit of the Agents, the Lenders and the Issuing Banks, and no Credit Party shall have any rights as a third party beneficiary of any such provisions. In performing its functions and duties hereunder, no Agent assumes, and shall not be deemed to have assumed, any obligation towards or relationship of agency or trust with or for Holdings, the Borrower or any other Subsidiary.
9.2.Powers and Duties. Each Lender and Issuing Bank irrevocably authorizes each Agent to take such actions and to exercise such powers, rights and remedies hereunder and under the other Credit Documents as are specifically delegated or granted to such Agent by the terms hereof and thereof, together with such actions, powers, rights and remedies as are reasonably incidental thereto. Each Agent shall have only those duties and responsibilities that are expressly specified herein and in the other Credit Documents. No Agent shall have, by reason hereof or of any of the other Credit Documents, a fiduciary relationship in respect of any Lender, any Issuing Bank or any other Person (regardless of whether or not a Default or an Event of Default has occurred), it being understood and agreed that the use of the term “agent” (or any other similar term) herein or in any other Credit Document with reference to any Agent is not intended to connote any fiduciary or other implied obligations arising under any agency doctrine of any applicable law, and that such term is used as a matter of market custom; and nothing herein or in any of the other Credit Documents, expressed or implied, is intended to or shall be so construed as to impose upon any Agent any obligations in respect hereof or of any of the other Credit Documents except as expressly set forth herein or therein. Without limiting the generality of the foregoing, no Agent shall, except as expressly set forth herein and in the other Credit Documents, have any duty to disclose, or be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as such Agent or any of its Affiliates in any capacity.
9.3.General Immunity. (a) No Responsibility for Certain Matters. No Agent shall be responsible to any Lender or Issuing Bank or any other Secured Party for (i) the execution, effectiveness, genuineness, validity, enforceability, collectability or sufficiency hereof or of any other Credit Document; (ii) the creation, perfection, maintenance, preservation, continuation or priority of any Lien or security interest created, purported to be created or required under any Credit Document; (iii) the value or the sufficiency of any Collateral; (iv) the satisfaction of any condition set forth in Section 3 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to such Agent; (v) the failure of any Credit Party, Lender, Issuing Bank or other Agent to perform its obligations hereunder or under any other Credit Document; or (vi) any representations, warranties, recitals or statements made herein or therein or in any written or oral statements or in any financial or other statements, instruments, reports or certificates (including any Borrowing Base Certificate) or any other documents furnished or made by any Agent to the Lenders or the Issuing Banks or by or on behalf of any Credit Party to any Agent, any Lender or any Issuing Bank in connection with the Credit Documents and the transactions contemplated thereby or for the financial condition or affairs of any Credit Party or any other Person liable for the payment of any Obligations, nor shall any Agent be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained in any of the Credit Documents or as to the use of the proceeds of the Loans or as to the existence or possible existence of any Default or Event of Default (nor shall any Agent be deemed to have knowledge of the existence or possible existence of any Default or Event of Default unless and until written notice thereof (stating that it is a “notice of default”) is given to such Agent by the Borrower or any Lender) or to make any disclosures with respect to the foregoing. Notwithstanding anything herein to the contrary, the Administrative Agent shall not have any liability arising from, or be responsible for any loss, cost or expense suffered by the Borrower, any other Subsidiary, any Lender, any Issuing Bank or any other Secured Party as a result of, (A) confirmations of the amount of outstanding Loans, the Letter of Credit Usage or the component amounts thereof or the Borrowing Base or the component amounts thereof, (B) any exchange rate determination or currency conversion, (C) calculation of Quarterly Average Excess Availability, Quarterly Average Facility Utilization, Specified Excess Availability Percentage or any other calculation hereunder, (D) the terms and conditions of the ABL Intercreditor Agreement or any amendment, supplement or other modification thereof, (E) qualification of (or lapse of qualification of) any Account or Inventory under the eligibility criteria set forth herein, (F) determination of whether the applicable Payment Conditions have been satisfied or (G) the calculation of the outstanding amount of Specified Cash Management Services Obligations, Specified Pari Cash Management Services Obligations, Specified Hedge Obligations and Specified Pari Hedge Obligations and, in the case of any Specified Pari Cash Management Services Obligations or Specified Pari Hedge Obligations, whether the amount thereof is greater or less than the amount of any related Specified Pari Cash Management Services Reserve or Specified Pari Hedge Reserve (it being further agreed that, in determining the amount of any Specified Pari Cash Management Services Reserve, any Specified Pari Hedge Reserve or any other Reserve, the Administrative Agent shall be entitled to rely, and shall be fully protected in relying, on the calculation of Specified Cash Management Services Obligations, Specified Pari Cash Management Services Obligations, Specified Hedge Obligations and Specified Pari Hedge Obligations as set forth in any Borrowing Base Certificate or as otherwise provided to the Administrative Agent by or on behalf of the Borrower or any other Credit Party), in each case, except for losses, costs and expenses resulting from the gross negligence or willful misconduct of the Administrative Agent or its Related Parties (as determined by a final, non-appealable judgment of a court of competent jurisdiction).
(b)Exculpatory Provisions. None of any Agent or any of its Related Parties shall be liable to the Lenders or the Issuing Banks or any other Secured Party for any action taken or omitted by such Agent under or in connection with any of the Credit Documents except to the extent caused by such Agent’s gross negligence or willful misconduct, as determined by a final, non-appealable judgment of a court of competent jurisdiction. Each Agent shall be entitled to refrain from the taking of any action (including the failure to take an action) in connection herewith or with any of the other Credit Documents or from the exercise of any power, discretion or authority (including the making of any requests, determinations, judgments, calculations or the expression of any satisfaction or approval) vested in it hereunder or thereunder unless and until such Agent shall have received instructions in respect thereof from the Requisite Lenders (or such other Lenders as may be required, or as such Agent shall believe in good faith to be required, to give such instructions under Section 10.5) and upon receipt of such instructions from the Requisite Lenders (or such other Lenders, as the case may be), such Agent shall be entitled to act or (where so instructed) refrain from acting, or to exercise such power, discretion or authority, in accordance with such instructions; provided that such Agent shall not be required to take any action that, in its opinion, could expose such Agent to liability or be contrary to any Credit Document or applicable law, including any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law. Without prejudice to the generality of the foregoing, (i) each Agent shall be entitled to rely, and shall be fully protected in relying, upon any notice, request, certificate (including any Borrowing Base Certificate), consent, statement, instrument, document or other writing (including any telephonic notice, electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise provided by the proper Person (whether or not such Person in fact meets the requirements set forth in the Credit Documents for being the signatory, sender or provider thereof) and on opinions and judgments of attorneys (who may be attorneys for Holdings, the Borrower and the other Subsidiaries), accountants, insurance consultants and other experts or professional advisors selected by it, and such Agent shall not be liable for any action it takes or omits to take in good faith in reliance on any of the foregoing documents; and (ii) no Lender, Issuing Bank or any other Secured Party shall have any right of action whatsoever against any Agent as a result of such Agent acting or (where so instructed) refraining from acting hereunder or any of the other Credit Documents in accordance with the instructions of the Requisite Lenders (or such other Lenders as may be required, or as such Agent shall believe in good faith to be required, to give such instructions under Section 10.5). In determining compliance with any condition hereunder to the making of any Credit Extension that by its terms must be fulfilled to the satisfaction of a Lender or an Issuing Bank, the Administrative Agent may presume the satisfaction of such Lender or Issuing Bank unless the Administrative Agent shall have received notice to the contrary from such Lender or Issuing Bank reasonably in advance of such Credit Extension.
(c)Reports. Each Lender and Issuing Bank hereby agrees that (i) it has requested a copy of each Report prepared by or on behalf of the Administrative Agent; (ii) the Administrative Agent (A) makes no representation or warranty, express or implied, as to the completeness or accuracy of any Report or any of the information contained therein or any inaccuracy or omission contained in or relating to any Report and (B) shall not be liable for any information contained in any Report; (iii) the Reports are not comprehensive audits or examinations, and that any Person performing any field examination will inspect only specific information regarding the Credit Parties and will rely significantly upon the Credit Parties’ books and records, as well as on representations of the Credit Parties’ personnel, and that the Administrative Agent undertakes no obligation to update, correct or supplement the Reports; (iv) it will keep all Reports confidential and strictly for its internal use and not share any Report with any other Person except as otherwise permitted pursuant to this Agreement; and (v) without limiting the generality of any other indemnification provision contained in this Agreement, it will pay and protect, and indemnify, defend, and hold the Administrative Agent, each other Person preparing a Report and the Related Parties of any of the foregoing harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including reasonable attorney fees) incurred by any of them as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.
(d)Delegation of Duties. Each Agent may perform any and all of its duties and exercise any and all of its powers, rights and remedies under this Agreement or any other Credit Document by or through any one or more sub-agents appointed by such Agent. Each Agent and any such of its sub-agents may perform any and all of its duties and exercise any and all of its powers, rights and remedies by or through their respective Affiliates. The exculpatory, indemnification and other provisions set forth in this Section 9.3 and in Sections 9.6 and 10.3 shall apply to any such sub-agent or Affiliate (and to their respective Related Parties) as if they were named as such Agent. No Agent shall be responsible for the negligence or misconduct of any sub-agent appointed by it except to the extent that a court of competent jurisdiction determines in a final, non-appealable judgment that such Agent acted with gross negligence or willful misconduct in the selection of such sub-agent. Notwithstanding anything herein to the contrary, with respect to each sub-agent appointed by any Agent, (i) such sub-agent shall be a third party beneficiary under the exculpatory, indemnification and other provisions set forth in this Section 9.3 and Sections 9.6 and 10.3 and shall have all of the rights and benefits of a third party beneficiary, including an independent right of action to enforce such provisions directly, without the consent or joinder of any other Person, against any or all of the Credit Parties and the Lenders and (ii) such sub-agent shall only have obligations to such Agent, and not to any Credit Party, any Lender or any other Person, and no Credit Party, Lender or any other Person shall have any rights, directly or indirectly, as a third party beneficiary or otherwise, against such sub-agent.
(e)Concerning Arranger and Certain Other Indemnitees. Notwithstanding anything herein to the contrary, none of the Arrangers or any of the co-agents, bookrunners or managers listed on the cover page hereof shall have any duties or responsibilities under this Agreement or any of the other Credit Documents, except in its capacity, as applicable, as the Administrative Agent, the Collateral Agent, a Lender or an Issuing Bank hereunder, but all such Persons shall have the benefit of the exculpatory, indemnification and other provisions set forth in this Section 9 and in Section 10.3 and shall have all of the rights and benefits of a third party beneficiary with respect thereto, including an independent right of action to enforce such provisions directly, without the consent or joinder of any other Person, against any or all of the Credit Parties and the Lenders. The

exculpatory, indemnification and other provisions set forth in this Section 9 and in Section 10.3 shall apply to any Affiliate or other Related Party of any Arranger or any Agent in connection with the arrangement and syndication of the credit facilities provided for herein (including pursuant to Section 2.23, 2.24 and 2.25) and any amendment, supplement or modification hereof or of any other Credit Document (including in connection with any Extension/Modification Offer), as well as activities as an Agent.
(f)Disqualified Institutions.  Notwithstanding anything herein to the contrary, each of the parties hereto acknowledges and agrees that the Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Institutions.  Without limiting the generality of the foregoing, the Administrative Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or prospective Lender is a Disqualified Institution or (y) have any liability with respect to or arising out of any assignment or participation of Loans or Commitments, or disclosure of confidential information, to any Disqualified Institution.
9.4.Acts in Individual Capacity. Nothing herein or in any other Credit Document shall in any way impair or affect any of the rights and powers of, or impose any duties or obligations upon, any Agent in its individual capacity as a Lender or an Issuing Bank hereunder. With respect to its Loans, Letters of Credit and participations in the Letters of Credit, Swing Line Loans and Protective Advances, each Agent shall have the same rights and powers hereunder as any other Lender or Issuing Bank and may exercise the same as if it were not performing the duties and functions delegated to it hereunder. Each Agent and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of banking, trust, financial advisory, commodity, derivative or other business with the Borrower or any of its Affiliates as if it were not performing the duties and functions specified herein, and may accept fees and other consideration from the Borrower and its Affiliates for services in connection herewith and otherwise, in each case without having to account therefor to the Lenders or the Issuing Banks. Each Agent and its Affiliates, when acting under any agreement in respect of any such activity or under any related agreements, will be acting for its own account as principal and will be under no obligation or duty as a result of such Agent’s role in connection with the credit facility provided herein or otherwise to take any action or refrain from taking any action (including refraining from exercising any right or remedy that might be available to it).
9.5.Lenders’ and Issuing Banks’ Representations, Warranties and Acknowledgments. (a) Each Lender and Issuing Bank represents and warrants that it has made, and will continue to make, its own independent investigation of the financial condition and affairs of Holdings, the Borrower and the other Subsidiaries in connection with Credit Extensions or taking or not taking action under or based upon any Credit Document, in each case without reliance on any Agent, any Arranger or any of their respective Related Parties. No Agent shall have any duty or responsibility, either initially or on a continuing basis, to make any such investigation or any such appraisal on behalf of Lenders or Issuing Banks or to provide any Lender or Issuing Bank with any credit or other information with respect thereto, whether coming into its possession before the making of the Credit Extensions or at any time or times thereafter.
(b)Each Lender, by delivering its signature page to this Agreement, an Assignment Agreement, a Refinancing Facility Agreement, an Incremental Facility Agreement or an Extension/Modification Agreement and funding its Loans on the Closing Date and/or providing its Revolving Commitment on the Closing Date or by providing any Incremental Revolving Commitment, Refinancing Revolving Commitment or Extended/Modified Revolving Commitment, as the case may be, shall be deemed to have acknowledged receipt of, and consented to and approved, each Credit Document and each other document required to be approved by any

Agent, the Requisite Lenders or any other Lenders, as applicable, on the Closing Date or as of the date of the effectiveness of such Incremental Revolving Commitment or Extended/Modified Commitment.
(c)Each Lender and Issuing Bank acknowledges and agrees that KeyBank or one or more of its Affiliates may (but is not obligated to) act as administrative agent, collateral agent or a similar representative for the holders of any Permitted Term Indebtedness and, in such capacities, may be a party to the ABL Intercreditor Agreement. Each Lender, Issuing Bank and Credit Party waives any conflict of interest, now contemplated or arising hereafter, in connection therewith and agrees not to assert against KeyBank or any of its Affiliates any claims, causes of action, damages or liabilities of whatever kind or nature relating to any such conflict of interest.
9.6.Right to Indemnity. Each Lender, in proportion to its applicable Pro Rata Share (determined as set forth below), severally agrees to indemnify each Agent and each Related Party thereof, to the extent that such Agent or such Related Party shall not have been reimbursed by any Credit Party (and without limiting any Credit Party’s obligations under the Credit Documents to do so), for and against any and all liabilities, obligations, losses, damages, penalties, claims, actions, judgments, suits, costs, expenses (including fees, expenses and other charges of counsel) or disbursements of any kind or nature whatsoever that may be imposed on, incurred by or asserted against such Agent or any such Related Party in exercising the powers, rights and remedies, or performing the duties and functions, of such Agent under the Credit Documents or any other documents contemplated by or referred to therein or otherwise in relation to its capacity as an Agent; provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, claims, actions, judgments, suits, costs, expenses or disbursements resulting from such Agent’s gross negligence or willful misconduct, as determined by a final, non-appealable judgment of a court of competent jurisdiction. If any indemnity furnished to any Agent for any purpose shall, in the opinion of such Agent, be insufficient or become impaired, such Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished; provided that in no event shall this sentence require any Lender to indemnify such Agent against any liability, obligation, loss, damage, penalty, claim, action, judgment, suit, cost, expense or disbursement in excess of such Lender’s applicable Pro Rata Share thereof; and provided further that this sentence shall not be deemed to require any Lender to indemnify such Agent against any liability, obligation, loss, damage, penalty, claim, action, judgment, suit, cost, expense or disbursement described in the proviso in the immediately preceding sentence. For purposes of this Section 9.6, “Pro Rata Share” shall be determined as of the time that the applicable indemnity payment is sought (or, in the event at such time all the Commitments shall have terminated and all the Loans shall have been repaid in full, as of the time most recently prior thereto when any Loans or Commitments remained outstanding).
9.7.Successor Administrative Agent and Collateral Agent. Subject to the terms of this Section 9.7, the Administrative Agent may resign at any time upon 30 days, advance written notice to the Borrower and the Lenders from its capacity as such. Any resignation of the Administrative Agent shall be deemed to be a resignation of the Collateral Agent, and any successor Administrative Agent appointed pursuant to this Section 9.7 shall, upon its acceptance of such appointment, become the successor Collateral Agent for all purposes of the Credit Documents. Upon receipt of any such notice of resignation, the Requisite Lenders shall have the right, subject to the consent of the Borrower (other than during the existence of an Event of Default under Section 8.1(a), 8.1(f) or 8.1(g)), which consent of the Borrower shall not be unreasonably withheld or delayed, to appoint a successor. If no successor shall have been so appointed by the Requisite Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its intent to resign, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor (subject to the consent of the Borrower (other than during the existence of an Event of Default under Section 8.1(a), 8.1(f) or 8.1(g)), which consent of the Borrower shall not be unreasonably withheld, delayed). Upon the acceptance of its appointment as

Administrative Agent and Collateral Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent and Collateral Agent, and the retiring Administrative Agent and Collateral Agent shall be discharged from its duties and obligations hereunder and under the other Credit Documents. The fees payable by the Borrower to a successor Administrative Agent and Collateral Agent shall be the same as those payable to its predecessor unless otherwise agreed by the Borrower and such successor. Notwithstanding the foregoing, in the event no successor shall have been so appointed and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its intent to resign, the retiring Administrative Agent may give notice of the effectiveness of its resignation to the Lenders and the Borrower, whereupon, on the date of effectiveness of such resignation stated in such notice, (a) the retiring Administrative Agent and Collateral Agent shall be discharged from its duties and obligations hereunder and under the other Credit Documents, provided that, solely for purposes of maintaining any security interest granted to the Collateral Agent under any Collateral Document for the benefit of the Secured Parties, the retiring Collateral Agent shall continue to be vested with such security interest as collateral agent for the benefit of the Secured Parties and, in the case of any Collateral in the possession of the Collateral Agent, shall continue to hold such Collateral, in each case until such time as a successor Collateral Agent is appointed and accepts such appointment in accordance with this paragraph (it being understood and agreed that the retiring Collateral Agent shall have no duty or obligation to take any further action under any Collateral Document, including any action required to maintain the perfection of any such security interest), and (b) the Requisite Lenders shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent and Collateral Agent, provided that (i) all payments required to be made hereunder or under any other Credit Document to the Administrative Agent for the account of any Person other than the Administrative Agent shall be made directly to such Person and (ii) all notices and other communications required or contemplated to be given or made to the Administrative Agent or the Collateral Agent shall also directly be given or made to each Lender. Following the effectiveness of the Administrative Agent’s and Collateral Agent’s resignation from its capacity as such, the provisions of this Section 9 and of Section 10.3 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent or Collateral Agent, as applicable, and in respect of the matters referred to in the proviso under clause (a) above. If the Person serving as the resigning Administrative Agent shall also be an Issuing Bank or the Swing Line Lender, then, unless otherwise agreed to by such Person, upon the effectiveness of the resignation thereof in its capacity as the Administrative Agent, (A) such Person shall no longer be obligated to issue, amend or extend any Letter of Credit, or make any Swing Line Loan, as the case may be, but shall continue to have all the rights of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it, all the rights of the Swing Line Lender under this Agreement with respect to Swing Line Loans made by it and all its rights as the Administrative Agent under this Agreement with respect to Protective Advances made by it, in each case prior to the effectiveness of such resignation, (B) the Borrower shall pay all unpaid fees accrued for the account of such Person in its capacity as an Issuing Bank pursuant to Section 2.10(b) and (C) the Borrower may appoint a replacement Issuing Bank or Swing Line Lender (which appointment shall be made in accordance with the procedures set forth in Section 2.3(i), mutatis mutandis).
9.8.Collateral Documents and Obligations Guarantee. (a) Agents under Collateral Documents and the Obligations Guarantee. Each Secured Party hereby further authorizes the Administrative Agent and the Collateral Agent to be the agent for and representative of the Secured Parties with respect to the Obligations Guarantee, the Collateral and the Credit Documents and authorizes the Administrative Agent and the Collateral Agent to execute and deliver, on behalf of such Secured Party, any Collateral Documents that the Administrative Agent or the Collateral Agent determines in its discretion to execute and deliver in connection with the satisfaction of the Collateral and Guarantee Requirement (and hereby grants to the Administrative Agent and the Collateral Agent any power of attorney that may be required under any applicable law in connection with such execution and delivery on behalf of such Secured Party).
(b)Right to Realize on Collateral and Enforce Obligations Guarantee. Notwithstanding anything contained in any of the Credit Documents to the contrary, the Credit Parties, the Administrative Agent, the Collateral Agent and each Secured Party hereby agree that (i) except with respect to the exercise of set-off rights of any Lender or Issuing Bank in accordance with Section 10.4 or with respect to a Secured Party’s right to file a proof of claim in any proceeding under the Debtor Relief Laws, no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce any Obligations Guarantee, it being understood and agreed that all powers, rights and remedies under the Credit Documents may be exercised solely by the Administrative Agent or the Collateral Agent, as applicable, for the benefit of the Secured Parties in accordance with the terms thereof and that all powers, rights and remedies under the Collateral Documents may be exercised solely by the Collateral Agent for the benefit of the Secured Parties in accordance with the terms thereof and (ii) in the event of a foreclosure, exercise of a power of sale or similar enforcement action by the Collateral Agent on any of the Collateral pursuant to a public or private sale or other disposition (including pursuant to Section 363(k), Section 1129(b)(2)(a)(ii) or any other applicable section of the Bankruptcy Code, any analogous Debtor Relief Law or any law relating to the granting or perfection of security interests), the Collateral Agent (or any Lender, except with respect to a “credit bid” pursuant to Section 363(k), Section 1129(b)(2)(a)(ii) or any other applicable section of the Bankruptcy Code, any analogous Debtor Relief Law or any law relating to the granting or perfection of security interests) may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition and the Collateral Agent, as agent for and representative of the Secured Parties (but not any Lender or Lenders in its or their respective individual capacities) shall be entitled, upon instructions from the Requisite Lenders, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold or licensed at any such sale or other disposition, to use and apply any of the Obligations as a credit on account of the purchase price for any Collateral payable by the Collateral Agent at such sale or other disposition.
(c)Specified Hedge Obligations and Specified Cash Management Services Obligations. No obligations under any Specified Hedge Agreement or under any Specified Cash Management Services Provider Agreement will create (or be deemed to create) in favor of any Secured Party that is a party thereto any rights in connection with the management or release of any Collateral or of the obligations of any Guarantor under the Credit Documents except as expressly provided in Section 10.5(c)(ii) of this Agreement. Notwithstanding anything to the contrary herein, neither the Administrative Agent nor the Collateral Agent shall owe any fiduciary duty, duty of loyalty, duty of care, duty of disclosure or any other obligation whatsoever to any holder of any Specified Hedge Obligations or Specified Cash Management Services Obligations.
(d)Release of Collateral and Obligations Guarantees. Notwithstanding anything to the contrary herein or in any other Credit Document:
(i)When all Obligations (excluding contingent obligations as to which no claim has been made and the Specified Hedge Obligations and Specified Cash Management Services Obligations) have been paid in full, all Commitments have terminated and no Letter of Credit shall be outstanding, upon request of the Borrower, the Administrative Agent and the Collateral Agent shall (without notice to, or vote or consent of, any Secured Party) take such actions as shall be required to release its security interest in all Collateral, and to release all Obligations Guarantees provided for in any Credit

Document, whether or not on the date of such release there may be outstanding Specified Hedge Obligations or Specified Cash Management Services Obligations.
(ii)If (A) any Guarantor Subsidiary shall have been designated as an Unrestricted Subsidiary in accordance with the terms hereof, (B) all the Equity Interests in any Guarantor Subsidiary held by Holdings, the Borrower and the other Subsidiaries shall be sold or otherwise disposed of (including by merger or consolidation) in any transaction permitted hereunder or (C) any Guarantor Subsidiary shall cease to be required to be a Designated Subsidiary (and, in the case of any wholly owned Subsidiary becoming no longer wholly owned, in connection with the consummation of a joint venture entered into for a valid business purpose and permitted hereunder), then such Guarantor Subsidiary shall, upon effectiveness of such designation, or the consummation of such transaction, automatically be discharged and released from its Obligations Guarantee and all security interests created by the Collateral Documents in Collateral owned by such Guarantor Subsidiary shall be automatically released, without any further action by any Secured Party or any other Person; provided that no such discharge or release shall occur unless (x) substantially concurrently therewith, such Subsidiary shall have been discharged and released from its Guarantee of all Permitted Term Indebtedness (other than Permitted Non-Credit Party Indebtedness), and all Liens on the assets of such Subsidiary securing any such Indebtedness shall have been released and (y) in the case of clause (C) solely with respect to a wholly owned Subsidiary becoming no longer wholly owned, no Event of Default under Section 8.1(a), 8.1(f) or 8.1(g) shall have occurred and be continuing. Upon any sale or other transfer by any Credit Party (other than to any Credit Party or any other Designated Subsidiary) of any Collateral in a transaction permitted under this Agreement, or upon the effectiveness of any written consent to the release of the security interest created under any Collateral Document in any Collateral pursuant to Section 10.5, the security interests in such Collateral created by the Collateral Documents shall be automatically released, without any further action by any Secured Party or any other Person; provided that no such release shall occur unless substantially concurrently therewith, such Collateral shall cease to be subject to any security interests securing any Permitted Term Indebtedness (other than Permitted Non-Credit Party Indebtedness).
(iii)Each Secured Party hereby authorizes the Collateral Agent to subordinate, at the request of the Borrower, any Lien on any property (other than any Accounts or Inventory) granted to or held by the Collateral Agent under any Credit Document to the holder of any Lien on such property that is permitted by Section 6.2(b) (solely with respect to clauses (c), (d), (g), (m), (r)(i) and (w) of the definition of “Permitted Encumbrances”), 6.2(d), 6.2(e) (other than Liens on the Equity Interest of any Guarantor Subsidiary), 6.2(l)(i), 6.2(m), 6.2(p)(ii), 6.2(q), 6.2(s), 6.2(t) and 6.2(u).
(iv)In connection with any termination, release or subordination pursuant to this Section 9.8(d), the Administrative Agent and the Collateral Agent shall execute and deliver to any Credit Party, at such Credit Party’s expense, all documents that such Credit Party shall reasonably request to evidence such termination, release or subordination. Any execution and delivery of documents pursuant to this Section 9.8(d) shall be without recourse to or warranty by the Administrative Agent or the Collateral Agent.
(e)Intercreditor and Subordination Matters. Each Secured Party hereby authorizes the Administrative Agent and the Collateral Agent to enter into any intercreditor, subordination, collateral trust, collateral allocation, loss sharing or similar agreement contemplated by this Agreement (including any such agreement referenced in Section 10.24) with respect to any

Indebtedness that is permitted by Section 6.1 that is required or permitted to be subordinated hereby.  Notwithstanding anything herein to the contrary, neither the Administrative Agent nor the Collateral Agent shall be liable for, or be responsible for any loss, cost or expense suffered by any Lender as a result of, the terms and conditions of any such agreement entered into in accordance with this Section 9.8(e).
(f)Additional Exculpatory Provisions. The Collateral Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of any Collateral, the existence, priority or perfection of the Collateral Agent’s Lien on any Collateral or any certificate prepared by any Credit Party in connection therewith, nor shall the Collateral Agent be responsible or liable to the Secured Parties for any failure to monitor or maintain any portion of the Collateral.
(g)Acceptance of Benefits. Each Secured Party, whether or not a party hereto, will be deemed, by its acceptance of the benefits of the Collateral or the Obligations Guarantees, to have agreed to the provisions of this Section 9 (including the authorization and the grant of the power of attorney pursuant to Section 9.8(a)), Section 10.24 and all the other provisions of this Agreement relating to Collateral, any Obligations Guarantee or any Collateral Document and to have agreed to be bound by the Credit Documents as a Secured Party thereunder. It is understood and agreed that the benefits of the Collateral and the Obligations Guarantee to any Secured Party are made available on an express condition that, and is subject to, such Secured Party not asserting that it is not bound by the appointments and other agreements expressed herein to be made, or deemed herein to be made, by such Secured Party.
9.9.Withholding Taxes. To the extent required by any applicable law, the Administrative Agent may withhold from any payment to any Lender or Issuing Bank an amount equivalent to any applicable withholding Tax. If the IRS or any other Governmental Authority asserts a claim that the Administrative Agent did not properly withhold Tax from amounts paid to or for the account of any Lender or Issuing Bank because the appropriate form was not delivered or was not properly executed or because such Lender or Issuing Bank failed to notify the Administrative Agent of a change in circumstance which rendered the exemption from, or reduction of, withholding Tax ineffective or for any other reason, or if the Administrative Agent reasonably determines that a payment was made to a Lender or Issuing Bank pursuant to this Agreement without deduction of applicable withholding Tax from such payment, such Lender or Issuing Bank shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as Tax or otherwise, including any penalties or interest and together with all expenses (including legal expenses, allocated internal costs and out-of-pocket expenses) incurred.
9.10.Administrative Agent May File Bankruptcy Disclosure and Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law with respect to any Credit Party, the Administrative Agent (irrespective of whether the principal of any Loan or any Obligation under a Letter of Credit shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:
(a)to file a verified statement pursuant to rule 2019 of the Federal Rules of Bankruptcy Procedure that, in its sole opinion, complies with such rule’s disclosure requirements for entities representing more than one creditor;
(b)to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Banks, the Administrative Agent, the Collateral Agent and any other Secured Party (including any claim under Sections 2.7, 2.9, 2.15, 2.17, 2.18, 2.19, 10.2 and 10.3) allowed in such judicial proceeding; and
(c)to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such proceeding is hereby authorized by each Lender, each Issuing Bank, and each other Secured Party to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, the Issuing Banks or the other Secured Parties, to pay to the Administrative Agent any amount due to the Administrative Agent, in such capacity or in its capacity as the Collateral Agent, or to its Related Parties under the Credit Documents (including under Sections 10.2 and 10.3). To the extent that the payment of any such amounts due to the Administrative Agent, in such capacity or in its capacity as the Collateral Agent, or to its Related Parties out of the estate in any such proceeding shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other property that the Lenders, the Issuing Banks or the other Secured Parties may be entitled to receive in such proceeding, whether in liquidation or under any plan of reorganization or arrangement or otherwise. Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or Issuing Bank any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or Issuing Bank, or to vote in respect of the claim of any Lender or Issuing Bank in any such proceeding.

9.11.Certain ERISA Matters. (a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of the Administrative Agent and the Arrangers and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Credit Party, that at least one of the following is and will be true:
(i)such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments or this Agreement;
(ii)the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement;
(iii)(A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement; or
(iv)such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.
(b)In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Credit Party, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, the Loan or any documents related hereto or thereto).
9.12.Erroneous Payments. (a) If the Administrative Agent notifies a Lender, Issuing Bank or Secured Party, or any Person who has received funds on behalf of a Lender, Issuing Bank or Secured Party such Lender or Issuing Bank (any such Lender, Issuing Bank, Secured Party or other recipient, a “Payment Recipient”) that the Administrative Agent has determined in its sole discretion (whether or not after receipt of any notice under Section 9.12(b)) that any funds received by such Payment Recipient from the Administrative Agent or any of its Affiliates were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender, Issuing Bank, Secured Party or other Payment Recipient on its behalf)  (any such funds, whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and demands the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Administrative Agent and shall be segregated by the Payment Recipient and held in trust for the benefit of the Administrative Agent, and such Lender, Issuing Bank or Secured Party shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two Business Days thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Administrative Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.
(b)Without limiting Section 9.12(a), each Lender, Issuing Bank or Secured Party, or any Person who has received funds on behalf of a Lender, Issuing Bank or Secured Party such Lender or Issuing Bank, hereby further agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates), or (z) that such Lender, Issuing Bank or Secured Party, or other such recipient, otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part) in each case:
(i)(A) in the case of immediately preceding clauses (x) or (y), an error shall be presumed to have been made (absent written confirmation from the Administrative Agent to the contrary) or (B) an error has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and
(ii)such Lender, Issuing Bank or Secured Party shall (and shall cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one Business Day of its knowledge of such error) notify the Administrative Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Administrative Agent pursuant to this Section 9.12(b).
(c)Each Lender, Issuing Bank or Secured Party hereby authorizes the Administrative Agent to set off, net and apply any and all amounts at any time owing to such Lender, Issuing Bank or Secured Party under any Credit Document, or otherwise payable or distributable by the Administrative Agent to such Lender, Issuing Bank or Secured Party from any source, against any amount due to the Administrative Agent under Section 9.12(a) or under the indemnification provisions of this Agreement.
(d)In the event that an Erroneous Payment (or portion thereof) is not recovered by the Administrative Agent for any reason, after demand therefor by the Administrative Agent in accordance with immediately preceding clause (a), from any Lender or Issuing Bank that has received such Erroneous Payment (or portion thereof) (and/or from any Payment Recipient who received such Erroneous Payment (or portion thereof) on its respective behalf)  (such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon the Administrative Agent’s notice to such Lender or Issuing Lender at any time, (i) such Lender or Issuing Bank shall be deemed to have assigned its Loans (but not its Commitments) of the relevant Class with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Class”) in an amount equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Administrative Agent may specify) (such assignment of the Loans (but not Commitments) of the Erroneous Payment  Impacted Class, the “Erroneous Payment Deficiency Assignment”) at par plus any accrued and unpaid interest (with the assignment fee to be waived by the Administrative Agent in such instance), and is hereby (together with the Borrower) deemed to execute and deliver an Assignment Agreement (or, to the extent applicable, an agreement incorporating an Assignment Agreement by reference pursuant to the Platform as to which the Administrative Agent and such parties are participants) with respect to such Erroneous Payment Deficiency Assignment, and such Lender or Issuing Bank shall deliver any Notes evidencing such Loans to the Borrower or the Administrative Agent, (ii) the Administrative Agent as the assignee Lender shall be deemed to acquire the Erroneous Payment Deficiency Assignment, (iii) upon such deemed acquisition, the Administrative Agent as the assignee Lender shall become a Lender or Issuing Bank, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment and the assigning Lender or assigning Issuing Bank shall cease to be a Lender or Issuing Bank, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment, excluding, for the avoidance of doubt, its obligations under the indemnification provisions of this Agreement and its applicable

Commitments which shall survive as to such assigning Lender or assigning Issuing Bank and (iv) the Administrative Agent may reflect in the Register its ownership interest in the Loans subject to the Erroneous Payment Deficiency Assignment. The Administrative Agent may, in its discretion, sell any Loans acquired pursuant to an Erroneous Payment Deficiency Assignment and upon receipt of the proceeds of such sale, the Erroneous Payment Return Deficiency owing by the applicable Lender or Issuing Bank shall be reduced by the net proceeds of the sale of such Loan (or portion thereof), and the Administrative Agent shall retain all other rights, remedies and claims against such Lender or Issuing Bank (and/or against any recipient that receives funds on its respective behalf). For the avoidance of doubt, no Erroneous Payment Deficiency Assignment will reduce the Commitments of any Lender or Issuing Bank and such Commitments shall remain available in accordance with the terms of this Agreement.  In addition, each party hereto agrees that, except to the extent that the Administrative Agent has sold a Loan (or portion thereof) acquired pursuant to an Erroneous Payment Deficiency Assignment, and irrespective of whether the Administrative Agent may be equitably subrogated, the Administrative Agent shall be contractually subrogated to all the rights and interests of the applicable Lender, Issuing Bank or Secured Party under the Credit Documents with respect to each Erroneous Payment Return Deficiency (the “Erroneous Payment Subrogation Rights”).
(e)The parties hereto agree that an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower or any other Credit Party, except, in each case, to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from the Borrower or any other Credit Party for the purpose of making such Erroneous Payment.
(f)To the extent permitted by applicable law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payment received, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine.
(g)Each party’s obligations, agreements and waivers under this Section 9.12 shall survive the resignation or replacement of the Administrative Agent, any transfer of rights or obligations by, or the replacement of, a Lender or Issuing Bank, the termination of the Commitments and/or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Credit Document.
SECTION 10.MISCELLANEOUS
10.1.Notices. (a) Notices Generally. Any notice or other communication hereunder given to any Credit Party, the Administrative Agent, the Collateral Agent, any Lender or any Issuing Bank shall be given to such Person at its address, fax number or e-mail address as set forth on Schedule 10.1 or, in the case of any Lender or Issuing Bank, at such address, fax number or e-mail address as shall have been provided by such Lender or Issuing Bank to the Administrative Agent in writing. Except in the case of notices and other communications expressly permitted to be given by telephone and as otherwise provided in Section 10.1(b), each notice or other communication hereunder shall be in writing and shall be delivered in person or sent by facsimile, e-mail, courier service or certified or registered United States mail and shall be deemed to have been given when delivered in person or by courier service and signed for against receipt thereof, when sent by facsimile as shown on the transmission report therefor (or, if not sent during normal business hours for the recipient, at the opening of business on the next Business Day for the recipient), as provided in Section 10.1(b) if sent by e-mail or upon receipt if sent by United States mail; provided that no notice or other communication given to the Administrative Agent or the Collateral Agent shall be effective until received by it; and provided further that any such notice or other communication shall, at the request of the Administrative Agent, be provided to any sub-agent appointed pursuant to Section 9.3(c) from time to time. Any party hereto may change its address (including its e-mail address or fax or telephone number) for notices and other communications hereunder by notice to each of the Administrative Agent and the Borrower.
(b)Electronic Communications.
(i)Notices and other communications to any Lender and any Issuing Bank hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites, including the Platform) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender or any Issuing Bank pursuant to Section 2 if such Lender or such Issuing Bank has notified the Administrative Agent that it is incapable of receiving notices under such Section by electronic communication. Each of the Administrative Agent, the Collateral Agent and the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications or rescinded by such Person by notice to each other such Person. Unless the Administrative Agent otherwise prescribes, (A) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgment); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient; and (B) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (A) of notification that such notice or communication is available and identifying the website address therefor.
(ii)Each Credit Party understands that the distribution of materials through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution, and agrees and assumes the risks associated with such electronic distribution, except to the extent caused by the willful misconduct or gross negligence of the Administrative Agent, as determined by a final, non-appealable judgment of a court of competent jurisdiction.
(iii)THE PLATFORM AND ANY APPROVED ELECTRONIC COMMUNICATIONS ARE PROVIDED “AS IS” AND “AS AVAILABLE”. NONE OF THE AGENTS OR ANY OF THEIR RELATED PARTIES WARRANTS AS TO THE ACCURACY, ADEQUACY OR COMPLETENESS OF THE APPROVED ELECTRONIC COMMUNICATIONS OR THE PLATFORM, AND EACH OF THE AGENTS AND THEIR RELATED PARTIES EXPRESSLY DISCLAIMS LIABILITY FOR ERRORS OR OMISSIONS IN THE PLATFORM AND THE APPROVED ELECTRONIC COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT OR ANY OF ITS RELATED

PARTIES IN CONNECTION WITH THE PLATFORM OR THE APPROVED ELECTRONIC COMMUNICATIONS.
(iv)Each Credit Party, each Lender and each Issuing Bank agrees that the Administrative Agent may, but shall not be obligated to, store any Approved Electronic Communications on the Platform in accordance with the Administrative Agent’s customary document retention procedures and policies.
(v)Any notice of Default or Event of Default may be provided by telephone if confirmed promptly thereafter by delivery of written notice thereof.
(c)Private Side Information Contacts. Each Public Lender agrees to cause at least one individual at or acting on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable law, including United States federal and state securities laws, to make reference to information that is not made available through the “Public Side Information” portion of the Platform and that may contain Private-Side Information. In the event that any Public Lender has determined for itself not to access any information disclosed through the Platform or otherwise, such Public Lender acknowledges that (i) other Lenders may have availed themselves of such information and (ii) none of any Credit Party or any Agent has any responsibility for such Public Lender’s decision to limit the scope of the information it has obtained in connection with this Agreement and the other Credit Documents.
10.2.Expenses. The Borrower agrees to pay promptly (a) all the reasonable and documented out-of-pocket costs and expenses (including the reasonable and documented fees, expenses and other charges of counsel) incurred by any Agent, any Arranger or any of their respective Affiliates in connection with the structuring, arrangement and syndication of the credit facilities provided for herein and any credit or similar facility refinancing, extending or replacing, in whole or in part, the credit facilities provided herein, including the preparation, execution, delivery and administration of this Agreement, the other Credit Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated thereby shall be consummated) or any other document or matter requested by the Borrower, (b) all the reasonable and documented out-of-pocket expenses of creating, perfecting, recording, maintaining and preserving Liens in favor of the Collateral Agent for the benefit of the Secured Parties, including filing and recording fees, expenses and taxes, stamp or documentary taxes, search fees, title insurance premiums and reasonable fees, expenses and other charges of counsel to the Collateral Agent and of counsel providing any opinions that the Administrative Agent or the Collateral Agent may reasonably request in respect of the Collateral or the Liens created pursuant to the Collateral Documents, (c) all the reasonable and documented out-of-pocket fees, expenses and other charges of any auditors, examiners, accountants, consultants or appraisers, (d) all the reasonable and documented out-of-pocket expenses (including the reasonable and documented fees, expenses and other charges of any appraisers, consultants, advisors and agents employed or retained by the Collateral Agent and its counsel) in connection with the custody or preservation of any of the Collateral, any insurance reviews, field examinations, appraisals and the preparation of the Reports, and (e) after the occurrence and during the continuance of a Default or an Event of Default, all reasonable and documented out-of-pocket costs and expenses, including reasonable fees, expenses and other charges of counsel and costs of settlement, incurred by any Agent, Lender or Issuing Bank in enforcing any Obligations of or in collecting any payments due from any Credit Party hereunder or under the other Credit Documents by reason of such Default or Event of Default (including in connection with the sale, lease or license of, collection from, or other realization upon any of the Collateral or the enforcement of any Obligations Guarantee) or in connection with any refinancing or restructuring of the credit arrangements provided hereunder in the nature of a “work-out” or pursuant to any insolvency or bankruptcy cases or proceedings; provided that, in the case of clauses (a), (b), (c), (d) and (e) above, expenses with respect to counsel shall be limited to one firm of primary counsel and one firm of local counsel in each applicable jurisdiction for all Persons entitled to reimbursement under this Section 10.2 (and, solely in the case of clause (e) above, if any such Person shall have advised the Borrower that there is an actual or reasonably perceived conflict of interest, one additional firm of primary counsel and one additional firm of local counsel in each applicable jurisdiction for each group of affected Persons that are similarly situated). All amounts due under this Section 10.2 shall be payable within 30 days after written demand therefor.
10.3.Indemnity. (a) In addition to the payment of expenses pursuant to Section 10.2, whether or not the transactions contemplated hereby shall be consummated, each Credit Party agrees to defend (subject to the applicable Indemnitee’s selection of counsel), indemnify, pay and hold harmless each Agent (and each sub-agent thereof), each Arranger, each Lender and each Issuing Bank and each of their respective Related Parties (each, an “Indemnitee”), from and against any and all Indemnified Liabilities. THE FOREGOING INDEMNIFICATION SHALL APPLY WHETHER OR NOT SUCH INDEMNIFIED LIABILITIES ARE IN ANY WAY OR TO ANY EXTENT OWED, IN WHOLE OR IN PART, UNDER ANY CLAIM OR THEORY OF STRICT LIABILITY, OR ARE CAUSED, IN WHOLE OR IN PART, BY ANY NEGLIGENT ACT OR OMISSION OF ANY KIND BY ANY INDEMNITEE; provided that no Credit Party shall have any obligation to any Indemnitee hereunder with respect to any Indemnified Liabilities to the extent such Indemnified Liabilities (i) have been found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from (A) the gross negligence, bad faith or willful misconduct of such Indemnitee or its Related Parties or (B) a material breach of the express obligations of such Indemnitee or its Related Parties under the Credit Documents (provided, that with respect to Indemnified Liabilities arising out of claims, demands, suits, actions, investigations or proceedings commenced or threatened by a Credit Party that are relating to any Letter of Credit, this clause (B) shall only apply to a material breach of the express obligations of such Indemnitee or its Related Parties under the provisions of Section 2.3 with respect to such Letter of Credit) or (ii) arise out of or in connection with any action, claim or proceeding not involving any act or omission of a Credit Party or the equityholders or Affiliates of any Credit Party (or the Related Parties of any Credit Party) that is brought by an Indemnitee against another Indemnitee (other than against any Agent or any Arranger (or any holder of any other title or role) in its capacity as such). To the extent that the undertakings to defend, indemnify, pay and hold harmless set forth in this Section 10.3 may be unenforceable in whole or in part because they are violative of any law or public policy, the applicable Credit Party shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by the Indemnitees or any of them.
(b)To the extent permitted by applicable law, (i) no Credit Party shall assert, and each Credit Party hereby waives, any claim against any Agent, any Arranger, any Lender or any Issuing Bank or any Related Party of any of the foregoing and (ii) no Indemnitee shall assert, and each Indemnitee hereby waives, any claim against any Credit Party or any Related Party of any Credit Party, in each case, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) (whether or not the claim therefor is based on contract, tort or any duty imposed by any applicable legal requirement) arising out of, in connection with, as a result of, or in any way related to this Agreement or any other Credit Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, and each Indemnitee and each Credit Party hereby waives, releases and agrees not to sue upon any such claim for special, indirect, consequential or punitive damages, whether or not accrued and whether or not known or suspected to exist in its favor; provided that nothing in this Section 10.3(b) shall diminish obligations of the Credit Parties under Section 10.2 or 10.3(a).

(c)Each Credit Party agrees that none of the Agents, the Arrangers, the Lenders, the Issuing Banks or any Related Party of any of the foregoing will have any liability to any Credit Party or any Person asserting claims on behalf of or in right of any Credit Party or any other Person in connection with or as a result of this Agreement or any other Credit Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof or any act or omission or event occurring in connection therewith except (but subject to Section 10.3(b)), in the case of any Credit Party, to the extent that any losses, claims, damages, liabilities or expenses have been found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from the gross negligence, bad faith or willful misconduct of such Agent, such Arranger, such Lender or such Issuing Bank in performing its express obligations under this Agreement or any other Credit Document.
10.4.Set-Off. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence and during the continuance of any Event of Default each Lender and each Issuing Bank is hereby authorized by each Credit Party at any time or from time to time, after obtaining the prior written consent of the Administrative Agent (but without notice to any Credit Party, with any such notice being hereby expressly waived), to set off and to appropriate and to apply any and all deposits (general or special, including Indebtedness evidenced by certificates of deposit, whether matured or unmatured, but not including trust accounts) and any other Indebtedness at any time held or owing by such Lender or such Issuing Bank to or for the credit or the account of any Credit Party against and on account of the obligations and liabilities of any Credit Party to such Lender or such Issuing Bank hereunder and under the other Credit Documents, including all claims of any nature or description arising out of or connected hereto or thereto, irrespective of whether or not (a) such Lender or such Issuing Bank shall have made any demand hereunder or (b) the principal of or the interest on the Loans or any amounts in respect of the Letters of Credit or any other amounts due hereunder shall have become due and payable and although such obligations and liabilities, or any of them, may be contingent or unmatured; provided that in the event that any Defaulting Lender shall exercise any such right of set-off, all amounts so set-off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.21 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing Banks and the Lenders.
10.5.Amendments and Waivers. (a) Requisite Lenders’ Consent. None of this Agreement, any other Credit Document or any provision hereof or thereof may be waived, amended or modified, and no consent to any departure by any Credit Party therefrom may be made, except as otherwise provided in Sections 10.5(b), 10.5(c), 10.5(d) and 10.5(e), in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrower and the Requisite Lenders and, in the case of any other Credit Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent or the Collateral Agent, as applicable, and the Credit Party or Credit Parties that are parties thereto, in each case with the consent of the Requisite Lenders.
(b)Affected Lenders’ Consent. Without the written consent of each Lender that would be directly and adversely affected thereby, no waiver, amendment or other modification of this Agreement or any other Credit Document, or any consent to any departure by any Credit Party therefrom, shall be effective if the effect thereof would be to:
(i)increase any Commitment or postpone the scheduled expiration date of any Commitment (it being understood that no waiver, amendment or other modification of any condition precedent, covenant or Default or Event of Default, and no making of a

Protective Advance as contemplated hereunder, shall constitute an increase in any Commitment of any Lender);
(ii)extend the scheduled final maturity date of any Loan (it being understood that no waiver, amendment or other modification of any Default or Event of Default or any mandatory prepayment shall constitute an increase in any Commitment of any Lender);
(iii)extend the scheduled expiration date of any Letter of Credit (other than any Backstopped Letter of Credit) beyond the Revolving Commitment Termination Date;
(iv)waive, reduce or postpone any scheduled payment (but not any voluntary prepayment) of any Loan or any reimbursement obligation in respect of any Letter of Credit;
(v)reduce the rate of interest on any Loan (other than any waiver of any increase in the interest rate applicable to any Loan pursuant to Section 2.9 or any change in the definition, or in any components of, the terms “Quarterly Average Facility Utilization” or “Quarterly Average Excess Availability”) or any fee payable hereunder, or waive or postpone the time for payment of any such interest or fee;
(vi)reduce the principal amount of any Loan or any reimbursement obligation in respect of any Letter of Credit;
(vii)waive, amend or otherwise modify any provision of this Section 10.5(b), Section 10.5(c) or any other provision of this Agreement or any other Credit Document that expressly provides that the consent of all Lenders is required to waive, amend or otherwise modify any rights thereunder or to make any determination or grant any consent thereunder (including such provision set forth in Section 10.6(a));
(viii)amend the percentage specified in the definition of the term “Requisite Lenders”, “Supermajority Lenders” or “Majority in Interest” or amend the term “Pro Rata Share”; provided that additional extensions of credit made pursuant to Sections 2.23, 2.24 and 2.25 shall be included, and with the consent of the Requisite Lenders other additional extensions of credit pursuant hereto may be included, in the determination of “Requisite Lenders”, “Supermajority Lenders” or “Pro Rata Share” on substantially the same basis as the Revolving Commitments and the Revolving Exposures are included on the Closing Date;
(ix)amend Section 2.15(e) or 2.16 of this Agreement or Section 5.02 of the Pledge and Security Agreement, in each case, in a manner that would alter the pro rata sharing of payments required thereby; or
(x)release all or substantially all the Collateral from the Liens of the Collateral Documents, or all or substantially all the value of the Obligations Guarantee or contractually subordinate the Liens of the Collateral Documents in any ABL Priority Collateral for the benefit of the Secured Parties to the Lien of any other creditor, in each case except as expressly provided in the Credit Documents and except in connection with a debtor-in-possession financing or use of cash collateral in any proceeding under any Debtor Relief Law permitted under the ABL Intercreditor Agreement, a “credit bid” undertaken by the Collateral Agent at the direction of the Requisite Lenders pursuant to section 363(k), section 1129(b)(2)(a)(ii) or any other section of the Bankruptcy Code or any other sale or other disposition of assets in connection with other Debtor Relief Laws or an enforcement action with respect to the Collateral permitted pursuant to the Credit Documents (in which case only the consent of the Requisite Lenders will be required for such release) (it being understood that (A) an amendment or other modification of the type of obligations secured by the Collateral Documents or Guaranteed hereunder or thereunder shall not be deemed to be a release of the Collateral from the Liens of the Collateral Documents or a release or limitation of the Obligations Guarantee and (B) an amendment or other modification of Section 6.8 shall only require the consent of the Requisite Lenders);

provided that (1) for the avoidance of doubt, all Lenders shall be deemed directly and adversely affected by any waiver, amendment or other modification, or any consent, described in the preceding clauses (vii), (viii) and (x), and (2) any waiver, amendment or other modification, or any consent, described in this clause (b) shall only require the consent of the Lenders directly and adversely affected thereby and not the Requisite Lenders or any other Majority in Interest of any Class of Loans or Commitments.

(c)Other Consents. No waiver, amendment or other modification of this Agreement or any other Credit Document, or any consent to any departure by any Credit Party therefrom, shall:
(i)waive, amend or otherwise modify the rights or obligations of any Agent without the prior written consent of such Agent; or
(ii)waive, amend or otherwise modify the rights or obligations of any Issuing Bank or the Swing Line Lender (including any waiver, amendment or other modification of the obligation of Lenders to purchase participations in Protective Advances as provided in Section 2.2(b), Letters of Credit as provided in Section 2.3(e) or Swing Line Loans as provided in Section 2.26(c)) without the prior written consent of such Issuing Bank or the Swing Line Lender, as the case may be;
(iii)waive, amend or otherwise modify this Agreement or the Pledge and Security Agreement so as to alter the ratable treatment of Obligations arising under the Credit Documents, on the one hand, and the Specified Pari Hedge Obligations or Specified Pari Cash Management Services Obligations, on the other, or amend or otherwise modify the definition of the term “Obligations”, “Specified Hedge Obligations”, “Specified Pari Hedge Obligations”, “Specified Cash Management Services Obligations”, “Specified Pari Cash Management Services Obligations” or “Secured Parties” (or any comparable term used in any Collateral Document), in each case in a manner adverse to any Secured Party holding Specified Hedge Obligations, Specified Cash Management Services Obligations, Specified Pari Hedge Obligations or Specified Pari Management Services Obligations then outstanding without the written consent of such Secured Party (it being understood that an amendment or other modification of the type of obligations secured by the Collateral Documents or Guaranteed hereunder or thereunder, so long as such amendment or other modification by its express terms does not alter the Specified Hedge Obligations, Specified Cash Management Services Obligations, Specified Pari Hedge Obligations or Specified Pari Cash Management Services Obligations being so secured or Guaranteed, shall not be deemed to be adverse to any Secured Party holding Specified Hedge Obligations, Specified Cash Management Services Obligations, Specified Pari Hedge Obligations or Specified Pari Cash Management Services Obligations, as applicable);

(iv)waive, amend or otherwise modify this Agreement (A) to increase any advance rates set forth in the definition of the term “Borrowing Base”, or to add categories of eligible assets other than Eligible Accounts or Eligible Inventory, without the prior written consent of each Lender or (B) otherwise to modify the definition of the term “Borrowing Base” or any component definition thereof, in either case, in a manner that has the effect of increasing borrowing availability in any material respect (other than modifications to eligibility criteria or Reserves implemented by the Administrative Agent in the manner and to the extent expressly provided herein), without the prior written  consent of the Supermajority Lenders;
(v)waive, amend or otherwise modify Section 2.15(e) without the consent of each Lender directly and adversely affected thereby; or
(vi)waive, amend or otherwise modify Section 2.23(f)(ii) in a manner that affects the priority status of the Revolving Loans (other than the FILO Class) and other Obligations vis-à-vis the FILO Class without the consent of each of the Revolving Lenders (other than the Revolving Lenders under the FILO Class).
(d)Class Amendments. Notwithstanding anything to the contrary in Section 10.5(a), any waiver, amendment or modification of this Agreement or any other Credit Document, or any consent to any departure by any Credit Party therefrom, that by its terms affects the rights or duties under this Agreement of the Lenders of one or more Classes (but not Lenders of any other Class), may be effected by an agreement or agreements in writing entered into by the Borrower and the requisite number or percentage in interest of each affected Class of Lenders that would be required to consent thereto under this Section 10.5 if such Class of Lenders were the only Class of Lenders hereunder at the time.
(e)Certain Permitted Amendments. Notwithstanding anything herein or in any other Credit Document to the contrary:
(i)any provision of this Agreement or any other Credit Document may be amended by an agreement in writing entered into by the Borrower and the Administrative Agent (i) to cure any obvious error or any ambiguity, omission, defect or inconsistency of a technical nature or (ii) to better implement the intentions of this Agreement, so long as (A) such amendment does not adversely affect the rights of any Lender or (B) the Lenders shall have received at least five Business Days’ prior written notice thereof and the Administrative Agent shall not have received, within five Business Days of the date of such notice to the Lenders, a written notice from the Requisite Lenders stating that the Requisite Lenders object to such amendment;
(ii)in connection with any transaction permitted by Section 2.23, 2.24 or 2.25, this Agreement and the other Credit Documents may be amended or modified as contemplated by Sections 2.23, 2.24 and 2.25, including to add any covenant applicable to Holdings, the Borrower and/or the other Restricted Subsidiaries (including any Previously Absent Financial Maintenance Covenant) or any other provisions for the benefit of the Lenders;
(iii)in connection with the incurrence of any Permitted Term Indebtedness, this Agreement and the other Credit Documents may be amended by an agreement in writing entered into by the Borrower and the Administrative Agent to add any covenant applicable to Holdings, the Borrower and/or the other Restricted Subsidiaries (including any Previously Absent Financial Maintenance Covenant) or any other provisions for the benefit of the Lenders;
(iv)the Administrative Agent and the Collateral Agent may, without the consent of any Secured Party, (A) consent to a departure by any Credit Party from any covenant of such Credit Party set forth in this Agreement or any other Credit Document to the extent such departure is consistent with the authority of the Collateral Agent set forth in the definition of the term “Collateral and Guarantee Requirement” or (B) waive, amend or modify any provision in any Credit Document (other than this Agreement), or consent to a departure by any Credit Party therefrom, to the extent the Administrative Agent or the Collateral Agent determines that such waiver, amendment, modification or consent is necessary in order to eliminate any conflict between such provision and the terms of this Agreement;
(v)subject to Section 10.5(c)(iv), the definition of the term “Borrowing Base” and the component definitions thereof may be modified by the Administrative Agent in the manner and to the extent expressly provided herein;
(vi)[reserved];
(vii)any provision of this Agreement or any other Credit Document may be amended by an agreement in writing entered into by the Borrower, the Administrative Agent (and, if their rights or obligations are affected thereby or if their consent would be required under the preceding provisions of this paragraph, the Issuing Banks) and the Lenders that will remain parties hereto after giving effect to such amendment if (A) by the terms of such agreement the Commitments of each Lender not consenting to the amendment provided for therein shall be reduced to zero upon the effectiveness of such amendment and (B) at the time such amendment becomes effective, each Lender not consenting thereto receives payment in full of the principal of and interest accrued on each Loan made by it and all other amounts owing to it or accrued for its account under this Agreement; and
(viii)this Agreement and the other Credit Documents may be amended in the manner provided in the definition of “Permitted Term Indebtedness” and in Sections 1.10, 2.17(a)(ii), 6.14 and 10.24.

Each Lender and Issuing Bank hereby expressly authorizes the Administrative Agent and/or the Collateral Agent to enter into any waiver, amendment or other modification of this Agreement and the other Credit Documents contemplated by this Section 10.5(e).

(f)Requisite Execution of Amendments, Etc. With the concurrence of any Lender, the Administrative Agent may, but shall have no obligation to, execute waivers, amendments, modifications or consents on behalf of such Lender. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it is given. No notice to or demand on any Credit Party in any case shall entitle any Credit Party to any other or further notice or demand in similar or other circumstances. Any amendment, modification, waiver or consent effected in accordance with this Section 10.5 shall be binding upon each Person that is at the time thereof a Lender and each Person that subsequently becomes a Lender.
10.6.Successors and Assigns; Participations. (a) Generally. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby. No Credit Party’s rights or obligations under the Credit Documents, and no interest therein, may be assigned or delegated by any Credit Party (except (i) in the case of Holdings, as provided in the definition thereof, and (ii) in the case of the Borrower or any other Guarantor Subsidiary, any assignment or delegation by operation of law as a result of any merger or consolidation of such Guarantor Subsidiary permitted by Section 6.8) without the prior written consent of the Administrative Agent and each Lender, and any attempted assignment or delegation without such consent shall be null and void. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, the participants referred to in Section 10.6(g) (to the extent provided in clause (iii) of such Section) and, to the extent expressly contemplated hereby, Affiliates of any Agent or any Lender, the other Indemnitees and other express third party beneficiaries hereof) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)Register. The Borrower, the Administrative Agent, the Collateral Agent, the Lenders and the Issuing Banks shall deem and treat the Persons recorded as Lenders in the Register as the holders and owners of the corresponding Commitments and Loans recorded therein for all purposes hereof. No assignment or transfer of any Commitment or Loan shall be effective unless and until recorded in the Register, and following such recording, unless otherwise determined by the Administrative Agent (such determination to be made in the sole discretion of the Administrative Agent, which determination may be conditioned on the consent of the assigning Lender and the assignee), shall be effective notwithstanding any defect in the Assignment Agreement relating thereto. Each assignment and transfer shall be recorded in the Register following receipt by the Administrative Agent of the fully executed Assignment Agreement, together with the required forms and certificates regarding tax matters and any fees payable in connection therewith, in each case as provided in Section 10.6(d); provided that the Administrative Agent shall not be required to accept such Assignment Agreement or so record the information contained therein if the Administrative Agent reasonably believes that such Assignment Agreement lacks any written consent required by this Section 10.6 or is otherwise not in proper form, it being acknowledged that the Administrative Agent shall have no duty or obligation (and shall incur no liability) with respect to obtaining (or confirming the receipt) of any such written consent or with respect to the form of (or any defect in) such Assignment Agreement, any such duty and obligation being solely with the assigning Lender and the assignee. Each assigning Lender and the assignee, by its execution and delivery of an Assignment Agreement, shall be deemed to have represented to the Administrative Agent that all written consents required by this Section 10.6 with respect thereto (other than the consent of the Administrative Agent) have been obtained and that such Assignment Agreement is otherwise duly completed and in proper form. The date of such recordation of an assignment and transfer is referred to herein as the “Assignment Effective Date” with respect thereto. Any request, authority or consent of any Person that, at the time of making such request or giving such authority or consent, is recorded in the Register as a Lender shall be conclusive and binding on any subsequent holder, assignee or transferee of the corresponding Commitments or Loans.
(c)Right to Assign. Each Lender shall have the right at any time to sell, assign or transfer all or a portion of its rights and obligations under this Agreement, including all or a portion of its Commitment or Loans or other Obligations owing to it to:
(i)any Eligible Assignee of the type referred to in clause (a) of the definition of the term “Eligible Assignee” upon the giving of notice to the Borrower and the Administrative Agent; or

(ii)any Eligible Assignee of the type referred to in clause (b) of the definition of the term “Eligible Assignee”, upon (A) the giving of notice to the Borrower, the Administrative Agent, the Swing Line Lender and each Issuing Bank and (B) receipt of prior written consent (each such consent not to be unreasonably withheld or delayed) of (1) the Borrower, provided that the consent of the Borrower to any assignment (x) shall not be required if an Event of Default under Section 8.1(a), 8.1(f) or 8.1(g) shall have occurred and is continuing and (y) shall be deemed to have been granted unless the Borrower shall have objected thereto by written notice to the Administrative Agent within 10 Business Days after having received notice thereof, (2) the Administrative Agent, (3) each Issuing Bank and (4) the Swing Line Lender;

provided that:

(A)in the case of any such assignment or transfer (other than to any Eligible Assignee meeting the requirements of clause (i) above), the amount of the Commitment or Loans of the assigning Lender subject thereto shall not be less than $5,000,000 (with concurrent assignments to Eligible Assignees that are Affiliates or Related Funds thereof to be aggregated for purposes of the foregoing minimum assignment amount requirements) or, in each case, such lesser amount as shall be consented to by the Borrower and the Administrative Agent or as shall constitute the aggregate amount of the Commitments or Loans of the applicable Class of the assigning Lender; provided, that such consent of the Borrower (x) shall not be required if an Event of Default under Section 8.1(a), 8.1(f) or 8.1(g) shall have occurred and is continuing and (y) shall be deemed to have been granted unless the Borrower shall have objected thereto by written notice to the Administrative Agent within 10 Business Days after having received notice thereof;
(B)each partial assignment or transfer shall be of a uniform, and not varying, percentage of all rights and obligations of the assigning Lender hereunder; provided that a Lender may assign or transfer all or a portion of its Commitment or of the Loans owing to it of any Class without assigning or transferring any portion of its Commitment or of the Loans owing to it, as the case may be, of any other Class; and
(C)in connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, such Defaulting Lender’s applicable Pro Rata Share of Revolving Loans previously requested but not funded by such Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (1) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, each Issuing Bank, the Swing Line Lender and each other Lender hereunder (and interest accrued thereon), and (2) acquire (and fund as appropriate) its applicable Pro Rata Share of all Revolving Loans and participations in Letters of Credit, Swing Line Loans and Protective Advances; provided that, notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this clause (C), then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs;
(d)Mechanics. Assignments and transfers of Loans and Commitments by Lenders shall be effected by the execution and delivery to the Administrative Agent of an Assignment Agreement. In connection with all assignments, there shall be delivered to the Administrative Agent such forms, certificates or other evidence, if any, with respect to United States federal income tax withholding matters as the assignee thereunder may be required to deliver pursuant to Section 2.19(d), together with payment to the Administrative Agent by the assignor or the assignee of a registration and processing fee of $3,500 (except that no such registration and processing fee shall be payable (i) in the case of an assignee that is already a Lender or is an Affiliate or Related Fund of a Lender or a Person under common management with a Lender or (ii) otherwise waived by the Administrative Agent in its sole discretion).
(e)Representations and Warranties of Assignee. Each Lender, upon execution and delivery hereof (or of any Incremental Facility Agreement or Refinancing Facility Agreement) or upon succeeding to an interest in the Commitments and Loans, as the case may be, represents and warrants as of the Closing Date (or, in the case of any Incremental Facility Agreement or Refinancing Facility Agreement, as of the date of the effectiveness thereof) or as of the applicable Assignment Effective Date, as applicable, that (i) it is an Eligible Assignee, (ii) it has experience and expertise in the making of or investing in commitments or loans such as the applicable Commitments or Loans, as the case may be, (iii) it will make or invest in, as the case may be, its Commitments or Loans for its own account in the ordinary course and without a view to distribution of such Commitments or Loans within the meaning of the Securities Act or the Exchange Act or other United States federal securities laws (it being understood that, subject to the provisions of this Section 10.6, the disposition of such Commitments or Loans or any interests therein shall at all times remain within its exclusive control) and (iv) it will not provide any information obtained by it in its capacity as a Lender to the Borrower or any Affiliate of the Borrower. It is understood and agreed that the Administrative Agent and each assignor Lender shall be entitled to rely, and shall incur no liability for relying, upon the representations and warranties of an assignee set forth in this Section 10.6(e) and in the applicable Assignment Agreement.
(f)Effect of Assignment. Subject to the terms and conditions of this Section 10.6, as of the Assignment Effective Date with respect to any assignment and transfer of any Commitment or Loan, (i) the assignee thereunder shall have the rights and obligations of a “Lender” hereunder to the extent of its interest in such Commitment or Loan as reflected in the Register and shall thereafter be a party hereto and a “Lender” for all purposes hereof, (ii) the assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned and transferred to the assignee, relinquish its rights (other than any rights that survive the termination hereof under Section 10.8) and be released from its obligations hereunder (and, in the case of an assignment covering all the remaining rights and obligations of an assigning Lender hereunder, such Lender shall cease to be a party hereto as a “Lender” (but not, if applicable, as an Issuing Bank or in any other capacity hereunder) on such Assignment Effective Date, provided that such assigning Lender shall continue to be entitled to the benefit of all rights that survive the termination hereof under Section 10.8, and provided further that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender, and (iii) the assigning Lender shall, upon the effectiveness thereof or as promptly thereafter as practicable, surrender its applicable Notes (if any) to the Administrative Agent for cancellation, and thereupon the Borrower shall issue and deliver new Notes, if so requested by the assignee and/or assigning Lender, to such assignee and/or to such assigning Lender, with appropriate insertions, to reflect the new Commitments and/or outstanding Loans of the assignee and/or the assigning Lender.
(g)Participations.
(i)Each Lender shall have the right at any time to sell one or more participations to any Eligible Assignee (provided that, for purposes of this Section 10.6(g), any Person that is a Disqualified Institution solely on account of having been (or having an Affiliate thereof having been) identified as such by name by the Borrower shall be a Disqualified Institution only if a list of Disqualified Institutions including the name of such Person has been made available to all Lenders by the Administrative Agent) in all or any part of its Commitments or Loans or in any other Obligation; provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Credit Parties, the Administrative Agent, the Collateral Agent, the Swing Line Lender, the Issuing Banks and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Each Lender that sells a participation pursuant to this Section 10.6(g) shall, acting solely for United States federal income tax purposes as a non-fiduciary agent of the Borrower, maintain a register on which it records the name and address of each participant to which it has sold a participation and the principal amounts (and stated interest) of each such participant’s interest in the Loans or other rights and obligations of such Lender under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any participant or any information relating to a participant’s interest in any Commitments, Loans or other rights and obligations under any Credit Document), except to the extent that such disclosure is necessary to establish that such Commitment, Loan or other right or obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations or as required pursuant to other applicable law. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes under this Agreement, notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.
(ii)The holder of any such participation, other than an Affiliate of the Lender granting such participation, shall not be entitled to require such Lender to take or omit to take any action hereunder, except that any participation agreement may provide that the participant’s consent must be obtained with respect to the consent of such Lender to any waiver, amendment, modification or consent that is described in Section 10.5(b) that affects such participant or requires the approval of all the Lenders.
(iii)The Credit Parties agree that each participant shall be entitled to the benefits of Sections 2.17(c), 2.18 and 2.19 (subject to the requirements and limitations therein, including the requirements under Section 2.19(g) (it being understood that the documentation required under Section 2.19(g) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.6(c); provided that such participant (x) agrees to be subject to the provisions of Sections 2.20 and 2.22 as if it were an assignee under Section

10.6(c) and (y) such participant shall not be entitled to receive any greater payment under Section 2.18 or 2.19 with respect to any participation than the applicable Lender would have been entitled to receive with respect to such participation sold to such participant, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the participant acquired the applicable participation. To the extent permitted by law, each participant also shall be entitled to the benefits of Section 10.4 as though it were a Lender, provided that such participant agrees to be subject to Section 2.16 as though it were a Lender.
(h)Certain Other Assignments and Participations. In addition to any other assignment or participation permitted pursuant to this Section 10.6, any Lender may assign, pledge and/or grant a security interest in all or any portion of its Loans or the other Obligations owed to such Lender, and its Notes, if any, to secure obligations of such Lender, including to any Federal Reserve Bank as collateral security pursuant to Regulation A of the Board of Governors and any operating circular issued by any Federal Reserve Bank; provided that no Lender, as between the Borrower and such Lender, shall be relieved of any of its obligations hereunder as a result of any such assignment and pledge; and provided further that in no event shall the applicable Federal Reserve Bank, pledgee or trustee be considered to be a “Lender” or be entitled to require the assigning Lender to take or omit to take any action hereunder.
(i)[Reserved]
(j)Disqualified Institutions.
(i)No assignment or participation shall be made to any Person that was a Disqualified Institution as of the date (the “Trade Date”) on which the assigning Lender entered into a binding agreement to sell and assign all or a portion of its rights and obligations under this Agreement to such Person (unless the Borrower has consented to such assignment in writing in its sole and absolute discretion, in which case such Person will not be considered a Disqualified Institution for the purpose of such assignment or participation).  For the avoidance of doubt, with respect to any assignee that becomes a Disqualified Institution after the applicable Trade Date (including as a result of the delivery of a notice pursuant to, and/or the expiration of the notice period referred to in, the definition of “Disqualified Institution”), (1) such assignee shall not retroactively be disqualified from becoming a Lender and (2) the execution by the Borrower of an Assignment Agreement with respect to such assignee will not by itself result in such assignee no longer being considered a Disqualified Institution. Any assignment in violation of this clause (j)(i) shall not be void, but the other provisions of this clause (j) shall apply.
(ii)If any assignment or participation is made to any Disqualified Institution without the Borrower’s prior written consent in violation of clause (i) above, or if any Person becomes a Disqualified Institution after the applicable Trade Date, the Borrower may, at its sole expense and effort, upon notice to the applicable Disqualified Institution and the Administrative Agent, (A) terminate any Commitment of such Disqualified Institution and repay all obligations of the Borrower owing to such Disqualified Institution in connection with such Commitment, (B) in the case of outstanding Loans held by Disqualified Institutions, purchase or prepay such Loan by paying the lower of (1) the principal amount thereof and (2) the amount that such Disqualified Institution paid to acquire such Loans, in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder and/or (C) require such Disqualified Institution to assign, without recourse (in accordance with and subject to the restrictions contained in this Section 10.6), all of its interest, rights and obligations under this Agreement to one or more Eligible Assignees at the lower of (1) the principal amount thereof and (2) the amount that such Disqualified Institution paid to acquire such interests, rights and obligations, in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder.
(iii)Notwithstanding anything to the contrary contained in this Agreement, Disqualified Institutions (A) will not (1) have the right to receive information, reports or other materials provided to Lenders by the Borrower, the Administrative Agent or any other Lender, (2) attend or participate in meetings attended by the Lenders and the Administrative Agent, or (3) access any electronic site established for the Lenders or confidential communications from counsel to or financial advisors of the Administrative Agent or the Lenders and (B) (1) for purposes of any consent to any amendment, waiver or modification of, or any action under, and for the purpose of any direction to the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) under this Agreement or any other Credit Document, each Disqualified Institution will be deemed to have consented in the same proportion as the Lenders that are not Disqualified Institutions consented to such matter, and (2) for purposes of voting on any Plan, each Disqualified Institution party hereto hereby agrees (x) not to vote on such Plan, (y) if such Disqualified Institution does vote on such Plan notwithstanding the restriction in the foregoing clause (x), such vote will be deemed not to be in good faith and shall be “designated” pursuant to Section 1126(e) of the Bankruptcy Code (or any similar provision in any other Debtor Relief Laws), and such vote shall not be counted in determining whether the applicable class has accepted or rejected such Plan in accordance with Section 1126(c) of the Bankruptcy Code (or any similar provision in any other Debtor Relief Laws) and (z) not to contest any request by any party for a determination by the bankruptcy court (or other applicable court of competent jurisdiction) effectuating the foregoing clause (y).
10.7.Independence of Covenants. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.
10.8.Survival of Representations, Warranties and Agreements. All covenants, agreements, representations and warranties made by the Credit Parties in the Credit Documents and in the certificates or other documents delivered in connection with or pursuant to this Agreement or any other Credit Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Credit Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that any Agent, any Arranger, any Lender, any Issuing Bank or the Swing Line Lender may have had notice or knowledge of any Default or Event of Default or incorrect representation or warranty at the time any Credit Document is executed and delivered or any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated.  Notwithstanding the foregoing or anything else to the contrary set forth in this Agreement or any other Credit Document, in the event that, in connection with the refinancing or repayment in full of the credit facilities provided for herein, the Borrower shall have Cash Collateralized or otherwise backstopped in an amount equal to 102% of the face amount of any outstanding Letter of Credit pursuant to documentation reasonable acceptable to the applicable Issuing Bank, then from and after such time such Letter of Credit shall cease to be a “Letter of Credit” outstanding hereunder for all purposes of this Agreement and the other Credit Documents (other than Sections 2.18, 2.19, 10.2 and 10.3 (and the defined terms used in such Sections)), and the Revolving Lenders shall be deemed to have no participations in such Letter of Credit, and no obligations with respect thereto, under Section 2.3(e). In addition, notwithstanding anything to the contrary set forth in this Agreement or any other Credit Document, in the event that on the fifth Business Day prior to the Revolving Maturity Date any Letter of Credit shall be a Backstopped Letter of Credit, then, unless on such date any unreimbursed drawing shall have been outstanding thereunder, such Letter of Credit shall cease to be a “Letter of Credit” outstanding hereunder for all purposes of this Agreement and the other Credit Documents (other than for purposes of such Letter of Credit, Sections 2.18, 2.19, 10.2 and 10.3 (and the defined terms used in such Sections) and all obligations in respect thereof continuing to constitute Obligations that are secured and Guaranteed as provided in the Credit Documents) and the Revolving Lenders shall be deemed to have no participations in such Letter of Credit, and no obligations with respect thereto, under Section 2.3(e). The provisions of Sections 2.17(c), 2.18, 2.19, 9, 10.2 and 10.3 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans or the termination of this Agreement or any provision hereof.
10.9.No Waiver; Remedies Cumulative. No failure or delay on the part of any Agent, any Arranger, any Lender or any Issuing Bank in the exercise of any power, right or privilege hereunder or under any other Credit Document shall impair such power, right or privilege or be construed to be a waiver thereof or of any Default or Event of Default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege, or any abandonment or discontinuance of steps to enforce such power, right or privilege, preclude any other or further exercise thereof or the exercise of any other power, right or privilege. The powers, rights, privileges and remedies of the Agents, the Arrangers, the Lenders and the Issuing Banks hereunder and under the other Credit Documents are cumulative and shall be in addition to and independent of all powers, rights, privileges and remedies they would otherwise have. Without limiting the generality of the foregoing, the execution and delivery of this Agreement, the making of any Loan hereunder shall not be construed as a waiver of any Default or Event of Default, regardless of whether any Agent, any Arranger, any Lender or any Issuing Bank may have had notice or knowledge of such Default or Event of Default at the time.
10.10.Marshalling; Payments Set Aside. None of the Agents, the Arrangers, the Lenders or the Issuing Banks shall be under any obligation to marshal any assets in favor of any Credit Party or any other Person or against or in payment of any or all of the Obligations. To the extent that any Credit Party makes a payment or payments to any Agent, any Arranger, any Lender or any Issuing Bank (or to the Administrative Agent or the Collateral Agent, on behalf of any Agent, any Arranger, any Lender or any Issuing Bank), or any Agent, any Arranger, any Lender or any Issuing Bank enforces any security interests or exercises any right of set-off, and such payment or payments or the proceeds of such enforcement or set-off or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any Debtor Relief Law, any other state or federal law, common law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or set-off had not occurred.
10.11.Severability. In case any provision in or obligation hereunder or under any other Credit Document shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.
10.12.Independent Nature of Lenders’ Rights. Nothing contained herein or in any other Credit Document, and no action taken by the Lenders pursuant hereto or thereto, shall be deemed to constitute the Lenders as a partnership, an association, a joint venture or any other kind of entity. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and each Lender shall be entitled to protect and enforce its rights arising hereunder and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.
10.13.Headings. Section headings herein are included herein for convenience of reference only and shall not constitute a part hereof for any other purpose or be given any substantive effect.
10.14.APPLICABLE LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER (INCLUDING ANY CLAIMS SOUNDING IN CONTRACT LAW OR TORT LAW ARISING OUT OF THE SUBJECT MATTER HEREOF AND ANY DETERMINATIONS WITH RESPECT TO POST-JUDGMENT INTEREST) SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAW OF THE STATE OF NEW YORK.
10.15.CONSENT TO JURISDICTION. SUBJECT TO CLAUSE (E) BELOW, ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST ANY PARTY HERETO ARISING OUT OF OR RELATING HERETO OR ANY OTHER CREDIT DOCUMENT, OR ANY OF THE OBLIGATIONS, SHALL BE BROUGHT EXCLUSIVELY IN ANY FEDERAL COURT OF THE UNITED STATES OF AMERICA SITTING IN THE BOROUGH OF MANHATTAN OR, IF THAT COURT DOES NOT HAVE SUBJECT MATTER JURISDICTION, IN ANY STATE COURT LOCATED IN THE CITY AND COUNTY OF NEW YORK. BY EXECUTING AND DELIVERING THIS AGREEMENT, EACH PARTY HERETO, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, IRREVOCABLY (A) ACCEPTS GENERALLY AND UNCONDITIONALLY THE EXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS (SUBJECT TO CLAUSE (E) BELOW); (B) WAIVES ANY DEFENSE OF FORUM NON CONVENIENS; (C) AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO THE APPLICABLE PARTY AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SECTION 10.1; (D) AGREES THAT SERVICE AS PROVIDED IN CLAUSE (C) ABOVE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER THE APPLICABLE CREDIT PARTY IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT; AND (E) AGREES THAT THE AGENTS, THE ARRANGERS, THE BORROWER, THE LENDERS AND THE ISSUING BANKS RETAIN THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR, IN THE CASE OF THE AGENTS, TO BRING PROCEEDINGS AGAINST ANY CREDIT PARTY IN THE COURTS OF ANY OTHER JURISDICTION IN CONNECTION WITH THE EXERCISE OF ANY RIGHTS UNDER ANY CREDIT DOCUMENT OR ANY EXERCISE OF REMEDIES IN RESPECT OF COLLATERAL OR THE ENFORCEMENT OF ANY JUDGMENT, AND HEREBY SUBMITS TO THE JURISDICTION OF, AND CONSENTS TO VENUE IN, ANY SUCH COURT.
10.16.WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY AGREES TO WAIVE ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING HEREUNDER OR UNDER ANY OF THE OTHER CREDIT DOCUMENTS OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS LOAN TRANSACTION OR THE LENDER/BORROWER RELATIONSHIP THAT IS BEING ESTABLISHED. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY

CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN ITS RELATED FUTURE DEALINGS. EACH PARTY HERETO FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 10.16 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS HERETO OR ANY OF THE OTHER CREDIT DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE LOANS MADE HEREUNDER. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.
10.17.Confidentiality. Each Agent and each Lender (which term shall for the purposes of this Section 10.17 include each Issuing Bank) shall hold all Confidential Information (as defined below) obtained by such Agent or such Lender in accordance with such Agent’s and such Lender’s customary procedures for handling confidential information of such nature, it being understood and agreed by the Borrower that, in any event, the Administrative Agent and the Collateral Agent may disclose Confidential Information to the Lenders and the other Agents and that each Agent and each Lender may disclose Confidential Information (a) to Affiliates of such Agent or Lender and to its and their respective Related Parties, independent auditors and other advisors, experts or agents who need to know such Confidential Information (and to other Persons authorized by a Lender or Agent to organize, present or disseminate such information in connection with disclosures otherwise made in accordance with this Section 10.17) (it being understood that the Persons to whom such disclosure is made will be advised of the confidential nature of such Confidential Information or shall otherwise be subject to an obligation of confidentiality), (b) to any potential or prospective assignee, transferee or participant in connection with the contemplated assignment, transfer or participation of any Loans or other Obligations or any participations therein or to any direct or indirect contractual counterparties (or the advisors thereto) to any swap or derivative transaction relating to the Borrower, its Affiliates or its or their obligations (provided that such assignees, transferees, participants, counterparties and advisors are advised of and agree to be bound by either the provisions of this Section 10.17 or other provisions at least as restrictive as this Section 10.17 or otherwise reasonably acceptable to the Administrative Agent, the Collateral Agent or the applicable Lender, as the case may be, and the Borrower, including pursuant to the confidentiality terms set forth in the Confidential Information Memorandum or other marketing materials relating to the credit facilities governed by this Agreement), (c) to any rating agency, provided that, prior to any disclosure, such rating agency shall undertake in writing to preserve the confidentiality of any Confidential Information relating to the Credit Parties received by it from such Agent or such Lender, as the case may be, (d) consisting of customary information regarding the credit facilities governed by this Agreement to the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Loans, (e) consisting of this Agreement and information about this Agreement to market data collectors, including league table providers, similar service providers to the lending industry and service providers to the Administrative Agent and the Lenders in connection with the syndication or administration of this Agreement, the other Credit Documents, the Loans and the Commitments and for purposes of general portfolio, benchmarking and market data analysis, (f) for purposes of establishing a “due diligence” defense or in connection with the exercise of any remedies hereunder or under any other Credit Document, (g) in customary “tombstone” or similar advertisements, (h) pursuant to a subpoena or order issued by a court or by a judicial, administrative or legislative body or commission, or otherwise as required by applicable law or compulsory legal or judicial process (in which case such Agent or such Lender, as the case may be, agrees to inform the Borrower promptly thereof to the extent not prohibited by applicable law), (i) upon the request or demand of any Governmental Authority or any regulatory or quasi-regulatory authority (including any self-regulatory organization) purporting to have jurisdiction over such Agent or such Lender, as the case may be, or any of their respective Affiliates, (j) received by it on a non-confidential basis from a source (other than the Borrower or its Affiliates or Related Parties) not known by it to be prohibited from disclosing such information to such persons by a legal, contractual or fiduciary obligation, (k) to the extent that such information was already in possession of such Agent or such Lender, as the case may be, or any of its Affiliates or is independently developed by it or any of its Affiliates and (l) with the consent of the Borrower. For purposes of the foregoing, “Confidential Information” means, with respect to any Agent or any Lender, any non-public information regarding the business, assets, liabilities and operations of Holdings, the Borrower and the other Subsidiaries obtained by such Agent or Lender, as the case may be, under the terms of this Agreement. It is agreed that, notwithstanding the restrictions of any prior confidentiality agreement binding on any Arranger or any Agent, such parties may disclose Confidential Information as provided in this Section 10.17.
10.18.Usury Savings Clause. Notwithstanding any other provision herein, the aggregate interest rate charged with respect to any of the Obligations, including all charges or fees in connection therewith deemed in the nature of interest under applicable law shall not exceed the Highest Lawful Rate. If the rate of interest (determined without regard to the preceding sentence) under this Agreement at any time exceeds the Highest Lawful Rate, the outstanding amount of the Loans made hereunder shall bear interest at the Highest Lawful Rate until the total amount of interest due hereunder equals the amount of interest that would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect. In addition, if when the Loans made hereunder are repaid in full the total interest due hereunder (taking into account the increase provided for above) is less than the total amount of interest that would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect, then to the extent permitted by law, the Borrower shall pay to the Administrative Agent an amount equal to the difference between the amount of interest paid and the amount of interest that would have been paid if the Highest Lawful Rate had at all times been in effect. Notwithstanding the foregoing, it is the intention of the Lenders and the Borrower to conform strictly to any applicable usury laws. Accordingly, if any Lender contracts for, charges or receives any consideration that constitutes interest in excess of the Highest Lawful Rate, then any such excess shall be cancelled automatically and, if previously paid, shall at such Lender’s option be applied to the outstanding amount of the Loans made hereunder or be refunded to the Borrower.
10.19.Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or in electronic format (i.e., “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Agreement.
10.20.Effectiveness; Entire Agreement. Subject to Section 3.1, this Agreement shall become effective when it shall have been executed by the Administrative Agent and there shall have been delivered to the Administrative Agent counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. This Agreement and the other Credit Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof (but do not supersede any provisions of any commitment letter, engagement letter or fee letter between or among any Credit Parties and any Agent or any Arranger or any Affiliate of any of the foregoing that by the terms of such documents are stated to survive the effectiveness of this Agreement, all of which provisions shall remain in full force and effect), and the Agents, the Arrangers and their respective Related Parties are hereby released from all liability in connection therewith, including any claim for injury or damages, whether consequential, special, direct, indirect, punitive or otherwise.
10.21.PATRIOT Act. Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies each Credit Party that pursuant to the requirements of the PATRIOT Act it is required to obtain, verify and record information that identifies each Credit Party, which information includes the name and address of each Credit Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify such Credit Party in accordance with the PATRIOT Act.
10.22.Electronic Execution of Assignments. The words “execution”, “signed”, “signature” and words of like import in any Assignment Agreement shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act or any other similar state laws based on the Uniform Electronic Transactions Act.
10.23.No Fiduciary Duty. Each Agent, each Arranger, each Lender, each Issuing Bank and their respective Affiliates (collectively, solely for purposes of this paragraph, the “Lenders”) may have economic interests that conflict with those of the Credit Parties, their equityholders and/or their Affiliates. Each Credit Party agrees that nothing in the Credit Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Lender, on the one hand, and such Credit Party, its equityholders or its Affiliates, on the other. The Credit Parties acknowledge and agree that (a) the transactions contemplated by the Credit Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Lenders, on the one hand, and the Credit Parties, on the other, and (b) in connection therewith and with the process leading thereto, (i) no Lender has assumed an advisory or fiduciary responsibility in favor of any Credit Party, its equityholders or its Affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Lender has advised, is currently advising or will advise any Credit Party, its equityholders or its Affiliates on other matters) or any other obligation to any Credit Party except the obligations expressly set forth in the Credit Documents and (ii) each Lender is acting solely as principal and not as the agent or fiduciary of any Credit Party, its management, equityholders or creditors or any other Person. Each Credit Party acknowledges and agrees that it has consulted its own legal and financial advisors to the extent it has deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. Each Credit Party agrees that it will not assert, and hereby waives to the maximum extent permitted by applicable law, any claim that any Lender has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to such Credit Party, in connection with any such transaction or the process leading thereto.
10.24.ABL Intercreditor Agreement. (a) Each of the Lenders (which term shall for the purposes of this Section 10.24 include each Issuing Bank) and the other Secured Parties acknowledges that obligations of Holdings, the Borrower and the Guarantor Subsidiaries under the Term Credit Agreement are, and under any other Indebtedness may be, secured by Liens on assets of Holdings, the Borrower and the Guarantor Subsidiaries that constitute Collateral and that the relative Lien priority and other creditor rights of the Secured Parties and the secured parties under the Term Credit Agreement (or in respect of such other Indebtedness) will be set forth in the ABL Intercreditor Agreement, Each of the Lenders hereby acknowledges that it has received a copy of the ABL Intercreditor Agreement. Each of the Lenders and the other Secured Parties hereby irrevocably authorizes and directs the Administrative Agent and the Collateral Agent to execute and deliver, in each case on behalf of such Secured Party and without any further consent, authorization or other action by such Secured Party, the ABL Intercreditor Agreement and any documents relating thereto.
(b)Each of the Lenders and the other Secured Parties hereby irrevocably (i) consents to the treatment of Liens to be provided for under the ABL Intercreditor Agreement, including to the subordination of the Liens on the Term Priority Collateral securing the Obligations on the terms set forth in the ABL Intercreditor Agreement, (ii) agrees that, upon the execution and delivery thereof, such Secured Party will be bound by the provisions of the ABL Intercreditor Agreement as if it were a signatory thereto and will take no actions contrary to the provisions of the ABL Intercreditor Agreement, (iii) agrees that no Secured Party shall have any right of action whatsoever against the Administrative Agent or any Collateral Agent as a result of any action taken by the Administrative Agent or the Collateral Agent pursuant to this Section 10.24 or in accordance with the terms of the ABL Intercreditor Agreement, (iv) authorizes and directs the Administrative Agent and the Collateral Agent to carry out the provisions and intent of each such document and (v) authorizes and directs the Administrative Agent and the Collateral Agent to take such actions as shall be required to release Liens on the Collateral in accordance with the terms of the ABL Intercreditor Agreement.
(c)Each of the Lenders and the other Secured Parties hereby irrevocably further authorizes and directs the Administrative Agent and the Collateral Agent to execute and deliver, in each case on behalf of such Secured Party and without any further consent, authorization or other action by such Secured Party, any amendments, supplements or other modifications of the ABL Intercreditor Agreement that the Borrower may from time to time request and that are reasonably acceptable to the Administrative Agent (i) to give effect to any establishment, incurrence, amendment, extension, renewal, refinancing or replacement of any Obligations or any other Indebtedness permitted to be secured by Liens on the Collateral, (ii) to confirm for any party that the ABL Intercreditor Agreement is effective and binding upon the Administrative Agent and the Collateral Agent on behalf of the Secured Parties or (iii) to effect any other amendment, supplement or modification permitted by the terms of the ABL Intercreditor Agreement.
(d)Each of the Lenders and the other Secured Parties hereby irrevocably further authorizes and directs the Administrative Agent and the Collateral Agent to execute and deliver, in each case on behalf of such Secured Party and without any further consent, authorization or other action by such Secured Party, any amendments, supplements or other modifications of any Collateral Document to add or remove any legend that may be required pursuant to the ABL Intercreditor Agreement.
(e)Each of the Administrative Agent and the Collateral Agent shall have the benefit of the provisions of Sections 9, 10.2 and 10.3 with respect to all actions taken by it pursuant to this Section 10.24 or in accordance with the terms of the ABL Intercreditor Agreement to the full extent thereof.
(f)The provisions of this Section 10.24 are intended as an inducement to the secured parties under the Term Credit Agreement or under any other Indebtedness permitted to be secured by the Collateral to extend credit to the Borrower thereunder and such secured parties are intended third party beneficiaries of such provisions.
10.25.Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Credit Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Credit Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and
(b)the effects of any Bail-In Action on any such liability, including, if applicable:
(i)a reduction in full or in part or cancellation of any such liability;
(ii)a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Credit Document; or
(iii)the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.
10.26.Acknowledgement Regarding Any Supported QFCs. To the extent that the Credit Documents provide support, through a guarantee or otherwise, for Hedge Agreements or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Credit Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or the United States or any other state of the United States):
(a)In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States.  In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Credit Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Credit Documents were governed by the laws of the United States or a state of the United States.  Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.
(b)As used in this Section 10.26, the following terms have the following meanings:

“BHC Act Affiliate” of a Person means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such Person.

“Covered Entity” means any of the following:

(i)a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);
(ii)a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or
(iii)a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. § 5390(c)(8)(D).

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

PETIQ HOLDINGS, LLC, as Holdings
By:	/s/ McCord Christensen
Name:McCord Christensen
Title: Chief Executive Officer

PETIQ, LLC, as Borrower
By:	/s/ McCord Christensen
Name:McCord Christensen
Title: Chief Executive Officer

GUARANTOR SUBSIDIARIES:

Community Clinics, Inc.

Community Veterinary Clinics, LLC

Fidopharm Brands, LLC

Fidopharm, Inc.

Loradochem, Inc.

Meridian Animal Health, LLC

Pawsplus Management, LLC

Pet Logic, L.L.C.

Pet Services Operating, LLC

PetIQ MFG, LLC

PetIQ, LLC

Sergeant’s Pet Care Products, LLC

SPC Trademarks, LLC

Tru Prodigy, LLC

TruRX LLC

Velcera, LLC

VIP Petcare, LLC

By:	/s/ McCord Christensen
Name:McCord Christensen
Title: Chief Executive Officer

KEYBANK NATIONAL ASSOCIATION, as the Administrative Agent, Collateral Agent and a Lender,
By:	/s/ Anthony Alexander
Name:Anthony Alexander
Title: Vice President

THE HUNTINGTON NATIONAL BANK, as a Lender,
By:	/s/ John Kolb
Name:John Kolb
Title: Vice President

COMERICA, as a Lender,
By:	/s/ Chris Thomson
Name:Chris Thomson
Title: Sr. Vice President